 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1995
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                          1934 (AMENDMENT NO. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         LIN BROADCASTING CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
  [_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
  [_]$500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
  [X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    Common Stock, par value $.01 per share

  (2) Aggregate number of securities to which transaction applies:
    25,613,644

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                           CALCULATION OF FILING FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

         TRANSACTION VALUATION                            AMOUNT OF FILING FEE
------------------------------------------------------------------------------
            $3,323,370,309*                                   $664,674.06

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  *For purposes of calculation of fee only. This amount assumes the purchase of 25,613,644 shares of Common Stock, par value $.01 per share, of LIN Broadcasting Corporation at $129.75 net in cash per share. The amount of the filing fee calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934 equals 1/50 of 1% of the value of the shares to be purchased.

  (4) Proposed maximum aggregate value of transaction:
    $3,323,370,309

  (5) Total fee paid:
    $664,674.06

  [X]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED AUGUST 28, 1995

REVISED PRELIMINARY COPY

                         [LIN BROADCASTING LETTERHEAD]

                                                           August 31, 1995

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of LIN Broadcasting Corporation, which will be held on Friday, September 29, 1995 at 1:00 p.m., local time, at the offices of AT&T Corp. located at 5 Wood Hollow Road, Parsippany, NJ 07054.

  At the Annual Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger among LIN, McCaw Cellular Communications, Inc., a wholly owned subsidiary of AT&T, and two subsidiaries of McCaw. If the Merger is consummated, each publicly held share of LIN Common Stock (other than Dissenting Shares (as defined in the accompanying Proxy Statement)) will be converted into the right to receive $129.50 in cash, plus, under certain circumstances as set forth in the accompanying Proxy Statement, up to an additional $0.25, plus an amount equal to interest on such $129.50 to $129.75 per share at an annual rate of 5.5% from September 15, 1995 until the closing of the Merger. The total value of the consideration to be paid to the LIN public stockholders in the Merger is approximately $3.2 billion. The economic terms of the Merger were determined in connection with the proposed settlement of litigation relating to the original merger agreement among LIN, McCaw and two subsidiaries of McCaw, in which McCaw would have acquired the publicly held shares of LIN Common Stock for $127.50 in cash, without interest, and in connection with discussions with the LIN Independent Directors (as defined in the accompanying Proxy Statement). The original price of $127.50 per share had been determined as the private market value of the LIN Common Stock pursuant to the Private Market Value Guarantee ("PMVG") entered into by McCaw and LIN in 1989 in connection with McCaw's acquisition of control of LIN. At the Annual Meeting, you will also be asked to elect ten directors to serve until the next Annual Meeting or earlier consummation of the Merger.

  The Board of Directors of LIN, consisting of eight designees of McCaw and three LIN Independent Directors, has unanimously approved the Merger Agreement and the Merger and determined that the Merger is fair to the public stockholders of LIN, and unanimously recommends that LIN stockholders vote in favor of the Merger Agreement and the Merger.

  The affirmative vote of the holders of shares of LIN Common Stock representing at least a majority of the shares not held by McCaw and its affiliates (or any Group Members as defined in the accompanying Proxy Statement) present and entitled to vote at the Annual Meeting is necessary to approve the Merger Agreement and the Merger. Pursuant to the PMVG, a majority of the publicly held shares of LIN Common Stock must be present (or represented by proxy) at the Annual Meeting for purposes of such vote. In addition, McCaw's obligation to complete the Merger is conditioned on, among other things, final court approval of the proposed settlement of litigation, as described in the accompanying Proxy Statement. As described in the accompanying Proxy Statement, dissenters' rights will be available in connection with the Merger to persons meeting certain statutory requirements.

  You should read carefully the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement for further details of the Merger and additional related information. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. Properly executed proxies for which no instruction is given will be voted for approval and adoption of the Merger and for the election of the ten nominees for director described in the accompanying Proxy Statement. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

  Please do not send your share certificates with your proxy card. If the Merger Agreement and the Merger are approved by the LIN stockholders and all other conditions to the Merger are satisfied or waived, you will receive a transmittal form and instructions for the surrender of your shares and payment with respect thereto.

                                          Sincerely,


                                          Lewis M. Chakrin
                                          Chairman

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

               SUBJECT TO COMPLETION, DATED AUGUST 28, 1995

REVISED PRELIMINARY COPY

                         LIN BROADCASTING CORPORATION
                              5295 CARILLON POINT
                          KIRKLAND, WASHINGTON 98033

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON SEPTEMBER 29, 1995

TO THE STOCKHOLDERS OF LIN BROADCASTING CORPORATION:

  Notice is hereby given that the Annual Meeting of the Stockholders (the "Annual Meeting") of LIN Broadcasting Corporation, a Delaware corporation ("LIN"), will be held on Friday, September 29, 1995 at 1:00 p.m., local time, at the offices of AT&T Corp., a New York corporation ("AT&T"), located at 5 Wood Hollow Road, Parsippany, NJ 07054, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated April 28, 1995, as amended and restated June 30, 1995 (the "Merger Agreement"), among LIN, McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw") and a wholly owned subsidiary of AT&T, MMM Holdings, Inc., a Delaware corporation ("Holdings") and a wholly owned subsidiary of McCaw, and MMM Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Holdings, and the merger of Merger Sub into LIN upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). Pursuant to the Merger Agreement, LIN will become a wholly owned subsidiary of Holdings, and each share of Common Stock, par value $.01 per share (the "LIN Common Shares"), of LIN issued and outstanding immediately prior to the Merger (other than LIN Common Shares held by McCaw or any of its wholly owned subsidiaries, in the treasury of LIN or by any wholly owned subsidiary of LIN, which LIN Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, will automatically be cancelled and retired and will cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as defined in the accompanying Proxy Statement)) will be converted into the right to receive $129.50 in cash, plus up to an additional $0.25 under certain circumstances as set forth in the accompanying Proxy Statement, plus an amount equal to interest on such $129.50 to $129.75 per share at an annual rate of 5.5% from September 15, 1995 until the closing of the Merger. The total value of the consideration to be paid to the LIN public stockholders in the Merger is approximately $3.2 billion. As described in the accompanying Proxy Statement, dissenters' rights will be available in connection with the Merger to persons meeting certain statutory requirements. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A THERETO.

    2. To elect ten directors to serve until the next Annual Meeting or earlier consummation of the Merger or until their successors are duly elected and qualified.

    3. To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

  Only holders of record of LIN Common Shares at the close of business on August 11, 1995, the record date for the Annual Meeting (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PROPERLY EXECUTED PROXIES FOR WHICH NO INSTRUCTION IS GIVEN WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME LIN COMMON SHARES, BY FILING WITH THE SECRETARY OF LIN A WRITTEN REVOCATION BEARING A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

                                           LIN Broadcasting Corporation

                                                         Gayle Toney
                                           By: _______________________________
                                                     Assistant Secretary

Kirkland, Washington

August 31, 1995

               SUBJECT TO COMPLETION, DATED AUGUST 28, 1995

REVISED PRELIMINARY COPY

                         LIN BROADCASTING CORPORATION

                                PROXY STATEMENT

  FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 29, 1995

  LIN Broadcasting Corporation, a Delaware corporation ("LIN"), is furnishing this Proxy Statement to its stockholders in connection with the solicitation of proxies by the Board of Directors of LIN (the "LIN Board") for use at the Annual Meeting of Stockholders of LIN to be held on Friday, September 29, 1995 and at any adjournments or postponements thereof (the "Annual Meeting").

  At the Annual Meeting, LIN stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated April 28, 1995, as amended and restated June 30, 1995 (the "Merger Agreement"), among LIN, McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw") and a wholly owned subsidiary of AT&T Corp., a New York corporation ("AT&T"), MMM Holdings, Inc., a Delaware corporation ("Holdings") and a wholly owned subsidiary of McCaw, and MMM Acquisition Corp., a Delaware corporation
("Merger Sub") and a wholly owned subsidiary of Holdings, and the merger of Merger Sub into LIN upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). In the Merger, LIN will become a wholly owned subsidiary of Holdings (and an indirect wholly owned subsidiary of AT&T and McCaw), and each share of Common Stock, par value $.01 per share (the "LIN Common Shares," which term shall include, unless the context requires otherwise, the associated LIN Rights, as defined herein), of LIN issued and outstanding immediately prior to the Merger (other than LIN Common Shares held by McCaw or any of its wholly owned subsidiaries, in the treasury of LIN or by any wholly owned subsidiary of LIN, which LIN Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, will be automatically cancelled and retired and will cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as defined herein)), will be converted into the right to receive (i) $129.50 in cash, plus (ii) the Additional Amount (as defined below), if any, plus (iii) the Accretion Amount (as defined below), if any (collectively, the "Merger Consideration"). The term "Additional Amount" means $0.25 less an amount equal to (x) the excess over $4 million of the total fee awarded by a final and nonappealable order of the Delaware Chancery Court to the plaintiffs' attorneys in connection with the settlement of certain lawsuits (the "Stockholders Litigation") described under "SPECIAL FACTORS--Litigation" divided by (y) the number of LIN Common Shares issued and outstanding immediately prior to the Effective Time, other than LIN Common Shares owned by McCaw or any of its wholly owned subsidiaries and LIN Common Shares held in the treasury of LIN or by any wholly owned subsidiary of LIN. The term "Accretion Amount" means an amount equal to the amount of simple interest that would accrue on $129.50 plus the Additional Amount (if any) at a rate of five and one-half percent (5.5%) per annum from, but not including, September 15, 1995 through, and including, the date upon which the Closing (as defined herein) occurs. The total value of the consideration to be paid to the LIN public stockholders in the Merger is approximately $3.2 billion. See "THE MERGER--Terms of the Merger." At the Annual Meeting, stockholders will also be asked to elect ten directors to serve until the next Annual Meeting or earlier consummation of the Merger or until their successors are duly elected and qualified.
                                                  (continued on following page)

  THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

           The date of this Proxy Statement is August 31, 1995.

(continued from previous page)

  The economic terms of the Merger were determined in connection with the proposed settlement of the Stockholders Litigation and discussions with the LIN Independent Directors (as defined below). The original merger agreement among McCaw, Holdings, Merger Sub and LIN, prior to its amendment and restatement (the "Original Merger Agreement"), provided for the acquisition by McCaw of the publicly held LIN Common Shares at a price of $127.50 per share, without interest. The price of $127.50 per LIN Common Share had been determined as the private market value per LIN Common Share under the Private Market Value Guarantee, dated December 11, 1989, as amended (the "PMVG"), between McCaw and LIN. See "SPECIAL FACTORS--Background of the Merger" and "-- Terms of the PMVG."

  The LIN Board, consisting of eight designees of McCaw and three directors designated as "Independent Directors" pursuant to the terms of the PMVG (the "LIN Independent Directors"), has unanimously approved the Merger Agreement and the Merger and determined that the Merger is fair to the public stockholders of LIN, and unanimously recommends that LIN stockholders vote in favor of the Merger Agreement and the Merger. See "SPECIAL FACTORS--Fairness of the Transaction; Recommendations" and "--Interests of Certain Persons in the Merger; Conflicts of Interest."

  In the event the Merger Agreement and the Merger are not approved by the requisite vote of the LIN stockholders at the Annual Meeting (assuming the Annual Meeting and such vote occur by December 31, 1995), the PMVG will remain in effect in accordance with its terms, except that McCaw's obligation either to acquire the LIN Public Shares (as defined herein) or to put all of LIN up for sale will terminate. In the event the Merger Agreement and the Merger are approved by the requisite vote of the LIN stockholders by December 31, 1995, the PMVG provides that McCaw will have until August 31, 1996 to complete the Merger, so long as the Merger is being pursued in good faith by McCaw and the failure to complete the Merger is due to regulatory delays or litigation. Otherwise, under the PMVG, McCaw will have until December 31, 1995 to complete the Merger. In either case, if the Merger is not completed by the applicable date, the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN Independent Directors in a manner intended by the LIN Independent Directors to maximize value for all LIN Common Shares. See "SPECIAL FACTORS--Terms of the PMVG."

  This Proxy Statement and the accompanying form of proxy are first being mailed to LIN stockholders on or about August 31, 1995.

                            ADDITIONAL INFORMATION

  Pursuant to the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-3 promulgated thereunder, LIN, as issuer of the class of equity securities which is the subject of the Rule 13e-3 transaction, and AT&T, McCaw, Holdings and Merger Sub, as its affiliates, have filed with the Securities and Exchange Commission (the "Commission") a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission in the manner set forth below under "AVAILABLE INFORMATION."

  Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

  LIN is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO SECRETARY, LIN BROADCASTING CORPORATION, 5295 CARILLON POINT, KIRKLAND, WASHINGTON 98033, TELEPHONE NUMBER (206) 828-1902. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE ANNUAL MEETING, ANY REQUEST SHOULD BE MADE BEFORE SEPTEMBER 15, 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by LIN with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

    1. LIN's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Amendment Nos. 1 and 2 thereto on Form 10-K/A;

    2. LIN's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, as amended by Amendment No. 1 thereto on Form 10-Q/A, and June 30, 1995;

    3. LIN's Current Reports on Form 8-K dated December 28, 1994, March 7, 1995, April 28, 1995 and June 30, 1995; and

    4. The description of the LIN Rights contained in LIN's Registration Statement on Form 8-A dated as of May 2, 1988, as amended by amendments on Form 8 dated as of January 13, 1989, June 19, 1989, September 10, 1989 and March 2, 1990 and on Form 8-A/A dated as of November 12, 1993.

All documents filed by LIN pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LIN. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LIN SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ADDITIONAL INFORMATION..................................................... iii
AVAILABLE INFORMATION...................................................... iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................ iii
INDEX OF DEFINED TERMS..................................................... vii
SUMMARY....................................................................   1
THE ANNUAL MEETING.........................................................  12
  Annual Meeting...........................................................  12
  Record Date; Shares Entitled to Vote; Vote Required......................  12
  Proxies; Proxy Solicitation..............................................  13
SPECIAL FACTORS............................................................  14
  Background of the Merger.................................................  14
  Purpose, Structure and Reasons for the Merger............................  21
  Fairness of the Transaction; Recommendations.............................  21
  Fairness Opinion of Wasserstein Perella..................................  24
  Private Market Value View of Morgan Stanley..............................  30
  Private Market Value View of Bear Stearns and Lehman Brothers............  36
  Private Market Value Determination of Wasserstein Perella................  45
  Certain Projections......................................................  49
  Accounting Treatment.....................................................  57
  Interests of Certain Persons in the Merger; Conflicts of Interest........  57
  Certain Effects of the Merger; Operations of LIN After the Merger........  58
  Certain Federal Income Tax Consequences..................................  58
  Terms of the PMVG........................................................  59
  Litigation...............................................................  62
THE MERGER.................................................................  66
  Terms of the Merger......................................................  66
  Effective Time of the Merger.............................................  67
  Payment for Shares.......................................................  67
  Representations and Warranties...........................................  68
  Certain Covenants of McCaw...............................................  69
  Business of LIN Pending the Merger.......................................  69
  Reasonable Efforts.......................................................  69
  Conditions; Waivers......................................................  69
  Termination, Amendment and Waiver........................................  70
  Regulatory Approvals.....................................................  71
  Expenses and Fees........................................................  71
FINANCING OF THE MERGER....................................................  72
RIGHTS OF DISSENTING STOCKHOLDERS..........................................  72
ELECTION OF DIRECTORS......................................................  73
  Nominees for Director....................................................  73
  Arrangements for the Election of Directors...............................  74
  LIN Board Committees and Meetings........................................  74
  Director Compensation....................................................  75
EXECUTIVE OFFICERS.........................................................  75

                                                                           PAGE
                                                                           ----
EXECUTIVE COMPENSATION....................................................  76
  Summary Compensation Table..............................................  76
  Option Grants in Fiscal Year 1994.......................................  77
  Aggregated Option Exercises in Fiscal Year 1994 and Fiscal Year-End Op-
   tion Values............................................................  78
  Pension Plan............................................................  78
  Pension Plan Table......................................................  79
  Employment Contracts and Termination of Employment and Change-in-Control
   Arrangements...........................................................  79
  Board Committee Report on Executive Compensation........................  81
  Stock Price Performance.................................................  83
  Compliance with Section 16(a) of the Exchange Act.......................  83
CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN...  84
  AT&T....................................................................  84
  McCaw...................................................................  84
  Holdings................................................................  84
  Merger Sub..............................................................  84
  LIN.....................................................................  84
  Certain Transactions Among LIN, AT&T and McCaw..........................  84
  Relationship with LIN Television........................................  86
CERTAIN PRO FORMA FINANCIAL INFORMATION...................................  88
MARKET PRICES OF LIN COMMON SHARES; DIVIDEND HISTORY......................  90
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  92
  Principal Stockholders..................................................  92
  Security Ownership of Management........................................  93
  Beneficial Ownership of AT&T Common Shares..............................  94
CURRENT INFORMATION: DELISTING AND DEREGISTRATION.........................  95
INDEPENDENT AUDITORS......................................................  95
PROPOSALS BY LIN STOCKHOLDERS.............................................  95

 APPENDIX A --Agreement and Plan of Merger, dated April 28, 1995, as amended and restated June 30, 1995, among McCaw, Holdings,
             Merger Sub and LIN.
 APPENDIX B --Fairness Opinion of Wasserstein Perella.
 APPENDIX C --Summary of Appraisal Rights.
 APPENDIX D --Private Market Value Guarantee, dated December 11, 1989, between McCaw and LIN, as amended.
 APPENDIX E --Certain Information Regarding Directors and Executive
             Officers of AT&T, McCaw, Holdings and Merger Sub.

                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
----                                                                        ----
1969 Plan..................................................................  79
Accretion Amount...........................................................   i
Additional Amount..........................................................   i
AirTouch...................................................................  27
Annual Meeting.............................................................   i
ARPU.......................................................................  39
Associated.................................................................  28
Assumption Ratio...........................................................  66
AT&T.......................................................................   i
AT&T Common Shares.........................................................  16
Audit Committee............................................................  75
Base Case..................................................................  25
Bear Stearns...............................................................   3
Bell Atlantic..............................................................  28
BellSouth..................................................................  14
BellSouth Merger Agreement.................................................  14
CDPD.......................................................................  50
Cellular Communications....................................................  27
Centel.....................................................................  28
Centennial.................................................................  27
Certificates...............................................................  67
churn......................................................................  50
CICC.......................................................................  86
Class Notice...............................................................  63
Closing....................................................................  70
Code.......................................................................  62
Commission................................................................. iii
CommNet....................................................................  27
Compensation Committee.....................................................  75
Contel.....................................................................  28
CRSP.......................................................................  83
Definition.................................................................  37
Delaware Chancery Court.................................................... C-2
DGCL.......................................................................   4
Dissenting Shares..........................................................   5
EBITDA.....................................................................  27
Effective Time.............................................................   4
ERISA......................................................................  79
Escrow Account.............................................................  68
Escrow Amount..............................................................  68
ESMR.......................................................................  39
ESPP.......................................................................  90
Exchange Act............................................................... iii
Executive Plan.............................................................  80
Fairness Opinion...........................................................   3
Fees.......................................................................  64
Group Members..............................................................  16
GTE........................................................................  28
Holdings...................................................................   i

TERM                                                                        PAGE
----                                                                        ----
Indemnified Parties........................................................   7
Initial public trading view................................................  44
LCH........................................................................  10
LCH Preferred Stock........................................................  10
Lehman Brothers............................................................   3
LIN........................................................................   i
LIN Board..................................................................   i
LIN Closing................................................................  80
LIN Common Shares..........................................................   i
LIN Independent Directors..................................................  ii
LIN Management Base Case...................................................  25
LIN Merger Shares..........................................................  64
LIN Public Shares..........................................................   1
LIN Rights.................................................................  68
LIN Television.............................................................  10
LIN Television Common Stock................................................  86
LTM........................................................................  27
Majority Vote of the LIN Public Stockholders...............................   1
McCaw......................................................................   i
McCaw Management Case......................................................  25
McCaw Offer................................................................  14
McCaw/AT&T Closing.........................................................  80
McCaw/AT&T Merger..........................................................  76
Memorandum of Understanding................................................   7
Merger.....................................................................   i
Merger Agreement...........................................................   i
Merger Consideration.......................................................   i
Merger Date................................................................ C-2
Merger Sub.................................................................   i
Metromedia.................................................................  28
Minimum Merger Consideration...............................................   3
Morgan Stanley.............................................................   3
named executive officers...................................................  76
NYNEX......................................................................  28
Option.....................................................................  66
Option Plan................................................................  66
Original Merger............................................................  18
Original Merger Agreement..................................................  ii
Pacific Telesis............................................................  28
Paying Agent...............................................................  67
PCS........................................................................  35
Pension Plan...............................................................  78
PMVG.......................................................................  ii
pops.......................................................................  27
Private Market Price.......................................................  16
qualified stock options....................................................  66
Record Date................................................................   1
Rights Agreement...........................................................  16
RSA........................................................................  41
SBC........................................................................  28
Schedule 13E-3............................................................. iii

TERM                                                                        PAGE
----                                                                        ----
Section 262................................................................ C-1
Sensitivity Case...........................................................  29
Settled Claims.............................................................  64
Settlement Class...........................................................  63
SFAS.......................................................................  10
SNET.......................................................................  28
Spin-off Date..............................................................  86
Spin-off Record Date.......................................................  86
Stipulation of Settlement..................................................   7
Stockholders Litigation....................................................   i
Stock Purchase Plan........................................................  67
Subsidiary.................................................................  69
Surviving Corporation......................................................  66
Television Spin-off........................................................  10
Transaction................................................................  62
U S Cellular...............................................................  27
U S WEST...................................................................  28
Vanguard...................................................................  27
Wasserstein Perella........................................................   3

                                    SUMMARY

  Certain significant matters discussed in this Proxy Statement are summarized below. This summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by reference in this Proxy Statement (including the Appendices hereto).

                       ANNUAL MEETING OF LIN STOCKHOLDERS

Date, Time and Place of
 the Annual Meeting.......
                            The Annual Meeting is to be held on Friday, September 29, 1995 at 1:00 p.m., local time, at the offices of AT&T located at 5 Wood Hollow Road, Parsippany, NJ 07054.

Purpose of the Annual       The purpose of the Annual Meeting is (i) to
 Meeting..................  consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger and (ii) to elect ten directors to serve until the next
                            Annual Meeting or earlier consummation of the Merger.

Record Date...............  Only holders of record of LIN Common Shares at the close of business on August 11, 1995 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On that date, 51,776,606 LIN Common Shares were outstanding and entitled to vote, held by approximately 1,222 holders of record. Holders of LIN Common Shares are entitled to one vote per share on all matters to be voted on by the holders of LIN Common Shares.

Vote Required.............  The affirmative vote of (i) the holders of at least a majority of the LIN Common Shares outstanding as of the Record Date and (ii) the holders of at least a majority of the LIN Common Shares not owned by McCaw or any of its affiliates or any member of a "group", as such term is used for purposes of
                            Schedule 13D under the Exchange Act, of which McCaw or its affiliates are members with respect to securities of LIN (the "LIN Public Shares"), present (or represented by proxy) and entitled to vote at the Annual Meeting at which a majority of the LIN Public Shares is present in person or by proxy (a "Majority Vote of the LIN Public Stockholders"), is required for approval and adoption of the Merger Agreement and the Merger. For purposes of the foregoing, LIN Common Shares held by directors or executive officers of AT&T, McCaw, Holdings or Merger Sub will not be considered LIN Public Shares. LIN Common Shares held by directors or executive officers of LIN who are not directors, executive officers or employees of AT&T, McCaw or any of their non-LIN subsidiaries will be considered LIN Public Shares. Under the Merger Agreement, McCaw has agreed to cause the LIN Common Shares beneficially owned by it, its affiliates or any of its subsidiaries to be voted in favor of the Merger Agreement and the Merger if the Merger Agreement and the Merger are approved by a Majority Vote of the LIN Public Stockholders.

                            To the best knowledge of McCaw and LIN, each of the directors and executive officers of AT&T, McCaw, Holdings, Merger Sub and LIN who beneficially owns LIN Common Shares intends to vote in favor of the Merger Agreement and the Merger for the reasons set forth herein with respect to the recommendations of the LIN Board. As of the Record Date, such directors and executive officers beneficially owned less than 0.1% of the outstanding LIN Common Shares.
                            See "SPECIAL FACTORS--Fairness of the Transaction; Recommendations."

                            With respect to the election of directors, the ten nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors. In addition, pursuant to the terms of the PMVG, the LIN Independent Directors nominated for election at the Annual Meeting were nominated by the existing LIN Independent Directors and are required to be elected by a Majority Vote of the LIN Public Stockholders. McCaw will vote its and its subsidiaries' LIN Common Shares for the election of the LIN Independent Director nominees receiving such a Majority Vote of the LIN Public Stockholders. McCaw also intends to cause the LIN Common Shares beneficially owned by it to be voted in favor of the seven nominees set forth herein under "ELECTION OF DIRECTORS" as designees of McCaw.

                            See "THE ANNUAL MEETING--Record Date; Shares
                            Entitled to Vote; Vote Required."

                                   THE MERGER

General...................  Upon consummation of the Merger, Merger Sub will merge into LIN, LIN will become a wholly owned subsidiary of Holdings (and an indirect wholly owned subsidiary of AT&T and McCaw) and each LIN Common Share issued and outstanding immediately prior to the Merger (other than LIN Common Shares owned by McCaw or any of its wholly owned subsidiaries or held in the treasury of LIN or by any wholly owned subsidiary of LIN, and other than any Dissenting Shares) will be converted into the right to receive the Merger Consideration. See "SPECIAL FACTORS--Background of the Merger" and "-- Terms of the PMVG."

Recommendation of the LIN
 Board of Directors.......  The LIN Board, consisting of eight designees of
                            McCaw and three LIN Independent Directors, has unanimously approved the Merger Agreement and the Merger and determined that the Merger is fair to the public stockholders of LIN, and unanimously recommends that LIN stockholders vote in favor of the Merger Agreement and the Merger. See "SPECIAL FACTORS--Fairness of the Transaction; Recommendations" and "--Interests of Certain Persons in the Merger; Conflicts of Interest." To the best knowledge of McCaw and LIN, except for the recommendation of the LIN Board as described herein, none of the directors and executive officers of AT&T, McCaw, Holdings, Merger Sub and LIN has made a recommendation in support of or opposed to the Merger Agreement and the Merger.

Fairness Opinion..........  On June 23, 1995, Wasserstein Perella & Co., Inc.
                            ("Wasserstein Perella") was engaged by the LIN Board to render a fairness opinion concerning the consideration to be received by the LIN public stockholders in the Merger. Wasserstein Perella was selected because it is a nationally recognized investment banking firm, because of its experience in the valuation of companies, including companies in the cellular industry, and because of its familiarity with LIN acquired while serving as the "Mutually Designated Appraiser" under the PMVG to determine the private market value of the LIN Common Shares thereunder. See "SPECIAL FACTORS-- Private Market Value Determination of Wasserstein Perella." On June 30, 1995, Wasserstein Perella delivered its fairness opinion (the "Fairness Opinion") and financial presentation to the LIN Board to the effect that the $129.50 per LIN Common Share representing the minimum consideration to be received by the LIN public stockholders in the Merger (the "Minimum Merger Consideration") is fair from a financial point of view to such stockholders. A copy of the Fairness Opinion, setting forth the assumptions made, matters considered and limits of the review by Wasserstein Perella in rendering the Fairness Opinion, is attached as Appendix B. The Fairness Opinion is directed only to the fairness from a financial point of view to the LIN public stockholders of the Minimum Merger Consideration of $129.50 per LIN Common Share to be received pursuant to the Merger, and it does not address any other aspect of the Merger. The Fairness Opinion does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger and should not be relied upon by any stockholder as such. See "SPECIAL FACTORS--Fairness Opinion of Wasserstein Perella."

Other Reports and           As required by the process set forth in the PMVG,
 Appraisals...............  in January 1995, McCaw and the LIN Independent
                            Directors each designated nationally recognized investment banking firms to determine such firms' views of the private market value per LIN Common
                            Share as defined in the PMVG. McCaw designated
                            Morgan Stanley & Co. Incorporated ("Morgan
                            Stanley") for this purpose. The LIN Independent
                            Directors designated Bear, Stearns & Co. Inc.
                            ("Bear Stearns") and Lehman Brothers Inc. ("Lehman
                            Brothers"), acting jointly. On February 15, 1995,
                            Morgan Stanley delivered its final view that the private market value per LIN Common Share was $105, assuming a closing date for an acquisition of LIN of no earlier than June 30, 1995. On the same date, Bear Stearns and Lehman Brothers delivered their final view that the private market value per LIN
                            Common Share was $155, assuming a closing date for an acquisition of LIN of June 30, 1995. Under the PMVG, because the final view of Bear Stearns and Lehman Brothers was more than 110% of the final view of Morgan Stanley, Morgan Stanley, on the one hand, and Bear Stearns and Lehman Brothers, on the other hand, were required to designate jointly another investment banking firm to determine the private market value per LIN Common Share. Pursuant to these provisions, Wasserstein Perella was engaged for this purpose. On March 7, 1995, Wasserstein Perella determined, based on the assumptions and other factors set forth in its determination letter, that the private market value per LIN Common Share is $127.50. See
                            "SPECIAL FACTORS--Background of the Merger," "--
                            Private Market Value View of Morgan Stanley," "--
                            Private Market Value View of Bear Stearns and
                            Lehman Brothers," "--Private Market Value
                            Determination of Wasserstein Perella" and "--Terms of the PMVG."

Effective Time of the       Following receipt of the required stockholder
 Merger...................  approval and satisfaction or waiver (where permissible) of the other conditions to the Merger, the Merger will be consummated and become effective on the date and at the time (the "Effective Time") at which the certificate of merger to be filed pursuant to the General Corporation Law of the State of Delaware (the "DGCL") is accepted for filing by the Secretary of State of the State of Delaware or such later date and time as may be specified, with the approval of LIN and McCaw, in such certificate of merger. The LIN public stockholders will continue to be stockholders of LIN until the Effective Time. See "THE MERGER--
                            Effective Time of the Merger" and "--Conditions;
                            Waivers."

Surrender of Certificates
 in the Merger............  Promptly after the Effective Time, the Paying Agent
                            (as defined herein) will mail to each record holder of certificates that immediately prior to the Effective Time represented LIN Common Shares a form of letter of transmittal which will specify instructions for use in surrendering such certificates and receiving the Merger Consideration therefor. See "THE MERGER--Payment for Shares" and "RIGHTS OF DISSENTING STOCKHOLDERS." LIN STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED.

Rights of Dissenting        Under Section 262 of the DGCL, any holder of record
 Stockholders.............  of LIN Common Shares who neither votes in favor of the Merger nor consents thereto in writing, who delivers a demand for appraisal prior to the vote of the LIN stockholders on the Merger, and who has otherwise complied with the applicable requirements of Section 262 of the DGCL, has the right to an appraisal of, and to receive cash payment for, the "fair value" of such shares at the Effective Time
                            (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such right, a stockholder must comply with each of the procedural requirements of
                            Section 262 of the DGCL, a summary of and the text of which is set forth in Appendix C hereto. Holders of LIN Common Shares should read Section 262 of the DGCL in its entirety. The "fair value" of each LIN
                            Common Share would be determined in judicial proceedings, the results of which cannot be predicted. The failure to take any of the steps required under Section 262 of the DGCL in a timely manner will result in a loss of appraisal rights.
                            LIN Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the

                            Merger or consented thereto in writing and who has demanded appraisal for such LIN Common Shares in accordance with the DGCL ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration, unless and until the holder thereof fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. See "RIGHTS OF DISSENTING STOCKHOLDERS" and Appendix C hereto.

Business of LIN Pending
 the Merger...............  LIN has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, LIN and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice. Pending the Effective Time, LIN and its subsidiaries may convert their cellular systems (to the extent they are not already so converted) to provide equal access for long-distance carriers in connection with long-distance communications using LIN's or its subsidiaries' services and, following such conversion, may market their services under the AT&T service mark, in each case on such schedule as may be determined by McCaw. AT&T has agreed to make use of the AT&T service mark available to LIN and its subsidiaries, for purposes of so marketing their services, on a non-exclusive, royalty-free basis. Following the commencement of the marketing of any service of LIN or any of its subsidiaries under the AT&T service mark, AT&T has agreed that it will continue to make the use of the AT&T service mark available on such basis with respect to such service, and such service will continue to be so marketed under the AT&T service mark, for so long as AT&T directly or indirectly owns at least a majority of the voting power of LIN's capital stock entitled to vote generally in the election of directors, unless a majority of the LIN Independent Directors otherwise consents. See "THE MERGER-- Business of LIN Pending the Merger."

Certain Effects of the      If the proposed Merger is consummated, the present
 Merger...................  holders of LIN Public Shares will not share in
                            LIN's future earnings and growth. Instead, each holder of a LIN Public Share (other than a holder of Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses such holder's appraisal rights) will have the right to receive the Merger Consideration for each such LIN
                            Public Share held. See "SPECIAL FACTORS--Certain
                            Effects of the Merger; Operations of LIN After the
                            Merger."

Conditions to the Merger..  The consummation of the Merger is conditioned upon requisite stockholder approval, including approval by a Majority Vote of the LIN Public Stockholders, and upon the fulfillment or waiver (where permissible) of certain other conditions set forth in the Merger Agreement. See "THE MERGER-- Conditions; Waivers." McCaw's obligation to consummate the Merger is conditioned on, among other things, final court approval of the proposed settlement of the Stockholders Litigation. See "SPECIAL FACTORS--Litigation."

Termination...............  The Merger Agreement may be terminated (i) by mutual consent of McCaw and LIN, (ii) by LIN if the Merger has not been consummated by December 31, 1995 (or if the Merger and the Merger Agreement have been approved by the requisite vote of the LIN stockholders by December 31, 1995 and the Merger is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation, August 31, 1996), (iii) by McCaw if the Merger has not been consummated by November 30, 1995 and (iv) under certain other circumstances, including by either McCaw or LIN if, at the Annual Meeting, the Merger and the Merger Agreement are not approved by a Majority Vote of the LIN Public Stockholders. See "THE MERGER--Termination, Amendment and Waiver."

Certain Federal Income
 Tax Consequences.........  The exchange of LIN Common Shares for the Merger
                            Consideration in the Merger will result in the recognition of gain or loss to the holder in an amount by which the proceeds received in exchange for such LIN Common Shares exceed or are less than the holder's tax basis in the LIN Common Shares. The gain or loss may be capital or ordinary in nature, depending upon the holder's circumstances. HOLDERS OF LIN COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences."

Regulatory Approvals......  No regulatory approvals are anticipated to be required for consummation of the Merger. See "THE MERGER--Regulatory Approvals."

Expenses and Fees.........  Subject to certain exceptions, each party will pay its own expenses in connection with the Merger. See "THE MERGER--Expenses and Fees."

Interests of Certain
 Persons in the Merger;     Eight of the eleven members of the LIN Board are
 Conflicts of Interest....  designees and/or employees of AT&T or McCaw and, therefore, have a conflict with respect to the Merger and the Merger Agreement, given that McCaw is the other party to the Merger Agreement and would acquire all the LIN Public Shares if the Merger is consummated. In addition, once McCaw determined to proceed with an acquisition of all the LIN Public Shares, the PMVG provided that McCaw was required to enter into an agreement with LIN
                            (containing customary terms and conditions applicable in a situation in which the acquiror has an ownership position comparable to McCaw's ownership interest in LIN) providing for such acquisition and to cause a meeting of stockholders of LIN to be held as soon as practicable to consider and vote thereon. If McCaw were not to have done so, it might be deemed to have breached the PMVG. Holdings owns directly approximately
                            52.2% of the total number of LIN Common Shares outstanding and, because they control Holdings, AT&T and McCaw exercise indirectly the power to vote and dispose of those LIN Common Shares.

                            Under the Merger Agreement, McCaw and Holdings have agreed to cause LIN as the surviving corporation in the Merger to honor all existing rights to indemnification in favor of any of the present or former directors, officers or employees of LIN or any of its Subsidiaries (as defined herein) (the "Indemnified Parties") as provided in LIN's Certificate of Incorporation or By-Laws or otherwise in effect on the date of the Merger Agreement (including, without limitation, as provided in the PMVG). In addition, certain executive officers and directors of LIN have entered into employment agreements or are subject to other bonus or severance arrangements that will be triggered by consummation of the Merger or by severance of employment following consummation of the Merger. Further, in the Merger Agreement, McCaw agreed that AT&T would assume all outstanding options granted under LIN's option plans. In the event the Merger is consummated, vesting of some or, under certain circumstances, all options to purchase LIN Common Shares held by certain LIN executive officers will accelerate.

                            See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest" and "EXECUTIVE COMPENSATION--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Litigation................
                            Certain lawsuits were filed in connection with the Original Merger Agreement, alleging, among other things, breach of fiduciary duties by AT&T, McCaw and others in connection with the determination of the private market value per LIN Common Share under the PMVG. A Memorandum of Understanding dated June 22, 1995 (the "Memorandum of Understanding") was executed providing for the settlement of these lawsuits and a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation of Settlement") was executed by all parties with respect to such settlement and filed with the Delaware Chancery Court (as defined herein) on July 27, 1995. A hearing with respect to the Stipulation of Settlement has been scheduled for September 15, 1995 or such adjourned date as the Delaware Chancery Court may direct. See "SPECIAL FACTORS--Litigation."

                            The entry of a final and nonappealable order of the Delaware Chancery Court approving the settlement is a waivable condition to McCaw's obligation to consummate the Merger. If the Delaware Chancery Court issues an order approving the settlement, an appeal of such order may be filed within 30 days of such order after which, if no appeal is filed, the order will be final and nonappealable. McCaw does not intend to waive the condition to its obligation to consummate the Merger that the Delaware Chancery Court issue an order approving the settlement. However, if such an order is issued and no objections to the settlement have been filed prior to the issuance of such order, McCaw would consider waiving the portion of such condition that would require the 30-day appeal period to expire without an appeal being filed. If McCaw were to make such a waiver, and assuming the satisfaction or waiver of all other conditions to the Merger, the Merger would be consummated as promptly as practicable following issuance of the Delaware Chancery Court's order and receipt of the requisite approvals of the LIN stockholders. If such condition were not satisfied or waived by McCaw, McCaw would be entitled to delay consummation of the Merger and, if the Merger is not consummated by November 30, 1995, to terminate the Merger Agreement. See "THE MERGER--Conditions; Waivers--Conditions to the Obligations of McCaw, Holdings and Merger Sub" and "--Termination, Amendment and Waiver."

Financing of the Merger...  The funds necessary for payment of the Merger
                            Consideration are expected to be obtained by McCaw and Holdings from the proceeds of capital contributions and/or loans from AT&T, which expects to obtain such funds from cash on hand and short-term borrowings. However, AT&T has not guaranteed the payment of the Merger Consideration and has no legal obligation to provide such funds. McCaw's obligation to consummate the Merger is not conditioned on financing. Accordingly, if all conditions to McCaw's obligation to consummate the Merger were satisfied but such funds were not available, McCaw would be in breach of the Merger Agreement. See "FINANCING OF THE MERGER."

Failure to Approve or
 Complete the Merger......  In the event the Merger Agreement and the Merger are not approved by the requisite vote of the LIN stockholders (assuming the vote thereon occurs by December 31, 1995), the PMVG will remain in effect in accordance with its terms, except that McCaw's obligation either to acquire the LIN Public Shares or to put all of LIN up for sale will terminate. In the event the Merger Agreement and the Merger are approved by the requisite vote of the LIN stockholders by December 31, 1995, the PMVG provides that McCaw will have until August 31, 1996 to complete the Merger, so long as the Merger is being pursued in good faith by McCaw and the failure to complete the Merger is due to regulatory delays or litigation. Otherwise, under the PMVG, McCaw will have until December 31, 1995 to complete the Merger. In either case, if the Merger is not completed by the applicable date, the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN Independent Directors in a manner intended by the LIN Independent Directors to maximize value for all LIN Common Shares. Pursuant to the PMVG, such a sale would be conducted by the LIN Independent Directors and the sale procedures would be set by the LIN Independent Directors. See "SPECIAL FACTORS--Terms of the PMVG."

                             ELECTION OF DIRECTORS

Nominees for Election.....  Ten persons have been nominated for reelection to the LIN Board. Three of the nominees are the three LIN Independent Directors and the remaining seven nominees have been designated by AT&T and McCaw. See "ELECTION OF DIRECTORS."

                   AT&T, MCCAW, HOLDINGS, MERGER SUB AND LIN

AT&T Corp. ...............
                            AT&T is principally engaged in global information movement and management, financial services and leasing. The mailing address of AT&T's principal executive offices is 32 Avenue of the Americas, New York, New York 10013-2412, and its telephone number is (212) 387-5400. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--AT&T."

McCaw Cellular
 Communications, Inc. ....  McCaw, a wholly owned subsidiary of AT&T, is principally engaged in the business of providing cellular communication services. The mailing address of McCaw's principal executive offices is 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--McCaw."

MMM Holdings, Inc.........  Holdings, a wholly owned subsidiary of McCaw, was formed for the purpose of holding investment securities and conducts no other business. The mailing address of Holdings' principal executive offices is c/o McCaw Cellular Communications, Inc., 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--Holdings."

MMM Acquisition Corp. ....
                            Merger Sub, a wholly owned subsidiary of Holdings, was formed for the purpose of effecting the Merger and has not conducted any other business. The mailing address of Merger Sub's principal executive offices is c/o McCaw Cellular Communications, Inc., 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--Merger Sub."

LIN Broadcasting            LIN is engaged primarily in the business of
 Corporation..............  providing cellular voice telephone and data services. McCaw owns an approximate 52.2% interest in LIN through McCaw's wholly owned subsidiary, Holdings. The mailing address of LIN's principal executive offices is 5295 Carillon Point, Kirkland,
                            Washington 98033, and its telephone number is (206)
                            828-1902. See "CERTAIN INFORMATION REGARDING AT&T,
                            McCAW, HOLDINGS, MERGER SUB AND LIN--LIN."

                          LIN BROADCASTING CORPORATION

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following summary historical financial data of LIN have been extracted from financial statements filed with the Commission and should be read in conjunction with such financial statements and the notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Results for the interim six-month periods are not necessarily indicative of results to be expected for the full fiscal year.

                               SIX MONTHS
                             ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                          ---------------------    ---------------------------------------------------------------
                           1995(1)     1994(1)      1994(1)         1993        1992        1991           1990
                          ----------  ---------    ----------    ----------  ----------  ----------     ----------
                              (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Total revenue(6)........  $  476,721  $ 458,526    $  971,726    $  745,893  $  607,587  $  496,759     $  395,762
Operating income........      73,243     85,080       206,110       128,305     130,015      81,430        134,912
Equity in income of
 unconsolidated
 affiliates.............      67,546     64,201       115,010       103,125      96,977      82,338         70,607
Cumulative effect of the
 change in accounting
 for income taxes.......         --         --            --            --          --     (693,835)(2)        --
Net income (loss).......  $   37,057  $ 491,666(3) $  564,150(3) $  (60,727) $  (68,952) $ (838,131)    $ (222,844)(4)
Per share amounts:
 Income (loss) before
  cumulative effect of
  the change in
  accounting for
  income taxes..........  $     0.71  $    9.46    $    10.84    $    (1.18) $    (1.34) $    (2.81)    $    (4.33)
 Cumulative effect of
  the change in
  accounting for income
  taxes.................         --         --            --            --          --   $   (13.50)           --
                          ----------  ---------    ----------    ----------  ----------  ----------     ----------
 Net income (loss)......  $     0.71  $    9.46    $    10.84    $    (1.18) $    (1.34) $   (16.31)    $    (4.33)
                          ==========  =========    ==========    ==========  ==========  ==========     ==========
 Net income (loss) on a
  fully diluted basis...  $     0.71  $    9.46    $    10.84    $    (1.18) $    (1.34) $   (16.31)    $    (4.33)
Average common and
 common equivalent
 shares outstanding(5)..      52,180     51,967        52,040        51,445      51,417      51,395         51,455
Ratio of earnings to
 fixed charges..........        1.45       6.29          4.66          1.34        1.22        0.87          (0.49)
BALANCE SHEET DATA:
Cash, cash equivalents
 and
 marketable securities..  $   31,434  $  90,312    $   47,467    $  102,831  $  122,495  $  108,924     $   63,809
Working capital.........    (180,209)   (87,316)     (171,948)      (69,269)     (6,580)     27,698         63,234
Total assets............   2,967,264  3,104,944     2,923,873     2,909,523   2,862,910   2,798,944      2,693,117
Total assets less
 deferred research and
 development charges and
 excess of costs of
 assets over book value.   1,060,701  1,040,200       983,179     1,013,316     924,985     782,397        596,956
Long-term debt..........   1,434,250  1,676,633     1,443,125     1,551,447   1,694,338   1,769,682      1,716,250
Redeemable preferred
 stock of a subsidiary..         --         --            --      1,305,248   1,170,948   1,036,648        902,348
Stockholders' equity
 (deficit)..............     342,381    175,383       297,738    (1,102,365) (1,046,736)   (978,573)      (142,334)
Book value per share(7).  $     6.61  $    3.40    $     5.76    $   (21.40) $   (20.35) $   (19.04)    $    (2.77)

-------
(1) On June 24, 1994, LIN disposed of its equity interest in its Philadelphia cellular operations and its GuestInformant specialty publishing business in connection with the redemption of the preferred stock (the "LCH Preferred Stock") of LCH Communications, Inc.("LCH"), a wholly owned subsidiary of LIN. On December 28, 1994, LIN completed the distribution (the "Television Spin-off") to the holders of the LIN Common Shares of all of the outstanding common stock of LIN's wholly owned subsidiary, LIN Television Corporation ("LIN Television"). As a result of these transactions, LIN's financial position and results of operations as of and for the year ended December 31, 1994, and as of and for the six months ended June 30, 1995, are not directly comparable to prior periods.
(2) LIN adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective January 1, 1991. The effect of the adoption was the $693.8 million charge for the cumulative effect of the change in accounting and an increase in deferred taxes.
(3) Includes a gain of $468.7 million related to the redemption of the LCH Preferred Stock.
(4) Includes nonrecurring charges associated with the completion of the tender offer by McCaw of $292.9 million on a pretax basis and $245.6 million on an after-tax basis.
(5) Common equivalent shares are included only in the periods ended June 30, 1995 and 1994 and December 31, 1994, since they would be antidilutive in any other period.
(6) Prior years' Net Revenues presentation has been reclassified to conform to current period presentation of Total Revenue. LIN's historical financial statements filed with the Commission on Form 10-K have reflected Net Revenues. Net Revenues has been increased by Cost of Equipment Sales to reflect Total Revenue. Cost of Equipment Sales included in Net Revenues for the years 1994-1990 was $95,257, $57,336, $35,066, $28,622 and $17,673,
    respectively.

(7) The book value per LIN Common Share as of July 31, 1995 was $6.87.

                   RECENT MARKET PRICES AND DIVIDEND HISTORY

  The LIN Common Shares are traded principally on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sales prices per LIN Common Share on the Nasdaq National Market:

                                                                 HIGH     LOW
                                                                ------- -------
   1993:
     First Quarter............................................. $ 90.00 $ 75.50
     Second Quarter............................................  101.00   80.25
     Third Quarter.............................................  121.75   98.50
     Fourth Quarter............................................  116.50  108.25
   1994:
     First Quarter.............................................  117.25  106.50
     Second Quarter............................................  122.25  102.75
     Third Quarter.............................................  140.75  119.25
     Fourth Quarter............................................  146.25  133.00
   1995:
     First Quarter.............................................  141.50  120.25
     Second Quarter............................................  126.75  121.38
     Third Quarter (through August 29).........................

  On February 15, 1995, the last trading day prior to public announcement of the views of Morgan Stanley and of Bear Stearns and Lehman Brothers as to the private market value per LIN Common Share, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $141.50 and $138.50, respectively. On March 7, 1995, the last trading day prior to public announcement of the determination of Wasserstein Perella as to the private market value per LIN Common Share, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $130.25 and $128.25, respectively. On April 6, 1995, the last trading day prior to the public announcement that McCaw determined to proceed with an acquisition of the LIN Public Shares at the Private Market Price (as defined herein) of $127.50 per LIN Common Share, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $122.25 and $121.50, respectively. On June 22, 1995, the last trading day prior to the public announcement by McCaw that it had agreed in principle with the plaintiffs to settle the Stockholders Litigation, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $125.25 and $124, respectively. On August 29, 1995, the latest practicable date prior to printing this Proxy Statement, the high and low sales prices per LIN Common
Share on the Nasdaq National Market were $    and $   , respectively.

  LIN has paid no cash dividends with respect to the LIN Common Shares for the periods set forth above. LIN's two bank credit facilities, a senior secured facility and a senior unsecured facility, restrict LIN's ability to pay dividends to its stockholders. There are also restrictions on the ability of LIN's operating subsidiaries to pay dividends to LIN. It is not anticipated that any cash dividends will be paid on LIN Common Shares in the foreseeable future. On December 28, 1994, LIN paid a special dividend of one share of common stock of LIN Television for every two LIN Common Shares to holders of record of LIN Common Shares on December 9, 1994. None of the prices above has been adjusted for that event, but prices for the period including and following December 28, 1994 reflect its effect. See "SUMMARY--LIN Broadcasting Corporation Summary Consolidated Financial Data."

                              THE ANNUAL MEETING

ANNUAL MEETING

  This Proxy Statement is being furnished to LIN stockholders in connection with the solicitation by the LIN Board of proxies for use at the Annual Meeting to be held on Friday, September 29, 1995 at 1:00 p.m., local time, at the offices of AT&T located at 5 Wood Hollow Road, Parsippany, NJ 07054.

  At the Annual Meeting, LIN stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will merge into LIN, LIN will become a wholly owned subsidiary of Holdings (and an indirect wholly owned subsidiary of AT&T and McCaw) and each LIN Common Share issued and outstanding immediately prior to the Merger (other than LIN Common Shares held by McCaw or any of its wholly owned subsidiaries, in the treasury of LIN or by any wholly owned subsidiary of LIN, which LIN Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, will be automatically cancelled and retired and will cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares) will be converted into the right to receive the Merger Consideration, consisting of (i) $129.50 in cash, plus (ii) the Additional Amount, if any, of up to $0.25 plus (iii) the Accretion Amount at an annual rate of 5.5% from, but not including, September 15, 1995 through, and including, the date upon which the Closing occurs. The economic terms of the Merger were determined in connection with the proposed settlement of the Stockholders Litigation and discussions with the LIN Independent Directors. The Original Merger Agreement provided for the acquisition by McCaw of the publicly held LIN Common Shares at a price of $127.50 per share, without interest. The price of $127.50 per LIN Common Share had been determined as the private market value per LIN Common Share under the PMVG. At the Annual Meeting, stockholders will also be asked to elect ten directors to serve until the next Annual Meeting or earlier consummation of the Merger or until their successors are duly elected and qualified.

  The LIN Board, consisting of eight designees of McCaw and three LIN Independent Directors, has unanimously approved the Merger Agreement and the Merger and determined that the Merger is fair to the public stockholders of LIN, and unanimously recommends that LIN stockholders vote in favor of the Merger Agreement and the Merger. See "SPECIAL FACTORS--Fairness of the Transaction; Recommendations" and "--Interests of Certain Persons in the Merger; Conflicts of Interest." To the best knowledge of McCaw and LIN, except for the recommendation of the LIN Board as described herein, none of the directors and executive officers of AT&T, McCaw, Holdings, Merger Sub and LIN has made a recommendation in support of or opposed to the Merger Agreement and the Merger. The Merger Agreement and the Merger have been approved by the respective Boards of Directors of McCaw, Holdings and Merger Sub and by Holdings as the sole stockholder of Merger Sub. Approval of the Merger Agreement and the Merger by McCaw as the sole stockholder of Holdings, or by AT&T as the sole stockholder of McCaw, is not required.

  In the event the Merger Agreement and the Merger are not approved by the requisite vote of the LIN stockholders (assuming the vote thereon occurs by December 31, 1995), the PMVG will remain in effect in accordance with its terms, except that McCaw's obligation either to acquire the LIN Public Shares or to put all of LIN up for sale will terminate. In the event the Merger Agreement and the Merger are approved by the requisite vote of the LIN stockholders by December 31, 1995, the PMVG provides that McCaw will have until August 31, 1996 to complete the Merger, so long as the Merger is being pursued in good faith by McCaw and the failure to complete the Merger is due to regulatory delays or litigation. Otherwise, under the PMVG, McCaw will have until December 31, 1995 to complete the Merger. In either case, if the Merger is not completed by the applicable date, the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN Independent Directors in a manner intended by the LIN Independent Directors to maximize value for all LIN Common Shares. See "SPECIAL FACTORS--Terms of the PMVG."

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

  The close of business on August 11, 1995 has been fixed as the Record Date for determining the holders of LIN Common Shares who are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 51,776,606 LIN Common Shares outstanding and entitled to vote, held by approximately 1,222 holders of record. Holders of LIN Common Shares are entitled to one vote per share on all matters to be voted on by the holders of LIN Common Shares.

  The presence in person or by proxy of the holders of a majority of the LIN Common Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The LIN Common Shares owned by McCaw through its wholly owned subsidiary, Holdings, constitute approximately 52.2% of the LIN Common Shares. McCaw intends for such LIN Common Shares to be represented at the Annual Meeting. Accordingly, a quorum for the transaction of business at the Annual Meeting is assured. Pursuant to the PMVG, a majority of the LIN Public Shares is also required to be present (or represented by proxy) at the Annual Meeting.

  Approval and adoption of the Merger Agreement and the Merger require (i) the affirmative vote of the holders of at least a majority of the LIN Common Shares outstanding as of the Record Date and (ii) a Majority Vote of the LIN Public Stockholders. Under the terms of the Merger Agreement, McCaw has agreed that if the Merger Agreement and the Merger are approved by a Majority Vote of the LIN Public Stockholders, it will vote, or cause to be voted, all of the LIN Common Shares beneficially owned by it, its affiliates or any of its subsidiaries in favor of the approval of the Merger, the adoption of the Merger Agreement and such other matters as may be necessary to consummate the transactions contemplated therein. Accordingly, the stockholder approval requirement described in clause (i) above will be satisfied if the stockholder approval requirement described in clause (ii) above is satisfied. To the best knowledge of McCaw and LIN, each of the directors and executive officers of AT&T, McCaw, Holdings, Merger Sub and LIN who beneficially owns LIN Common Shares intends to vote in favor of the Merger Agreement and the Merger for the reasons set forth herein with respect to the recommendation of the LIN Board. See "SPECIAL FACTORS--Fairness of the Transaction; Recommendations."

  The ten nominees for election as directors who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors. Pursuant to the terms of the PMVG, the LIN Independent Directors nominated for election at the Annual Meeting were nominated by the existing LIN Independent Directors and are required to be elected by a Majority Vote of the LIN Public Stockholders. McCaw will vote its and its subsidiaries' LIN Common Shares for the election of the LIN Independent Director nominees receiving such a Majority Vote of the LIN Public Stockholders. LIN Independent Directors are subject to removal only (a) for cause, (b) if a majority of the LIN Independent Directors approve such removal or (c) if such removal is approved by a Majority Vote of the LIN Public Stockholders. McCaw also intends to cause the LIN Common Shares beneficially owned by it to be voted in favor of the seven nominees set forth herein under "ELECTION OF DIRECTORS" as designees of McCaw.

  Abstention from voting will have the practical effect of voting against approval and adoption of the Merger Agreement and the Merger, and against election of the LIN Independent Director nominees, because abstentions will be included in the total LIN Common Shares voting and an abstention represents one fewer vote for such approval and adoption, or election, among the holders of LIN Public Shares present and entitled to vote on the matter at the Annual Meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker nonvotes"), such broker nonvotes will have no effect with respect to the approval and adoption of the Merger Agreement and the Merger or the election of directors, because they will not be considered LIN Common Shares voting on such matters. Abstention from voting will have no effect on the election of the McCaw designees nominated for election as directors.

PROXIES; PROXY SOLICITATION

  LIN Common Shares represented by properly executed proxies received at or prior to the Annual Meeting which have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. LIN Common Shares represented by properly executed proxies for which no instruction is given will be voted "FOR" approval and adoption of the Merger Agreement and the Merger and "FOR" the election of each of the nominees for director set forth in this Proxy Statement. LIN stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage prepaid envelope provided for this purpose to ensure that their LIN Common Shares are voted. A stockholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same LIN Common Shares, by filing with the Secretary of LIN a written revocation bearing a later date or by attending and voting at the Annual Meeting. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy.

  If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. McCaw will have the ability to adjourn the Annual Meeting by virtue of voting the LIN Common Shares beneficially owned by it without the vote of any other stockholder.

  LIN will bear the cost of soliciting proxies from its stockholders, except that expenses incurred in connection with printing and mailing this Proxy Statement will be shared equally by McCaw, Holdings and Merger Sub, on the one hand, and LIN, on the other. In addition to solicitation by mail, directors, officers and employees of LIN, AT&T, McCaw and Holdings may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of LIN, AT&T, McCaw and Holdings will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of LIN Common Shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. LIN has retained Morrow & Co. to aid in soliciting proxies from its stockholders. The fees of such firm, which will be borne by LIN, are estimated to be $5,500 plus reimbursement of out-of-pocket expenses.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  In April 1988, McCaw and certain of its affiliates filed a Statement on
Schedule 13D with the Commission reporting their aggregate beneficial ownership of 2,820,400 LIN Common Shares representing approximately 5.5% of the outstanding LIN Common Shares. Over the course of the next 14 months, McCaw and its affiliates increased their ownership to 5,089,500 LIN Common Shares representing approximately 9.9% of the outstanding LIN Common Shares.

  On June 8, 1989, McCaw commenced a tender offer (the "McCaw Offer") pursuant to which it offered to purchase for cash all of the LIN Common Shares it did not then own for $120 per LIN Common Share. Negotiations between the managements of LIN and McCaw concerning a possible transaction between the two companies followed, but did not result in any agreement between the two companies because the parties were not able to arrive at a mutually satisfactory price or other terms. On July 28, 1989, McCaw revised the price at which it was offering to purchase LIN Common Shares to $110 per LIN Common Share following the conclusion of certain litigation in which LIN was involved.

  On September 11, 1989, LIN entered into a merger agreement (the "BellSouth Merger Agreement") with BellSouth Corporation ("BellSouth"). Pursuant to the BellSouth Merger Agreement, the cellular operations of LIN and BellSouth would be combined into LIN, with BellSouth holding a 50% equity interest in LIN, the stockholders of LIN would receive a cash payment of $20 per LIN Common Share and LIN's television operations would be spun off to LIN's stockholders.

  On October 10, 1989, McCaw revised the McCaw Offer to offer to purchase 22 million LIN Common Shares for cash for $125 per LIN Common Share. When added to the LIN Common Shares already owned by McCaw and its affiliates, this number of LIN Common Shares would have provided McCaw with a majority of LIN's voting stock. In addition, McCaw indicated its intention to enter into a mutually satisfactory PMVG-type agreement, as promptly as practicable following completion of the McCaw Offer. The PMVG-type agreement was proposed by McCaw in an effort to make the McCaw Offer more competitive vis a vis the BellSouth Merger Agreement, given the partial nature of the McCaw Offer. In particular, the proposal was designed to provide the holders of LIN Public Shares with a procedure under which, within a specified time frame, McCaw would be required either to purchase the LIN Public Shares at a price determined pursuant to such procedure or to put all of LIN up for sale. This was considered beneficial to the holders of LIN Public Shares because it ensured that, following completion of the McCaw Offer, those stockholders would not be locked indefinitely into a minority position but, instead, would be given the opportunity to participate in a transaction in which all the LIN Public Shares would be purchased if the holders of a majority of the LIN Public Shares desired to participate in the transaction.

  In response to the revised McCaw Offer, LIN and BellSouth agreed on October 27, 1989 to revise the terms of the BellSouth Merger Agreement. In response, on November 20, 1989, McCaw again revised the McCaw Offer, to offer to purchase 22.5 million LIN Common Shares for cash for $150 per LIN Common Share, to enter into a proposed PMVG agreement (in revised form), and to cause LIN, following successful completion of the McCaw Offer, to purchase and distribute to LIN's stockholders, other than McCaw and its affiliates, shares of Class A Common Stock of McCaw with an aggregate market value of $425 million.

  Discussions between LIN and McCaw followed, which ultimately resulted in the final revision of the McCaw Offer. McCaw agreed to a restructured transaction that reduced the number of LIN Common Shares that it would offer to purchase to 21.9 million, increased the purchase price to $154.11 per LIN Common Share, dropped certain conditions to its tender offer and made certain changes to the PMVG that resulted in its final form, subject to the LIN Board publicly announcing its recommendation that LIN's stockholders accept the revised McCaw Offer. Following discussion and based on advice from LIN's investment advisors and legal counsel, the LIN Board, by unanimous vote and in accordance with the BellSouth Merger Agreement, withdrew its earlier recommendation of the transactions contemplated by that agreement and recommended that LIN's stockholders accept the McCaw Offer and tender the LIN Common Shares pursuant to the McCaw Offer once the conditions to the McCaw Offer were satisfied. These conditions included a requirement that at least 21.9 million LIN Common Shares be tendered, a financing condition, the absence of a material adverse change in LIN, and various standard conditions relating to the absence of legal impediments and the receipt of any necessary governmental approvals.

  Among the factors cited for the LIN Board's decision to recommend the McCaw Offer were the increased purchase price and McCaw's willingness to make certain changes to the PMVG. Based on the increased price and the superior financial terms of the McCaw Offer, the revisions to the PMVG, and the lesser risks as to timing and certainty, the LIN Board determined that the McCaw Offer was superior to the BellSouth Merger Agreement. The LIN Board was also informed that BellSouth was not willing to revise further the BellSouth Merger Agreement to make it superior to the revised McCaw Offer. Thereafter, LIN requested that BellSouth terminate the BellSouth Merger Agreement. McCaw subsequently entered into a settlement agreement with BellSouth pursuant to which the BellSouth Merger Agreement was terminated and McCaw paid $66.5 million to BellSouth in respect of certain termination fees and expenses contemplated by the BellSouth Merger Agreement. McCaw also paid approximately $26.5 million to a partnership providing cellular services in Los Angeles in which BellSouth and McCaw had 85% and 15% beneficial equity interests, respectively.

  On December 11, 1989, LIN and McCaw entered into an agreement pursuant to which McCaw undertook to proceed with the McCaw Offer on the terms described above and established other terms, including the execution by McCaw and LIN, on the same day, of the PMVG. On March 5, 1990, McCaw acquired 21.9 million LIN Common Shares pursuant to the McCaw Offer, bringing McCaw's aggregate ownership to 26,989,500 LIN Common Shares, or approximately 52% of the outstanding LIN Common Shares. McCaw has not increased its beneficial ownership of LIN Common Shares since the completion of the McCaw Offer.

  As set forth above, McCaw and LIN entered into the PMVG on December 11, 1989, as part of the agreement under which McCaw and LIN agreed to McCaw's acquisition of control of LIN. The high and low sales prices per LIN Common Share on the Nasdaq National Market on such date were $123.75 and $121.75, respectively. The PMVG provides that, for as long as McCaw and its affiliates or any member of a "group", as such term is used for purposes of Schedule 13D under the Exchange Act, of which McCaw or its affiliates are members with respect to securities of LIN (collectively "Group Members") beneficially own in the aggregate at least 25% of the outstanding LIN Common Shares on a fully diluted basis or McCaw's designees constitute a majority of the LIN Board, and any LIN Common Shares are held by other persons, a number of provisions apply. See "SPECIAL FACTORS--Terms of the PMVG." These provisions include a requirement that three members of the LIN Board will be LIN Independent Directors. The current LIN Independent Directors are persons who have served as the LIN Independent Directors since completion of the McCaw Offer and were members of the LIN Board prior to completion of the McCaw Offer.

  On November 4, 1992, AT&T and McCaw announced publicly that they were discussing a proposed strategic alliance, including a significant investment by AT&T in McCaw, the purchase by AT&T from McCaw's controlling stockholders of an option to obtain voting control of McCaw and the grant by AT&T to McCaw of a 99-year license to use the AT&T service mark on McCaw's wireless services. Discussions with respect to the proposed alliance continued through 1992 and the first half of 1993. From time to time during this period, officers of McCaw periodically reported to the LIN Board on the status of the negotiations with respect to the proposed alliance. In July 1993, representatives of AT&T informed representatives of McCaw that AT&T wished to explore the desirability and feasibility of a merger as a possible alternative to the proposed strategic alliance. On August 14, 1993, AT&T made a merger proposal to McCaw, and the terms thereof were negotiated on August 14 and 15, 1993.

  On August 15, 1993, the LIN Board approved: (i) certain matters related to the LIN employees (including the establishment of certain employee benefit plans described under "EXECUTIVE COMPENSATION"), (ii) an amendment to the Rights Agreement, dated as of May 2, 1988, as amended and restated as of January 13, 1989 and June 19, 1989 and as subsequently further amended, between LIN and Manufacturers Hanover Trust Company, as Rights Agent (the "Rights Agreement"), to provide that execution of the merger agreement relating to the proposed AT&T/McCaw merger, and consummation of that merger, would not constitute a "Triggering Event" or result in AT&T's becoming an "Acquiring Person," as such terms are defined in the Rights Agreement, and
(iii) the proposed AT&T/McCaw merger for purposes of Section 203 of the DGCL.

  On August 15, 1993, the proposed AT&T/McCaw merger was approved by the Boards of Directors of AT&T and McCaw. On August 16, 1993, AT&T and McCaw executed a merger agreement providing for the merger of McCaw and a subsidiary of AT&T. On September 19, 1994, the merger was consummated, and AT&T acquired all of the outstanding shares of McCaw in exchange for shares of common stock, par value $1.00 per share (the "AT&T Common Shares"), of AT&T. Neither AT&T nor any of its subsidiaries has acquired any LIN Common Shares except indirectly through its acquisition of McCaw in such merger. At the time of AT&T's acquisition of McCaw, there were five McCaw designees, in addition to the three LIN Independent Directors, on the LIN Board. Subsequent to that acquisition, two of the five McCaw designees resigned from the LIN Board, the size of the LIN Board was increased by three and five persons employed by AT&T were elected to the LIN Board.

  On December 28, 1994, LIN divested itself of substantially all of its television broadcasting operations through the Television Spin-off. The number of network-affiliated stations owned by LIN was reduced from seven to one due to the Television Spin-off, with the remaining station also providing programming and marketing services to another network-affiliated station pursuant to a local marketing agreement. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--Relationship with LIN Television."

  As required by the PMVG, a process commenced on January 1, 1995 to determine the private market value per LIN Common Share (the "Private Market Price"). Each of McCaw and LIN commenced this process, which led to the Merger Agreement and the proposed Merger, at such time because the PMVG required this process to be commenced on or about January 1, 1995. The PMVG defines private market value per LIN Common Share as "the private market price per [LIN Common] Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding [LIN Common] Shares (including the [LIN Common] Shares held by [McCaw] and its affiliates) in an arm's-length transaction, assuming that [LIN] was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including if necessary through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies)."

  As required by the PMVG, McCaw and the LIN Independent Directors each designated nationally recognized investment banking firms to determine such firms' views of the private market value per LIN Common Share as so defined. McCaw designated Morgan Stanley. The LIN Independent Directors designated Bear Stearns and Lehman Brothers, acting jointly. Morgan Stanley and Bear Stearns and Lehman Brothers conducted due diligence with respect to LIN, including reviewing varying sets of projections for LIN from LIN management and from McCaw management. See "SPECIAL FACTORS--Certain Projections." Each of the investment banking firms also conducted various analyses with respect to determining their views of the private market value of LIN (which are described below under "SPECIAL FACTORS--Private Market Value View of Morgan Stanley" and "--Private Market Value View of Bear Stearns and Lehman Brothers").

  Pursuant to the PMVG, on January 31, 1995, Morgan Stanley and Bear Stearns and Lehman Brothers exchanged their initial views as to the private market value per LIN Common Share. The initial view of Morgan Stanley was that the private market value per LIN Common Share was $100. The initial view of Bear Stearns and Lehman Brothers was that the private market value per LIN Common Share was $162, assuming a closing date for an acquisition of LIN of June 30, 1995. As contemplated by the PMVG, at their January 31, 1995 meeting and during the period from January 31, 1995 to February 15, 1995, Morgan Stanley and Bear Stearns and Lehman Brothers consulted with one another with respect to these views. This consultation included discussion of the methodologies used by each of the investment banking firms in reaching their initial views.

  On February 15, 1995, Morgan Stanley and Bear Stearns and Lehman Brothers delivered their final views as to the private market value per LIN Common Share. The final view of Morgan Stanley was that the private market value per LIN Common Share was $105, assuming a closing date for an acquisition of LIN of no earlier than June 30, 1995. The final view of Bear Stearns and Lehman Brothers was that the private market value per LIN Common Share was $155, assuming a closing date for an acquisition of LIN of June 30, 1995. The analyses used to arrive at these final views are described below under "SPECIAL FACTORS--Private Market Value View of Morgan Stanley" and "--Private Market Value View of Bear Stearns and Lehman Brothers." Under the PMVG, because the final view of Bear Stearns and Lehman Brothers was more than 110% of the final view of Morgan Stanley, Morgan Stanley, on the one hand, and Bear Stearns and Lehman Brothers, on the other hand, were required to agree upon and jointly designate another investment banking firm of recognized national standing to determine the private market value per LIN Common Share. Pursuant to these provisions, on February 17, 1995, Wasserstein Perella was engaged for this purpose.

  Wasserstein Perella was provided with written presentations from Morgan Stanley and Bear Stearns and Lehman Brothers, conducted due diligence with respect to LIN, including reviewing varying projections from LIN management and McCaw management and other written materials and conducting interviews with LIN management and McCaw management, conducted two lengthy meetings with representatives of Morgan Stanley, Bear Stearns and Lehman Brothers and counsel for McCaw and the LIN Independent Directors, at which extensive presentations were made, received legal advice with respect to the proper interpretation of the PMVG and other related issues, and conducted its own analyses of the private market value per LIN Common Share. The legal advice provided to Wasserstein Perella by its counsel included advice as to whether, in determining the private market value in accordance with the definition of private market value contained in the PMVG, AT&T and McCaw should be considered as potential buyers, an issue as to which McCaw and the LIN Independent Directors had a difference of views. Counsel to Wasserstein Perella provided such advice following a meeting at which counsel for McCaw and counsel for the LIN Independent Directors made presentations to Wasserstein Perella's counsel on this and other issues. Wasserstein Perella's counsel concluded that under this definition (i.e., the price that "an unrelated third party would pay if it were to acquire all outstanding [LIN Common] Shares (including the [LIN Common] Shares held by [McCaw] and its affiliates) in an arm's-length transaction, assuming that [LIN] was being sold in a manner designed to attract all possible participants

(including the Regional Bell Operating Companies) and to maximize stockholder value"), AT&T and McCaw should not be considered potential buyers.

  On March 7, 1995, Wasserstein Perella determined that the private market value per LIN Common Share, as defined under the PMVG, is $127.50. The full text of Wasserstein Perella's determination letter is set forth below under "SPECIAL FACTORS--Private Market Value Determination of Wasserstein Perella."

  Under the formula set forth in the PMVG, $127.50 per LIN Common Share is the Private Market Price as defined under the PMVG, because this amount is more than one-third and less than two-thirds of the way between the $105 per LIN Common Share and $155 per LIN Common Share determined by Morgan Stanley and Bear Stearns and Lehman Brothers, respectively, as the private market value per LIN Common Share. If Wasserstein Perella's determination were not in this middle range, the Private Market Price would have been the average of Wasserstein Perella's determination and the closer of the other two appraisals, except that the Private Market Price could not have been higher than $155 (the greater of the first two views) nor lower than $105 (the lesser of the first two views). See "SPECIAL FACTORS--Terms of the PMVG."

  Pursuant to the PMVG, McCaw was given 45 days to determine whether it desired to proceed with an acquisition of all the LIN Public Shares at the Private Market Price. Under the PMVG, if McCaw desired to proceed, it was required to enter into an agreement with LIN for such acquisition (containing customary terms and conditions applicable in a situation in which the acquiror has an ownership interest in the company comparable to McCaw's ownership interest in LIN) and to cause a meeting of stockholders of LIN to be held as soon as practicable to consider and vote thereon. If McCaw determined not to proceed, the PMVG would require McCaw to put LIN up for sale in its entirety under the direction of the LIN Independent Directors in a manner intended by the LIN Independent Directors to maximize value for all LIN Common Shares. See "SPECIAL FACTORS--Terms of the PMVG."

  On April 7, 1995, McCaw determined that it desired to proceed with an acquisition of the LIN Public Shares at the Private Market Price of $127.50 per LIN Common Share. Subsequent to that determination, representatives of the LIN Independent Directors had discussions with representatives of McCaw with respect to the terms on which the LIN Independent Directors would be willing to vote in favor of, or abstain with respect to, the acquisition of the LIN Public Shares by McCaw pursuant to the PMVG. These discussions focused on (i) the possibility of McCaw increasing the price at which it would acquire the LIN Public Shares and/or adding an accretion to the purchase price in the event the transaction closed after June 30, 1995, (ii) certain requested changes in the text of a draft of the Original Merger Agreement circulated by counsel to McCaw (including adding a guarantee from AT&T and a representation that the funds for the purchase of the LIN Public Shares would be provided by AT&T in the form of a capital contribution, narrowing or eliminating the condition to McCaw's obligation to consummate the merger contemplated by the Original Merger Agreement (the "Original Merger") that there be no pending litigation challenging the Original Merger or the PMVG, and certain changes in the Original Merger Agreement's provisions providing for indemnification of officers, directors and employees of LIN) and (iii) the possibility of seeking a fairness opinion from Wasserstein Perella or another investment banking firm.

  The LIN Independent Directors initially requested that the Original Merger price be increased by $6 per LIN Common Share and that the LIN public stockholders be given the option to receive the Original Merger price in cash or in the form of AT&T Common Shares. These proposals were rejected by McCaw. McCaw rejected the proposal that stockholders be given the option to receive the Original Merger price in the form of AT&T Common Shares because of AT&T's concerns as to the dilution that would result from the issuance of such shares and because the structure of McCaw's holding of its interest in LIN through a subsidiary made it unclear as to whether tax-free treatment for stockholders electing to receive AT&T Common Shares could be achieved in any event.

  The LIN Independent Directors then requested that the value of the Original Merger price be protected against a delay of consummation of the Original Merger beyond June 30, 1995. The LIN Independent Directors, after consulting with Bear Stearns and Lehman Brothers, initially requested that the Original Merger price accrete at the rate of 15% per annum from June 30, 1995 through consummation of the Original Merger. The representatives of McCaw responded that McCaw would be willing to agree to an accretion of the Original

Merger price at the rate of 3 1/4% per annum commencing 75 days following the filing of preliminary proxy material through consummation of the Original Merger, if such accretion would also result in a satisfactory settlement of the Stockholders Litigation. In addition, the representatives of McCaw proposed that McCaw's obligation to consummate the Original Merger under such circumstances would be conditioned on, among other things, court approval of such settlement. Various adjustments to these proposals were discussed. The LIN Independent Directors requested that there be no litigation-related condition to McCaw's obligation to consummate the Original Merger, other than the condition to both LIN's and McCaw's obligations that the transaction not be enjoined. See "THE MERGER--Conditions; Waivers."

  At the end of these discussions, the representatives of the LIN Independent Directors indicated that two of the LIN Independent Directors would be willing to vote in favor of the Original Merger Agreement if McCaw were willing to increase the Original Merger price to $128.50 per LIN Common Share, to increase that price further at an annual rate of 5% (compounded) from June 30, 1995 through September 30, 1995 (or until consummation of the Original Merger, if earlier) and, if applicable, 3 1/4% thereafter until consummation of the Original Merger, and agree to satisfactory resolution of the requested changes in the Original Merger Agreement, and if Wasserstein Perella were willing to deliver a fairness opinion on the terms as so adjusted. At the end of these discussions, the representatives of McCaw indicated that McCaw would be willing to increase the Original Merger price to $128 per LIN Common Share or to increase the $127.50 per LIN Common Share price at an annual rate of 5% from June 30, 1995 through September 30, 1995 (or until consummation of the Original Merger, if earlier) and, if applicable, 3 1/4% thereafter until consummation of the Original Merger, but only if these modifications also resulted in a satisfactory settlement of the Stockholders Litigation. See "SPECIAL FACTORS--Litigation." No settlement of the Stockholders Litigation was reached at that time. The representatives of McCaw also indicated that they would be willing, as part of such modifications, to attempt to reach a satisfactory resolution of the requested changes in the Original Merger Agreement and to join in a request to Wasserstein Perella for its opinion as to the fairness of the Original Merger, as so modified. In this regard, representatives of McCaw and representatives of the LIN Independent Directors had discussions with representatives of Wasserstein Perella about whether Wasserstein Perella would be willing to accept an engagement with respect to its opinion as to the fairness, from a financial point of view, of the transaction. Because the discussions between the representatives of McCaw and the representatives of the LIN Independent Directors did not result in any agreement at that time, however, Wasserstein Perella was not then requested to provide its opinion as to the fairness of the transaction.

  On April 28, 1995, the LIN Board met to consider the Original Merger Agreement. At this meeting, the LIN Board heard presentations from and asked questions of representatives of Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella. These presentations, including the answers to these questions, reviewed the work performed by each firm, as described under "SPECIAL FACTORS--Private Market Value View of Morgan Stanley," "--Private Market Value View of Bear Stearns and Lehman Brothers" and "--Private Market Value Determination of Wasserstein Perella." The LIN Board also heard presentations on the background of the PMVG, the terms of the proposed Original Merger Agreement and the status of pending litigation, and were advised by counsel with respect to their duties under Delaware law. The LIN Independent Directors raised the concerns about the Original Merger Agreement described under "SPECIAL FACTORS--Fairness of the Transaction; Recommendations--LIN Independent Directors." In addition to these issues, Messrs. Tom A. Alberg and Harold S. Eastman expressed concern regarding the absence of a fairness opinion and an analysis of the issues raised in the pending Stockholders Litigation and expressed their view that they had not had sufficient time to review the Original Merger Agreement to determine whether its terms satisfied the requirements of the PMVG. The LIN Board then approved the Original Merger Agreement and the Original Merger by a vote of six to three, with two directors abstaining. The three LIN Independent Directors each voted no on the proposal to approve the Original Merger Agreement presented to the LIN Board, and Messrs. Alberg and Eastman abstained. Following the meeting of the LIN Board, McCaw, Holdings, Merger Sub and LIN entered into the Original Merger Agreement. The high and low sales prices per LIN Common Share on the Nasdaq National Market on April 28, 1995 were $125 and $123.50, respectively.

  Under the Original Merger Agreement, upon consummation of the Original Merger, each LIN Common Share issued and outstanding immediately prior to the Merger (other than LIN Common Shares owned by

McCaw or any of its wholly owned subsidiaries or held in the treasury of LIN or by any wholly owned subsidiary of LIN, and other than any Dissenting Shares) would have been converted into the right to receive $127.50 in cash, without interest thereon. The conditions to McCaw's obligation to consummate the Original Merger under the Original Merger Agreement were similar to the conditions in the Merger Agreement, except that they included a condition that no litigation be pending that questioned the validity or legality of the PMVG or the proceedings thereunder or of the Original Merger Agreement or the transactions contemplated thereby, or which imposed or could have imposed any remedy, condition or restriction in connection therewith unacceptable to McCaw.

  In early June 1995, counsel for McCaw contacted counsel for certain of the plaintiffs in the Stockholders Litigation with respect to the possibility of a settlement of the Stockholders Litigation. Settlement discussions ensued, which focused on the possibility of an increase in the consideration to be offered to the LIN public stockholders and the possibility of further accretion of the consideration at a specified rate of interest in the event the transaction were not to be completed by a specified date. Counsel for the plaintiffs also stated that they would require, as part of the settlement, the delivery of an opinion from a mutually acceptable investment banking firm as to the fairness, from a financial point of view, of the consideration to be offered to the LIN public stockholders, and that Wasserstein Perella would be an acceptable investment banking firm for this purpose. Counsel for McCaw also stated that McCaw's willingness to consider an increase in the consideration to be offered to the LIN public stockholders was contingent on gaining the support of the LIN Independent Directors for the Merger and the settlement of the Stockholders Litigation, including (i) the assent of the LIN Independent Directors to the conversion of certain LIN systems to equal access and the marketing of certain LIN services under the AT&T service mark and (ii) the agreement of the LIN Independent Directors to amend the PMVG in order to move the December 31, 1995 deadline for a stockholder vote on an acquisition under the PMVG to March 31, 1996 (which would give McCaw enough time to solicit a stockholder vote on an acquisition at the Private Market Price of $127.50 in the event the Merger Agreement at the higher price were terminated because the settlement of the Stockholders Litigation was not finally approved by November 30, 1995). Counsel for McCaw also stated that McCaw would require final court approval of settlement of the Stockholders Litigation as a condition to McCaw's obligation to consummate the transaction.

  By mid-June 1995, the discussions between counsel for McCaw and counsel for the plaintiffs in the Stockholders Litigation had focused on an increase in the consideration to be offered to the LIN public stockholders from $127.50 to $129.50 per LIN Common Share, with up to an additional $0.25 per LIN Common Share depending on the amount of the attorneys' fee to be awarded to plaintiffs' counsel, plus an amount, if any, equal to interest on the increased consideration at an annual rate of 5.5% from September 15, 1995 until closing if the transaction did not close by September 15, 1995. The discussions also contemplated that Wasserstein Perella would be requested to render an opinion as to the fairness of such terms to the LIN public stockholders. Counsel for McCaw contacted counsel for the LIN Independent Directors to discuss the potential settlement and revision of the transaction terms. The LIN Independent Directors objected to the proposed amendment to the PMVG to move the December 31, 1995 deadline for a stockholder vote to March 31, 1996, and objected to the condition to McCaw's obligation to consummate the transaction that the settlement of the Stockholders Litigation receive final court approval. The LIN Independent Directors also requested further information with respect to the conversion of LIN systems to equal access and the marketing of LIN services under the AT&T service mark. Following further discussions between representatives of AT&T and McCaw, and the LIN Independent Directors and their representatives, McCaw agreed to withdraw its requirement that the PMVG be amended and the LIN Independent Directors agreed that McCaw's obligation to consummate the transaction would be conditioned on final court approval of the settlement.

  Following these discussions, the Memorandum of Understanding with respect to the settlement of the Stockholders Litigation was executed by counsel for AT&T and McCaw and by lead counsel for the plaintiffs on June 22, 1995. On June 23, 1995, representatives of AT&T and McCaw agreed with the LIN Independent Directors that the marketing of LIN services under the AT&T service mark would be on a non-exclusive, royalty-free basis and, following the commencement of the marketing of any service of LIN or any of its subsidiaries under the AT&T service mark, such service would continue to be so marketed under the AT&T service mark for so long as AT&T directly or indirectly owns at least a majority of the voting power of LIN's capital stock entitled to vote generally in the election of directors, unless a majority of the LIN Independent Directors otherwise consents.

  On June 30, 1995, the LIN Board met to consider the revised Merger Agreement. At this meeting, the LIN Board heard a presentation on the Memorandum of Understanding and the revised terms reflected in the proposed Merger Agreement. The LIN Board then heard the financial presentation of Wasserstein Perella, and answers to questions with respect thereto, as described under "SPECIAL FACTORS--Fairness Opinion of Wasserstein Perella," and received Wasserstein Perella's opinion to the effect that the Minimum Merger Consideration of $129.50 per LIN Common Share to be received by the LIN public stockholders in the Merger is fair from a financial point of view to such stockholders. Following these presentations and discussion, the LIN Board unanimously approved the Merger Agreement and the Merger. After the meeting of the LIN Board, McCaw, Holdings, Merger Sub and LIN entered into the Merger Agreement, and AT&T executed the Merger Agreement with respect to the provisions thereof relating to the use by LIN and its Subsidiaries of the AT&T service mark. The high and low sales prices per LIN Common Share on the Nasdaq National Market on such date were $126.75 and $126.375, respectively.

  On July 27, 1995, the Stipulation of Settlement with respect to the Stockholders Litigation was filed with the Delaware Chancery Court. A hearing with respect to court approval of the Stipulation of Settlement has been scheduled for September 15, 1995 or such adjourned date as the Delaware Chancery Court may direct. See "SPECIAL FACTORS--Litigation."

PURPOSE, STRUCTURE AND REASONS FOR THE MERGER

  The purpose of the Merger is to effect the acquisition of all the LIN Public Shares by McCaw, as contemplated by the PMVG. AT&T, McCaw, Holdings and LIN did not consider any other means to accomplish that purpose because the PMVG provides that McCaw will enter into an agreement with LIN for the acquisition of all the LIN Public Shares should it determine to proceed with an acquisition, and the Merger is the most direct means of effecting the acquisition of all the LIN Public Shares. The transactions contemplated by the Merger Agreement and the Merger are being submitted to a vote of the holders of the LIN Public Shares at the Annual Meeting pursuant to the procedures set forth in the PMVG.

FAIRNESS OF THE TRANSACTION; RECOMMENDATIONS

  LIN. The LIN Board has unanimously approved the Merger Agreement and determined that the Merger is fair to the public stockholders of LIN, and unanimously recommends that LIN stockholders vote in favor of the Merger Agreement and the Merger. In reaching this determination and recommendation, the LIN Board considered the following:

    (i) the Fairness Opinion and financial presentation of Wasserstein Perella, as described under "SPECIAL FACTORS--Fairness Opinion of Wasserstein Perella," which the LIN Board believed supported its determination that the Merger is fair to the public stockholders of LIN;

    (ii) the knowledge of the LIN Board as to the business, financial results and prospects of LIN, which are reflected in the reports and financial statements incorporated by reference herein (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"), as well as the cellular industry generally, which the LIN Board believed was consistent with the analyses utilized by Wasserstein Perella in connection with its Fairness Opinion and financial presentation and, therefore, was consistent with the LIN Board's use of the Fairness Opinion in determining that the Merger is fair to the public stockholders of LIN;

    (iii) the determination of the Private Market Price under the PMVG of $127.50 per LIN Common Share, and the facts that (A) the procedure for determining the Private Market Price set by the PMVG was negotiated at arm's length by McCaw and LIN in 1989 prior to McCaw's acquisition of control of LIN and was approved by the LIN Board prior to the time that any of the members of the LIN Board were designated by or otherwise affiliated with McCaw and (B) the PMVG specifically contemplates an acquisition by McCaw of the LIN Public Shares at the Private Market Price, if McCaw so desires, as the second step of an acquisition transaction negotiated at arm's length between McCaw and LIN in 1989; the LIN Board believed that these facts supported its determination that the Merger is fair to the public stockholders of LIN in light of the fact that the Merger Consideration is greater than the Private Market Price determined pursuant to the PMVG and the proposed settlement of the Stockholders Litigation will resolve challenges to the procedural fairness of the PMVG process;

    (iv) the fact that the increase in the Merger Consideration above the Private Market Price contemplated as the merger consideration in the Original Merger Agreement, the condition that the LIN Board obtain a fairness opinion, and the amendment of the litigation condition to require only receipt of a final and nonappealable order of the Delaware Chancery Court approving the settlement of the Stockholders Litigation, were negotiated at arm's length between counsel for McCaw and counsel for the plaintiffs in the Stockholders Litigation as the basis for the proposed settlement of the Stockholders Litigation, and that the settlement of the Stockholders Litigation avoided the expense of such litigation and the risk that it would result in substantial delay or possible nonconsummation of the Merger, which the LIN Board believed supported its determination that the Merger is fair to the public stockholders of LIN;

    (v) the Merger Consideration is substantially above the prices at which Morgan Stanley estimated the LIN Common Shares would trade in the public trading market in the absence of the PMVG (see "SPECIAL FACTORS--Private Market Value View of Morgan Stanley"); and, in connection with the Original Merger Agreement, the LIN Independent Directors were advised by Bear Stearns and Lehman Brothers (in separate letters dated April 28, 1995, which are attached as exhibits to the Schedule 13E-3 (see "ADDITIONAL INFORMATION")) that if the Original Merger were abandoned because it was not approved by a Majority Vote of the LIN Public Stockholders, following such abandonment there was a substantial likelihood that the LIN Common Shares would initially trade below $127.50 per LIN Common Share; the LIN Board believed these facts were consistent with its determination that the Merger is fair to the LIN public stockholders; and

    (vi) as required by the PMVG, the Merger is conditioned on the Majority Vote of the LIN Public Stockholders, which the LIN Board believed supported its view that the Merger is fair procedurally to the LIN public stockholders.

  The members of the LIN Board believe that these factors operate both individually and in combination to support their determination that the Merger is fair to the LIN public stockholders and did not assign relative weights to particular factors. The members of the LIN Board recognized that the LIN Common Shares had recently traded in the market at prices in excess of the Merger Consideration. See "MARKET PRICES OF LIN COMMON SHARES; DIVIDEND HISTORY." However, the members of the LIN Board believed such trading prices were based on the existence of the PMVG and speculation as to the outcome of the PMVG process and that, in the absence of the PMVG, the LIN Common Shares would trade at lower prices, as indicated by the advice referred to in paragraph (v) above. In addition, the members of the LIN Board did not consider the liquidation value of LIN as they viewed LIN's businesses as more valuable as continuing businesses. Eight of the eleven members of the LIN Board are designees and/or employees of AT&T or McCaw and, therefore, have a conflict with respect to the Merger and the Merger Agreement. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest."

  LIN Independent Directors. Each of the LIN Independent Directors (Ms. Jordan and Messrs. Herbster and Kislik) voted in favor of the proposal to approve the Merger Agreement presented to the LIN Board on June 30, 1995. The LIN Independent Directors are joining in the recommendation to the LIN public stockholders by the full LIN Board that they vote their LIN Common Shares in favor of the proposal to approve the Merger Agreement. The three LIN Independent Directors have provided the following additional statement relating to their vote in favor of the Merger Agreement and their vote against the Original Merger Agreement presented to the LIN Board on April 28, 1995.

  The Original Merger Agreement provided for the Original Merger between LIN and a subsidiary of McCaw pursuant to which the LIN public stockholders would have received $127.50 per LIN Common Share. The LIN Independent Directors voted against approving the Original Merger Agreement. The LIN Independent Directors were disappointed that the Original Merger consideration was not higher. In addition, the LIN Independent Directors believed that the Original Merger Agreement did not adequately provide for the protection of the LIN public stockholders. This belief was based on various factors, including the omission of a price adjustment mechanism in the event that the closing of the Original Merger was delayed, and the inclusion of a closing condition which would have relieved McCaw of the obligation to close the transaction merely because of the pendency of certain types of litigation. The litigation condition was particularly troubling in that at the time that the Original Merger Agreement was approved by the LIN Board, there was litigation pending which, if not withdrawn, settled or concluded in a manner acceptable to McCaw, would have permitted McCaw not to close the transaction even if all other conditions precedent had been satisfied or waived. Therefore, McCaw would have had the option to defer the effective time of the Original Merger and the payment of the Original Merger consideration, or perhaps not to proceed with the transaction at all, if the pending litigation condition was not satisfied.

  Following the execution of the Original Merger Agreement, the LIN Independent Directors were requested by McCaw to grant their approval to LIN's conversion to equal access for long distance carriers and the marketing of LIN wireless services under the AT&T brand name. This request was refused by the LIN Independent Directors because they did not believe they had been provided with sufficient information to make a judgment. The LIN Independent Directors also believed that it would be inappropriate for LIN to market its wireless services under the AT&T brand name before the Original Merger had been consummated unless AT&T agreed to make use of the AT&T brand name available to LIN so long as AT&T was a majority shareholder of LIN. In addition, the LIN Independent Directors desired that McCaw increase the merger consideration contemplated by the Original Merger and amend the Original Merger Agreement in order to address the concerns raised by the LIN Independent Directors with respect to the Original Merger Agreement, to obtain their approval of equal access conversion and marketing of LIN wireless services under the AT&T brand name and to obtain their approval of the Merger. Thereafter, as set forth below, the LIN Independent Directors received the requested information, the merger consideration contemplated by the Original Merger was increased, the Original Merger Agreement was amended, the LIN Independent Directors gave the requested consent and they joined in the unanimous approval by the LIN Board of the Merger Agreement.

  In mid-June 1995, the LIN Independent Directors were advised that a proposed settlement of the pending litigation relating to the transaction was being discussed by counsel to McCaw and counsel to the plaintiffs in such pending litigation. Pursuant to the proposed settlement, the Original Merger Agreement would be amended and restated to provide that the LIN public stockholders would receive a minimum of $129.50 per LIN Common Share and a maximum of $129.75 per LIN Common Share (depending upon the amount of attorneys' fees set by the Delaware Chancery Court in connection with the settlement of the pending stockholder litigation). In addition, if the Merger is not completed by September 15, 1995, McCaw would pay an additional amount equal to interest on the revised Merger Consideration from that date until closing at an annual rate of 5.5%. The proposed settlement also required the assent of the LIN Independent Directors to LIN's scheduled conversion to equal access for long distance carriers and the marketing of LIN wireless services under the AT&T brand name.

  At a meeting on June 23, 1995, the LIN Independent Directors were presented with information by officers of LIN, McCaw and AT&T on the business benefits to LIN and all of its stockholders which are expected to result from LIN's conversion to equal access for long distance carriers and the commencement of marketing of LIN wireless services under the AT&T brand name at an early date, rather than waiting for the closing of the Merger. In addition, it was agreed that the Merger Agreement would contain an AT&T covenant that would survive any termination of the Merger Agreement providing that LIN would have a royalty-free right to utilize the AT&T brand name in its marketing efforts so long as AT&T continued to own directly or indirectly at least a majority of the LIN voting stock. The LIN Independent Directors concluded that this provision should protect the interests of the LIN public stockholders in the event that the Merger was not consummated.

  At its meeting on June 30, 1995, the LIN Board received the Fairness Opinion and financial presentation of Wasserstein Perella to the effect that the Minimum Merger Consideration of $129.50 per LIN Common Share as provided in the Merger Agreement is fair from a financial point of view to the LIN public stockholders. (See

Appendix B for the full text of the Fairness Opinion.) The LIN Independent Directors joined in the unanimous approval by the LIN Board of the Merger Agreement, and also indicated their acceptance of the Memorandum of Understanding setting forth the terms of the proposed litigation settlement. The LIN Independent Directors believed that the Merger Agreement provided a significant improvement from the Original Merger Agreement. In addition to the increase in the Merger Consideration, the agreement to pay an amount equal to interest on the Merger Consideration after September 15, 1995 provided price protection and the Memorandum of Understanding providing for settlement of the litigation makes it more likely, though not certain, that the Merger will close before November 30, 1995. See "THE MERGER--Conditions; Waivers-- Conditions to the Obligations of McCaw, Holdings and Merger Sub."

  In addition, the LIN Independent Directors noted that if the Merger is not approved by a Majority Vote of the LIN Public Stockholders, and the Merger is abandoned, certain provisions of the PMVG would survive (e.g., provisions relating to approvals of a merger and certain other transactions between LIN and its affiliates, certain acquisitions and dispositions of businesses by LIN, allocation of corporate opportunities between LIN and McCaw, restrictions on purchases by McCaw and its affiliates of additional LIN Common Shares and restrictions on transfer of LIN Common Shares by McCaw and its affiliates); however, McCaw would not be obligated to acquire the 48% of LIN it does not own and would not be obligated to put 100% of LIN up for sale.

  If the Merger is abandoned because it is not approved by a Majority Vote of the LIN Public Stockholders, the LIN Independent Directors have been advised by Bear Stearns and Lehman Brothers (in separate letters dated April 28, 1995, which are attached as exhibits to the Schedule 13E-3 (see "ADDITIONAL INFORMATION")) that, following such abandonment, there is a substantial likelihood that the LIN Common Shares would initially trade below $127.50 per LIN Common Share.

  Based on all of the foregoing, the LIN Independent Directors determined that the Merger is fair to the LIN public stockholders and recommend that such stockholders vote in favor of the Merger.

  AT&T and McCaw. AT&T and McCaw believe the Merger is fair to the LIN public stockholders for the same reasons as are set forth above with respect to the LIN Board, and AT&T and McCaw expressly adopt the conclusions and analyses of the LIN Board described above. However, AT&T and McCaw have a conflict with respect to the Merger Agreement and the Merger, given that McCaw is the other party to the Merger Agreement and would acquire all the LIN Public Shares if the Merger is consummated. In addition, once McCaw determined to proceed with an acquisition of all the LIN Public Shares, the PMVG provided that McCaw was required to enter into an agreement with LIN providing for such acquisition and to cause a meeting of stockholders of LIN to be held as soon as practicable to consider and vote thereon. If McCaw were not to have done so, it might be deemed to have breached the PMVG.

FAIRNESS OPINION OF WASSERSTEIN PERELLA

  On June 30, 1995, Wasserstein Perella delivered the Fairness Opinion and financial presentation to the LIN Board to the effect that the Minimum Merger Consideration of $129.50 per LIN Common Share to be received by the LIN public stockholders in the Merger is fair from a financial point of view to such stockholders. A copy of the Fairness Opinion is attached hereto as Appendix B. Stockholders are urged to read the Fairness Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Wasserstein Perella in rendering the Fairness Opinion. References to the Fairness Opinion herein and the summary of the Fairness Opinion set forth below are qualified by Appendix B, which is incorporated herein by reference. The Fairness Opinion is directed only to the fairness from a financial point of view to the LIN public stockholders of the Minimum Merger Consideration of $129.50 per LIN Common Share to be received pursuant to the Merger, and it does not address any other aspect of the Merger. The Fairness Opinion does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger and should not be relied upon by any stockholder as such.

  Prior to undertaking the engagement to render the Fairness Opinion, Wasserstein Perella was retained to act as the "Mutually Designated Appraiser" to determine the private market value per LIN Common Share pursuant to the PMVG (see "SPECIAL FACTORS--Background of the Merger"). On March 7, 1995, Wasserstein Perella delivered to McCaw and the LIN Independent Directors its written determination of the private market value of the LIN Common Shares (see "SPECIAL FACTORS--Private Market Value Determination of Wasserstein Perella").

  In its capacity as the "Mutually Designated Appraiser" pursuant to the PMVG, Wasserstein Perella was required to determine the private market value of the LIN Common Shares in accordance with, and based upon the contractual requirements of, the PMVG. The Fairness Opinion, however, was prepared based on criteria and judgments customarily applied in rendering fairness opinions in circumstances similar to those of the Merger.

  In connection with arriving at its determination of the private market value of the LIN Common Shares and its opinion set forth in the Fairness Opinion, Wasserstein Perella reviewed, among other things (i) the PMVG; (ii) the reports and materials prepared and delivered by Morgan Stanley on behalf of McCaw and by Lehman Brothers and Bear Stearns on behalf of the LIN Independent Directors relating to their determinations of the private market value of the LIN Common Shares pursuant to the PMVG; (iii) certain publicly available information with respect to LIN, including publicly available consolidated financial statements of LIN for recent years and interim periods that were available at the relevant times; (iv) certain financial and operating information, including certain projections of financial performance, relating to LIN, its principal operating subsidiaries and certain entities in which LIN or its subsidiaries hold partnership interests prepared by each of the management of LIN and the management of McCaw (the projections prepared by the management of LIN, which are referred to in Wasserstein Perella's report as the "LIN Management Case," are referred to herein as the "LIN Management Base Case" or the "Base Case," and the projections prepared by the management of McCaw are referred to in Wasserstein Perella's report and herein as the "McCaw Management Case"); (v) a draft of this Proxy Statement dated June 26, 1995, including financial information and projections contained therein; and (vi) certain publicly available information concerning the public trading prices of LIN Common Shares, certain market indices and the stock of certain other companies in businesses similar to that of LIN.

  Wasserstein Perella had discussions with the management of LIN and its representatives concerning the businesses, operations, assets, financial condition and future prospects of LIN and its subsidiaries. Wasserstein Perella also performed such studies and analyses as it considered appropriate for purposes of arriving at and preparing the Fairness Opinion.

  Other than certain information referred to in clause (iv) above, Wasserstein Perella was not provided with any internal non-public information prepared by McCaw or AT&T relating to the operations or assets of McCaw, AT&T or LIN. Wasserstein Perella was not provided with any valuations of LIN prepared by McCaw, AT&T or LIN or their financial advisors, except for the reports delivered pursuant to the PMVG referred to in clause (ii) above. No special instructions were given to Wasserstein Perella related to its review and, other than with respect to such limitations on access to non-public information of AT&T and McCaw and, if any, such valuations of LIN, no limitations were imposed with respect to investigations made or procedures followed by Wasserstein Perella in rendering the Fairness Opinion.

  In conducting its analysis and arriving at its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all financial and other information provided or that was publicly available, without independent verification, and assumed, with LIN's consent, that the financial forecasts and projections provided by LIN and by McCaw were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the party preparing such forecasts and projections, and that the reports prepared by Morgan Stanley and by Lehman Brothers and Bear Stearns in connection with the PMVG process were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the parties preparing such reports. Wasserstein Perella also assumed that LIN does not have contingent liabilities exceeding the reserves therefor established in LIN's financial statements. Wasserstein Perella consulted with and relied on the advice of counsel for LIN and its own counsel with respect to certain legal and tax matters.

  Wasserstein Perella was not asked to and did not solicit any third parties regarding their possible interest in acquiring LIN or any of its business or assets or investigate alternative transactions which may be available to LIN apart from those considered in connection with its analysis of private market value of the LIN Common Shares under the PMVG.

  The Fairness Opinion was prepared and delivered based upon conditions as they existed and could be evaluated by Wasserstein Perella as of the date thereof and based upon the draft of this Proxy Statement and the Merger Agreement in the forms provided to Wasserstein Perella prior to rendering the Fairness Opinion.

  At the June 30, 1995 meeting of the LIN Board, Wasserstein Perella reviewed with the members of the LIN Board certain financial, industry and market information with respect to LIN and the procedures used and the analyses underlying the Fairness Opinion. In connection with its presentation to the LIN Board, Wasserstein Perella provided the directors with a written report summarizing such information, procedures and analyses. The full text of the report presented to the LIN Board on June 30, 1995 is attached as an exhibit to the Schedule 13E-3 (see "ADDITIONAL INFORMATION"), and is also available for inspection and copying at the principal offices of LIN during LIN's regular business hours by any interested holder of LIN Common Shares or such holder's representative who has been so designated in writing. The summary set forth below does not purport to be a complete description of the Fairness Opinion or Wasserstein Perella's analysis as set forth in the exhibit to
Schedule 13E-3. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. It involves complex considerations and judgments. Interested stockholders are encouraged to review the Fairness Opinion in its entirety and to obtain a copy of the Wasserstein Perella report for a more complete description of the procedures used and the analysis underlying the Fairness Opinion.

  In performing its analysis for the Fairness Opinion, Wasserstein Perella relied on numerous assumptions made by the managements of LIN and McCaw, as reflected in the LIN Management Base Case and the McCaw Management Case, and made numerous judgments of its own with regard to the performance of LIN, industry performance, general business and economic conditions and other matters, many of which are beyond LIN's ability to control. Any estimates contained in such analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested in the Wasserstein Perella report. In addition, analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold. Since such estimates are inherently subject to uncertainty, none of LIN, Wasserstein Perella or any other person assumes responsibility for their accuracy.

  In delivering the Fairness Opinion and making its presentation to the LIN Board, representatives of Wasserstein Perella considered and discussed various financial and other matters that it deemed relevant. General valuation considerations deemed to be relevant by Wasserstein Perella include, without limitation, those outlined in the Wasserstein Perella report, such as: (i) wireless communication and demographic trends as a whole and in LIN's markets;
(ii) LIN's historical financial and operating performance and future prospects in the context of its business strategy, market position and current and prospective competition; (iii) LIN's technological, marketing and product strategy; (iv) the LIN Management Base Case and the McCaw Management Case;
(v) LIN's size and asset mix; (vi) LIN's shared control of the Los Angeles and Houston cellular markets; (vii) the breadth and depth of the potential acquisition universe for LIN; (viii) the potential public market trading value of LIN as a stand-alone entity; (ix) publicly available commentary, research and valuation estimates of industry analysts; (x) McCaw's ownership of a majority of the voting and economic interests in LIN; (xi) McCaw's ability to act as a buyer of the publicly held LIN Common Shares, and an assumption that McCaw would not necessarily be a willing seller of the LIN Common Shares it owns; (xii) regulatory restrictions applicable to AT&T with respect to its ability to receive equity as consideration from certain potential purchasers of LIN if AT&T and McCaw were to consider selling the LIN Common Shares owned by McCaw; and (xiii) the feasibility of various possible value-maximizing transaction structures if AT&T and McCaw were to consider selling the LIN Common Shares owned by McCaw, including certain legal, tax, antitrust and regulatory considerations and issues arising from potential multiparty transactions.

  The financial analyses underlying the Fairness Opinion are outlined in the Wasserstein Perella report and are summarized below. The report contains reference ranges of implied prices per LIN Common Share based on Wasserstein Perella's judgment of the data analyzed. These reference ranges include reference points, implicit in the Minimum Merger Consideration of $129.50 in cash to be paid per LIN Common Share in the Merger, including a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve months ("LTM") of 20.8x, an estimated 1995 EBITDA multiple of 15.4x, an estimated 1996 EBITDA multiple of 12.2x and a price of $320 per "pop". ("Pops" refer to the population of a market multiplied by a percentage ownership interest in an entity licensed or designated to receive a license by the Federal Communications Commission to construct or operate a cellular telephone system in such market. Pops do not represent actual subscribers in a cellular system.) These reference points were all considered in the context of the analyses described below. Each of these analyses supports the conclusion in the Wasserstein Perella Fairness Opinion because the Minimum Merger Consideration of $129.50 per LIN Common Share, and the per pop prices and the LTM EBITDA, estimated 1995 EBITDA and estimated 1996 EBITDA multiples implied by the Minimum Merger Consideration, are within the reference ranges for such prices and multiples calculated using a precedent merger and acquisition transactions analysis and discounted cash flow analysis and are higher than the relevant reference ranges for such prices and multiples calculated using a public company trading analysis.

  1. Public Company Trading Analysis. Wasserstein Perella reviewed, analyzed and compared certain operating, financial, and trading information of LIN and eight other publicly traded cellular companies (AirTouch Communications, Inc. ("AirTouch"), Cellular Communications, Inc. ("Cellular Communications"), CommNet Cellular, Inc. ("CommNet"), Vanguard Cellular Systems, Inc. ("Vanguard"), Centennial Cellular Corp. ("Centennial"), PriCellular Corporation, United States Cellular Corporation ("US Cellular") and Palmer Wireless, Inc.), including market values, adjusted market values (defined as market value plus debt, preferred stock and minority interests less cash and cash equivalents), estimated adjusted market values of non-U.S. and non-cellular operations, estimated adjusted market values of domestic cellular operations, numbers of domestic pops, estimated implied enterprise values per pop, and multiples derived by dividing estimated adjusted market values of cellular operations by each of LTM cellular revenues, LTM cellular EBITDA and estimated 1995 cellular EBITDA. These values and multiples are set forth below.

                              ESTIMATED                  ESTIMATED ADJUSTED MARKET VALUE
                           ADJUSTED MARKET   ESTIMATED        OF CELLULAR OPERATIONS
                          VALUE OF DOMESTIC   IMPLIED    --------------------------------------
                              CELLULAR       ENTERPRISE     LTM           LTM          1995E
                             OPERATIONS      VALUE PER    CELLULAR      CELLULAR      CELLULAR
                                ($MM)       DOMESTIC POP  REVENUES       EBITDA        EBITDA
                          ----------------- ------------ ----------    ----------    ----------
AirTouch................       $8,369           $236             6.9x          16.4x         12.7x
Cellular Communications.        1,955            243             6.4           17.1          15.1
Centennial..............          719            111             9.5           22.7          16.5
CommNet.................          558            177             7.6           44.8          29.4
PriCellular Corporation.          229            125             8.3           43.0          32.7
US Cellular.............        2,759            109             7.5           28.2          19.4
Vanguard................        1,385            185             7.5           35.0          17.6
Palmer Wireless, Inc. ..          568            236             6.7           19.9           N/A

  Wasserstein Perella noted, among other things, that the trading pattern of the LIN Common Shares has been affected by the existence of the PMVG and that LIN lacks a precise analogue among publicly traded cellular companies due to its predominant major-market presence and its lack of international assets. Wasserstein Perella noted that while the per pop approach to analyzing the cellular industry has become less influential among analysts than cash-flow multiples as the cellular business matures, many companies continue to express valuations on a per pop basis. In addition, Wasserstein Perella compared the recent public trading history of LIN with a cellular company composite index comprised of AirTouch, Cellular Communications, Centennial, CommNet, US Cellular and Vanguard and with the Standard and Poor's industrial index.

  Based on the above values and multiples and in Wasserstein Perella's judgment, the appropriate reference ranges derived from its public company trading analysis were a reference range of implied public trading prices of $95-$110 per LIN Common Share, implied reference ranges of multiples for LIN of 16.2x-18.2x LTM EBITDA, 12.0x-13.5x estimated 1995 EBITDA, and 9.5x-10.7x estimated 1996 EBITDA, and an implied per pop range for LIN of $249- $280.

  2. Precedent Merger and Acquisition Transactions. Wasserstein Perella reviewed and analyzed selected going private transactions and merger and acquisition transactions involving other companies in the cellular industry that it deemed relevant. Wasserstein Perella noted that, while there have been a number of recent transactions in the cellular industry, with the exception of the AirTouch/U S WEST, Inc. ("U S WEST") and Bell Atlantic Corporation ("Bell Atlantic")/NYNEX Corporation ("NYNEX") joint venture transactions, only the acquisition of McCaw by AT&T has been of comparable scale. Wasserstein Perella also noted that the amounts paid to stockholders in going private transactions have historically been affected by the existence of a controlling shareholder. Among other factors, Wasserstein Perella indicated that the merger and acquisition transaction environment has a degree of volatility over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Wasserstein Perella pointed out that the wireless communication industry in particular has undergone dramatic changes in recent years and faces continued dynamic evolution.

  Wasserstein Perella performed an analysis of the AT&T acquisition of McCaw because of its size and scope and its relevance to the parties, including the fact that it involved the acquisition of an indirect majority interest in LIN. Wasserstein Perella indicated that, based on the transaction value at the time of announcement, the per pop price paid for McCaw was $283. Wasserstein Perella's analysis also yielded for LIN an implied price of $162.79 per LIN Common Share based on LTM EBITDA, an implied price of $198.21 per LIN Common Share based on estimated EBITDA for the twelve month period ending March 31, 1996, an implied price of $174.43 per LIN Common Share based on estimated EBITDA for the twelve month period ending March 31, 1997, and a price of $111.32 per LIN Common Share based on price per pop.

  In its analysis for the Fairness Opinion, Wasserstein Perella recognized that the AT&T acquisition of McCaw involved a change of control transaction in which a change of control premium was paid. Since the AT&T acquisition of McCaw was not a going private transaction analogous to McCaw's proposal to acquire the LIN Common Shares held by the LIN public stockholders, Wasserstein Perella made appropriate and necessary qualitative judgments regarding its precedential value.

  In addition to reviewing AT&T's acquisition of McCaw, Wasserstein Perella reviewed and analyzed selected transactions involving other companies in the cellular industry since October of 1989 that it deemed relevant, including selected going private transactions. The transactions reviewed included the following, which are listed by acquiror/seller: AT&T/McCaw, SBC Communications, Inc. ("SBC")/Associated Communications Corporation ("Associated"), Southern New England Telecommunications Corporation ("SNET")/Bell Atlantic-NYNEX, Cie Generale des Eaux/SBC, SBC/GTE Corporation ("GTE"), Associated/McCaw, Sprint Corp./Centel Corp. ("Centel"), Lincoln Telecommunications Company/Centel, BellSouth/McCaw, BellSouth/Graphic Scanning Corp., Bell Atlantic/Metro Mobile Corporation, Pacific Telesis Group ("Pacific Telesis")/McCaw, Pacific Telesis/Cellular Communications, McCaw/Crowley Cellular Communications, Comcast Cellular Corp./Metromedia Co. ("Metromedia"), Ameritech Corporation/CyberTel Financial Corp., BellSouth/GTE Mobilnet, Inc., Centel/Rochester Telephone Corporation, McCaw/Cellular Communications, McCaw/LIN and LIN/Metromedia. The going private transactions reviewed included GTE/Contel Cellular Inc. ("Contel") and U S WEST /U S WEST New Vector Group, Inc., and the joint ventures reviewed included U S WEST/Air Touch and Bell Atlantic/NYNEX. Wasserstein Perella's analysis of the selected going private transactions yielded per pop values in the range of $148.20-$191.00. The analysis also yielded for LIN implied prices of $163.54-$344.19 per LIN Common Share based on LTM EBITDA, implied prices of $125.59-$229.22 per LIN Common Share based on estimated EBITDA for the twelve month period ending March 31, 1996, implied prices of $105.65-$167.20 per LIN Common Share based on estimated EBITDA for the twelve month period ending March 31, 1997, and implied prices of $46.31-$67.08 per LIN Common Share based on per pop prices. Wasserstein Perella also analyzed selected recent merger and acquisition transactions, that it deemed relevant, other than the AT&T/McCaw merger and the going private transactions referred to above. This analysis yielded per pop values in the range of $79-$321 and implied prices of $12.87-$129.77 per LIN Common Share based on these per pop values.

  Based on the above values and multiples and in Wasserstein Perella's judgment, the appropriate reference ranges derived from its comparable transaction analysis were a reference range of implied prices of $120-$145 per LIN Common Share, implied reference ranges of multiples for LIN of 19.5x-22.9x LTM EBITDA, 14.5x-17.0x estimated 1995 EBITDA and 11.5x-13.5x estimated 1996 EBITDA, and an implied per pop range for LIN of $301-$353.

  3. Discounted Cash Flow Analysis. Wasserstein Perella performed discounted cash flow analyses based on two different sets of financial projections for
LIN: the LIN Management Base Case and the McCaw Management Case. Solely for comparative purposes, Wasserstein Perella also prepared a sensitivity case using different assumptions (the "Sensitivity Case"). The Sensitivity Case does not purport to be projections for LIN; instead, it is a sensitivity analysis using different assumptions for comparative purposes. Wasserstein Perella noted in its report that, given the nature of the cellular and wireless data industries, discounted cash flow valuation ranges are extremely sensitive to changes in both operating assumptions and valuation parameters. In performing its discounted cash flow analysis, Wasserstein Perella considered various different assumptions that it deemed appropriate. It noted that there is a high variability regarding appropriate valuations of the wireless data segment, which is not unusual in industries that are in a relatively early stage of development. Wasserstein Perella applied valuation parameters that it deemed appropriate to the LIN Management Base Case and the McCaw Management Case.

  In its report, Wasserstein Perella highlighted certain assumptions that were common to both the LIN Management Base Case and the McCaw Management Case. Wasserstein Perella also noted that there were several major areas of difference between these two sets of projections: the McCaw Management Case attempted to strip out AT&T synergies from the LIN Management Base Case (LIN management stated that it did not incorporate meaningful AT&T synergies in the LIN Management Base Case); the McCaw Management Case assumed lower penetration by LIN (14.5% vs. 16.9% in year 2004); the McCaw Management Case assumed lower revenue per subscriber per month (approximately $49 vs. approximately $54 in the LIN Management Base Case in the year 2004); the McCaw Management Case assumed higher marketing costs throughout the period to 2004, especially in the last five years of the period; and the McCaw Management Case projections regarding wireless data transmission were significantly more modest (approximately one-half the cash flow of the LIN Management Base Case in the year 2004).

  Wasserstein Perella believed it appropriate to, and did, utilize different discount rates for each of the major industry segments of LIN's business: 11%- 13% for cellular, 19%-21% for wireless data and 11%-13% for television assets. Wasserstein Perella felt it appropriate to use terminal valuations based on perpetuity growth rates of 5% to 6% for cellular, 6% to 10% for wireless data and 4% to 6% for television assets. These were deemed appropriate with respect to the respective industry segments of LIN's business.

  As determined by Wasserstein Perella, the values per LIN Common Share based on a discounted cash flow analysis were as follows: $102.99-$180.69 based on the LIN Management Base Case; $66.09-$118.73 based on the McCaw Management Case and $95.52-$168.71 based on the Sensitivity Case.

  Taking the foregoing into account, in Wasserstein Perella's judgment, its discounted cash flow analysis yielded a summary reference range of implied prices of $110-$150 per LIN Common Share, implied reference ranges of multiples for LIN of 18.2x-23.6x LTM EBITDA, 13.5-17.5x estimated 1995 EBITDA, and 10.7x-14.6x estimated 1996 EBITDA and an implied per pop range for LIN of $280-$363.

  In addition to the above outlined analyses, Wasserstein Perella performed such other valuation analyses as it deemed appropriate in determining the fairness to the LIN public stockholders of the Minimum Merger Consideration of $129.50 per LIN Common Share to be received in the Merger. Wasserstein Perella concluded, based on the full range of its analyses, that the Minimum Merger Consideration of $129.50 per LIN Common Share to be paid in the Merger was fair from a financial point of view to the LIN public stockholders.


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

  Wasserstein Perella is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, and secondary distributions of listed and unlisted securities and private placements. Wasserstein Perella was selected to render its opinion regarding the fairness of the consideration to be received by the LIN public stockholders in the Merger because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies, including companies in the cellular industry. In addition to acting as the "Mutually Designated Appraiser" pursuant to the PMVG and its service in providing the Fairness Opinion, Wasserstein Perella acted as LIN's financial advisor in connection with the acquisition of control of LIN by McCaw in 1990.

  Terms of Wasserstein Perella's Engagement: Pursuant to the terms of an engagement letter dated June 23, 1995, LIN agreed to pay Wasserstein Perella a fee of $1.5 million to render an opinion as to the fairness of the consideration to be received by the LIN public stockholders in the Merger. LIN also agreed to reimburse Wasserstein Perella for its out-of-pocket expenses, including reasonable fees and disbursements of its counsel. LIN agreed to indemnify Wasserstein Perella and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Wasserstein Perella or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of such engagement. The fees, expense reimbursement and indemnification described above are additional to those provided to Wasserstein Perella for its service as the "Mutually Designated Appraiser" (see "SPECIAL FACTORS--Private Market Value Determination of Wasserstein Perella").

PRIVATE MARKET VALUE VIEW OF MORGAN STANLEY

  Morgan Stanley was engaged by McCaw, in accordance with the terms of the PMVG, to determine the private market value per LIN Common Share, as defined in the PMVG. McCaw selected Morgan Stanley because, as required by the PMVG, Morgan Stanley is a nationally recognized investment banking firm and because Morgan Stanley has substantial experience in the valuation of companies generally and in the cellular industry. McCaw imposed no limitations on Morgan Stanley in connection with Morgan Stanley's arriving at its view of the private market value per LIN Common Share, except that, in accordance with the view of both McCaw and the LIN Independent Directors, Morgan Stanley did not solicit third-party interest with respect to the acquisition of all the LIN Common Shares.

  As required by the PMVG, on January 31, 1995, Morgan Stanley stated its initial view that the private market value per LIN Common Share, as defined in the PMVG, was $100. Between January 31, 1995 and February 15, 1995, Morgan Stanley met and consulted with Bear Stearns and Lehman Brothers with respect to Morgan Stanley's initial view and Bear Stearns' and Lehman Brothers' initial view of the private market value per LIN Common Share. In addition, during this period, Morgan Stanley met with McCaw and AT&T to discuss such initial views and the wide disparity between the initial view of Morgan Stanley, on the one hand, and the initial view of Bear Stearns and Lehman Brothers, on the other hand. As required by the PMVG, on February 15, 1995, Morgan Stanley delivered its final view that the private market value per LIN Common Share, as defined in the PMVG, was $105, assuming a closing date for an acquisition of LIN of no earlier than June 30, 1995. The full text of the reports by Morgan Stanley relating to such view is attached as an exhibit to the Schedule 13E-3 (see "ADDITIONAL INFORMATION"), and is also available for inspection and copying at the principal executive offices of McCaw (see "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN-- McCaw") during McCaw's regular business hours by any interested holder of LIN Common Shares or such holder's representative who has been so designated in writing.

  Morgan Stanley considered a wide variety of factors in arriving at its view of the private market value per LIN Common Share (as defined in the PMVG), including, but not limited to, its view of the following: (i) LIN's intrinsic value implied by LIN management projections, as well as by equity research analyst projections, using a discounted cash flow analysis; (ii) values implied by precedent transactions; (iii) an evaluation of potential unrelated third party acquirors of LIN; (iv) the price that could be attributed to LIN in the context of AT&T's acquisition of McCaw and LIN; (v) the private market value price for LIN projected by McCaw in 1992 in the context of its financial planning process; (vi) an evaluation of the 1989 contested takeover battle for LIN; and (vii) the likely public market trading value for LIN absent the PMVG agreement.

  In arriving at its view of the private market value per LIN Common Share (as defined in the PMVG), Morgan Stanley (i) reviewed the PMVG and participated in discussions with its legal counsel, AT&T and the LIN Independent Directors' financial advisors with respect to Morgan Stanley's role as "Offeror's Appraiser" under the PMVG, including with respect to the interpretation of the definition of "private market value" contained therein (concluding that, under the definition, AT&T and McCaw should be considered as sellers, not as buyers, of LIN Common Shares), (ii) analyzed certain publicly available financial statements of LIN, (iii) reviewed certain internal financial statements and other financial and operating data concerning LIN prepared by the management of LIN, (iv) reviewed certain financial projections of LIN prepared by the managements of McCaw and of LIN, (v) met with senior officers of McCaw and LIN to discuss the projections of LIN prepared by the managements of McCaw and LIN and past and current operations of LIN and LIN's financial condition and prospects, (vi) visited LIN's facilities in Kirkland, Washington, Los Angeles, California, New York, New York and Dallas, Texas, (vii) reviewed the reported prices and trading activity of the LIN Common Shares, (viii) compared the financial performance of LIN and the prices and trading activity of the LIN Common Shares with that of certain other comparable publicly traded companies,
(ix) reviewed the terms of the acquisition by AT&T of McCaw and the financial terms, to the extent publicly available, of certain comparable acquisition transactions, (x) performed discounted cash flow analyses using the LIN Management Base Case, adjusted as described below, (xi) reviewed potential third party interest in an acquisition of LIN, including the possibility of tax efficient transaction structures (although, as instructed by McCaw, Morgan Stanley did not contact any third parties to determine their potential interest in acquiring LIN), (xii) reviewed historical operating and financial results of the wireless industry, (xiii) reviewed equity research analysts' and cellular industry experts' analyses and estimates of the private market value of LIN, and (xiv) reviewed such other information and performed such other analyses (including the information and analyses described below and in the reports of Morgan Stanley filed as an exhibit to the Schedule 13E-3) and took into account such other matters as Morgan Stanley deemed appropriate.

  The following is a summary of the analyses performed by Morgan Stanley in arriving at its final view of the private market value per LIN Common Share, as defined in the PMVG.

  Discounted Cash Flow Analysis. Morgan Stanley's discounted cash flow analysis yielded values of $93 to $110 per LIN Common Share. This analysis was based on (i) LIN management's Base Case projections, but excluding that portion of the Base Case attributable to LIN management's projections with respect to revenue streams from LIN's wireless data, new features and long distance services, (ii) discount rates of 13% to 14% and (iii) exit multiples of 9.5x to 10.5x EBITDA projected for the year 2004. Using the Base Case projections, Morgan Stanley derived a range of discounted cash flow values by calculating the present value as of February 15, 1995 of (i) LIN's projected free cash flow for the ten and one-half months ended December 31, 1995 and the calendar years 1996 through 2004 and (ii) a terminal value based on a multiple of EBITDA projected for the year 2004. In reviewing this range for purposes of determining the private market value per LIN Common Share, Morgan Stanley stated its view that discounted cash flow analysis has its limitations for this specific purpose. Morgan Stanley expressed its view that while discounted cash flow analysis is a useful benchmark for intrinsic valuation, it does not in and of itself necessarily equate to what an unrelated third party would pay for all of LIN. (Morgan Stanley also noted its view that the PMVG provides for a determination of what an unrelated third party would pay for all the LIN Common Shares, as opposed to a determination of the intrinsic value of LIN.)

  While Morgan Stanley's discounted cash flow analysis utilized LIN management's Base Case projections, adjusted as described above, Morgan Stanley also noted certain factors that caused it to view such projections as aggressive for a potential buyer of LIN. In particular, Morgan Stanley viewed the Base Case projections as more aggressive with respect to revenue (both before and after Morgan Stanley's adjustments), and more aggressive in the later years with respect to cash flows (before Morgan Stanley's adjustments), than the LIN base case projections that were prepared on behalf of McCaw management and presented to the McCaw Board of Directors in the fall of 1992. In Morgan Stanley's view, the 1992 projections, in turn, while underestimating certain measures such as penetration, overestimated LIN's actual performance with respect to revenue and cash flow in 1993 and with respect to cash flow in 1994. Further, the Base Case projections were created by LIN management solely for purposes of the PMVG process and not in the ordinary course planning process.

  In addition, Morgan Stanley found various aspects of the Base Case projections to be either internally inconsistent or overly optimistic in Morgan Stanley's view. For example, Morgan Stanley noted that projected capital expenditures appeared to Morgan Stanley to be inconsistent with the operating assumptions projected by LIN management in the Base Case, in that annual capital expenditures per net customer addition were projected to decline despite projected increases in minutes of usage per subscriber. Moreover, in Morgan Stanley's view, annual capital expenditures did not seem to factor in replacement cost, given that Morgan Stanley's analysis of the Base Case projections found that net plant, property and equipment was projected to decline from $1,055 million in 1998 to $461 million in 2004.

  Morgan Stanley separately analyzed LIN management's Base Case projections with respect to revenue streams from wireless data, new features and long distance. This analysis suggested to Morgan Stanley that potential purchasers of LIN would be unlikely to assign significant value to those services. In particular, Morgan Stanley indicated its view that LIN management's Base Case projections for wireless data were aggressive and inconsistent with McCaw's Wireless Data Division projections for LIN. In Morgan Stanley's view, wireless data opportunities, appropriately valued, represent only a potential $5 to $6 of value per LIN Common Share and, given potential purchasers' experience with wireless data, Morgan Stanley thought it unlikely that such purchasers would pay any meaningful value for such opportunities. In addition, Morgan Stanley expressed its view that buyers would assign little value to projections related to new features which included features "yet to be identified." With respect to long distance services, Morgan Stanley noted its view that strategic buyers might be unable to capitalize on the revenue stream from these services due to regulatory constraints relating to equal access for customers. Morgan Stanley also noted that, in its view, the LIN Base Case projections excluding wireless data, long distance and new features were consistent with the LIN projections prepared by industry analysts which, in its view, included AT&T synergies.

  Morgan Stanley separately performed a discounted cash flow analysis based on a variety of long-term projections created by certain equity research analysts, which yielded values of $101 to $120 per LIN Common Share. Morgan Stanley's analysis used discount rates of 13% to 14%, and exit multiples of 9.5x to 10.5x EBITDA in the year 2004. In certain cases, Morgan Stanley adjusted these exit multiples upward for analysts whose projections did not extend through the year 2004. Morgan Stanley stated, however, that certain of the equity research analysts' projections for LIN reflected certain benefits attributable to being owned by AT&T that would not be available to LIN if it were acquired by an unrelated third party buyer, such as access to the AT&T brand name; these benefits, however, were not detailed separately in the projections. Morgan Stanley also stated that certain equity research analysts had increased their estimates of the 1995 private market value per LIN Common Share following the announcement of AT&T's acquisition of McCaw and its majority stake in LIN. Morgan Stanley believed that one component of the increased private market value estimates was the inclusion by equity research analysts of synergies attributable exclusively to the benefits of being owned by AT&T. Morgan Stanley observed that the average increase in such private market value estimates after the announcement of AT&T's acquisition of McCaw was $12 per LIN Common Share. Morgan Stanley's discounted cash flow analysis based on projections created by equity research analysts, adjusted by Morgan Stanley to exclude $12 per LIN Common Share, yielded values of $89 to $108 per LIN Common Share.

  In arriving at its view of the appropriate discount rate to apply to the various sets of projections, Morgan Stanley reviewed and analyzed, among other things, its views of the following items: (i) the current and historic yield on U.S. Treasury bonds, (ii) estimates of LIN's predicted asset beta since January 1993, (iii) the existing capital structure and credit ratings of various potential purchasers of LIN, (iv) the likely capitalization a hypothetical purchaser of LIN would require in order to avoid a negative impact on its existing credit rating, (v) potential credit rating impacts on various potential purchasers of various capital structures for LIN if it were to be acquired, (vi) the range of discount rates employed by selected equity research analysts to value cellular properties, and (vii) the range of discount rates employed by other financial advisors to value cellular properties in other transactions. Based on such analysis, Morgan Stanley indicated its view that 13% to 14% was the appropriate range of discount rates to use in its discounted cash flow analysis of the Base Case projections as adjusted as described above for LIN. Morgan Stanley also stated its view that its determination of the appropriate weighted average cost of capital was consistent with the views of financial advisors employed to value cellular properties in other transactions, adjusted by Morgan Stanley to reflect changes in interest rates since the date of such transactions.

  In arriving at its view of the appropriate exit multiples to apply to EBITDA in the year 2004, Morgan Stanley reviewed and analyzed, among other things, the following items: (i) the range of exit multiples implied by a range of perpetual free cash flow growth rates of 4% to 8% and a range of weighted average costs of capital of 13% to 14%, (ii) the range of exit multiples utilized by selected equity research analysts in their discounted cash flow analysis (which projections extended to the years 1999 and 2000), and (iii) the range of exit multiples employed by selected financial advisors to value cellular properties in other transactions. Based on such analysis, Morgan Stanley indicated its view that 9.5x to 10.5x was the appropriate range of exit multiples to utilize in its discounted cash flow valuation of the projections for LIN. Morgan Stanley also stated its view that its determination of the appropriate exit multiples was consistent with the views of financial advisors employed to value cellular properties in other transactions, adjusted by Morgan Stanley to reflect differences in the length of the projections utilized (i.e., exit multiples in the year 2000 compared to exit multiples in the year 2004).

  Precedent Transactions. Morgan Stanley reviewed and analyzed selected precedent transactions in the cellular industry, including an analysis of the prices paid per pop (cellular asset value divided by potential customers) and prices paid as a multiple of actual historical and projected future EBITDA (proportionate cellular asset value divided by proportionate cellular EBITDA). In Morgan Stanley's view, an examination of precedent cellular transactions was the most relevant method of determining the private market value per LIN Common Share because this method provided empirical evidence as to what an acquiror would actually pay for a company similar to LIN.

  Although Morgan Stanley examined all the prior cellular transactions it deemed relevant, in its view, AT&T's acquisition of McCaw was the most relevant precedent transaction in determining the private market value per LIN Common Share because of similarities in the size and financial operating characteristics of LIN and McCaw and because of the relevance of LIN itself in AT&T's acquisition of McCaw. Morgan Stanley's analysis of the consideration received by McCaw shareholders indicated valuation multiples, based on the price of AT&T stock at the consummation of the acquisition of McCaw on September 19, 1994, of approximately $247 per pop, 16.1x and 11.3x estimated 1994 and 1995 cellular EBITDA, respectively, and 6.9x and 5.3x estimated 1994 and 1995 revenues, respectively. Such analysis was based on publicly available equity research analyst projections for McCaw and LIN prior to the closing, and represented consideration on a blended basis for both McCaw and its approximately 52% stake in LIN. Morgan Stanley also compared the amount of proportionate pops, revenue, and EBITDA represented by the LIN properties and by the McCaw properties (excluding LIN), and analyzed the valuation multiples at both announcement and closing of AT&T's acquisition of McCaw as calculated by dividing the transaction value by the proportionate number of combined pops, and by estimates of cellular revenue and cellular EBITDA for 1994 and 1995 of various equity research analysts. Morgan Stanley stated its conclusion that applying these valuation benchmarks to LIN implied prices per LIN Common Share in the range of $98-$112 based on estimates at the time of announcement of the transaction, and in the range of $93-$97 at the time of the closing of the transaction. Morgan Stanley concluded that its estimate of the private market value for LIN of $105 per LIN Common Share implied valuation multiples of $267 per pop and 17.7x and 12.8x 1994 actual and 1995 estimated EBITDA, respectively, which Morgan Stanley stated were consistent with, and assigned a premium to LIN over, those observed in AT&T's acquisition of McCaw.

  Morgan Stanley also compared certain financial and operating information for LIN and for McCaw (excluding LIN) for the twelve-month period ending June 30, 1994, adjusted to reflect full-year ownership of the various properties owned by LIN as of June 30, 1994. Morgan Stanley stated that (i) LIN had market penetration of 3.57% versus penetration of 3.66% for McCaw (excluding LIN),
(ii) LIN had generated revenue per subscriber per month of $85 versus $82 for McCaw (excluding LIN), (iii) LIN had generated EBITDA margins of 44% versus 42% for McCaw (excluding LIN), (iv) LIN had generated revenue per pop of $30.91, versus $30.00 for McCaw (excluding LIN), and (v) LIN had generated EBITDA of $13.64 per pop, versus EBITDA of $12.62 for McCaw (excluding LIN). Morgan Stanley expressed its view that because many cellular properties now have substantial operating histories, the true measure of a cellular property's value is best reflected by that company's operating performance, rather than by its demographic characteristics. Morgan Stanley stated its view that LIN had not demonstrated significantly superior operating performance compared to McCaw (excluding LIN), and that the operating characteristics noted above represented a range of premium performance of -2% to 8% for LIN markets versus McCaw markets only.

  In addition, Morgan Stanley believed that the price paid in AT&T's acquisition of McCaw, including McCaw's 52% stake in LIN, incorporated a "strategic premium" to reflect the benefits to AT&T of the cellular footprint acquired (which cellular footprint was, at the time of the acquisition, the largest in the United States). Morgan Stanley believed, however, that this "strategic premium" was equally allocable to all of the assets acquired, rather than partially to McCaw and partially to LIN, because of Morgan Stanley's views that (i) McCaw, without LIN, was of lesser strategic value to AT&T, (ii) LIN, without McCaw, was of lesser strategic value to AT&T, and
(iii) McCaw, combined with its 52% stake in LIN, was of significant strategic value to AT&T. In particular, Morgan Stanley stated its view that the strategic value of LIN, without McCaw, would have been lower due to, among other things, LIN's limited geographic coverage and co-control positions in certain markets. Moreover, Morgan Stanley noted that it did not believe that AT&T had assigned higher valuation multiples to LIN properties than to the McCaw properties (excluding LIN) in the context of its acquisition of McCaw.

  Morgan Stanley stated, however, that in its view AT&T's acquisition of McCaw has limitations as a precedent transaction as the result of certain significant differences between the circumstances of that transaction and a hypothetical third party acquisition of LIN taking place at the present time, including the following: (i) AT&T was prepared to pay for synergies in its acquisition of McCaw for which an unrelated third party might not pay in an acquisition of LIN; (ii) AT&T was able to account for its acquisition of McCaw as a pooling of interests, whereas a third party would be required to account for an acquisition of LIN using purchase accounting treatment; (iii) interest rates had risen significantly since the original announcement of AT&T's acquisition of McCaw; and (iv) in the period since the announcement of the AT&T/McCaw transaction, LIN might be viewed as less attractive to third parties as a result of the formation of strategic alliances whose partners are operators in LIN's markets, which alliances both increased competition in LIN's markets and lessened third party interest due to conflicts.

  As set forth above, in addition to reviewing AT&T's acquisition of McCaw and LIN, Morgan Stanley reviewed and analyzed selected transactions involving other companies in the cellular industry that Morgan Stanley deemed relevant. Morgan Stanley observed that transactions had historically been analyzed utilizing per pop multiples as the most relevant valuation benchmark (due largely to the lack of significant positive EBITDA or operating history) and that, in its view, recently transactions have been increasingly analyzed utilizing multiples of EBITDA as the most relevant valuation benchmark given the maturing of the operations of cellular properties and the corresponding existence of EBITDA. In addition, Morgan Stanley stated that few if any cellular properties were ever sold for more than $300 per pop. Morgan Stanley observed that recent transaction valuation benchmarks, as calculated by Morgan Stanley, were in a range of 10x--13x projected 1995 EBITDA for the selected cellular transactions that Morgan Stanley deemed to be the most relevant. The transactions reviewed included (acquiror/target) GTE/Contel (10% stake), SBC/Associated, AT&T/McCaw and SBC/GTE (10% stake in Dallas). Morgan Stanley stated its view that the multiple of 1995 estimated EBITDA of 12.8x implied by its estimate of the private market value per LIN Common Share of $105 was consistent with multiples of EBITDA in these selected recent transactions.

  Review of Potential Purchasers. Morgan Stanley explained its view that a necessary element of the determination of the private market value per LIN Common Share (as defined in the PMVG) is an assessment of the universe of potential purchasers for LIN. Morgan Stanley stated that at a price of $105 per LIN Common

Share, a purchase of all of LIN would be by far the largest U.S. telecommunications purchase transaction ever. Morgan Stanley identified and reviewed a broad group of companies in order to assess the universe of potential purchasers of LIN, including cellular operators with over 10 million pops, entities bidding on personal communications services ("PCS") spectrum with over $5 billion of market equity value and telecommunications service companies with over $5 billion of market equity value.

  Morgan Stanley indicated its view that a potential unrelated third party acquiror of LIN would consider, among other things, the likely projected cash flows that it would expect to realize, and that such projections might be lower than those projected in the LIN Base Case, because an unrelated third party (i) would not have access to any potential benefits of being owned by AT&T, and (ii) would most likely expect to compete against AT&T as a potential provider of wireless communication services through, for example, AT&T's acquisition of PCS spectrum in LIN's markets. In reviewing the universe of potential purchasers other than AT&T that could acquire all the LIN Common Shares in a hypothetical auction process, as contemplated by the PMVG, Morgan Stanley indicated its view that many potential purchasers could be limited due to regulatory conflicts, strategic interests and financial constraints.

  Morgan Stanley utilized a variety of methodologies in its assessment of the limitations of each company in the universe of potential purchasers identified by Morgan Stanley, including (i) analyzing the strategic interests and initiatives of each potential purchaser as observed by Morgan Stanley, (ii) performing individual pro forma financial analyses and examining potential earnings dilution and capital financing impacts of a purchase of LIN at a range of purchase prices, and (iii) reviewing regulations governing the ownership of cellular properties and existing contractual arrangements among potential purchasers pertaining to ownership of cellular properties. For example, Morgan Stanley noted its understanding that Bell Atlantic, NYNEX, AirTouch and U S WEST would each be prohibited from purchasing LIN's New York and Los Angeles properties (aggregating 81% of LIN's pops) either because of existing market ownership or due to conflicts created by their strategic alliances and related contractual obligations. Morgan Stanley stated its conclusion that the most feasible bidders for LIN would be MCI Communications Corp., SBC and BellSouth, although Morgan Stanley questioned whether any of those three entities would be willing to pay $105 or more for each LIN Common Share given certain strategic concerns that those purchasers might have, and that the size of the LIN transaction would raise significant financing and dilution issues for those purchasers. Morgan Stanley also examined the possibility of consortium bids, or a breakup of LIN and the sale of pieces of LIN, but Morgan Stanley believed that, in light of tax and regulatory constraints, greater value would not be obtained for LIN through these methods.

  Reconciliation to Public Market Value. Morgan Stanley reviewed the historical trading prices for the LIN Common Shares and noted that LIN's public market trading value had increased to approximately 30% above an index of certain other publicly traded cellular companies including AirTouch, Cellular Communications, Vanguard, CommNet, US Cellular, and Centennial, since year-end 1993. Morgan Stanley suggested that such increase was driven in part by the continually increasing equity research analyst estimates of the private market value per LIN Common Share. Morgan Stanley noted that these increases in the LIN stock price and private market value estimates occurred in spite of the fact that LIN's 1994 EBITDA was below analyst operating projections and LIN's 1994 revenues did not surpass projections. As discussed above under "Discounted Cash Flow Analysis," Morgan Stanley believed that one component of the increased private market value estimates was the inclusion by certain equity research analysts of synergies attributable exclusively to the benefits of being owned by AT&T, such as access to the AT&T brand name, in their projections for LIN. In addition, Morgan Stanley observed that the research analysts appeared to have considered AT&T as the only possible purchaser of LIN and, accordingly, did not analyze the financial, strategic or regulatory implications of such a purchase by any other entity. Morgan Stanley also questioned whether certain equity research analysts had used appropriate discount rates and exit multiples, and identified what it viewed as logical and arithmetic errors in certain analysts' calculations. Morgan Stanley observed that equity research analyst estimates of private market value in certain recent precedent cellular transactions had exceeded actual transaction prices by an average of approximately 35%.

  Implied Public Trading Value. Morgan Stanley reviewed, analyzed and compared certain operating, financial, and trading information of LIN and eight other publicly traded cellular companies (AirTouch, Cellular

Communications, Centennial, CommNet, Contel, Intercel Inc., US Cellular and Vanguard). Among other things, Morgan Stanley presented data comparing LIN's penetration, revenue per subscriber per month, revenue per pop, EBITDA per pop, subscriber growth, revenue growth, EBITDA growth, EBITDA margin, pops in top markets and pops under majority control to that of these public cellular companies. Morgan Stanley noted that, among all of these public cellular companies, it considered AirTouch to be the most comparable to LIN with respect to financial characteristics, growth and market demographics. Based on a range of assumptions used by equity research analysts for AirTouch's non-U.S. cellular assets, Morgan Stanley indicated its conclusion that the public market price for AirTouch implied valuation benchmarks in a range of $196 to $219 per pop and 14.3x--16.0x and 10.4x--11.7x 1994 actual and 1995 estimated EBITDA, respectively. Morgan Stanley noted that applying these valuation benchmarks to LIN would yield a public market trading price for LIN of approximately $80 to $95 per LIN Common Share.

  The summary set forth above does not purport to be a complete description of the analyses considered by Morgan Stanley in reaching its view under the PMVG as to the private market value of the LIN Common Shares, as defined in the PMVG. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its determination. In addition, the PMVG provided only for a determination by Morgan Stanley of the private market value of the LIN Common Shares as defined in the PMVG. Accordingly, the view reached by Morgan Stanley as described above does not purport to be an appraisal of the LIN Common Shares. Moreover, Morgan Stanley is not rendering, and was not requested to render, an opinion as to the fairness to LIN or the LIN stockholders, from a financial point of view, of the consideration to be paid pursuant to the Merger. Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied to it in connection with reaching its view of the private market value of the LIN Common Shares under the PMVG, and in arriving at such view, Morgan Stanley did not make an independent valuation or appraisal of the assets or liabilities of LIN, nor has it been furnished with any such appraisal. In addition, Morgan Stanley's view was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its determination except that, as discussed with McCaw, Morgan Stanley assumed a closing date for an acquisition of LIN of no earlier than June 30, 1995.

  Morgan Stanley's Engagement. Morgan Stanley has provided investment banking services to AT&T from time to time in the past, for which it has received customary fees. Among other things, Morgan Stanley represented AT&T in connection with AT&T's 1994 acquisition of McCaw, for which Morgan Stanley received an aggregate fee of $20 million.

  In consideration for Morgan Stanley's services under the PMVG, McCaw has agreed to pay Morgan Stanley an additional fee of $3 million, which is not contingent on completion of the Merger or any other transaction. McCaw has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. McCaw has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

  In the ordinary course of its business, Morgan Stanley may actively trade in securities of AT&T for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in any such security.

PRIVATE MARKET VALUE VIEW OF BEAR STEARNS AND LEHMAN BROTHERS

  Determination of Private Market Value Per LIN Common Share. Pursuant to the terms of the PMVG, Bear Stearns and Lehman Brothers were engaged by the LIN Independent Directors to determine the private market value per LIN Common Share, as defined in the PMVG. Bear Stearns and Lehman Brothers were selected by the LIN Independent Directors because, as is required by the PMVG, both firms are nationally recognized investment banking firms and both have substantial experience valuing companies in the cellular industry. In connection with Bear Stearns' and Lehman Brothers' determining the private market value per LIN Common Share, the LIN Independent Directors placed no limitations on Bear Stearns and Lehman Brothers, except that Bear Stearns and Lehman Brothers were directed not to solicit third party interest with respect to an acquisition of all or any part of LIN.

  The definition of private market value per LIN Common Share set forth in the PMVG (the "Definition") is as follows:

  the private market price per [LIN Common] Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding [LIN Common] Shares (including the [LIN Common] Shares held by [McCaw] and its affiliates) in an arm's length transaction, assuming that [LIN] was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including, if necessary, through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies).

Based on the advice of their legal counsel, Fried, Frank, Harris, Shriver & Jacobson, and on the advice rendered to the LIN Independent Directors by their legal counsel, Simpson Thacher & Bartlett, Bear Stearns and Lehman Brothers interpreted the Definition to require a determination of the private market value per LIN Common Share based on a hypothetical auction to a broad spectrum of buyers, including AT&T.

  Bear Stearns' and Lehman Brothers' views of the private market value per LIN Common Share described herein in each case were stated as of the date of determination thereof but, with the permission of the LIN Independent Directors, assumed a closing date for an acquisition of LIN of June 30, 1995.

  On January 19, 1995, Bear Stearns and Lehman Brothers reported to the LIN Independent Directors their preliminary view that the private market value per LIN Common Share was in a range of $140 to $170, and they reviewed with the LIN Independent Directors their rationale therefor.

  As required by the PMVG, on January 31, 1995, Bear Stearns and Lehman Brothers stated their initial view that the private market value per LIN Common Share was $162. Between January 31, 1995 and February 15, 1995, as required by the PMVG, Bear Stearns and Lehman Brothers met and consulted with Morgan Stanley with respect to Bear Stearns' and Lehman Brothers' initial view and Morgan Stanley's initial view of the private market value per LIN Common Share. In addition, during that period, Bear Stearns and Lehman Brothers met and consulted with the LIN Independent Directors to discuss Morgan Stanley's initial view and the wide disparity between the initial view of Morgan Stanley and the initial view of Bear Stearns and Lehman Brothers.

  As required by the PMVG, on February 15, 1995, Bear Stearns and Lehman Brothers delivered to the LIN Independent Directors their final view that the private market value per LIN Common Share was $155.

  In arriving at their final view of the private market value per LIN Common Share, Bear Stearns and Lehman Brothers, (i) reviewed the PMVG; (ii) reviewed LIN's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 1990 through 1993, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994;
(iii) reviewed certain operating and financial information, including projections provided to them by LIN management relating to LIN's business, operations and prospects; (iv) met with certain members of LIN's and McCaw's senior managements to discuss LIN's business, operations, historical financial results, financial condition and prospects; (v) visited LIN's facilities in Kirkland, WA, Los Angeles, CA, New York, NY, and Dallas, TX; (vi) reviewed various business, financial and legal information and documents relating to LIN and its subsidiaries and partnerships, including a review of the organizational structure, partnership agreements, tax basis and loan documentation provided to them by LIN; (vii) reviewed the historical prices and trading volume of the LIN Common Shares; (viii) performed discounted cash flow analyses, including discounted cash flow analyses based on the projections provided by LIN management; (ix) reviewed publicly available financial data, stock market performance data and valuation parameters of certain other companies which they deemed relevant; (x) reviewed the terms of the AT&T/McCaw merger and the terms of certain other precedent acquisitions of cellular companies which they deemed relevant; (xi) reviewed potential third-party interest in an acquisition of or an investment in all or part of LIN, including the possibility of tax-efficient transaction structures (although, at the direction of the LIN Independent Directors, they did not contact any third parties to determine their potential interest); (xii) reviewed historical operating and financial results of the wireless industry and equity research analysts' and cellular industry experts' analyses of the prospects and projected trends of the wireless industry; (xiii) reviewed equity research analysts' and cellular industry experts' analyses and estimates of the private market value per LIN Common Share; (xiv) reviewed the projections for LIN prepared by AT&T and McCaw furnished to them on January 18, 1995 (and additional backup to such projections furnished to them on February 9, 1995), LIN management's comments on such projections, and Bear Stearns' and Lehman Brothers' due diligence inquiries on January 25, 1995 of AT&T and McCaw regarding such projections; and (xv) conducted such other studies, analyses, inquiries and investigations as they deemed appropriate.

  In performing their financial and valuation analyses, Bear Stearns and Lehman Brothers considered a wide variety of factors, including their views as to (i) trends in the wireless communications industry, (ii) LIN's preeminent position in the cellular industry, (iii) LIN's business strategy, market position, historical financial and operating performance and future prospects,
(iv) the ownership and control characteristics of LIN's markets, (v) potential third-party interest in all or part of LIN and the potential for tax-efficient sale transactions, and (vi) equity research analysts' estimates of operating statistics and valuation parameters relating to LIN and to the cellular industry.

  The following is a summary of the analyses performed by Bear Stearns and Lehman Brothers in connection with providing their final view of the private market value per LIN Common Share to the LIN Independent Directors pursuant to the PMVG.

  1. Discounted Cash Flow Analysis. Bear Stearns and Lehman Brothers performed discounted cash flow analyses based on three different sets of financial projections for LIN: (a) a Base Case provided by LIN management, (b) an Upside Case provided by LIN management and (c) a Sensitivity Case derived by Bear Stearns and Lehman Brothers from the Base Case (each described below). Applying discount rates and terminal value multiples of EBITDA for the year 2004 (as discussed below), Bear Stearns and Lehman Brothers calculated a range of discounted cash flow values per LIN Common Share on a fully diluted basis of $141 to $194 utilizing the Base Case projections, $172 to $235 utilizing the Upside Case projections and $104 to $144 utilizing the Sensitivity Case projections. In reviewing these ranges for purposes of determining the private market value per LIN Common Share, Bear Stearns and Lehman Brothers considered the impact on valuation of (i) their view of the aggressiveness or conservatism, as applicable, of the various sets of projections, (ii) applying higher discount rates and higher terminal multiples to LIN's wireless data business projections and (iii) LIN's shared control of the Los Angeles and Houston markets. Bear Stearns and Lehman Brothers considered the results of their discounted cash flow analyses as one of the primary factors for determining their view of the private market value per LIN Common Share.

  For each set of projections, Bear Stearns and Lehman Brothers derived a range of discounted cash flow values by calculating the present value as of June 30, 1995 of (i) LIN's projected free cash flow on an unleveraged basis for the six months ended December 31, 1995 and the calendar years 1996 through 2004 and (ii) a terminal value based on a multiple of EBITDA projected for the year 2004.

  Bear Stearns and Lehman Brothers utilized discount rates, reflecting their determination of LIN's weighted average cost of capital, ranging from 11% to 13%. In arriving at their view of the appropriate discount rate to apply to the various sets of projections, Bear Stearns and Lehman Brothers reviewed and analyzed, among other things, their views of the following items: (i) LIN's business strategy, market position, future prospects and financial projections, (ii) general wireless industry trends and projections, (iii) a derived cellular industry asset beta based on the average of unleveraged equity betas for certain publicly traded cellular companies, (iv) a long term target capitalization ratio which was based on a leverage analysis of companies in other communications industries which were viewed as proxies for cellular companies at a more mature stage of development, (v) the historical and current yields on U.S. Treasury Bonds, (vi) the historical and current trading levels of various cellular companies' high yield debt, (vii) an estimate of LIN's current cost of bank debt based on its most recent bank credit agreement, and (viii) an estimate of the stock market's long-term risk premium. To calculate LIN's terminal value, Bear Stearns and Lehman Brothers applied multiples of EBITDA for the year 2004 ranging from 10.5x to 12.5x. The range of multiples of terminal year EBITDA were calculated using assumed perpetual nominal growth rates, taking into account Bear Stearns' and Lehman Brothers' views of (i) LIN's business strategy, market position, future prospects and financial projections; (ii) general wireless industry trends and projections; and (iii) the perpetual growth rates implied by certain expectations for the U.S. economy in terms of real gross domestic product growth and inflation. Bear Stearns and Lehman Brothers compared these discount rates and terminal value multiples to, and viewed them to be consistent with, the discount rates and terminal value multiples used by (i) selected equity research analysts in estimating the potential private market value per LIN Common Share, (ii) selected equity research analysts in estimating the private market values of other cellular companies, and (iii) selected financial advisors in performing discounted cash flow analyses in connection with certain precedent merger and acquisition transactions in the cellular industry.

  The Base Case projections utilized by Bear Stearns and Lehman Brothers in their discounted cash flow analysis were provided by LIN management. These projections assume that LIN's revenue, subscriber and cash flow growth will be highest in 1995 and that the rate of growth will decline in each year thereafter, with more rapid declines in the first several years as the wireless communications industry matures and becomes more competitive. Although McCaw informed Bear Stearns and Lehman Brothers that in its view the Base Case projections were unreasonably optimistic, Bear Stearns and Lehman Brothers determined to utilize the Base Case projections because of their view that the Base Case projections had been prepared by LIN management in good faith based on reasonable assumptions. Bear Stearns and Lehman Brothers noted that, in their view, the Base Case projections were materially similar to the consensus of equity research analysts' projections for LIN specifically and for the cellular industry generally.

  The Upside Case projections utilized by Bear Stearns and Lehman Brothers also were provided by LIN management. These projections are similar to the Base Case projections, except that they assume (i) greater market penetration for the cellular industry (based on wireless telephones replacing a portion of landline telephones) than is assumed in the Base Case; (ii) new PCS and enhanced specialized mobile radio ("ESMR") entrants gaining less market share than is anticipated under the Base Case; (iii) average revenue per subscriber per month ("ARPU") of LIN decreasing at a slower rate than is assumed in the Base Case, as a result of a greater use of advanced services (such as wireless data transfer, two-way alphanumeric messaging, voice mail, call waiting, call forwarding, caller identification and other services); and (iv) LIN's providing more long distance services than is anticipated under the Base Case.

  The Sensitivity Case projections utilized by Bear Stearns and Lehman Brothers were derived by them in order to take into consideration the impact on LIN that would result if LIN were not to meet its projections in certain respects. The Sensitivity Case projections are based on the Base Case projections but assume growth in the wireless industry at a rate less than is assumed by the Base Case such that (i) the wireless industry in general and LIN in particular will achieve a lower degree of market penetration; (ii) ARPU of the wireless industry will be reduced due to price reductions and reduced use of wireless data transfer; and (iii) profit margins in the wireless industry will be squeezed due to increased competition and wireless carriers' increased pursuit of low usage customers.

  Bear Stearns and Lehman Brothers also received and took into consideration projections for LIN prepared by McCaw. Bear Stearns and Lehman Brothers requested that AT&T provide any projections and valuations for LIN which had been prepared by AT&T at any time, including in connection with the AT&T/McCaw merger consummated in 1994. AT&T responded that, although it understood that McCaw had prepared certain projections for LIN that had been provided to Bear Stearns and Lehman Brothers, AT&T had not independently prepared any projections for LIN and that, although AT&T had prepared various analyses of McCaw and LIN, AT&T believed that such analyses constituted proprietary material and did not believe that it would be appropriate to share them with Bear Stearns and Lehman Brothers.

  2. Analysis of Precedent Merger and Acquisition Transactions. Bear Stearns and Lehman Brothers reviewed and analyzed selected merger and acquisition transactions involving other companies in the wireless industry that Bear Stearns and Lehman Brothers deemed relevant. Bear Stearns and Lehman Brothers considered the valuation benchmarks reflected in such precedent transactions, including per pop values (i.e., enterprise values per potential customer) and EBITDA multiples (i.e., enterprise values divided by EBITDA). Bear Stearns and Lehman Brothers noted that valuations of cellular companies have historically been expressed primarily on the basis of per pop values, but that, in their view, valuations of more mature companies in the cellular industry (i.e., those which have already started to generate material EBITDA) are currently expressed primarily on the basis of EBITDA multiples.

  Bear Stearns and Lehman Brothers concluded that, because of their view as to LIN's preeminent position in the wireless sector, the strategic importance and high quality of its portfolio of properties and its large size and significant cash flow, EBITDA multiples were the most relevant benchmarks for valuing LIN Common Shares, and that the number of relevant precedent merger and acquisition transactions was limited.

  In Bear Stearns' and Lehman Brothers' view, the most relevant precedent merger and acquisition transaction for determining the private market value per LIN Common Share was the AT&T/McCaw merger which was announced in August 1993 and completed in September 1994 (at which time McCaw owned approximately 52% of the LIN Common Shares). In addition to the fact that the AT&T/McCaw merger included an indirect acquisition of approximately 52% of the LIN Common Shares, Bear Stearns and Lehman Brothers concluded that the AT&T/McCaw merger was generally the most comparable transaction for determining the private market value per LIN Common Share because of (i) McCaw's large size, with approximately 60 million proportionate pops (including LIN's proportionate pops) and in excess of $1 billion in proportionate EBITDA (including LIN's proportionate EBITDA); (ii) the purchase being of McCaw in its entirety; and
(iii) the transaction having been recently completed.

  Bear Stearns and Lehman Brothers analyzed the AT&T/McCaw merger and concluded that, based on the transaction value at the time of announcement and based on McCaw's estimated 1993 proportionate EBITDA and estimated 1994 (acquisition year) proportionate EBITDA (based on a consensus of equity research analysts' estimates at the time the AT&T/McCaw merger was announced), the implied proportionate EBITDA multiples for McCaw were 21.1x (using McCaw's estimated 1993 proportionate EBITDA) and 15.9x (using McCaw's estimated 1994 (acquisition year) proportionate EBITDA). They also concluded that the implied value per pop for McCaw was $280.

  Bear Stearns and Lehman Brothers further stated their view that the valuation benchmarks for LIN on a stand-alone basis should be at a premium to those derived from the AT&T/McCaw merger, which represented a valuation of all of McCaw's markets including LIN's markets and a significant number of markets which were smaller than those of LIN, because (a) LIN's four principal markets (New York, Los Angeles, Dallas and Houston) are four of the five largest markets controlled by or under the shared control of McCaw; (b) LIN controls or shares control of two of the top five cellular markets compared with McCaw's (excluding LIN) control or shared control of none of such markets; (c) LIN controls or shares control of four of the top ten cellular markets compared to McCaw's (excluding LIN) control or shared control of one such market; (d) LIN controls or shares control of 100% of its pops compared to the 96% controlled or shared controlled pops of McCaw (excluding LIN); and (e) in Bear Stearns' and Lehman Brothers' view: (i) LIN's four principal markets would be a vital component to any prospective acquiror's national wireless strategy; (ii) each of LIN's properties would be very attractive to a number of potential acquirors; (iii) most of LIN's operating statistics were superior to those of McCaw (excluding LIN); and (iv) the demographic profile of LIN's markets was superior to those of McCaw (excluding LIN).

  Bear Stearns and Lehman Brothers derived a range of imputed private market values per LIN Common Share by applying to LIN (i) an acquisition year EBITDA multiple at a premium to the acquisition year EBITDA multiple calculated for the AT&T/McCaw merger and (ii) a value per pop at a premium to the value per pop in the AT&T/McCaw merger. Specifically, Bear Stearns and Lehman Brothers, based on their views as to the relative values of the LIN markets and those of McCaw (excluding LIN), (i) calculated the 1994 (acquisition year) EBITDA multiple range for LIN's markets in the AT&T/McCaw merger to be 17.2x to 19.5x (representing a 10% to 30% premium over such EBITDA multiple range for the McCaw properties not affiliated with LIN which was 15.6x to 15.0x) and (ii) imputed the private market value per LIN Common Share based on the aforementioned EBITDA multiples to be in a range of $148 to $171. Bear Stearns and Lehman Brothers, based on such views, also (i) calculated the enterprise value per pop range for LIN's markets in the AT&T/McCaw merger to be $335 to $447 (and such enterprise value per pop range for the McCaw properties which were not affiliated with LIN to be $265 to $235) and (ii) imputed the private market value per LIN Common Share based on the aforementioned per pop values to be in a range of $135 to $188. Bear Stearns and Lehman Brothers considered the imputed value per LIN Common Share based on the AT&T/McCaw merger, calculated as set forth above, as one of the primary factors for determining their view of the private market value per LIN Common Share.

  The qualitative demographic profile of LIN and McCaw (excluding LIN) compared by Bear Stearns and Lehman Brothers included (i) the 1.6% Rural Statistical Area ("RSA") pops of LIN compared to the 5.6% RSA pops of McCaw (excluding LIN); (ii) the 38.7% of households with an income of greater than $50,000 in areas controlled by or under the shared control of LIN compared to the 27.2% of households with such an income in the areas controlled by or under the shared control of McCaw (excluding LIN); (iii) the 46.1% of the population in the areas controlled by or under the shared control of LIN with a daily commute greater than thirty minutes compared to the 28.1% of the population with such a commute in the areas controlled by or under the shared control of McCaw (excluding LIN); and (iv) the 2,453 pops per square mile in areas in which LIN had a proportionate interest compared to the 496 pops per square mile in areas in which McCaw (excluding LIN) had a proportionate interest.

  Bear Stearns and Lehman Brothers also compared certain quantitative operating statistics of LIN and McCaw (excluding LIN) for the twelve months ending June 30, 1994 (the last period for which McCaw financial information was publicly reported), including (i) the 3.7% market penetration achieved by LIN compared to the 3.8% market penetration achieved by McCaw (excluding LIN);
(ii) LIN's proportionate revenue of approximately $427 million compared to McCaw's (excluding LIN) proportionate revenue of approximately $791 million;
(iii) LIN's revenue per subscriber per month of $85.45 compared to McCaw's (excluding LIN) revenue per subscriber per month of $80.69; (iv) LIN's proportionate EBITDA of approximately $351 million compared to McCaw's (excluding LIN) proportionate EBITDA of approximately $615 million; (v) LIN's proportionate EBITDA margin of 44.3% compared to McCaw's (excluding LIN) proportionate EBITDA margin of 42.1%; and (vi) LIN's proportionate EBITDA per pop of $14.17 compared to McCaw's (excluding LIN) proportionate EBITDA per pop of $12.96.

  Bear Stearns and Lehman Brothers also reviewed the 1989 transaction in which McCaw acquired 21.9 million LIN Common Shares for $154.11 in cash per share (at which time LIN owned a subsidiary, LIN Television, which was subsequently spun off by LIN), thereby increasing its ownership to approximately 52% of LIN Common Shares. Bear Stearns and Lehman Brothers noted that, based on the price paid per share in McCaw's 1989 acquisition of LIN Common Shares, Bear Stearns and Lehman Brothers estimated a per pop value for LIN of $385 in that transaction.

  Bear Stearns and Lehman Brothers also reviewed and analyzed certain other precedent merger and acquisition transactions involving cellular companies. Bear Stearns and Lehman Brothers viewed such transactions as having only limited relevance for assessing the private market value per LIN Common Share because of Bear Stearns' and Lehman Brothers' views as to LIN's preeminent position in the wireless sector, the strategic importance and high quality of its portfolio of properties and its large size and significant cash flow. In addition to the view of Bear Stearns and Lehman Brothers that those other transactions involved the acquisition of less attractive cellular properties than those owned or controlled by LIN, some involved joint ventures rather than outright acquisitions, and several involved minority buyouts, which in Bear Stearns' and Lehman Brothers' view may not include full control premiums. The acquisitions reviewed included (acquiror/target) GTE /Contel, SNET/Bell Atlantic-NYNEX (Rhode Island and Connecticut markets), Compagnie Generale des Eaux SA/SBC (Washington/Baltimore market), LIN/Cellular Systems, Inc. and SBC/Associated. The joint ventures reviewed included U S WEST/AirTouch and Bell Atlantic/NYNEX.

  3. Analysis of Selected Publicly Traded Cellular Companies. Bear Stearns and Lehman Brothers reviewed, analyzed and compared certain operating, financial, trading and valuation information of LIN and seven other publicly traded cellular companies (AirTouch, Cellular Communications, Contel, US Cellular, Vanguard, Centennial and CommNet). Bear Stearns and Lehman Brothers noted that they considered AirTouch to be most comparable to LIN for a variety of business, operational and financial reasons, although not completely comparable because of AirTouch's international cellular properties and because AirTouch had a smaller percentage of domestic pops in the top ten U.S. markets than did LIN. No other cellular company was deemed by Bear Stearns and Lehman Brothers to be comparable to LIN due to LIN's domestic large-market focus. Among other things, Bear Stearns and Lehman Brothers compared LIN's revenue and EBITDA growth, EBITDA per pop ratio and EBITDA margins to, and reviewed the trading and valuation parameters of, these other publicly traded cellular companies. Bear Stearns and Lehman Brothers stated their view that, if LIN were to trade in the public equity market on a fully distributed basis, without a control shareholder such as AT&T and absent any control premium, LIN's public market trading value would be approximately $116 per LIN Common Share on a fully distributed basis. Bear Stearns and Lehman Brothers stated their view that this implied public market trading value was consistent with their final view of the private market value per LIN Common Share of $155, which reflected a 34% premium over such implied public market trading value.

  4. Review of Potential Third-Party Interest in LIN. At the direction of the LIN Independent Directors, Bear Stearns and Lehman Brothers did not contact any third parties to determine whether they had an interest in an acquisition of all or any part of LIN. However, based on their respective experiences representing various buyers and sellers in the cellular industry, Bear Stearns and Lehman Brothers noted that, in their view, a broad universe of potential buyers would exist if LIN were to be sold in an auction. Bear Stearns and Lehman Brothers stated that they expected such demand to come from strategic buyers and consortia because, in Bear Stearns' and Lehman Brothers' view: (i) LIN has a premier collection of cellular assets and markets; (ii) LIN's cellular assets, which include control or shared control of New York, Los Angeles, Dallas and Houston, could form the cornerstone of a potential acquiror's nationwide wireless strategy; (iii) a potential acquiror's strategic considerations could offset the financial impact on a potential acquiror from an acquisition of LIN; (iv) a number of acquisition structures would be available to potential acquirors; (v) potential tax-efficient structures could likely be implemented to allow for different combinations of LIN's properties to be sold separately; and (vi) an acquisition of LIN by a party other than AT&T would impair AT&T's nationwide wireless strategy. Based on the foregoing and an analysis of the interest that they expected potential acquirors could have in LIN as a whole and in each of LIN's individual markets, Bear Stearns and Lehman Brothers identified a broad pool of potential domestic acquirors (in addition to AT&T) for all or part of LIN. Additionally, Bear Stearns and Lehman Brothers noted their view that certain foreign buyers could have an interest in participating as partners of a U.S. buyer in a transaction involving one or more properties owned by LIN. In their review and assessment of potential acquirors, Bear Stearns and Lehman Brothers considered factors that they viewed as potentially affecting the degree of interest of potential acquirors, including (i) regulatory ownership restrictions; (ii) financial impacts (i.e., earnings dilution, credit rating, etc.) on the potential acquirors of LIN; (iii) LIN's shared control in the Los Angeles and Houston markets; and (iv) sources of financing available to potential acquirors.

  5. Other Analyses and Considerations. Bear Stearns and Lehman Brothers performed such other financial and valuation analyses, and considered such other factors, as they deemed appropriate in determining the private market value per LIN Common Share. Among other things, Bear Stearns and Lehman Brothers considered the available estimates of equity research analysts with respect to the private market value per LIN Common Share. These estimates, which were made between December 1994 and January 1995, placed the private market value per LIN Common Share within a range from $138 to $159, with the average estimate of the private market value per LIN Common Share at $148. In making their judgments generally regarding the private market value per LIN Common Share, Bear Stearns and Lehman Brothers assigned significant weight to their views as to LIN's unique position in the cellular industry, including (i) LIN's control or shared control of New York, Los Angeles, Dallas and Houston, four of the country's largest cellular markets; (ii) LIN's 1.1 million proportionate subscribers; (iii) LIN's almost $1 billion in proportionate revenues; (iv) LIN's having the highest EBITDA/pop ratio and revenue per subscriber per month of any publicly traded cellular company; and (v) their view that LIN has operations well positioned to capitalize on new revenue sources such as wireless data and other services.

  After Bear Stearns and Lehman Brothers determination of their final view, Bear Stearns and Lehman Brothers were informed of the advice of counsel to Wasserstein Perella that, in determining the private market value per LIN Common Share as defined under the PMVG, AT&T and McCaw should not be considered to be potential buyers. In response to an inquiry by Wasserstein Perella regarding how the exclusion of AT&T from the possible buyer universe would have changed the final view of Bear Stearns and Lehman Brothers, Bear Stearns and Lehman Brothers responded that the exclusion of AT&T from the buyer pool would not have changed their final view since, in their judgment, there remained other potential third-party acquirors with an interest in acquiring LIN in a transaction or series of transactions which could provide $155 per LIN Common Share.

  The determination of Bear Stearns' and Lehman Brothers' views of the private market value per LIN Common Share pursuant to the PMVG involved complex processes not necessarily susceptible to summary description. Selecting portions of the analyses or of the summaries set forth herein, without considering all of the analyses together, could create an incomplete view of the processes underlying Bear Stearns' and Lehman Brothers' views. The analyses relating to private market value were prepared solely for the purpose of Bear Stearns and Lehman Brothers providing their final view of the private market value per LIN Common Share to the LIN Independent Directors in connection with the PMVG, and do not reflect the price at which LIN Common Shares would trade if the Merger were not approved. In arriving at their views, Bear Stearns and Lehman Brothers did not perform or obtain any independent evaluation or appraisal of the assets or liabilities of LIN. The views of Bear Stearns and Lehman Brothers delivered to the LIN Independent Directors do not purport to be an appraisal of LIN, and Bear Stearns and Lehman Brothers are not rendering any opinion as to the fairness to LIN or any of the holders of LIN Common Shares, from a financial point of view, of the consideration to be paid pursuant to the Merger.

  Certain of the analyses performed by Bear Stearns and Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information provided by LIN management. Bear Stearns and Lehman Brothers assumed that the Base Case and Upside Case projections (described below) provided by LIN were reasonably prepared on a basis reflecting the best currently available estimates and assumptions of LIN management as to LIN's expected future financial performance. Bear Stearns and Lehman Brothers also reviewed and considered Sensitivity Case projections, which Bear Stearns and Lehman Brothers derived based on the Base Case, and reviewed and considered financial projections for LIN prepared and provided to them by McCaw. Bear Stearns and Lehman Brothers did not assume any responsibility for independent verification of the information or projections provided to them and relied upon the assurances of LIN management that it was unaware of any facts that would make such information or projections inaccurate, incomplete or misleading.

  The views of Bear Stearns and Lehman Brothers were necessarily based on economic, market and other conditions and information as they existed on, and could be evaluated as of, the dates of determination thereof. The summary herein does not purport to be a complete description of the analyses performed by Bear Stearns and Lehman Brothers and is qualified in its entirety by reference to their separate letters, dated February 15, 1995, and their reports relating thereto, all of which are attached as exhibits to the
Schedule 13E-3 (see "ADDITIONAL INFORMATION") and are available for inspection and copying at the principal executive offices of LIN (see "CERTAIN INFORMATION REGARDING AT&T, MCCAW, HOLDINGS, MERGER SUB AND LIN--LIN") during LIN's regular business hours by any interested holder of LIN Common Shares or such holder's designated representative.

  View as to LIN's Trading Price if the Merger Is Not Approved. Although not required by the PMVG, at the request of the LIN Independent Directors, on April 28, 1995, Bear Stearns and Lehman Brothers delivered to the LIN Independent Directors the view of Bear Stearns and Lehman Brothers that, as of such date, there was a substantial likelihood that, assuming the vote of the holders of LIN Public Shares regarding the Original Merger had been held and the Original Merger had not been approved by a Majority Vote of the LIN Public Stockholders, the price at which LIN Public Shares would initially trade would be less than $127.50 per share. This "initial public trading view" was based on the additional stated assumptions that (i) the LIN Public Shares held by arbitrageurs and others holding such shares in anticipation of consummation of the Original Merger or an alternative transaction were fully redistributed,
(ii) there were no change in market, economic, financial and other conditions (including, without limitation, conditions affecting the cellular industry generally or LIN specifically) as they existed on and could be evaluated as of April 28, 1995 and (iii) AT&T had no intention to acquire LIN Public Shares in the event that the Original Merger were not consummated.

  In arriving at their initial public trading view, Bear Stearns and Lehman Brothers considered the factors set forth in their letters dated February 15, 1995 in connection with arriving at their view of the private market value per LIN Common Share, as well as additional considerations, including a review of
(i) LIN's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1994, (ii) other publicly available financial data, stock market performance data, ownership profiles and valuation parameters of LIN and of certain other companies that were made available after February 15, 1995 and that Bear Stearns and Lehman Brothers deemed relevant, (iii) equity research analysts' views of the public market trading value of LIN Common Shares in the event the Original Merger were not consummated by reason of its not being approved by a Majority Vote of the LIN Public Stockholders, (iv) the ongoing protections afforded to the holders of Public Shares under the PMVG in the event the Original Merger were not consummated by reason of its not being approved by a Majority Vote of the LIN Public Stockholders and (v) such other analyses as Bear Stearns and Lehman Brothers deemed relevant. Bear Stearns' and Lehman Brothers' initial public trading view was based on market, economic, financial and other conditions as they existed on, and could be evaluated as of, April 28, 1995.

  The determination by Bear Stearns and Lehman Brothers of the likely initial public trading price of LIN Common Shares in the event the Original Merger were not approved by a Majority Vote of the LIN Public Stockholders was delivered solely for the use of the LIN Independent Directors. There can be no assurance that Bear Stearns' and Lehman Brothers' initial public trading view will conform with the actual public market trading price of LIN Common Shares. The estimation of public trading prices of securities is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm making such estimates. The market prices of securities will fluctuate with changes in market conditions, the conditions and prospects of the industry and the particular company involved, and other factors which generally influence the prices of securities.

  In arriving at their initial public trading view, Bear Stearns and Lehman Brothers did not perform or obtain any independent evaluation or appraisal of the assets or liabilities of LIN. Their initial public trading view, which was delivered by Bear Stearns and Lehman Brothers to the Independent Directors, does not purport to be an appraisal of LIN, and Bear Stearns and Lehman Brothers are not rendering any opinion as to the fairness to LIN or any of the holders of LIN Common Shares, from a financial point of view, of the consideration to be paid pursuant to the Original Merger.

  The summary herein of Bear Stearns' and Lehman Brothers' view of the likely initial public trading price of LIN Common Shares in the event the Original Merger were not approved by a Majority Vote of the LIN Public Stockholders does not purport to be a complete description of such view and is qualified in its entirety by reference to the separate letters of Bear Stearns and Lehman Brothers, dated April 28, 1995, which are attached as exhibits to the Schedule 13E-3 (see "AVAILABLE INFORMATION") and are available for inspection and copying at the principal executive offices of LIN (see "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--LIN") during LIN's regular business hours by any interested holder of LIN Common Shares or such holder's designated representative.

  Terms of Engagement. The terms of LIN's engagement of Bear Stearns and Lehman Brothers acting jointly as the Independent Directors' Appraiser (as defined in the PMVG) are set forth in letter agreements, dated December 18, 1994, between LIN and each of Bear Stearns and Lehman Brothers. Beginning in May of 1994, Bear Stearns and Lehman Brothers were retained to provide general services to the LIN Independent Directors in connection with the PMVG. LIN has paid each of Bear Stearns and Lehman Brothers fees of approximately $1.5 million for its prior background work and for the preparation and delivery of their letters, dated February 15, 1995, to the LIN Independent Directors and will pay each of them an additional fee of approximately $3.6 million upon the consummation of the acquisition of LIN Public Shares by McCaw in the Merger. The amount of such additional fee for each is based on 0.15% of the aggregate acquisition price for the LIN Public Shares to be paid by McCaw in the Merger less the fees already paid. Accordingly, the amount of the additional fee would be higher if the Merger Consideration were higher. If the Merger is not completed, such additional fee will not be payable.

  If despite McCaws good faith efforts the Merger has not been completed by December 31, 1995 (or, if the Merger is approved by a Majority Vote of the LIN Public Stockholders and is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation, August 31, 1996), the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN Independent Directors in a manner intended by the LIN Independent Directors to maximize value for all LIN Common Shares. In the event of a sale of LIN to a third party or to McCaw pursuant to these provisions, Bear Stearns and Lehman Brothers would each receive (i) upon delivery to the LIN Independent Directors of a formal written opinion or opinions with respect to the fairness, from a financial point of view, to the holders of the LIN Public Shares of the consideration to be received by the holders of the LIN Public Shares in the transaction, a fee in an amount equal to 33% of 0.15% of the consideration to be received by the holders of all the LIN Common Shares (including those beneficially owned by McCaw) less $1.25 million in fees already paid and (ii) upon the closing of such transaction, 0.15% of the consideration received by the holders of all the LIN Common Shares (including those beneficially owned by McCaw) less the sum of (x) the fee paid pursuant to clause (i) above and (y) the $1.5 million in fees previously paid. Accordingly, the fee payable to each of Bear Stearns and Lehman Brothers in the event of such a sale would likely be substantially greater than the fee payable in connection with the Merger, even if the consideration to be received by the holders of LIN Common Shares in such a sale were substantially lower than the Merger Consideration.

  LIN also has agreed to reimburse each of Bear Stearns and Lehman Brothers for its reasonable out-of-pocket expenses, including fees and disbursements of its counsel arising in connection with its engagement, and to indemnify each of Bear Stearns and Lehman Brothers (and their respective controlling persons, affiliates, directors, officers, employees and agents) against certain liabilities arising out of or relating to its engagement.

  Lehman Brothers has in the past performed various investment banking services for the LIN Independent Directors, including the evaluation of the fairness of LIN's purchase of WTNH-TV New Haven-Hartford and concurrent Television Spin-off, for which Lehman Brothers received customary fees.

  Each of Bear Stearns and Lehman Brothers has performed various investment banking services for AT&T in the past (including the underwriting of debt and equity securities) and has received customary compensation for such services. Each of Bear Stearns and Lehman Brothers also trades the debt and equity securities of LIN and AT&T for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

PRIVATE MARKET VALUE DETERMINATION OF WASSERSTEIN PERELLA

  Set forth below is the full text of the determination letter from Wasserstein Perella delivered to McCaw and the LIN Independent Directors on March 7, 1995 in connection with Wasserstein Perella's final determination under the PMVG of the private market value per LIN Common Share. Wasserstein Perella was jointly designated by Morgan Stanley, Bear Stearns and Lehman Brothers as the "Mutually Designated Appraiser" under the PMVG to determine the private market value per LIN Common Share. Wasserstein Perella was selected for this purpose because it is a nationally recognized investment banking firm (as specified by the PMVG) and because of its experience in the valuation of companies, including companies in the cellular industry. Wasserstein Perella was also engaged to render a fairness opinion on the Minimum Merger Consideration to be paid in the Merger (see "SPECIAL FACTORS--Background of the Merger" and "--Fairness Opinion of Wasserstein Perella") and served as financial advisor to LIN in connection with the acquisition of control of LIN by McCaw in 1990. No limitations were imposed on Wasserstein Perella in connection with its determination of the private market value per LIN Common Share, other than the following: (i) Wasserstein Perella was not allowed access to internal AT&T and McCaw analyses (other than those projections referenced herein), and (ii) in accordance with the view of both McCaw and the LIN Independent Directors, Wasserstein Perella was not permitted to solicit third party interest with respect to the acquisition of all the LIN Common Shares. The full text of the materials delivered by Wasserstein Perella in connection with its determination letter is attached as an exhibit to the
Schedule 13E-3 (see "ADDITIONAL INFORMATION"), and is also available for inspection and copying at the principal executive offices of McCaw and of LIN (see "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--McCaw" and "--LIN") during McCaw's and LIN's respective regular business hours by any interested holder of LIN Common Shares or such holder's representative who has been so designated in writing.

  McCaw Cellular Communications, Inc.
  5400 Carillon Point
  Kirkland, Washington
  98033

  Independent Directors
  LIN Broadcasting Corporation
  5295 Carillon Point
  Kirkland, Washington 98033

  Dear Ladies and Gentlemen:

    We have been designated by you as the "Mutually Designated Appraiser" to resolve the dispute concerning, and determine, the private market value per share of the Common Stock, par value $0.01 per share (the "Shares"), of LIN Broadcasting Corporation ("LIN"), pursuant to Section 2(C) of the Private Market Value Guarantee dated December 11, 1989 (the "PMVG"), between McCaw Cellular Communications, Inc. ("McCaw") and LIN.

    As detailed below, in arriving at our determination of private market value per Share, we have applied the definition of private market value per Share contained in Section 2(B) of the PMVG, consistent with the interpretations of our counsel, Paul, Weiss, Rifkind, Wharton & Garrison ("Paul, Weiss"), and have, upon the advice of Paul, Weiss, among other things, not considered McCaw and its parent AT&T Corp. ("AT&T") to be potential buyers of the outstanding Shares under such definition but rather have considered them to be sellers of their Shares and also have considered the tax, accounting and regulatory consequences thereof.

    In our analysis of various legal, regulatory, accounting and tax issues related to possible transaction structures or potential acquirers or forms of consideration, we took account of regulatory restrictions applicable to AT&T and the effect of LIN's status as a majority owned subsidiary of another corporation on the feasibility of tax free transactions and the method of accounting for an acquisition of LIN.

    Section 2(B) of the PMVG defines "private market value per Share" as:

    "the private market price per Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding Shares (including the Shares held by [McCaw] and its affiliates) in an arm's-length transaction, assuming [LIN] was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including if necessary through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies)."

    We understand that Morgan Stanley & Co. Incorporated (the "Offeror's Appraiser") was designated by McCaw as the appraiser to determine the private market value per Share pursuant to Section 2(C) of the PMVG and that the Offeror's Appraiser determined the private market value per Share to be $105. We understand that Lehman Brothers and Bear Stearns & Co. (the "Independent Directors' Appraisers") were designated by the Independent Directors of LIN as the appraisers to determine the private market value per Share pursuant to Section 2(C) of the PMVG and that the Independent Directors' Appraisers determined the private market value per Share to be $155.

    We have been advised that counsel for McCaw and counsel for the Independent Directors of LIN disagree as to whether, in determining the private market value per Share as defined in Section 2(B) of the PMVG, McCaw and AT&T should be considered as potential buyers of the outstanding Shares. We have also been advised that counsel for McCaw and counsel for the Independent Directors of LIN disagree as to the conditions under which, in determining the private market value per Share as defined in Section 2(B) of the PMVG, it should be assumed that McCaw and the public stockholders of LIN must receive and be entitled to retain the same form of consideration from any potential buyer or buyers of LIN or any portion of its business or assets.

    At the request of counsel for McCaw and counsel for the Independent Directors of LIN, we have consulted with Paul, Weiss concerning the requirements of Section 2(B) of the PMVG and have applied their interpretations in arriving at our determination of private market value per Share set forth below. With respect to the matters described in the preceding paragraph, such counsel have advised us that, in their opinion,
  (i) in determining the private market value per Share under the PMVG, we should not consider McCaw or AT&T to be potential buyers of all of the outstanding Shares, and should consider them to be sellers of the Shares owned by McCaw and consider the tax, accounting and regulatory consequences thereof; (ii) although we should not include McCaw or AT&T in the analysis of what an unrelated third party would pay, we may consider other transactions involving McCaw and AT&T, such as AT&T's acquisition of McCaw, in a comparable acquisition analysis, and give such other transactions whatever weight we deem appropriate in our judgment; (iii) we may take into account potential transactions in which McCaw or AT&T would receive consideration equal in value but different in kind from that to be received by the holders of the Public Shares (as the term "Public Shares" is defined in the PMVG); and (iv) the PMVG should be construed as requiring consideration of transactions designed to overcome the legal barriers resulting from AT&T's indirect ownership of the Shares, provided that the kinds of transactions to be so considered are those in which such legal barriers can reasonably be overcome, and in which AT&T receives value per Share equal to the value received by the holders of the Public Shares.

    We have been advised by counsel for McCaw and counsel for the Independent Directors of LIN that the Modification of Final Judgment entered by the United States District Court for the District of Columbia in United States
  v. American Telephone & Telegraph Co., 552 F. Supp. 131 (D.D.C., 1982), relating to the divestiture by AT&T of the Regional Bell Operating Companies prohibits AT&T and its affiliates, including McCaw, from holding stock issued by a Regional Bell Operating Company and that any waiver of this prohibition would require the divestiture by McCaw of any such stock within a relatively short period of time and, in any event, within one year. As described above, in determining the private market value per Share we have taken into account, among other matters, these restrictions on AT&T's ownership of certain securities. We also took into account, among other matters, the unavailability of pooling of interests accounting for a disposition by a parent of its subsidiary.

    In arriving at our determination of the private market value per Share, we have reviewed, among other things:

      (i) the PMVG;

      (ii) the reports and other materials (the "Other Appraisers' Reports") prepared and delivered to us by the Offeror's Appraiser and the Independent Directors' Appraisers relating to their determinations of the private market value per Share pursuant to Section 2(C) of the PMVG;

      (iii) certain publicly available information with respect to LIN, including the publicly available consolidated financial statements of LIN for recent years and interim periods to date;

      (iv) certain internal financial and operating information, including certain projections of financial performance, relating to LIN, its principal operating subsidiaries and certain entities in which LIN or its subsidiaries hold partnership interests prepared by each of the management of LIN and the management of McCaw;

      (v) certain publicly available information concerning the public trading prices of the Shares and the stock of certain other companies in businesses similar to LIN; and

      (vi) certain publicly available information concerning merger and acquisition transactions involving McCaw, LIN and certain other companies in businesses similar to LIN.

    In addition, we have had discussions with the managements of LIN and McCaw and representatives of the Offeror's Appraiser and the Independent Directors' Appraisers concerning (i) the businesses, operations, assets, financial condition and future prospects of LIN and its subsidiaries and
  (ii) the Other Appraisers' Reports.

    In accordance with the terms of our letter agreement dated February 17, 1995, with you (the "Engagement Letter"), we have not been provided with any internal nonpublic information prepared by McCaw or AT&T relating to the operations or assets of McCaw or AT&T or (except for the projections prepared by the management of McCaw referred to above) LIN, or any valuations of LIN prepared by LIN, McCaw or AT&T or their financial advisors other than those contained in the Other Appraisers' Reports. As instructed by you, we have not solicited any third parties regarding their interest in acquiring LIN or any of its business or assets, and you have advised us that, except for certain general inquiries that did not include any indication of price, none of LIN, McCaw and AT&T and their respective advisors have solicited or received any proposals or expressions of interest from third parties in any such acquisition.

    In preparing this letter, we have assumed and relied upon the accuracy and completeness of all factual or historical information supplied or otherwise made available to us by or on behalf of LIN, McCaw, the Offeror's Appraiser or the Independent Directors' Appraisers and have assumed that all financial projections provided to us (including those included in the Other Appraisers' Reports) were prepared in good faith, reflecting the best estimates of the party which prepared such projections. We also have assumed that LIN does not have any contingent liabilities exceeding the reserves therefor established in LIN's financial statements. We have not independently verified the accuracy or completeness of, and we do not assume responsibility for, any of such information or undertaken an independent appraisal of any of the assets of LIN and its subsidiaries.

    We have relied on the advice of counsel for McCaw, counsel for the Independent Directors of LIN and our other counsel on this matter, Cravath, Swaine & Moore, with respect to legal and tax matters other than the issues relating to the interpretation of the PMVG described above.

    In arriving at our determination of the private market value per Share, we have performed such analyses and studies as we considered appropriate, including those set forth in the report which accompanies this letter. In arriving at such determination, we have assumed that the closing of any acquisition by one or more parties of outstanding Shares or any of LIN's business or assets would occur on June 30, 1995, and have not taken into account any possible impediments to such a closing by a particular buyer regarding the need for regulatory approval.

    Our determination of the private market value per Share, is necessarily based on market and other conditions as they exist on the date of this letter.

    Based upon and subject to the foregoing, and such other matters as we consider relevant, we have determined that the private market value per Share as defined under Section 2(B) of the PMVG, interpreted as described above, is $127.50.

    We are not expressing any views on the value of the Shares determined by any method, or on any basis, other than pursuant to the standards of the PMVG, interpreted as described herein. Values determined by other methods or on other bases could differ materially from the amount set forth above.

    We understand that Section 2(F) of the PMVG provides that under certain circumstances McCaw will put LIN up for sale under the direction of the Independent Directors of LIN and pursuant to sale procedures to be set by them, and that McCaw may or may not be requested by the Independent Directors of LIN to bid in such sale process. Our determination of private market value per Share set forth above is not necessarily indicative of the value per Share that may be received by LIN stockholders pursuant to any such sale process.

    It is understood that this letter is for the information of McCaw and LIN and is not a recommendation to any LIN stockholder to accept or vote for a transaction proposed pursuant to the PMVG. This letter is not to be circulated, quoted or referred to, in whole or in part, orally or in any registration statement, proxy statement or any other document or any press release or public statement without our written consent, except that it may be disclosed in its entirety.

                                          Very truly yours,

                                          Wasserstein Perella & Co.

  Terms of Wasserstein Perella's Engagement. McCaw and LIN have paid Wasserstein Perella aggregate fees of $2.5 million in consideration for Wasserstein Perella's services in connection with its determination of the private market value per LIN Common Share under the PMVG. McCaw and LIN have also agreed to reimburse Wasserstein Perella for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. McCaw and LIN have agreed to indemnify Wasserstein Perella and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Wasserstein Perella or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement. The fees, expense reimbursement and indemnification described above are additional to those provided to Wasserstein Perella for rendering the Fairness Opinion in connection with the Merger. See "SPECIAL FACTORS--Fairness Opinion of Wasserstein Perella."

CERTAIN PROJECTIONS

  LIN and McCaw do not as a matter of course make public forecasts or projections as to future sales or earnings. However, in connection with the PMVG process, Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella were provided with certain projections of the cellular operations of LIN (on a proportionate basis based on LIN's proportionate interests in each of its markets). See "SPECIAL FACTORS--Background of the Merger," "--Fairness Opinion of Wasserstein Perella," "--Private Market Value View of Morgan Stanley," "--Private Market Value View of Bear Stearns and Lehman Brothers" and "--Private Market Value Determination of Wasserstein Perella." Separate projections were prepared by certain members of the management of LIN in November 1994 and, in response thereto, by certain members of the management of McCaw in January 1995, in each case in connection with the PMVG process. In addition, Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella were provided with LIN projections that were prepared on behalf of McCaw management and presented to the McCaw Board of Directors in October 1992. None of the three sets of projections was prepared with a view towards complying with published guidelines of the Commission regarding projections and forecasts.

  Because the estimates and assumptions underlying the accompanying projections are inherently subject to significant economic and competitive uncertainties beyond the control of LIN and McCaw, no assurances are made or implied as to their reliability. Moreover, the projections prepared by McCaw management, and McCaw management's underlying assumptions, differ in substantial respects from the projections prepared by LIN management and LIN management's underlying assumptions. Actual results are likely to vary, and may vary significantly, from those reflected in any of the projections. In addition, the projections do not necessarily conform with generally accepted accounting principles. The fact that these projections were furnished to Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella or reprinted in this Proxy Statement should not be regarded as an indication that McCaw, LIN or any persons who received such information consider it an accurate prediction of future events. These projections are included in this Proxy Statement only because such information was provided to Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella in connection with the PMVG process. Neither LIN nor McCaw intends to update any of the following projections.

  The following subsections summarize the projected proportionate results for the cellular operations of LIN taken as a whole, and underlying assumptions, as set forth in each of the three sets of projections provided to Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella.

  LIN Management Projections for LIN's Cellular Operations. LIN management prepared Base Case projections and Upside Case projections for LIN's cellular operations in connection with the PMVG process. The LIN management projections solely reflect LIN management's beliefs and assumptions, which are not necessarily shared or considered reasonable by any other parties.

  The Base Case projections were intended by LIN management to be a moderate and attainable view of the future expected business of LIN. In LIN management's view, the Base Case does not include any adjustments for synergies assuming a hypothetical sale of LIN to any particular buyer. The Upside Case projections represent LIN management's more aggressive view of the business of LIN and assume (i) new revenues from offering PCS services (a new form of wireless communication) in LIN's markets using LIN's existing infrastructure with the new PCS frequencies, (ii) a more rapid growth in revenues compared to the LIN management Base Case projections from long distance, a form of wireless data transmission termed Cellular Digital Packet Data ("CDPD") and other new services, (iii) increased penetration and (iv) decreased marketing costs and customer turnover (or "churn") because of new programs and changes in the business. The LIN management Base Case and the Upside Case projections are based on the following programs and assumptions:

    1. Each of the four major markets (New York, Los Angeles, Dallas and Houston) as well as the adjacent smaller markets owned by LIN was modeled by LIN management. LIN management assumed that the relatively small size of these other markets will cause them to be run as "satellites" with the same overall economics as their adjacent larger markets. As of the year 2000, the smaller markets are projected to represent about 1% of the total revenue from LIN's cellular business.

    2. The LIN management Base Case is intended to reflect LIN management's belief that increasing competition will have a significant impact on operating results as additional wireless operators enter the market. (The primary effects are increased marketing costs, reduced price per minute and a slowing of the penetration rate.) The LIN management Base Case assumes that the competitive position of the cellular operators in individual markets will equalize between them over time. In the LIN management Upside Case, it is assumed that competition from PCS and ESMR services is not as strong as in the LIN management Base Case, resulting in increased penetration for cellular services and contributing to reduced marketing costs and churn. LIN management assumed that the winning bidders for the 30 MHZ licenses in the PCS auctions will make every effort to enter operation as quickly as possible, but that it is unlikely they could be fully deployed in any of LIN's four major markets before late 1996, and that mid-to-late 1997 is more likely.

    3. In the LIN management Base Case, the existing market penetration for LIN of approximately 4.3% of its population base in 1994 is projected to reach 12% by the end of 1999 and nearly 17% by the end of 2004. These estimates are intended by LIN management to take into account total penetration expected by LIN management for all wireless voice services and competition from ESMR and PCS services. The estimates assume that the two cellular competitors in each market will have approximately the same number of customers. Because LIN management believes that LIN's markets cover large urban areas that are major centers of corporate headquarters, business and trade, characterized by higher than average incomes, economic activity, commuting times and other factors likely to increase cellular penetration, the LIN management Base Case projections for LIN's markets assume higher penetration rates than are projected in national averages for all cellular markets. In the LIN management Upside Case, the annual penetration rate is projected to increase in 1995 and 1996, based on the rapid growth in 1994, and to decline each year thereafter.

    4. In the view of LIN management, LIN and McCaw have instituted aggressive programs to reduce churn. LIN management believes that LIN's markets will be able to make substantial reductions in churn during each of the next several years. The LIN management Upside Case assumes that churn can be reduced to 12% per year by 2004.

    5. The LIN management projections assume that LIN's subscriber base will become substantially more consumer-oriented with lower monthly charges. The LIN management projections also assume that a significant portion of the growth in revenues will come from business users because LIN management believes that the business market is still relatively lightly penetrated and that significant opportunities exist with services which are not yet offered to customers.

    6. Overall, the average rate per minute is expected by LIN management to decline because of competition and declining costs per minute. At the same time, average minutes of use are expected by LIN management to increase because of lower rates per minute, more user friendly phones, improved quality, longer battery lives and new features and services on the network. The actual number of average minutes will depend significantly on the use of various pricing plans, such as low per minute or flat rates from residences and for off-peak periods and flat rates for in-office use, which LIN management expects will substantially increase minutes of use.

    7. The LIN management Base Case assumes that long distance revenues generated by customers in markets in which LIN has an interest will equal about 2.5% of local service revenues compared to about 4% or 5% in most LIN and McCaw markets at the present time. The LIN management Base Case also assumes that in New York and Dallas, LIN will continue to provide essentially all the long distance service to its customers and will receive 100% of the long distance revenues generated by those customers. In Los Angeles and Houston, the LIN management Base Case assumes that BellSouth, LIN's partner in these markets, will not receive a waiver from the equal access requirements for wireless and that LIN's share of the market as an equal access carrier will decline over the next five years from 20% to 10% of the long distance revenues. Cash flow margin is assumed by LIN management to be 40% based on LIN's current margins in its long distance business and LIN management's view that LIN will continue to be able to purchase long distance services from competing long distance carriers on a commodity basis at a substantial discount, which rate is likely in LIN management's view to decline further in the future. The LIN management Upside Case makes the following changes in the LIN management Base Case assumptions: (i) long distance revenues are assumed to be approximately 4% rather than 2.5% of revenues, reflecting existing percentages and assuming continued growth in long distance usage from cellular phones; (ii) in New York and Dallas, the proportion of customers purchasing long distance from LIN has been reduced to 90% on LIN management's assumption that even without equal access, some large customers will insist on direct connection to other carriers but that in most such cases LIN may be able still to resell such services; (iii) in Los Angeles and Houston it is assumed that by 1997, whether or not these markets are freed from equal access, LIN will continue to be able to capture about 20% of the business.

    8. Although LIN management expects that significant additional revenues will come from new features and services, LIN management believes that it is difficult to determine fully the size of these additional revenues. Included in the basic revenues for each market in the LIN management projections are revenues from existing services such as voice mail, call forwarding and call waiting packages, detailed billing, Voice Touch and other miscellaneous features and services. Also included in the LIN management projections is some growth in these revenues for basic features, including some of the identified new features such as Caller ID and Universal Number. The LIN management Base Case includes assumptions considered by LIN management to be moderate for additional revenue growth from such new features and services as sophisticated call screening, routing and storing, text messaging to cellular phones, information services and other services described above, as well as features and services that have not yet been identified, by assuming an additional revenue stream beginning in 2000 of $10 million and growing at an annual rate of 20% with an additional new revenue source of $10 million being added each year. As incremental products go on the network, operating costs are projected by LIN management at 10% of revenue and marketing costs at 20% of revenue. The LIN management Upside Case assumes that this revenue stream begins in 1998 rather than 2000.

    9. CDPD networks were installed by cellular carriers for the transmission of wireless data and became operational in many major markets across the United States by the end of 1994, including LIN's markets in New York and Dallas. Full coverage in most major cellular markets, including LIN's markets in Los Angeles and Houston, is expected by LIN management to be completed by the end of 1995. In the LIN management Base Case, LIN management assumes average revenues of approximately $42 per month from mobile users (portable computers, personal intelligent communicators, etc.) and $5 per month from remote monitoring and control devices, and projects CDPD revenues to be $213 million, $360 million and $608 million in 2000, 2002 and 2004, respectively. Capital expenditures are projected at between $5 million and $10 million per year between 1996 and 2004. The LIN management Upside Case further increases projected CDPD revenues beginning in 1998 to reflect further penetration in the portable computer market, wireless delivery of information services, remote monitoring and servicing and increased speeds for CDPD. In the LIN management Upside Case, assuming the same average monthly revenues, the CDPD revenues are projected by LIN management to be $284 million, $597 million and $970 million in 2000, 2002 and 2004, respectively.

    10. The LIN management Upside Case also includes an additional revenue stream from PCS-type services in LIN's existing markets, assuming that LIN enters into some type of "resale" or operating arrangement or partnership or acquires or "leases" 10 MHZ spectrum licenses that will be auctioned by the FCC later in 1995. The LIN management Upside Case assumes that beginning in 1998, a residential service is introduced that produces initial revenues of $10 million in 1998, growing by 50% per year.

    11. The costs of serving a customer are projected by LIN management to decline because of economies of scale, automation of back room processes and functions and a re-definition of services. With certain fixed costs and declining average revenue per customer, cash flow margins before marketing expenses are projected to be reduced. Nonetheless, LIN management projects considerably greater operating efficiencies from streamlined operating systems, improved information systems and greater use of outsourcing.

    12. Total marketing costs are expected by LIN management to continue to be driven by gross subscriber additions over the next several years. LIN management believes that cash flow margins after marketing costs in 1994 and 1995 have been or will be significantly reduced compared to recent years because of increased subscriber growth. In addition, the development of competition from ESMR and 30 MHZ PCS providers are assumed in the LIN management Base Case to increase marketing expenditures per gross subscriber addition in 1997, 1998 and 1999. In the longer term, LIN management expects growth rates in the subscriber base and revenue stream to slow, and marketing costs (including advertising) are projected to become approximately 10-15% of total costs. The LIN management Upside Case assumes that new programs will be successful in reducing retail sales commissions, but that this reduction will be offset somewhat by increased advertising and that an average marketing and sales cost of $360 per gross subscriber addition can be achieved by 1997.

    13. LIN management expects capital expenditures per net customer addition to increase in the next few years with the full deployment of digital service, the creation of the CDPD network, the addition of micro-cells for PCS-type cellular services and other enhancements. LIN management expects that as the customer base becomes mostly digital, capital costs per net subscriber addition will decline. The LIN management Upside Case includes higher capital costs for CDPD beginning in 1999 because of higher growth rates for CDPD, including technical improvements.

               LIN BROADCASTING CORPORATION CELLULAR OPERATIONS

  CONDENSED PROPORTIONATE CONSOLIDATED FINANCIAL PROJECTIONS --LIN MANAGEMENT

                  FISCAL YEARS ENDING DECEMBER 31, 1995-2004
                                 (IN MILLIONS)

                          1995    1996    1997   1998   1999   2000   2001   2002   2003   2004
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
BASE CASE:
Revenue................. $1,180  $1,485  $1,756 $2,026 $2,268 $2,542 $2,823 $3,121 $3,413 $3,666
Direct Operating
 Expenses...............    348     480     591    716    812    935  1,075  1,226  1,362  1,480
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
 Cash Flow Before
  Marketing.............    832   1,005   1,165  1,310  1,456  1,607  1,748  1,895  2,051  2,186
Marketing Expense.......    297     331     363    382    394    391    375    349    337    338
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
Operating Cash Flow:
 Total (with Wireless
  Data)................. $  535  $  674  $  802 $  928 $1,062 $1,216 $1,373 $1,546 $1,714 $1,848
 Wireless Data.......... $   (9) $   (6) $    7 $   24 $   63 $  104 $  136 $  176 $  229 $  298
Capital Expenditures:
 Total (with Wireless
  Data)................. $  301  $  294  $  280 $  202 $  187 $  170 $  142 $  130 $  102 $   76
 Wireless Data.......... $   19  $    5  $    5 $   10 $   10 $    5 $    5 $    5 $    5 $    5
UPSIDE CASE:
Revenue................. $1,188  $1,520  $1,827 $2,176 $2,458 $2,793 $3,187 $3,619 $4,049 $4,450
Direct Operating
 Expenses...............    353     491     624    776    901  1,040  1,232  1,451  1,642  1,833
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
 Cash Flow Before
  Marketing.............    835   1,029   1,203  1,400  1,557  1,753  1,955  2,168  2,407  2,617
Marketing Expense.......    297     311     327    321    325    342    348    354    361    372
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
Operating Cash Flow:
 Total (with Wireless
  Data)................. $  538  $  718  $  876 $1,079 $1,232 $1,411 $1,607 $1,814 $2,046 $2,245
 Wireless Data.......... $   (9) $   (6) $    7 $   28 $   76 $  139 $  209 $  292 $  380 $  475
Capital Expenditures:
 Total (with Wireless
  Data)................. $  301  $  300  $  348 $  224 $  207 $  189 $  164 $  155 $  138 $  120
 Wireless Data.......... $   19  $    5  $    5 $   10 $   20 $   11 $   11 $   11 $   11 $   11

  1995 McCaw Management Projections for LIN Cellular Operations. McCaw management prepared projections for LIN's cellular operations in connection with the PMVG process. The McCaw management projections solely reflect McCaw management's beliefs and assumptions, which are not necessarily shared or considered reasonable by any other parties.

  In McCaw management's view, the McCaw management projections are based on an operational view of each of the seven markets in which LIN has interests. The McCaw management's market level projections were consolidated into proportionate projections for LIN's cellular operations as a whole based on LIN's economic ownership in each market as follows: New York 98.3%; Los Angeles 40.0%; Dallas 60.4%; Houston 56.3%; Galveston, TX 34.6%; Newton, TX 100%; and Litchfield, CT 100%.

  In McCaw management's view, the McCaw management projections include certain benefits relating to McCaw capabilities, including sales to national accounts and technical and research and development programs supporting wireless data services. While McCaw management did not believe that an independent third party acquiror of LIN would likely be able to provide McCaw's level of synergies, these synergies were included because of the difficulty, in McCaw management's view, of separating the contribution McCaw makes to LIN's business. McCaw management's projections were not intended to reflect the potential of AT&T to add value to LIN or the potential impact on LIN of facing AT&T as a competitor were LIN to be purchased by an entity other than AT&T.

  In McCaw management's view, the McCaw management projections include a number of aggressive, but achievable, programs and assumptions which have a significant impact on the value of LIN, as set forth below:

    1. McCaw management expects that lower priced mass market cellular phones to be introduced in late 1995 and early 1996 will attract new users and result in growing penetration rates prior to the introduction of competition from PCS providers. McCaw management believes that similar innovations, not yet defined, will be needed in the future to meet the penetration and revenue projections.

    2. McCaw management believes that revenues per subscriber will stabilize beyond 2000 (declining 1% per annum) despite maturing of the market and likely competitive pressure from PCS and ESMR providers. The McCaw management projections also assume that new digital features will provide additional value and support price levels.

    3. The McCaw management projections assume that the wireless data market, and the technical capability to satisfy it, will develop and result in LIN incremental revenues and EBITDA of $300 million and $150 million, respectively, in 2004.

    4. Capital expenditures per net subscriber addition projected by McCaw management assume only incremental growth of the existing cellular network. Neither wholesale "change-out" nor technological obsolescence is reflected in the projections.

    5. The McCaw management projections assume that market shares of LIN and its cellular competitors equalize over time.

    6. McCaw management seeks to manage its cellular businesses by closely monitoring and targeting penetration growth and revenue per subscriber per month. The McCaw management projections assume efficiencies in such areas as direct expense per subscriber per month, monthly churn, monthly cost per gross new subscriber, and capital expenditures per net subscriber addition.

    7. LIN's aggregate penetration (proportionally weighted) is projected in the McCaw management projections to grow from 4.3% in 1994 to 14.5% in 2004. As the McCaw management projections assume that LIN will reach an aggregate 50% market share, this implies the "A-block" and "B-block" cellular providers will collectively reach a 29% penetration rate (excluding penetration by potential PCS and ESMR competitors).

    8. The monthly churn rate is projected in the McCaw management projections to decline from 2.1% in 1994 to 1.2% in 2002 and remain constant thereafter. McCaw management believes that this decline could be adversely affected if competition from new entrants or fraud rates are higher than expected by McCaw management. McCaw management also believes that churn rates will be adversely affected when number portability (i.e., the ability to change service providers while retaining the same telephone number) is available.

    9. Revenue per subscriber (excluding potential wireless data revenue) is projected by McCaw management to decrease from $83 per month to $49 per month within 10 years. The most significant declines are projected by McCaw management in 1995, 1996 and 1997 (to $61 per subscriber per month) due to:
  (i) the relatively large projected increase in subscribers joining in response to lower rate plans and mass market offerings and, less significantly, (ii) the projected 1995/1996 phase-out of long distance revenues in New York and Dallas in response to equal access requirements (collectively projected by McCaw management to account for a decrease of $4 to $5 in revenues per subscriber).

    10. The McCaw management projections assume a decline in direct expense per subscriber from $26 per month in 1994 to $20 to $21 per month in 1995 and beyond. The improvement in direct expenses in 1995 in the McCaw management projections results largely from: (i) economies of scale, (ii) the development of lower cost delivery and support systems for the low-end mass market customer, and (iii) reduction of costs associated with long distance revenues.

    11. The McCaw management projections assume that marketing expenses continue to rise through 1999 as cellular providers seek to expand their customer base in advance of the entry of PCS providers, and in 1998 and 1999 as cellular providers are assumed to compete directly with these new entrants. In 2000 and beyond, marketing expense declines are assumed in the McCaw projections as the rate of growth of the subscriber base falls (and the cost of cellular phones continues to fall as well).

    12. Capital expenditures per net subscriber addition are assumed in the McCaw management projections to decline as conversion to digital networks is completed by 1998. Additionally, economies of scale are assumed in the McCaw management projections to allow capital cost per net subscriber addition to fall to $396 by 2001 and remain level thereafter. This projection assumes no major technological obsolescence.

               LIN BROADCASTING CORPORATION CELLULAR OPERATIONS

 CONDENSED PROPORTIONATE CONSOLIDATED FINANCIAL PROJECTIONS--MCCAW MANAGEMENT

                  FISCAL YEARS ENDING DECEMBER 31, 1995-2004
                                 (IN MILLIONS)

                          1995    1996    1997   1998   1999   2000   2001   2002   2003   2004
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
Revenue................. $1,162  $1,393  $1,579 $1,734 $1,887 $2,043 $2,205 $2,365 $2,531 $2,680
Direct Operating
 Expenses...............    351     438     524    607    680    755    842    933  1,030  1,101
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow
  Before Marketing......    811     955   1,055  1,127  1,207  1,288  1,363  1,432  1,501  1,579
Marketing Expense.......    297     320     330    343    350    353    354    352    351    352
                         ------  ------  ------ ------ ------ ------ ------ ------ ------ ------
Operating Cash Flow:
 Total (with Wireless
  Data)................. $  514  $  635  $  725 $  784 $  857 $  935 $1,009 $1,080 $1,150 $1,227
 Wireless Data.......... $   (5) $   (3) $    3 $   12 $   32 $   52 $   67 $   87 $  114 $  148
Capital Expenditures:
 Total (with Wireless
  Data)................. $  254  $  259  $  221 $  160 $  148 $  134 $  112 $  103 $   81 $   60
 Wireless Data.......... $   19  $    5  $    5 $   10 $   10 $    5 $    5 $    5 $    5 $    5

  1992 Projections of LIN Cellular Operations. Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella were also provided with projections of LIN's cellular operations that had been prepared on behalf of McCaw management and presented to the Board of Directors of McCaw in the fall of 1992 in the context of AT&T's then-proposed equity investment in and strategic alliance with McCaw. See "SPECIAL FACTORS--Background of the Merger." The 1992 projections consisted of a base case, an upside case and a downside case and, for each case, a version intended to reflect AT&T synergies and a version intended to reflect no AT&T synergies. The 1992 projections solely reflect the beliefs and assumptions in 1992 of the persons preparing such projections, which are not necessarily shared or considered reasonable by any other parties or by any parties in 1995.

  The 1992 projections were provided to Morgan Stanley, Bear Stearns, Lehman Brothers and Wasserstein Perella without any description of underlying assumptions, except for the following introductory note that was provided to the McCaw Board of Directors in 1992:

  Subject to the limitations in the scope of the business described above [i.e., that LIN's business was limited to a single service, namely, cellular voice service], the financial models summarized here are based on assumptions which management believes are reasonable. These assumptions may not prove to be appropriate or accurate and the actual results of operations are subject to numerous contingencies. Moreover, because the cellular industry has only a limited operating history, these assumptions necessarily include unverifiable expectations about the market for personal communications services. Consequently, [LIN's] actual results of operations may vary materially from the financial models.

                LIN BROADCASTING CORPORATION CELLULAR OPERATIONS

  CONDENSED PROPORTIONATE CONSOLIDATED FINANCIAL PROJECTIONS--1992 PROJECTIONS
                            PRESENTED TO MCCAW BOARD

                   FISCAL YEARS ENDING DECEMBER 31, 1992-2002
                                 (IN MILLIONS)

                          1992 1993 1994  1995   1996   1997   1998   1999   2000   2001   2002
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
BASE CASE WITHOUT AT&T:
Revenue.................  $562 $707 $865 $1,031 $1,190 $1,341 $1,490 $1,640 $1,795 $1,957 $2,128
Direct Operating
 Expenses...............   153  198  250    301    348    394    439    486    536    588    643
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow
  Before Marketing......   408  509  615    730    842    948  1,051  1,154  1,260  1,370  1,485
Marketing Expenses......   127  135  147    144    140    137    134    131    128    125    122
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow....  $281 $374 $468 $  586 $  702 $  811 $  917 $1,023 $1,132 $1,245 $1,363
Capital Expenditures....  $116 $164 $176 $  154 $  131 $  114 $  105 $   97 $   89 $   81 $   72
BASE CASE WITH AT&T:
Revenue.................  $562 $675 $890 $1,100 $1,325 $1,520 $1,688 $1,858 $2,034 $2,218 $2,411
Direct Operating
 Expenses...............   153  198  255    315    376    433    483    535    589    647    708
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow
  Before Marketing......   408  477  635    785    949  1,087  1,205  1,323  1,445  1,571  1,703
Marketing Expenses......   127  123  134    138    144    132    129    126    123    119     97
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow....  $281 $354 $501 $  647 $  805 $  955 $1,076 $1,197 $1,322 $1,452 $1,607
Capital Expenditures....  $116 $164 $181 $  167 $  146 $  119 $  109 $  101 $   93 $   85 $   76
UPSIDE CASE WITHOUT
 AT&T:
Revenue.................  $562 $728 $922 $1,133 $1,352 $1,553 $1,731 $1,911 $2,096 $2,292 $2,500
Direct Operating
 Expenses...............   153  198  255    315    376    433    483    535    589    646    707
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow
  Before Marketing......   408  530  667    818    976  1,120  1,247  1,376  1,507  1,646  1,792
Marketing Expense.......   127  121  130    133    137    123    121    119    117    114    112
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow....  $281 $409 $537 $  685 $  839 $  997 $1,126 $1,257 $1,390 $1,531 $1,680
Capital Expenditures....  $116 $164 $181 $  167 $  146 $  119 $  109 $  101 $   93 $   85 $   76
UPSIDE CASE WITH AT&T:
Revenue.................  $562 $728 $931 $1,156 $1,393 $1,600 $1,781 $1,966 $2,159 $2,361 $2,575
Direct Operating
 Expenses...............   153  198  255    315    376    433    483    535    589    647    708
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow
  Before Marketing......   408  530  676    841  1,017  1,167  1,298  1,431  1,569  1,715  1,868
Marketing Expense.......   127  110  112    116    121    109    107    106    103    100     81
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow....  $281 $419 $564 $  725 $  896 $1,058 $1,190 $1,326 $1,466 $1,615 $1,786
Capital Expenditures....  $116 $164 $181 $  167 $  146 $  119 $  109 $  101 $   93 $   85 $   76
DOWNSIDE CASE WITHOUT
 AT&T:
Revenue.................  $562 $685 $810 $  935 $1,039 $1,145 $1,269 $1,393 $1,521 $1,653 $1,791
Direct Operating
 Expenses...............   153  197  245    287    320    354    395    438    482    529    579
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow
  Before Marketing......   408  488  565    648    719    791    874    955  1,039  1,124  1,212
Marketing Expense.......   127  153  160    150    136    145    141    138    134    132    128
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow....  $281 $335 $405 $  498 $  583 $  647 $  733 $  818 $  904 $  992 $1,083
Capital Expenditures....  $116 $184 $176 $  136 $   93 $  118 $  108 $  100 $   92 $   84 $   75
DOWNSIDE CASE WITH AT&T:
Revenue.................  $562 $681 $815 $  977 $1,148 $1,299 $1,443 $1,588 $1,736 $1,888 $2,047
Direct Operating
 Expenses...............   153  196  244    294    343    390    437    484    534    587    643
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow
  Before Marketing......   408  485  570    683    805    909  1,007  1,104  1,201  1,301  1,404
Marketing Expense.......   127  135  138    144    142    140    138    135    131    127    103
                          ---- ---- ---- ------ ------ ------ ------ ------ ------ ------ ------
 Operating Cash Flow....  $281 $350 $432 $  539 $  663 $  769 $  869 $  969 $1,071 $1,175 $1,302
Capital Expenditures....  $116 $176 $187 $  185 $  155 $  134 $  123 $  113 $  103 $   94 $   83

ACCOUNTING TREATMENT

  It is expected that the Merger will be accounted for as a purchase for accounting and financial purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

  Affiliation of LIN Directors with AT&T and McCaw. Eight of the eleven members of the LIN Board are designees and/or employees of AT&T or McCaw and, therefore, have a conflict with respect to the Merger and the Merger Agreement, given that McCaw is the other party to the Merger Agreement and would acquire all the LIN Public Shares if the Merger is consummated. In addition, once McCaw determined to proceed with an acquisition of all the LIN Public Shares, the PMVG provided that McCaw was required to enter into an agreement with LIN providing for such acquisition and to cause a meeting of stockholders of LIN to be held as soon as practicable to consider and vote thereon. If McCaw were not to have done so, it might be deemed to have breached the PMVG.

  Holdings, a wholly owned subsidiary of AT&T and McCaw, owns directly 26,989,500 LIN Common Shares, representing approximately 52.2% of the total number of LIN Common Shares outstanding. None of AT&T, McCaw or Merger Sub owns any LIN Common Shares directly. To the best knowledge of AT&T, McCaw, Holdings and Merger Sub, no director or executive officer of any of AT&T, McCaw, Holdings or Merger Sub beneficially owns any LIN Common Shares, except as set forth in Appendix E hereto. Holdings has the sole power to vote, or to direct the vote, and the sole power to dispose of, or to direct the disposition of, the LIN Common Shares owned by it. Because they control Holdings, AT&T and McCaw exercise the indirect power to vote and dispose of such LIN Common Shares. No person other than Holdings has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the LIN Common Shares beneficially owned by Holdings.

  Indemnification of Directors and Officers Pursuant to the Merger
Agreement. Under the Merger Agreement, McCaw and Holdings have agreed that all rights to indemnification now existing in favor of any of the Indemnified Parties as provided in its Certificate of Incorporation or By-Laws, or otherwise in effect on the date of the Merger Agreement (including, without limitation, as provided in the PMVG), will survive the Merger and continue in full force and effect and McCaw and Holdings will cause LIN as the Surviving Corporation (as defined herein) to honor all such rights to indemnification.

  In the event of any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) subject to the rights to indemnification provided by the Merger Agreement, (i) the Surviving Corporation will have the right, from and after the Effective Time, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Parties and McCaw and Holdings will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (provided that such Indemnified Parties will have the right to be represented by up to one separate counsel for the LIN Independent Directors and one separate counsel for the other Indemnified Parties as a group in connection with the defense thereof, in each case selected by such Indemnified Parties and reasonably satisfactory to the Surviving Corporation, if such Indemnified Parties are advised by such counsel that there may be one or more substantial legal defenses available to them which are different from or additional to those available to the Surviving Corporation and in the reasonable judgment of such counsel it is advisable for such Indemnified Parties to be represented by such separate counsel, in which case, if such Indemnified Parties notify McCaw and Holdings in writing that they elect to be represented by such separate counsel at the expense of the Surviving Corporation in accordance with the terms of this proviso, the Surviving Corporation will not have the right to assume the defense of such action on behalf of such Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) McCaw and Holdings will not be liable for any settlement effected without their prior written consent; provided that McCaw and Holdings will not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination has become final, that the indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law; and provided, further, that nothing in the Merger Agreement will prevent the Surviving Corporation from settling any such claim, action, suit, proceeding or investigation as to any Indemnified Party subject to the rights to indemnification provided by the Merger Agreement, so long as such settlement is based on the payment of money and the Surviving Corporation agrees to make all such payments due in connection with such settlement on behalf of such Indemnified Party.

  McCaw and Holdings will cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by LIN with respect to matters occurring prior to and including the Effective Time for all present and past directors and officers of LIN or any of its subsidiaries; provided, however, that (i) McCaw and Holdings may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the directors and officers covered thereby and (ii) McCaw and Holdings will not be required to pay in the aggregate an annual premium for such insurance in excess of two times the last annual premium paid prior to the date of the Merger Agreement, but in such case will purchase as much coverage as possible for such amount.

  Employment Arrangements. Messrs. Alberg and Guthrie, as well as certain non-executive officers and employees of LIN, have entered into employment agreements or other bonus or severance arrangements that will be triggered by consummation of the Merger or by severance of employment following consummation of the Merger. In addition, in the Merger Agreement, McCaw agreed that AT&T would assume all outstanding options granted under LIN's option plans. In the event the Merger is consummated, vesting of some or, under certain circumstances, all options to purchase LIN Common Shares held by Messrs. Alberg and Guthrie, as well as certain non-executive officers and employees of LIN, will accelerate. See "THE MERGER--Terms of the Merger--LIN Option Plans; Stock Purchase Plan" and "EXECUTIVE COMPENSATION."

CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF LIN AFTER THE MERGER

  If the proposed Merger is consummated, the present holders of the LIN Public Shares will no longer have an equity interest in LIN and, therefore, will not share in its future earnings and growth. Instead, each holder of a LIN Public Share will have the right to receive the Merger Consideration for each such LIN Public Share held.

  LIN would, as a result of the Merger, become a wholly owned subsidiary of AT&T and McCaw. LIN Common Shares would be delisted from the Nasdaq National Market, the registration of LIN Common Shares under the Exchange Act would terminate and LIN would cease filing reports with the Commission. Moreover, LIN would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and 10% shareholders would be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, less information will be required to be made publicly available than presently is the case.

  Immediately after the Merger, all of the then outstanding LIN Common Shares would be beneficially owned by AT&T, McCaw and Holdings. The directors of Merger Sub immediately prior to the Effective Time (who will be designees of AT&T or McCaw and will not include any LIN Independent Directors) will be the directors of LIN from and after the Effective Time (until their successors are duly elected or appointed and qualified). LIN's net book value at December 31, 1994 was $297.7 million and its net income for 1994 was $564.2 million. Through its 52.2% current beneficial ownership of the outstanding LIN Common Shares, McCaw's current proportionate interest in such net book value and net income is $155.4 million and $294.5 million, respectively. McCaw's proportionate interest will increase, as a result of the Merger, to 100%.

  Except as otherwise described in this Proxy Statement, AT&T, McCaw and Holdings currently expect that LIN will initially be operated after the Merger in a manner similar to that of its current operations.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief description of the material federal income tax consequences of the Merger. This summary is for general information only. It does not address tax consequences that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as dealers in securities, banks, insurance companies and foreign individuals and entities). HOLDERS OF LIN COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM.

  The exchange of LIN Common Shares for the Merger Consideration in the Merger will be a taxable transaction to holders of LIN Common Shares. A holder of LIN Common Shares will recognize gain or loss under federal income tax laws in an amount by which the proceeds received in exchange for such shares exceed or are less than the holder's tax basis in the shares. If the shares were a capital asset in the hands of the holder of LIN Common Shares, such gain or loss will be capital rather than ordinary and, in such instances, will be long term if the shares are considered to have been held more than one year and short term if they are considered to have been held one year or less on the date of the Merger.

  The consummation of the Merger will not result in the recognition by LIN of taxable gain.

  Under the backup withholding rules, unless an exemption applies under the applicable law and regulations, the Paying Agent will be required to withhold, and will withhold, 31% of all cash payments made in exchange for LIN Common Shares unless the holder or other payee provides his tax identification number (social security number, in the case of an individual, or employer identification number) and certifies that such number is correct. Each holder of LIN Common Shares and, if applicable, each other payee should complete and sign the substitute Form W-9 to be included in the transmittal materials and instructions (relating to stock certificates) to be mailed to stockholders as soon as practicable after the Effective Time, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to LIN and the Paying Agent.

TERMS OF THE PMVG

  The PMVG provides, among other things, that for as long as McCaw and its affiliates and Group Members beneficially own in the aggregate at least 25% of the outstanding shares of the LIN Common Shares on a fully diluted basis or McCaw's designees constitute a majority of the LIN Board, and McCaw and its affiliates and Group Members do not beneficially own in the aggregate 100% of the outstanding LIN Common Shares, the following provisions will apply:

  LIN Independent Directors. Three members of the LIN Board, the LIN Independent Directors, will be independent directors as determined under the New York Stock Exchange Rules (i.e., independent of management of McCaw and its affiliates and free of any relationship that, in the opinion of LIN's Board of Directors, would interfere with the exercise of independent judgment). The current LIN Independent Directors are persons who served on LIN's Board of Directors prior to the completion by McCaw of its tender offer for LIN. At each annual meeting of LIN's stockholders, LIN Independent Directors are nominated by the then current LIN Independent Directors and elected by a Majority Vote of the LIN Public Stockholders. LIN Independent Directors are subject to removal only (a) for cause, (b) if a majority of the LIN Independent Directors approve such removal or (c) if such removal is approved by a Majority Vote of the LIN Public Stockholders. For these purposes and purposes of the other provisions of the PMVG, a "Majority Vote of the LIN Public Stockholders" includes not only (a) the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at any meeting at which the holders of a majority of the LIN Public Shares are present, but also (b) the action by written consent (in accordance with applicable provisions of Delaware law and LIN's Certificate of Incorporation and By-Laws) of the holders of a majority of the LIN Public Shares.

  Sale of LIN. The PMVG provided that on or about January 1, 1995, the LIN Independent Directors would designate an investment banking firm of recognized national standing and McCaw would designate an investment banking firm of recognized national standing, in each case to determine the private market value per LIN Common Share. Pursuant to that provision, the LIN Independent Directors designated Bear Stearns and Lehman Brothers and McCaw designated Morgan Stanley. As a result of the disparity in the respective views of the private market value per LIN Common Share by Bear Stearns and Lehman Brothers and by Morgan Stanley, in accordance with the terms of the PMVG, Wasserstein Perella was mutually designated to determine the private market value per LIN Common Share, as defined in the PMVG.

  Wasserstein Perella arrived at a final determination that the private market value per LIN Common Share, as defined under the PMVG, is $127.50. Under the formula set forth in the PMVG, $127.50 per LIN Common Share is the Private Market Price, because this amount is more than one-third and less than two-thirds of the way between the $105 per LIN Common Share and $155 per LIN Common Share determined by Morgan Stanley and Bear Stearns and Lehman Brothers, respectively, as the private market value per LIN Common Share. If Wasserstein Perella's determination were not in this middle range, the Private Market Price would have been the average of Wasserstein Perella's determination and the closer of the other two appraisals, but not more than the higher appraisal ($155) nor less than the lower appraisal ($105).

  Once the Private Market Price was determined pursuant to the procedures provided for in the PMVG, McCaw had 45 days to decide whether it desired to proceed with an acquisition of all the LIN Public Shares at that price. Within such 45 days, McCaw determined to proceed with the merger contemplated by the Original Merger Agreement as set forth above and to pay the Private Market Price in cash, and the Original Merger Agreement was presented to and approved by the LIN Board by a vote of six to three, with two directors abstaining. The three LIN Independent Directors each voted no on the proposal to approve the Original Merger Agreement presented to the LIN Board, and Tom A. Alberg and Harold S. Eastman abstained. Subsequently, McCaw agreed to increase the consideration to be received by the LIN public stockholders in the Merger in connection with the settlement of the Stockholders Litigation and discussions with the LIN Independent Directors. On June 22, 1995, McCaw entered into the Memorandum of Understanding. The Merger Agreement (as amended and restated) was then presented to and approved by the LIN Board. See "SPECIAL FACTORS-- Background of the Merger." Following such approval, McCaw entered into the Merger Agreement and the Annual Meeting was called, as required by the PMVG. The Merger may only be completed if it is approved by a Majority Vote of the LIN Public Stockholders.

  Except as set forth in the next paragraph, if despite McCaw's good faith efforts the Merger has not been completed by December 31, 1995 (or, if the Merger has been approved by a Majority Vote of the LIN Public Stockholders and is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation by August 31, 1996), the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN Independent Directors in a manner intended by the LIN Independent Directors to maximize value for all LIN Common Shares. The sale will be conducted by the LIN Independent Directors, whose fees shall be reimbursed by LIN, and McCaw will not bid unless requested to do so by the LIN Independent Directors. The sale procedures will be set by the LIN Independent Directors and may include, if necessary in order to maximize stockholder value, provision for the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). The LIN Independent Directors will select from among the proposed transactions the one or more transactions determined by them as being most likely to maximize value for all LIN Common Shares and will cause a meeting of the holders of LIN Common Shares to be held as soon as practicable to consider and vote thereon. McCaw will fully cooperate in this process and, if one or more of the transactions so selected by the LIN Independent Directors are approved by a Majority Vote of the LIN Public Stockholders, will cause all LIN Common Shares owned by it or its affiliates to be voted in favor thereof. Any sale of LIN would be subject to receipt of FCC and other necessary regulatory approvals.

  Survival of PMVG. If a transaction is presented for approval at a meeting of holders of LIN Common Shares as contemplated above and fails to receive the requisite Majority Vote of the LIN Public Stockholders, McCaw will have no further rights or obligations to purchase the remaining interest in LIN or to put all of LIN up for sale, but the remainder of the PMVG will continue to apply to the extent described therein.

  Continuing Stockholder Protections. Except as described above, neither McCaw nor any of its non-LIN affiliates may engage in any material transaction (including, without limitation, agreements, such as roaming

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agreements, which are standard in the industry) with LIN or any of its subsidiaries (other than pro rata as a stockholder of LIN) unless such transaction has been approved by a majority of the LIN Independent Directors.

  Except as described above, neither McCaw nor any of its non-LIN affiliates may engage in a merger or consolidation with LIN, or purchase all or substantially all of LIN's assets, unless the transaction is approved not only by a majority of the LIN Independent Directors but also by a Majority Vote of the LIN Public Stockholders. In deciding whether to approve such a transaction, the LIN Independent Directors will be instructed to consider as a fair price per LIN Common Share the private market price per LIN Common Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding LIN Common Shares (including the LIN Common Shares held by McCaw and its affiliates) in an arm's-length transaction, assuming that LIN was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including if necessary through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). The LIN Independent Directors will retain independent financial advisors and counsel to advise them with respect to any such transaction, whose reasonable costs, expenses and indemnities will be paid for and provided by LIN.

  The PMVG provided that no transaction would be undertaken, and LIN would not take any action, whether or not approved by a majority of the LIN Board, if the LIN Independent Directors determine in their good faith judgment by unanimous vote that such transaction or action would likely depress the value of LIN on January 1, 1995. In addition, LIN will not acquire or dispose of any business (other than acquisitions of additional cellular interests in markets in which LIN has an interest), whether or not approved by a majority of the LIN Board, if the LIN Independent Directors determine in their good faith judgment by unanimous vote that such acquisition or disposition is not in the best interests of LIN.

  Additional Share Purchases. Except as permitted above, neither McCaw nor any of its non-LIN affiliates may purchase additional LIN Common Shares if, after giving effect thereto, they would beneficially own in the aggregate more than 75% of the outstanding LIN Common Shares on a fully diluted basis.

  Corporate Opportunities. McCaw will direct to LIN, and LIN will have a priority right to pursue, all corporate opportunities to acquire interests in U.S. cellular telephone systems other than those in markets in which McCaw has an interest or contiguous to markets in which McCaw has such an interest (in the latter instance, however, only if such market is not a market in which LIN has such an interest or contiguous to such a market). For purposes of the foregoing, a party will not be deemed to have an interest in a cellular telephone system solely by reason of such party's ownership of less than a majority equity interest in a public company having such an interest. The LIN Independent Directors will be afforded an amount of time reasonably necessary to consider any such transaction, consistent with any time constraints imposed by the other party to such transaction, and if and for as long as a majority of the LIN Independent Directors desire to pursue such transaction, McCaw will not separately pursue that transaction.

  Certain Transferees Bound. Except pursuant to a sale of LIN as described above, neither McCaw nor any of its non-LIN affiliates may sell more than 25% of the outstanding LIN Common Shares on a fully diluted basis to a third party or group unless that third party or group agrees in writing to be bound by the provisions set forth in the PMVG to the same extent as McCaw is so bound.

  Amendments. The provisions of the PMVG may be amended in any respect not materially adverse to the holders of the LIN Public Shares, but only if the amendment is approved by a majority of the LIN Independent Directors. Any such amendment will promptly be disclosed in a filing with the Commission. The determination of the LIN Independent Directors as to whether an amendment is materially adverse to the holders of the LIN Public Shares will be final and will bind all holders of the LIN Public Shares. The provisions of the PMVG may also be amended in any other respect if the amendment is approved by a Majority Vote of the LIN Public Stockholders.

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

  Television Spin-off. On June 7, 1994, the PMVG was amended to provide that, notwithstanding the LIN Independent Directors' ability to veto any transaction or other action if they should determine in their good faith judgment, by unanimous vote, that such transaction or action would likely depress the value of the LIN Public Shares on January 1, 1995, a transaction (the "Transaction") consisting of (a) the acquisition by LIN Television, a former indirect wholly owned subsidiary of LIN, of WTNH-TV from Cook Inlet Communications Corp. and
(b) the tax-free distribution pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), of the remaining shares of LIN Television could be undertaken if the LIN Independent Directors determined in their good faith judgment that (i) the Transaction was fair, from a financial point of view, to the holders of the LIN Public Shares, and (ii) the consideration to be paid in the proposed acquisition of WTNH-TV was fair, from a financial point of view, to the holders of the LIN Public Shares.

  Termination. The PMVG will cease to be in effect if at any time (i) McCaw, its affiliates and Group Members beneficially own in the aggregate less than 25% of the outstanding LIN Common Shares on a fully diluted basis and McCaw's designees no longer constitute a majority of the LIN Board (provided that in such event the PMVG will come back into effect if, at any time within two years thereafter, (A) McCaw, its affiliates and Group Members should beneficially own in the aggregate 25% or more (but less than 100%) of the outstanding LIN Common Shares on a fully diluted basis or (B) McCaw's designees shall again constitute a majority of the LIN Board) or (ii) McCaw, its affiliates and Group Members beneficially own in the aggregate 100% of the outstanding LIN Common Shares.

  The foregoing description of the PMVG is qualified in its entirety by reference to the full text of the PMVG, which is attached hereto as Appendix D.

LITIGATION

  A number of putative class action lawsuits involving the Original Merger and the PMVG process were filed in Delaware and New York state courts and in federal court. In re LIN Broadcasting Corporation Shareholders Litigation, Delaware Court of Chancery, New Castle County, Consolidated C.A. No. 14039, is a consolidated action alleging that AT&T, McCaw and Holdings have, by their conduct in connection with the determination of the private market value of the LIN Common Shares pursuant to the PMVG, breached the PMVG and certain fiduciary duties. The relief sought includes an injunction prohibiting AT&T, McCaw and Holdings from acquiring LIN Common Shares owned by the class members, an order directing AT&T, McCaw and Holdings to fulfill their contractual and fiduciary obligations, rescission if a sale pursuant to the terms of the PMVG to AT&T, McCaw or Holdings is consummated and monetary damages. LIN was named as a defendant in this action because plaintiffs were seeking injunctive relief and LIN may have been deemed to be an indispensable party if a court determined that such relief were appropriate. Plaintiffs have not alleged any claims against LIN and do not seek damages against LIN. In Katz v. Robert E. Allen, et al., New York State Supreme Court, New York County, Index No. 95-104259, plaintiffs allege that AT&T and its directors violated fiduciary duties by virtue of, among other things, Morgan Stanley's determination of the private market value per LIN Common Share under the PMVG. Plaintiff seeks, among other things, injunctive relief and damages. In Luke v. Wasserstein Perella & Co., AT&T Corp., McCaw Cellular Communications, Inc., LIN Broadcasting Corporation, William G. Herbster, Wilma H. Jordan and Richard
W. Kislik, New York Supreme Court, New York County, Index No. 95-105973, plaintiffs allege: (i) that Wasserstein Perella was negligent and breached its duty of care; (ii) that AT&T, McCaw and Holdings will be unjustly enriched by such negligence; and (iii) that the individual defendants may breach their fiduciary duties as LIN Independent Directors. In addition to seeking injunctive relief against an acquisition of LIN Common Shares by AT&T, McCaw or Holdings at the value derived by Wasserstein Perella, declaratory relief and monetary damages against all defendants other than the LIN Independent Directors and LIN, the plaintiffs have requested an injunction prohibiting the LIN Independent Directors from approving any sale of LIN that would result in the LIN public stockholders receiving a price per LIN Common Share less than a properly computed private market value per LIN Common Share, as defined in the PMVG, and an order directing the LIN Independent Directors to take all action necessary to determine the Private Market Price and to maximize shareholder value. LIN was named as a defendant in this action because plaintiff is seeking injunctive relief and LIN may be an indispensable party if a court determines that such relief

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is appropriate. Plaintiff has not alleged any claims against LIN and does not seek damages against LIN. In Frank v. Alberg, et al., New York Supreme Court, New York County, Index No. 95-108949, plaintiff alleges that McCaw and certain present and former LIN directors (not including the LIN Independent Directors) violated fiduciary obligations to LIN stockholders in connection with the acquisition of McCaw by AT&T in that such defendants failed to protect the LIN stockholders from an interpretation of the PMVG that would exclude McCaw and AT&T from consideration as an "unrelated third party" in the valuation process. The complaint further alleges that such defendants are "exacerbating their initial breach of fiduciary duties" by advancing an interpretation of the PMVG that excludes AT&T from the term "unrelated third party," which interpretation plaintiff contends is incorrect. The complaint seeks monetary damages and rescission. In all of these cases, none of the defendants have yet filed an answer or otherwise responded to the complaints. All of these cases have been brought as class actions, but no action has yet been taken with respect to the consideration of certifying a class.

  Another action, Newman v. McCaw Cellular Communications and AT&T Corp., United States District Court for the Southern District of New York, C.A. No. 95 Civ. 1583, was brought alleging that defendants failed to disclose that the private market value per LIN Common Share would be determined in violation of the method set forth in the PMVG and that this conduct, together with public statements and other actions taken by the defendants, constituted a violation of federal securities law. This action was voluntarily dismissed without prejudice on June 22, 1995 pursuant to the filing of plaintiff's Notice of Voluntary Dismissal dated June 21, 1995, in which plaintiff stated that based on facts learned from defendant's counsel subsequent to the commencement of the action, plaintiff no longer believed it could prevail on its claims.

  On June 22, 1995, counsel for the plaintiffs in the Delaware and New York state court actions and counsel for AT&T, McCaw and Holdings executed a Memorandum of Understanding setting forth the terms of their agreement in principle to settle the actions. As contemplated in the Memorandum of Understanding, the Stipulation of Settlement was executed on behalf of all parties in In re LIN Broadcasting Corporation Shareholders Litigation and filed in that action on July 27, 1995. Pursuant to the Stipulation of Settlement, a Consolidated Amended Class Action Complaint was filed on July 31, 1995, adding certain parties and causes of action that previously were included in the New York and Delaware state court actions. A Notice of Pendency of Class Action, Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the "Class Notice"), describing, among other things, the terms of the proposed settlement and the rights of stockholders in connection with the settlement, was distributed to all persons who have been holders, of record or beneficially, of LIN Common Shares at any time on or after January 1, 1995 (the "Settlement Class"). A hearing has been scheduled for September 15, 1995, or such adjourned date as the Delaware Chancery Court may, without further notice, direct, at which the Delaware Chancery Court will consider and determine the fairness, reasonableness and adequacy of the Stipulation of Settlement and whether an order and final judgment should be entered approving the settlement and will hear applications for the award of attorneys' fees and expenses.

  In summary, the settlement provides that, in exchange for the increased Merger Consideration and other revisions to the terms of the Original Merger (See "SPECIAL FACTORS--Background of the Merger"), the Settlement Class will compromise, settle, release and discharge with prejudice all claims, rights and causes of action (state or federal), including but not limited to claims arising under the federal securities laws, the rules or regulations promulgated thereunder, or otherwise, whether known or unknown that are, could have been or might in the future be asserted by any of the plaintiffs or any member of the Settlement Class, whether directly, derivatively, representatively or in any other capacity against defendants and their predecessors, successors, parents, subsidiaries, affiliates and agents (including, without limitation, any investment bankers or attorneys and any past, present or future officers, directors or employees of defendants and their predecessors, successors, parents, subsidiaries, affiliates and agents) which have been, or could have been, asserted relating to the Original Merger Agreement, the Merger Agreement, the Original Merger, the Merger, the actions of the LIN Board and the individual LIN director defendants relating to the AT&T/McCaw merger, the PMVG, this Proxy Statement, the actions of the Boards of Directors of AT&T, McCaw or LIN and the individual LIN director defendants

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relating to the Original Merger, the Merger, the Original Merger Agreement,
the Merger Agreement, or any of the transactions, disclosures, facts and allegations that are the subject of the actions (except for appraisal rights pursuant to Section 262 of the DGCL) (the "Settled Claims").

  The Stipulation of Settlement further provides that plaintiffs' counsel will apply to the Delaware Chancery Court for an award of attorneys' fees and reasonable out-of-pocket disbursements (together, the "Fees") on the basis of the benefits provided by the settlement, which represent an aggregate increase in the Merger Consideration (before the Accretion Amount) of from $50 to $55 million. Subject to the terms and conditions of the Stipulation of Settlement, plaintiffs' counsel will apply for Fees of up to $4 million plus $.25 per LIN Merger Share (together with any interest as provided below), which will not be opposed by the parties. "LIN Merger Shares" means LIN Common Shares issued and outstanding immediately prior to the Effective Time, other than LIN Common Shares owned by McCaw or any of its wholly owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any wholly owned Subsidiary of LIN.

  If final Delaware Chancery Court approval of the settlement is obtained and the Delaware Chancery Court awards total Fees of $4 million or less by a final and nonappealable order, McCaw will pay that amount to the plaintiffs' attorneys and an additional $.25 per LIN Merger Share (plus any portion of the Accretion Amount allocable to the $.25 per LIN Merger Share) will be paid to the LIN public stockholders as the Additional Amount (and the Accretion Amount thereon). If final Delaware Chancery Court approval of the settlement is obtained and the Delaware Chancery Court finally awards total Fees of more than $4 million, McCaw will pay that amount to the plaintiffs' attorneys, the amount in excess of $4 million will be deducted from the $.25 per LIN Merger Share (together with any portion of the Accretion Amount allocable to the $.25 per LIN Merger Share) and, if any amount remains after such deduction, the remaining amount will be paid to the LIN public stockholders as the Additional Amount (and the Accretion Amount thereon). The obligation of McCaw to pay the Fees in either such event is conditioned upon the dismissal of each of the New York state court actions.

  If final Delaware Chancery Court approval of the settlement is obtained and all other conditions to the Merger are satisfied or waived but the amount of the Fees has not been approved by a final Delaware Chancery Court order, McCaw will close the Merger and pay $129.50 per LIN Merger Share plus the Accretion Amount allocable to the $129.50 per LIN Merger Share, if any, in the Merger. In such case, McCaw will deposit $.25 per LIN Merger Share on the date of the Closing (together with any portion of the Accretion Amount allocable to said amount) into an interest bearing account. Following final Delaware Chancery Court determination of the Fees, the amount in such account (including pro rata interest) will be paid in accordance with the order of the Delaware Chancery Court to the plaintiffs' attorneys and the balance, if any, will be paid to the LIN public stockholders who receive the Merger Consideration. The obligation of McCaw to pay the Fees in such event is conditioned upon the dismissal of each of the New York state court actions.

  In the event that the Merger is consummated and, for whatever reason, plaintiffs' counsel is not yet entitled to the payment of the Fees, McCaw will, within five days after the consummation of the Merger, deposit the lesser of $4 million or, in the event an award has been made, the amount of Fees awarded by the Delaware Chancery Court into a separate interest bearing escrow account. Within five days after plaintiffs' counsel is entitled to the Fees, McCaw will cause the amount finally awarded by the Delaware Chancery Court, together with the interest allocable to the amount awarded, to be paid to plaintiffs' counsel.

  The Stipulation of Settlement provides that the parties have the option to withdraw from the settlement in the event that: (a) the Order and Final Judgment called for in the Stipulation of Settlement is not entered substantially in the form specified therein (including such modifications thereto as may be ordered by the Delaware Chancery Court with the consent of the parties); (b) the settlement is not approved by the Delaware Chancery Court; or (c) such order is reversed or substantially modified upon appeal. The settlement is further conditioned upon consummation of the Merger, and will not be binding upon any party if the Merger Agreement is terminated in accordance with its terms. AT&T and McCaw have the option to withdraw from the settlement in the event that the Merger is terminated or in the event that final Delaware Chancery Court approval of the settlement is not obtained by November 30, 1995. Plaintiffs have the option to withdraw from the settlement in the event that this Proxy Statement is not substantially in the form in which it was filed by LIN with the Commission on July 10, 1995, excluding any changes made by LIN in response to comments from the Commission and any other changes reasonably satisfactory to the Co-Chairs of the Plaintiffs' Executive Committee.

  In the event any option to withdraw from the settlement is exercised by any party (as provided for in the Stipulation of Settlement), or if the Stipulation of Settlement and the settlement are not approved by the Delaware Chancery Court or shall not become effective for any reason whatsoever, the Stipulation of Settlement, the settlement provided therein (including any modification thereto made with the consent of the parties), and any actions taken in connection therewith will be terminated and will become void and have no further force and effect, except for the obligation of McCaw to pay for any expenses incurred in connection with the Class Notice. The foregoing description of the settlement is a summary only. Shareholders are referred to the Class Notice for a full description of the terms of the settlement.

  The entry of a final and nonappealable order of the Delaware Chancery Court approving the settlement is a waivable condition to McCaw's obligation to consummate the Merger. If the Delaware Chancery Court issues an order approving the settlement, an appeal of such order may be filed within 30 days of such order after which, if no appeal is filed, the order will be final and nonappealable. McCaw does not intend to waive the condition to its obligation to consummate the Merger that the Delaware Chancery Court issue an order approving the settlement. However, if such an order is issued and no objections to such settlement have been filed prior to the issuance of such order, McCaw would consider waiving the portion of such condition that would require the 30-day appeal period to expire without an appeal being filed. If McCaw were to make such a waiver, and assuming the satisfaction or waiver of all other conditions to the Merger, the Merger would be consummated as promptly as practicable following issuance of the Delaware Chancery Court's order and receipt of the requisite approvals of the LIN stockholders. If such condition were not satisfied or waived by McCaw, McCaw would be entitled to delay consummation of the Merger and, if the Merger is not consummated by November 30, 1995, to terminate the Merger Agreement. See "THE MERGER-- Conditions; Waivers--Condition to the Obligations of McCaw, Holdings and Merger Sub" and "--Termination, Amendment and Waiver."

  Unless the Merger is not approved by a Majority Vote of the LIN Public Stockholders at the Annual Meeting, in which event McCaw's obligation either to acquire the LIN Public Shares or to put all of LIN up for sale will terminate and the PMVG will remain in effect in accordance with its terms, if the Merger is not completed by December 31, 1995 (or by August 31, 1996, if the Merger has been approved by the requisite vote of the LIN stockholders by December 31, 1995 and is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation), the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN Independent Directors in a manner intended by the LIN Independent Directors to maximize value for all LIN Common Shares. See "SPECIAL FACTORS--Terms of the PMVG."

                                  THE MERGER

  THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND INCORPORATED BY REFERENCE HEREIN.

TERMS OF THE MERGER

  The Merger. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into LIN at the Effective Time. The separate corporate existence of Merger Sub will then cease, and LIN will be the surviving corporation in the Merger (the "Surviving Corporation").

  Certificate of Incorporation and By-Laws. The Merger Agreement provides that the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation. The By-Laws of Merger Sub in effect at the Effective Time will become the By-Laws of the Surviving Corporation.

  Directors and Officers. The directors of Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of LIN at the Effective Time will become the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See "SPECIAL FACTORS--Certain Effects of the Merger; Operations of LIN After the Merger."

  Conversion of LIN Common Shares in the Merger. At the Effective Time, (a) each issued and outstanding LIN Common Share (other than LIN Common Shares owned by McCaw or any of its wholly owned subsidiaries and LIN Common Shares held in the treasury of LIN or by any wholly owned subsidiary of LIN, which LIN Common Shares will be automatically cancelled and retired and will cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares) will be converted into the right to receive the Merger Consideration, consisting of (i) $129.50 in cash, plus (ii) the Additional Amount, if any, plus (iii) the Accretion Amount, if any, and (b) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of LIN as the Surviving Corporation of the Merger.

  LIN Option Plans; Stock Purchase Plan. Pursuant to the terms of the Amended and Restated 1969 Stock Option Plan of LIN (the "Option Plan"), each option to purchase LIN Common Shares outstanding at the Effective Time (each, an "Option") issued pursuant to the Option Plan will be assumed by AT&T and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of AT&T Common Shares equal to the product of the Assumption Ratio (as defined below) and the number of LIN Common Shares remaining subject to such Option as of the Effective Time, at a price per AT&T Common Share equal to the aggregate exercise price for the LIN Common Shares remaining subject to such Option divided by the number of full AT&T Common Shares deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of AT&T Common Shares that may be purchased upon exercise of such Option will not include any fractional shares and, upon the last such exercise of such Option, a cash payment will be made for any fractional share based upon the per share closing price of AT&T Common Shares as reported in the New York Stock Exchange Composite Transactions on the date of such exercise, and (ii) in the case of any Option to which Section 421 of the Code, applies by reason of its qualification under Section 422 or Section 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option will be determined in order to comply with Section 424 of the Code. For purposes of the foregoing, the "Assumption Ratio" means the per share closing price of the LIN Common Shares on the date of approval of the Merger by the LIN stockholders, as reported on the Nasdaq National Market System, divided by the per share closing price of AT&T Common Shares on the date of approval of the Merger by the LIN stockholders, as

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

reported in the New York Stock Exchange Composite Transactions (or if such date is not a trading day, on the immediately preceding trading day). The Assumption Ratio will be adjusted appropriately, if necessary, to reflect any stock split, reverse stock split or similar change in the AT&T Common Shares or the LIN Common Shares that is not reflected in their respective per share closing prices on the date of approval of the Merger; provided that in no event will any such adjustment be made in respect of quarterly cash dividends payable on the AT&T Common Shares or the LIN Common Shares.

  In addition, LIN will take such action as may be necessary so that, from and after the Effective Time, no employee of LIN will be eligible to purchase LIN Common Shares pursuant to the LIN Broadcasting Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"). In lieu thereof, LIN employees who meet the eligibility requirements thereof will be eligible to purchase AT&T Common Shares pursuant to the McCaw Cellular Communications, Inc. Employee Stock Purchase Plan.

EFFECTIVE TIME OF THE MERGER

  Promptly following satisfaction or waiver (where permissible) of the conditions to the Merger, the Merger will be consummated and become effective on the date and at the time at which the certificate of merger to be filed pursuant to the DGCL is accepted for filing by the Secretary of the State of Delaware or such later date and time as may be specified, with the approval of LIN and McCaw, in such certificate of merger. See "THE MERGER--Conditions; Waivers."

PAYMENT FOR SHARES

  Payment for Shares. From and after the Effective Time, a bank or trust company to be designated by McCaw will act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration for certificates formerly representing LIN Common Shares and entitled to payment of the Merger Consideration pursuant to the Merger Agreement (the "Certificates"). At the Effective Time, and from time to time thereafter, McCaw or Merger Sub will deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of the holders of LIN Common Shares such amounts as may be necessary to permit the Paying Agent to make the payments to which holders of Certificates are entitled. Promptly after the Effective Time, but in no event later than two business days after the date of the Effective Time, the Paying Agent will mail to each record holder of Certificates a form of letter of transmittal which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. Upon the surrender of each such Certificate, together with such letter of transmittal duly executed and any other required documents, the Paying Agent will pay the holder of such Certificate, in consideration therefor, the Merger Consideration multiplied by the number of LIN Common Shares formerly represented by such Certificate (and, if applicable, the Escrow Amount (as defined herein)), and such Certificate will forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing LIN Common Shares owned by McCaw or any of its wholly owned subsidiaries and LIN Common Shares held in the treasury of LIN or by any wholly owned subsidiary of LIN) will represent solely the right to receive the aggregate Merger Consideration relating thereto (and, if applicable, payment of the Escrow Amount). No interest will be paid or accrued on the Merger Consideration.

  The Merger Consideration (and, if applicable, payment of the Escrow Amount) will be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder. If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it will be a condition to such payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment will have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or will have established to the satisfaction of McCaw or the Paying Agent that such tax either has been paid or is not payable. After the Effective Time, there will be no transfers on the stock transfer books of the Surviving Corporation of any LIN

Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to LIN or the Paying Agent, they will be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto (and, if applicable, payment of the Escrow Amount), subject to applicable law and the provisions of the Merger Agreement in the case of Dissenting Shares. See "RIGHTS OF DISSENTING STOCKHOLDERS."

  Payment for Shares If Additional Amount Is Not Determined As of the Effective Time. In the event the Effective Time occurs prior to the determination of the Additional Amount, the Merger Consideration will be determined and paid in accordance with the terms of the Merger Agreement, and all references in the Merger Agreement to the Merger Consideration will be construed, as if the Additional Amount were equal to zero. In such case, McCaw or Merger Sub will deposit or cause to be deposited with the Paying Agent, in an interest bearing account (the "Escrow Account"), an amount equal to (i) $0.25 plus the Accretion Amount, if any, applicable to $0.25, multiplied by
(ii) the number of LIN Common Shares issued and outstanding immediately prior to the Effective Time, other than LIN Common Shares owned by McCaw or any of its wholly owned subsidiaries and LIN Common Shares held in the treasury of LIN or by any wholly owned subsidiary of LIN. Such amount and any interest thereon will be retained in the Escrow Account pending the payments described below. If the total fee awarded by a final and nonappealable order of the Delaware Court of Chancery to the plaintiff's attorneys in connection with the settlement of the Stockholders Litigation is greater than $4 million, the excess of such fee over $4 million will be paid to the plaintiffs' attorneys from the Escrow Account (together with any interest accrued on such excess amount in the Escrow Account). If any amount remains in the Escrow Account following such payment, an additional payment will be made to former holders of Certificates who have previously received payment of the Merger Consideration, in an amount per LIN Common Share formerly represented by such Certificates equal to (i) the aggregate amount remaining in the Escrow Account immediately following such payment to the plaintiffs' attorneys divided by
(ii) the total number of LIN Common Shares issued and outstanding immediately prior to the Effective Time, other than LIN Common Shares owned by McCaw or any of its wholly owned subsidiaries and LIN Common Shares held in the treasury of LIN or by any wholly owned subsidiary of LIN (the "Escrow Amount"). Holders of Certificates who have not received payment of the Merger Consideration as of the time of determination of the Escrow Amount, if any, will be entitled to receive, at such time as they receive payment of the Merger Consideration in accordance with the relevant provisions of the Merger Agreement, an additional payment, if any, equal to the Escrow Amount, without interest thereon, with respect to each LIN Common Share in respect of which such holder receives payment of the Merger Consideration.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by LIN as to (i) the corporate organization, standing and power of LIN and its significant subsidiaries, (ii) approvals by the LIN Board, (iii) its capitalization, (iv) brokers and finders employed by LIN, (v) the accuracy of information to be supplied by LIN for inclusion in this Proxy Statement and in the Schedule 13E-3, (vi) the inapplicability of certain provisions of the DGCL to the Merger and (vii) the fact that the Merger Agreement and the transactions contemplated thereby do not constitute a "Triggering Event," as such term is defined under the Rights Agreement. The preferred share purchase rights issued pursuant to the Rights Agreement are referred to herein as the "LIN Rights."

  The Merger Agreement also includes representations and warranties by McCaw, Holdings and Merger Sub as to (i) the corporate organization, standing and power of each of McCaw, Holdings and Merger Sub, (ii) approval by the respective Boards of Directors of McCaw, Holdings and Merger Sub, (iii) brokers and finders employed by AT&T, McCaw, Holdings and Merger Sub, (iv) the accuracy of information to be supplied by McCaw, Holdings and Merger Sub for inclusion in this Proxy Statement and in the Schedule 13E-3, (v) certain activities and obligations of Merger Sub, and (vi) the solvency of LIN as the Surviving Corporation of the Merger.

CERTAIN COVENANTS OF MCCAW

  Under the Merger Agreement, McCaw has agreed to cause the LIN Common Shares beneficially owned by it, its affiliates or any of its subsidiaries to be voted in favor of the Merger Agreement and the Merger if the Merger Agreement and the Merger are approved by a Majority Vote of the LIN Public Stockholders. McCaw has also agreed to guarantee the obligations of Holdings, Merger Sub and the Surviving Corporation under the Merger Agreement.

BUSINESS OF LIN PENDING THE MERGER

  Except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, LIN will, and will cause each of its Subsidiaries to, conduct its operations according to, and not enter into any transaction other than in accordance with, its ordinary course of business consistent with past practice. As used herein, "Subsidiary" means, as to a corporation, any entity of any kind of which at least 50% of the equity or voting interest is owned, directly or indirectly, by such corporation. Notwithstanding the foregoing, pending the Effective Time, LIN and its Subsidiaries may convert their cellular systems (to the extent they are not already so converted) to provide equal access for long-distance carriers in connection with long-distance communications using LIN's or its Subsidiaries' services and, following such conversion, may market their services under the AT&T service mark, in each case on such schedule as may be determined by McCaw. AT&T has agreed to make the use of the AT&T service mark available to LIN and its Subsidiaries, for purposes of so marketing their services pursuant to the immediately preceding sentence, on a non-exclusive, royalty-free basis. Following the commencement of the marketing of any service of LIN or any of its Subsidiaries under the AT&T service mark pursuant to the immediately preceding two sentences, AT&T has agreed that it will continue to make the use of the AT&T service mark available on such basis with respect to such service, and such service will continue to be so marketed under the AT&T service mark, for so long as AT&T directly or indirectly owns at least a majority of the voting power of LIN's capital stock entitled to vote generally in the election of directors, unless a majority of the LIN Independent Directors otherwise consents.

REASONABLE EFFORTS

  Under the Merger Agreement, LIN, McCaw, Holdings and Merger Sub agree to:
(i) use all reasonable efforts to promptly take all actions and do all things necessary to satisfy the conditions to the Merger and to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable and (ii) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time.

CONDITIONS; WAIVERS

  Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived (other than the condition set forth in clause (a)(ii) below): (a) the Merger Agreement and the Merger will have been duly approved by (i) the requisite vote of the holders of LIN Common Shares in accordance with applicable law and the Certificate of Incorporation and By-Laws of LIN and (ii) the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at the Annual Meeting at which a majority of the LIN Public Shares is present and (b) there will not be in effect any judgment, writ, order, injunction or decree of any court or governmental body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement or permitting such consummation only subject to any condition or restriction unacceptable to McCaw in its reasonable judgment; provided, however, that any party invoking this condition will use reasonable efforts to have any such order or injunction vacated or any such other restriction eliminated.

  Conditions to the Obligations of McCaw, Holdings and Merger Sub. The respective obligations of McCaw, Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following

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

additional conditions: (a) each of the representations and warranties of LIN contained in the Merger Agreement or otherwise expressly required by the Merger Agreement to be made after the execution thereof (i) will have been true in all material respects when made and (ii) except for certain specific exceptions, will be true in all material respects at the time of the closing of the Merger (the "Closing") with the same effect as though such representations and warranties had been made at such time, (b) at or prior to the Closing, LIN will have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement,
(c) all authorizations, if any, required in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will have been made or obtained, in each case without limitation or restriction unacceptable to McCaw in its reasonable judgment, except where the failure to have obtained such authorizations would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of (i) LIN and its Subsidiaries taken as a whole or
(ii) McCaw and its Subsidiaries taken as a whole, (d) a stipulation of settlement, as contemplated by the Memorandum of Understanding, will have been entered into providing for the settlement of the Stockholders Litigation on the terms set forth in the Memorandum of Understanding and such stipulation will have been approved by a final and nonappealable order of the Delaware Court of Chancery (provided that such condition will be deemed satisfied if the only aspect of the settlement not approved by such a final and nonappealable order is the award of the plaintiffs' attorneys' Fees), and (e) all required authorizations, consents or approvals in connection with the Merger of any third party (other than a governmental body), if any, the failure to obtain which would have a material adverse effect on (i) LIN and its Subsidiaries taken as a whole or (ii) McCaw and its Subsidiaries taken as a whole, will have been obtained.

  Conditions to the Obligations of LIN. The obligations of LIN to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (a) each of the representations and warranties of McCaw, Holdings and Merger Sub contained in the Merger Agreement or otherwise expressly required by the Merger Agreement to be made after the execution thereof (i) will have been true in all material respects when made and (ii) except for certain specific exceptions, will be true in all material respects at the time of the Closing with the same effect as though such representations and warranties had been made at such time and (b) at or prior to the Closing, each of McCaw, Holdings and Merger Sub will have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement.

TERMINATION, AMENDMENT AND WAIVER

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of LIN Common Shares, either by the mutual written consent of McCaw and LIN, or by mutual action of their respective Boards of Directors.

  The Merger Agreement may also be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned (a) by action of the Board of Directors of McCaw if the Merger has not been consummated by November 30, 1995, (b) by action of the Board of Directors of LIN if the Merger has not been consummated by December 31, 1995 or, if the Merger Agreement and the Merger have been duly approved by December 31, 1995 by (i) the requisite holders of LIN Common Shares in accordance with applicable law and the Certificate of Incorporation and By-Laws of LIN and
(ii) the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at the Annual Meeting at which a majority of the LIN Public Shares is present, and the Merger is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation, August 31, 1996, or (c) by action of the Board of Directors of either McCaw or LIN if (i) any court of competent jurisdiction in the United States or governmental body in the United States has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable, or (ii) at the Annual Meeting, the Merger Agreement and the Merger do not receive the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at the Annual Meeting at which a majority of the LIN Public Shares is present.

  Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify, amend or supplement the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties with respect to any of the terms contained in the Merger Agreement; provided, however, that after approval of the Merger by the stockholders of LIN, no such amendment or modification will be made which reduces the form or amount of consideration payable in the Merger or adversely affects the rights of LIN's stockholders under the Merger Agreement without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) to the extent permitted, waive compliance with certain of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

  A termination of the Merger Agreement, an amendment of the Merger Agreement or an extension or waiver pursuant to the provisions of the Merger Agreement by any of the parties will, in order to be effective, require, in the case of McCaw, Holdings or Merger Sub, approval by its Board of Directors or the duly authorized designee of its Board of Directors and, in the case of LIN, approval by its Board of Directors or the duly authorized designee of its Board of Directors and approval by a majority of the LIN Independent Directors.

  In the event of termination of the Merger Agreement and abandonment of the Merger pursuant to the Merger Agreement, no party to the Merger Agreement (or any of its directors or officers) will have any liability or further obligation to any other party under the Merger Agreement, except that nothing therein will relieve any party from liability for any breach of the Merger Agreement and except that the provisions of the Merger Agreement governing the use by LIN or its Subsidiaries of the AT&T service mark in marketing its services will survive any termination of the Merger Agreement and/or abandonment of the Merger. Except as and to the extent provided in the PMVG, the termination of the Merger Agreement and abandonment of the Merger pursuant to the Merger Agreement will not affect in any way the PMVG, which will continue to be in full force and effect to the extent of and in accordance with its terms.

REGULATORY APPROVALS

  No regulatory approvals are anticipated to be required for consummation of the Merger. In September, 1994, AT&T received the last of the regulatory approvals required in connection with its acquisition of control of McCaw. Accordingly, no further regulatory approvals are expected to be required in connection with the acquisition of the remaining 48% interest in LIN not already beneficially owned by AT&T and McCaw, as contemplated by the Merger Agreement and the Merger.

EXPENSES AND FEES

  Except in connection with certain liabilities which may arise in respect of New York State and/or New York City Real Property Gains and Transfer Taxes, which will be borne by LIN, each party will pay its own expenses in connection with the Merger. Expenses incurred in connection with printing and mailing this Proxy Statement will be shared equally by McCaw, Holdings and Merger Sub, on the one hand, and LIN on the other. LIN will bear the cost of soliciting proxies from its stockholders.

                            FINANCING OF THE MERGER

  The total amount of funds necessary for payment of the Merger Consideration and expenses related to the Merger is approximately $3.3 billion. Those funds are expected to be obtained by McCaw and Holdings from the proceeds of capital contributions and/or loans from AT&T. However, AT&T has not guaranteed the payment of the Merger Consideration and has no legal obligation to provide such funds. McCaw's obligation to consummate the Merger is not conditioned on financing. Accordingly, if all conditions to McCaw's obligation to consummate the Merger were satisfied but such funds were not available, McCaw would be in breach of the Merger Agreement.

  AT&T meets its cash needs through cash from operations and a combination of equity and long- and short-term debt financing. AT&T expects to obtain its current cash requirements (including capital contributions to fund payment of the Merger Consideration and related expenses) from cash on hand and commercial paper funding of accounts receivable and with permanent financing as advantageous opportunities arise.

  Estimated costs and fees in connection with the Merger, assuming completion of the Merger, are as follows:

      Legal Fees.................................................... $10,000,000
      Investment Banking Fees.......................................  18,125,000
      SEC Filing Fees...............................................     665,000
      Printing Costs................................................      75,000
      Solicitation Fees.............................................      25,000
      Miscellaneous.................................................     110,000
                                                                     -----------
        Total....................................................... $29,000,000
                                                                     ===========

  Subject to certain exceptions, each party will pay its own expenses in connection with the Merger. See "THE MERGER--Expenses and Fees." It is expected that, of the costs and fees set forth above, approximately $15.5 million will be payable by LIN.

                       RIGHTS OF DISSENTING STOCKHOLDERS

  Under Section 262 of the DGCL, any holder of LIN Common Shares who neither votes in favor of the Merger nor consents thereto in writing, who delivers a demand for appraisal prior to the vote of the LIN stockholders on the Merger, and who has otherwise complied with the applicable requirements of Section 262 of the DGCL, has the right to an appraisal of, and to receive cash payment for, the "fair value" of such shares at the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such right, a stockholder must comply with each of the procedural requirements of Section 262 of the DGCL, a summary of and the text of which is set forth in Appendix C hereto. Holders of LIN Common Shares should read Section 262 of the DGCL in its entirety. The "fair value" of each LIN Common Share would be determined in judicial proceedings, the results of which cannot be predicted. The failure to take any of the steps required under Section 262 of the DGCL in a timely manner will result in a loss of appraisal rights.

  The Merger Agreement provides that, notwithstanding anything in the Merger Agreement to the contrary, LIN Common Shares outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such LIN Common Shares in accordance with Section 262 of the DGCL, will not be converted into the right to receive the Merger Consideration, as provided in the applicable provisions of the Merger Agreement, unless and until the holder thereof fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. LIN will give McCaw prompt notice of any demands received by LIN for appraisal of LIN Common Shares and McCaw will have the right to participate in all negotiations and proceedings with respect to such demands. LIN will not, except with the prior written consent of McCaw, make any payment with respect to, or settle or offer to settle, any such demands. See Appendix C hereto.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

  The LIN Board proposes the election of the ten nominees listed below to serve until the next Annual Meeting or until their successors are elected and qualified, or until the earlier consummation of the Merger. Unless contrary instructions are received, it is intended that the LIN Common Shares represented by proxies solicited on behalf of the LIN Board will be voted in favor of the election as directors of all such nominees. If, for any reason, any such nominee is not available for election (which is not currently known or expected), the persons named in the proxy card have advised that they will vote for such substitute nominees as the LIN Board may propose. The names and certain information relating to the ten nominees are set forth below. Messrs. Herbster and Kislik and Ms. Jordan are nominated as LIN Independent Directors and the remaining seven nominees have been designated by McCaw.

  NOMINEE                    AGE                POSITION WITH LIN
  -------                    ---                -----------------
Tom A. Alberg...............  55 President, Chief Operating Officer and Director
Dennis J. Carey.............  48 Director
Lewis M. Chakrin............  47 Chairman of the Board
W. Preston Granbery.........  51 Director
William G. Herbster.........  62 Director
Rolla G. Huff...............  38 Director
Wilma H. Jordan.............  46 Director
Richard W. Kislik...........  67 Director
Wayne M. Perry..............  45 Vice Chairman of the Board
Florence L. Walsh...........  34 Director

  Tom A. Alberg became a director of LIN in 1991. Mr. Alberg has been the President and Chief Operating Officer of LIN since April 1991 and has been Executive Vice President of McCaw since July 1990. Prior to July 1990, Mr. Alberg was the Chairman of the Executive Committee and a partner in the Perkins Coie law firm, 1201 Third Ave., 40th Floor, Seattle, WA 98101-3099. He has been a director of Digital Systems International, Inc., 6464 185th Avenue NE, Redmond, WA 98052, a manufacturer of call management software systems, since January 1994. He has been a director of Active Voice Corporation, 2901 Third Ave., Seattle, WA 98121, a manufacturer of PC-based voice processing systems, since April 1993. He has been a director of LIN Television since March 1993.

  Dennis J. Carey became a director of LIN in 1994. Mr. Carey has been the Vice President, Finance and Audit of AT&T since February 1994. Prior to that he served as Vice President, Business Development and International of General Electric Corporation, Appliance Park, Louisville, KY 40223, a manufacturer of appliances, from February 1992 to February 1994 and as Senior Vice President and General Manager Corporate Finance Group of General Electric Capital Corporation, a financing company located in Stamford, Connecticut, from August 1987 to February 1992. He has been a director of LIN Television since November 1994.

  Lewis M. Chakrin became a director of LIN in 1994. Mr. Chakrin has been Vice President and General Manager--Global Wireless Services Group of AT&T since April 1995. Prior to that he served with AT&T as Vice President, Business Development--Communications Services Group from March 1994 to April 1995, Vice President, Personal Communications Services from July 1991 to March 1994, Director, Strategic Planning

--International Communication Services from May 1990 to July 1991, and Sales Vice President, Business Sales Division from September 1987 to May 1990. He has been a director of LIN Television since November 1994.

  W. Preston Granbery became a director of LIN in 1994. Mr. Granbery has been a General Attorney with the Corporate and Securities Group of AT&T since 1988.

  William G. Herbster became a director of LIN in 1976. Mr. Herbster is a financial consultant. His business address is 2700 Calvert Street, N.W., #716, Washington, DC 20008. He has been a director of LIN Television since November, 1994. He is Senior Advisor to the Investment Fund for Foundations.

  Rolla G. Huff became a director of LIN in 1994. Mr. Huff has been the Chief Financial Officer of McCaw since April 1995. Prior to that he served as Financial Vice President and Chief Financial Officer, Mergers and Acquisitions of AT&T from October 1993, to April 1995 and with NCR Corp., 1700 South Patterson Blvd., Dayton, OH 45479-0001, as Controller, US from January 1992 to September 1993, Director, Service Marketing Europe from April 1991 to December 1991 and Director, Operations from August 1989 to March 1991.

  Wilma H. Jordan became a director of LIN in 1987. Ms. Jordan is Co-Chairman of The Jordan, Edmiston Group, Inc., 885 Third Ave., 25th Floor, New York, NY 10022, an investment banking and management consulting firm for publishing companies. She has been a director of Ringier America Printing Co., One Pierce Place, Itasca, IL 60143, since 1989. She has been a director of Guideposts Associates, Inc., 39 Seminary Hill Road, Carmel, New York 10512, a publishing company, since 1990. She has been a director of Clayton Homes, Inc., P.O. Box 15169, Alcoa Highway, Knoxville, TN 37901, a retailer of manufactured homes, since August, 1994. She has been a director of LIN Television since November 1994.

  Richard W. Kislik became a director of LIN in 1969. Mr. Kislik has been a publishing consultant since 1985. His business address is M. Evans and Company, Inc., 216 East 49th St., New York, NY 10017. He has been a director of LIN Television since November 1994.

  Wayne M. Perry became a director of LIN in 1990. Mr. Perry has been Vice Chairman of the Board of LIN since March 1990 and Vice Chairman of the Board of McCaw since June 1989 and Secretary of McCaw since October 1994. From December 1985 to June 1989, Mr. Perry served as President of McCaw.

  Florence L. Walsh became a director of LIN in 1995. Ms. Walsh has been the Assistant Treasurer--Corporate Finance of AT&T since November 1994. Prior to that she served as the Director, Domestic Finance of General Motors Corporation from January 1989 to October 1994.

  Harold S. Eastman decided not to stand for reelection and will no longer serve on the Board of Directors effective as of the date of the Annual Meeting, at which time the size of the LIN Board will be reduced to ten. Mr. Eastman became a director of LIN in 1990. He was Vice Chairman of the Board of LIN from March 1990 to April 1992. Mr. Eastman has been the President of Peregrine Capital Co., 101 South Capitol Blvd., Boise, ID 83702, a private investment company, since December, 1991. He served as President of McCaw from June 1989 to December 1991 and thereafter as Vice Chairman of the Board of McCaw until April 1992.

ARRANGEMENTS FOR THE ELECTION OF DIRECTORS

  In accordance with the PMVG, Ms. Jordan and Messrs. Herbster and Kislik have been elected and serve as the LIN Independent Directors. See "SPECIAL FACTORS--Terms of the PMVG" and "--Background of the Merger." Each of the remaining nominees is an officer or employee of AT&T or McCaw.

LIN BOARD COMMITTEES AND MEETINGS

  During 1994, the LIN Board held eight meetings. No director attended fewer than 75% of the aggregate of the number of meetings of the LIN Board held during the period for which he or she was a director and the number of meetings of committees of the LIN Board on which the director served during the period that he or she served.

  The LIN Board has an audit committee (the "Audit Committee"), presently consisting of Ms. Jordan and Mr. Kislik, which held two meetings in 1994. The functions of the Audit Committee include evaluating the services of LIN's independent auditors and reviewing with management and the independent auditors LIN's system of internal controls. The LIN Board also has a compensation committee (the "Compensation Committee"), presently consisting of Ms. Jordan and Messrs. Herbster and Kislik, which held one meeting and acted by written consent three times in 1994. The functions of the Compensation Committee are to determine compensation polices and act on remuneration arrangements with respect to all employees, including executive officers. The LIN Board does not have a nominating committee.

DIRECTOR COMPENSATION

  Directors who are not also officers of LIN or its affiliates are compensated at the rate of $30,000 per annum. In addition, directors who are not also officers of LIN or its affiliates receive $1,500 for each LIN Board meeting attended and $1,500 for each committee meeting attended, as long as that meeting is not held in conjunction with a board meeting. Directors are also reimbursed for any travel expenses incurred in connection with such meetings.

  In addition, each LIN Independent Director receives $1,500 for each meeting attended by him or her exclusive of full board or committee meetings. Ms. Jordan and Messrs. Herbster and Kislik each receive $250 per hour, or $2,000 per eight-hour day, for additional services performed in their capacities as LIN Independent Directors, including time spent attending and preparing for meetings of the LIN Independent Directors and otherwise devoting attention to those matters requiring consideration by the LIN Independent Directors. Ms. Jordan and Messrs. Herbster and Kislik received $38,688, $37,790 and $57,625, respectively, for such services rendered in 1994, which consisted primarily of time spent reviewing materials and attending meetings of the LIN Independent Directors and meetings with their financial and legal advisors concerning the Television Spin-off and the PMVG process.

  All directors of LIN have the option of deferring their compensation under LIN's Deferred Compensation Plan.

                              EXECUTIVE OFFICERS

  The executive officers of LIN are:

   NAME                      AGE                     OFFICE
   ----                      ---                     ------
Steven W. Hooper............  42 Chief Executive Officer
Tom A. Alberg...............  55 President, Chief Operating Officer and Director
Wayne M. Perry..............  45 Vice Chairman of the Board
Donald Guthrie..............  40 Senior Vice President--Finance

  The following information describes the executive officers of LIN who are not also directors.

  Steven W. Hooper has been Chief Executive Officer of LIN since March 1995 and Chief Executive Officer of McCaw since January 1995. From 1993 to January 1995, he was Executive Vice President and Chief Financial Officer of McCaw. From 1988 until 1993, he was Senior Vice President--Cellular Operations of McCaw. Prior to 1988, Mr. Hooper served with McCaw as Executive Vice President and Chief Operating Officer of its Cable Division and in various financial positions.

  Donald Guthrie became Vice President--Finance of LIN in March 1990 and was promoted to Senior Vice President--Finance in June 1992. Since February 1986, Mr. Guthrie has been a Senior Vice President and the Treasurer of McCaw.

  The business address of the directors and executive officers of LIN is LIN Broadcasting Corporation, 5295 Carillon Point, Kirkland, Washington 98033, except for Messrs. Hooper and Perry, whose business address is McCaw Cellular Communications, Inc., 5400 Carillon Point, Kirkland, Washington 98033.

                            EXECUTIVE COMPENSATION

  The three tables set forth below provide information with respect to the annual and long-term compensation for services in all capacities to LIN for fiscal years 1994, 1993 and 1992 and the option grants, exercises and values in and at the end of fiscal year 1994 of those persons who (i) served, at any time during 1994, as LIN's Chief Executive Officer or (ii) were, during 1994, the four other most highly compensated executive officers of LIN (collectively, the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                     ANNUAL COMPENSATION            AWARDS
                              ---------------------------------- ------------
                                                      OTHER       SECURITIES   ALL OTHER
        NAME AND                                     ANNUAL       UNDERLYING  COMPENSATION
 PRINCIPAL POSITION(1)   YEAR SALARY($) BONUS($) COMPENSATION($) OPTIONS (#)     ($)(2)
 ---------------------   ---- --------- -------- --------------- ------------ ------------
Craig O. McCaw(3)....... 1994 $100,122         0           0             0      $  2,469
Chairman of the Board
 and                     1993  100,000         0           0             0         2,308
Chief Executive Officer  1992  100,200         0           0             0         2,225
Tom A. Alberg(4)........ 1994  250,487  $250,000           0        50,000        15,977
President and Chief      1993  235,000   200,000           0        50,000        12,517
Operating Officer        1992  225,000   150,200           0        50,000        10,912
James L. Barksdale(5)... 1994  525,487   467,000           0             0        14,967
Chairman of the Board
 and                     1993  525,000   400,000           0             0        14,506
Chief Executive Officer  1992  500,200   300,000     $70,293(6)          0         4,167
Gary R. Chapman(7)...... 1994  475,000   150,000           0             0        15,481(8)
President--LIN
 Television Group        1993  404,600   150,000           0        20,000       163,014(8)
                         1992  385,000   125,000           0        20,000       160,839(8)
Donald Guthrie(9)....... 1994  200,487   100,000           0        35,000         3,813
Senior Vice President--
 Finance                 1993  190,000    75,200           0        35,000         2,919
                         1992  180,000    60,200           0        30,000         2,650
Wayne M. Perry(10)...... 1994  100,487   250,000           0             0         5,139
Vice Chairman of the
 Board                   1993  100,000         0           0             0         4,975
                         1992  100,000         0           0             0         4,885

--------
 (1) All amounts shown for Messrs. Alberg, Chapman and Guthrie were paid by LIN, and all amounts shown for Messrs. McCaw, Barksdale and Perry were paid by McCaw. Upon approval by the LIN Independent Directors of the proposed intercompany reimbursement program for 1994, each of LIN and McCaw will reimburse the other for a portion of such executives' compensation (other than Mr. Chapman, who rendered services solely to LIN prior to the completion of the Television Spin-off). See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--Certain Transactions Among LIN, AT&T and McCaw."
 (2) Represents amounts paid for life and disability insurance premiums unless otherwise indicated.
 (3) Mr. McCaw resigned from his positions as Chairman of the Board and an executive officer of LIN effective October 25, 1994. Mr. McCaw also received options to purchase 210,000 shares of McCaw's Class A Common Stock in 1993. All such options that were outstanding at the time of the acquisition of McCaw by AT&T (the "McCaw/AT&T Merger") were converted into options to purchase AT&T Common Shares. Mr. McCaw also received from McCaw additional compensation related solely to his employment with and services rendered to McCaw.
 (4) Mr. Alberg also received from McCaw additional compensation related solely to his employment with and services rendered to McCaw.
 (5) Mr. Barksdale was elected Chairman of the Board and Chief Executive Officer of LIN on November 2, 1994. Mr. Barksdale resigned from all positions with LIN effective January 13, 1995. Mr. Barksdale also received options to purchase 200,000 and 340,000 shares of McCaw's Class A Common Stock in 1993 and 1992, respectively. All such options that were outstanding at the time of the McCaw/AT&T Merger were converted into options to purchase AT&T Common Shares. Mr. Barksdale also received from McCaw and AT&T additional compensation related solely to his employment with and services rendered to McCaw.
 (6) Represents a tax-equalization payment.
 (7) Mr. Chapman resigned as an executive officer of LIN effective December 28, 1994 following the Television Spin-off. Amounts reported are those paid to Mr. Chapman for services rendered in 1994 for the entire year, although a portion of such amounts was paid by LIN Television following completion of the Television Spin-off. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN --Relationship With LIN Television."
 (8)Amount for 1994 represents life and disability insurance premiums. Amounts for 1993 and 1992 represent $13,014 and $10,839, respectively, paid for life and disability insurance premiums and a $150,000 payment in each year in consideration of Mr. Chapman's agreeing in 1990 to forego certain benefits under a severance agreement.
 (9) Mr. Guthrie also received from McCaw additional compensation related solely to his employment with and services rendered to McCaw.
(10) Mr. Perry also received from McCaw additional compensation related solely to his employment with and services rendered to McCaw.

                       OPTION GRANTS IN FISCAL YEAR 1994

                                INDIVIDUAL GRANTS
                         --------------------------------
                                                                          POTENTIAL REALIZABLE
                         NUMBER OF    PERCENT                               VALUE AT ASSUMED
                         SECURITIES   OF TOTAL                           ANNUAL RATES OF STOCK
                         UNDERLYING   OPTIONS                              PRICE APPRECIATION
                          OPTIONS    GRANTED TO  EXERCISE                  FOR OPTION TERM(2)
                          GRANTED   EMPLOYEES IN  PRICE   EXPIRATION ------------------------------
          NAME             (#)(1)   FISCAL YEAR   ($/SH)     DATE        5%($)          10%($)
          ----           ---------- ------------ -------- ---------- -------------- ---------------
Craig O. McCaw..........        0           0        N/A        N/A               0               0
Tom A. Alberg...........   50,000      16.581%   $133.50   12/31/04  $    4,197,872 $    10,638,231
James L. Barksdale......        0           0        N/A        N/A               0               0
Gary R. Chapman.........        0           0        N/A        N/A               0               0
Donald Guthrie..........   35,000      11.607%    133.50   12/31/04  $    2,938,510 $     7,446,762
Wayne M. Perry..........        0           0        N/A        N/A               0               0
All stockholders(3).....      N/A         N/A        N/A        N/A  $4,330,439,664 $10,974,184,339
Named executive
 officers' gain as % of
 all stockholders' gain.      N/A         N/A        N/A        N/A            0.16            0.16

-------
(1) All options granted to the named executive officers become exercisable in three annual installments of 33%, 33% and 34% beginning one year after the grant date. The per share option exercise prices represent the fair market value of the LIN Common Shares on the date of grant. The option term is 10 years. In the event of a change in control of LIN, other than certain transactions with McCaw and certain transactions pursuant to the PMVG, officers of LIN who are subject to Section 16 of the Exchange Act may surrender vested options in exchange for a cash payment by LIN. As a result of the closing of the McCaw/AT&T Merger, the options to purchase LIN Common Shares held by the named executive officers will vest (if not otherwise vested prior thereto pursuant to their terms) if the optionee's employment with LIN is terminated under certain circumstances. See "EXECUTIVE COMPENSATION--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed appreciation rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the LIN Common Shares. At the 5% and 10% assumed appreciation rates, the price per LIN Common Share would be $217.46 and $346.26, respectively.
(3) Based on number of LIN Common Shares outstanding on December 31, 1994.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SHARES
                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                   OPTIONS AT FISCAL        IN-THE-MONEY OPTION
                         ACQUIRED ON   VALUE          YEAR-END (#)        AT FISCAL YEAR-END($)(2)
                          EXERCISE    REALIZED  ------------------------- -------------------------
          NAME               (#)      ($) (1)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ---------- ----------- ------------- ----------- -------------
Craig O. McCaw..........      N/A           N/A   67,500        22,500    $4,662,137   $1,540,712
Tom A. Alberg...........   30,000    $1,967,500   20,000       130,000     1,123,978    3,768,369
James L. Barksdale......      N/A           N/A        0             0           N/A          N/A
Gary R. Chapman.........      N/A           N/A   59,220        33,000     4,599,207    1,575,824
Donald Guthrie..........      N/A           N/A   26,000        85,250     1,588,036    2,255,488
Wayne M. Perry..........      900        55,800   44,100        15,000     3,019,796    1,027,142

--------
(1) This amount represents the aggregate of the number of LIN Common Shares acquired on exercise multiplied by the difference between the closing price of the LIN Common Shares on the Nasdaq National Market on the respective option exercise date (or, if not exercised on a trading day, the nearest trading day) minus the exercise price for the relevant option.
(2) This amount represents the aggregate of the number of in-the-money options multiplied by the difference between the closing price of the LIN Common Shares on the Nasdaq National Market on December 30, 1994 (the final trading day in 1994) and the exercise prices for the relevant options.

PENSION PLAN

  Until December 28, 1994, LIN maintained a defined benefit retirement plan (the "Pension Plan") that covered certain employees of LIN and its subsidiaries. On December 28, 1994, pursuant to the Employee Benefits Allocation Agreement between LIN and LIN Television, LIN Television assumed sponsorship of the Pension Plan. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--Relationship with LIN Television." LIN Television now is solely responsible for all liabilities and obligations under the Pension Plan. Mr. Chapman continues to participate in the Pension Plan as an employee of LIN Television.

  Effective January 1, 1993, the Pension Plan was amended to provide that any employees treated by LIN as employed by a component of LIN that maintains a Code Section 401(k) plan providing for employer-matching contributions are not eligible to participate in, or accrue benefits under, the Pension Plan. After retirement from or other termination with LIN, however, any employee who was participating in the Pension Plan as of December 31, 1992, is entitled to receive monthly payments under the Pension Plan based on his or her average compensation and years of credited service as of December 31, 1992, provided that he or she completes five years of vesting service with LIN after attaining age 17. Such payments begin at age 65, subject to the employee's election to terminate from employment and receive reduced monthly payments beginning at any time between ages 55 and 65. Due to this amendment, Messrs. Alberg and Guthrie no longer accrue additional benefits under the Pension Plan, but are entitled to receive monthly payments of $459 and $329, respectively, under the Pension Plan at age 65, provided they each become vested. Messrs. McCaw, Barksdale and Perry did not participate in the Pension Plan.

  The following table shows the estimated annual retirement benefits payable under the Pension Plan and LIN's Supplemental Benefit Retirement Plan as an annuity for life upon normal retirement for specified compensation and years of credited service classifications, assuming retirement at age 65 on December 31, 1993. Benefits are computed by multiplying (i) 1.25% of the employee's average annual compensation for the three consecutive years producing the highest average (excluding benefits or payments received under any other benefit plan) times (ii) the employee's number of years of credited service, up to a maximum of 32 years. Sections 401(a)(17) and 415 of the Code limit the annual benefits that may be paid from a tax-qualified retirement plan such as the Pension Plan. As permitted by the Employee Retirement Income Security Act of 1974, as amended

("ERISA"), LIN's Supplemental Benefit Retirement Plan authorizes the payment out of LIN's general funds of any benefits calculated under the provisions of the Pension Plan that may be above the limits of Sections 401(a)(17) and 415 of the Code.

                              PENSION PLAN TABLE

       THREE-YEAR
        AVERAGE                    YEARS OF CREDITED SERVICE
         ANNUAL       ---------------------------------------------------------
      COMPENSATION      10       15        20        25        30        32
      ------------    ------   -------   -------   -------   -------   -------
        $100,000      12,500    18,750    25,000    31,250    37,500    40,000
        $200,000      25,000    37,500    50,000    62,500    75,000    80,000
        $300,000      37,500    56,250    75,000    93,750   112,500   120,000
        $400,000      50,000    75,000   100,000   125,000   150,000   160,000
        $500,000      62,500    93,750   125,000   156,250   187,500   200,000
        $750,000      93,750   140,625   187,500   234,375   281,500   300,000

  As of December 31, 1994, Mr. Chapman had six years of credited service under the Pension Plan and his three-year average annual compensation was $613,200. Benefit amounts under the Pension Plan are not subject to any deduction for Social Security benefits or other offset amounts.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Employment Agreements. In 1990, Mr. Chapman entered into an employment agreement with LIN, which replaced an already existing severance compensation agreement. Mr. Chapman's employment agreement provides for: (i) a term that currently ends on December 31, 1995, subject to subsequent renewals; (ii) a minimum base salary of $375,000, commencing on January 1, 1991; (iii) a target annual bonus award at least equal to $125,000 per year beginning after December 31, 1991, the actual amount payable being determined by LIN based on performance guidelines; and (iv) a retention bonus of $600,000, payable in four equal annual installments beginning December 31, 1990. The agreement also provides for options, participation in certain of LIN's incentive compensation programs, and additional severance benefits upon termination without cause, including the right to require LIN to purchase certain of the LIN Common Shares and vested options owned by Mr. Chapman as of the date of the employment agreement based on the value of the greater of $112 per LIN Common Share and the Private Market Price of the LIN Common Shares as determined in accordance with the PMVG. The agreement also requires LIN to purchase on January 1, 1995, certain of the LIN Common Shares and vested options owned by Mr. Chapman as of the date of the employment agreement based on a value of the greater of $112 per share and the Private Market Price. This agreement was assigned to and assumed by LIN Television in connection with the Television Spin-off. Performance of certain provisions of this agreement has been deferred pending the completion of discussions currently underway concerning a new employment agreement between LIN Television and Mr. Chapman.

  In 1991, Mr. Guthrie entered into an employment agreement with LIN. Mr. Guthrie's employment agreement provides for (i) a term that currently ends on April 30, 1996, subject, unless terminated, to subsequent automatic annual renewals; (ii) a base salary that currently is $210,000; (iii) options and bonuses as determined by the LIN Board; and (iv) such other benefits and perquisites as are provided to LIN employees or senior executives generally. In the event that Mr. Guthrie is terminated without "cause," as defined in the agreement, or his employment with LIN terminates as a result of the expiration of the term of the agreement, he will receive an amount equal to twelve months' salary and bonus and all long-term compensation that would have vested during the remaining term of the agreement will be immediately vested.

  Amended and Restated 1969 Stock Option Plan. Pursuant to LIN's Amended and Restated 1969 Stock Option Plan (the "1969 Plan"), in the event of a change in control of LIN (as defined in the 1969 Plan), other than certain transactions with McCaw and certain transactions pursuant to the PMVG, officers of LIN who are subject to Section 16 of the Exchange Act may surrender vested options in exchange for a cash payment by LIN. The amount of the cash payment per LIN Common Share is determined by taking the difference between the exercise price of the LIN Common Shares covered by the options so surrendered and the greater of (i) the highest market price of the LIN Common Shares during the 90-day period prior to the day of surrender and (ii) the highest price paid to any stockholder of LIN in the transaction or group of transactions resulting in the change in control. Such options may be surrendered during the 60-day period following the change in control.

  As a result of the closing of the McCaw/AT&T Merger, options to purchase LIN Common Shares outstanding on August 14, 1993 held by the named executive officers will vest (if not otherwise vested prior thereto pursuant to their terms) at the time McCaw or any affiliate consummates any acquisition of all or substantially all the remaining LIN Common Shares or LIN is otherwise sold, whether pursuant to the PMVG or otherwise. In addition, as a result of the closing of the McCaw/AT&T Merger, all outstanding options to purchase LIN Common Shares held by the named executive officers will vest (if not otherwise vested prior thereto pursuant to their terms) if the optionee's employment with LIN is terminated under certain circumstances.

  Bonus and Severance Arrangements in Connection With the McCaw/AT&T
Merger. In connection with the McCaw/AT&T Merger, LIN established an aggregate $7.75 million bonus pool for certain persons employed by LIN and its subsidiaries as of August 15, 1993, conditioned upon both consummation of the McCaw/AT&T Merger (the "McCaw/AT&T Closing"), which occurred on September 19, 1994, and the closing of any acquisition of all or substantially all the remaining LIN Common Shares by McCaw or of a sale of LIN (pursuant to the PMVG or otherwise) (the "LIN Closing"). Except as provided under the Executive Plan, as hereinafter defined, all bonuses payable to executive officers are payable in three installments (50% at the LIN Closing, 25% on the first anniversary of the McCaw/AT&T Closing and 25% of the second anniversary of the McCaw/AT&T Closing), in each case to persons who remain employed by LIN, its ultimate parent or any of their subsidiaries at such times, provided, that if the LIN Closing has not occurred by such anniversary dates of the McCaw/AT&T Closing, such payments will not be made until the date of the LIN Closing. The amounts of the bonuses allocated to Messrs. Alberg and Guthrie are $700,000 and $509,000, respectively. Messrs. McCaw, Alberg, Barksdale, Guthrie and Perry received bonuses under a similar bonus program implemented by McCaw.

  Also in connection with the McCaw/AT&T Merger, LIN established an Executive Separation Plan (the "Executive Plan"). The Executive Plan provides benefits to certain executives, including Messrs. Alberg and Guthrie, in the event that they are terminated (other than for cause, as defined in the Executive Plan) on or after the McCaw/AT&T Closing or in the event that they terminate their employment within six months following an adverse change in working conditions (including a reduction in salary or bonus opportunities in the absence of overall poor performance, a material reduction in scope of responsibility, authority or other conditions of employment, a notice that an executive's employment location will be moved more than 40 miles or certain decreases in executive perquisites or other employee benefits) on or after the McCaw/AT&T Closing. Under the Executive Plan, executives are entitled to a benefit payment equal to any unpaid installments under the bonus pool, unless terminated for consistently poor performance documented by substantially contemporaneous notices. Mr. Perry is entitled to receive severance benefits, and Messrs. Alberg and Guthrie are entitled to additional severance benefits, in certain circumstances under a severance program established by McCaw in connection with the McCaw/AT&T Merger.

  Bonus and Severance Arrangements in Connection with the Merger. In addition, LIN has established an arrangement for the payment of other benefits to certain of LIN's officers, including Messrs. Alberg and Guthrie. In order to receive this benefit, the individual must be an officer or employee of LIN at the time of the LIN Closing. Such payments will be made if the officer's employment with LIN is terminated within 120 days of a LIN Closing under the same circumstances as are described above with respect to the Executive Plan. The amount of such benefits payable to Messrs. Alberg and Guthrie would be $380,000 and $213,333, respectively.

  The Compensation Committee has approved the payment to certain officers and employees of LIN, including Messrs. Alberg and Guthrie, at the time of the LIN Closing, of a bonus of at least 50% of the bonus paid to such individual in 1994. The amount of the bonus may be increased, in the discretion of the

Compensation Committee, based on performance, timing and such other factors as are approved by the Compensation Committee. The minimum amount of such bonuses payable to Messrs. Alberg and Guthrie are $125,000 and $50,000, respectively.

  In the event that all or any portion of any severance payment, bonus, stock option or other compensation or benefit payable to certain executives, including Messrs. Alberg and Guthrie, as a result of the LIN Closing would subject any executive to an excise tax under Section 4999 of the Code, such executive would be entitled to receive a tax gross-up payment to cover such excise tax and related penalties and interest (including any taxes payable in connection with the gross-up payment).

BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee consists of the three directors who are not employed by any of LIN, McCaw and AT&T (Ms. Jordan and Messrs. Herbster and Kislik). The Compensation Committee determines compensation policies and remuneration arrangements with respect to all LIN employees.

  Compensation Policies. The foundation of LIN's compensation policies is the view that LIN's success is attributable to the efforts of its employees, including its executive officers. Development of LIN's business has required its employees to excel in the face of complicated and rapidly evolving technologies and strong and increasingly diverse competition. Accordingly, LIN believes that the compensation levels of its executive officers, who provide leadership and strategic direction to LIN, must be sufficiently high to attract to LIN the best qualified people in the cellular industry. It also believes that its compensation packages must include sufficient long-term incentives to motivate its executive officers to remain with LIN and to align the interests of its executive officers with those of the stockholders.

  During 1994, LIN compensated its executive officers through a combination of base salaries, year-end cash bonuses, and year-end stock option grants. In setting base salaries at the beginning of the fiscal year, the Compensation Committee made subjective determinations that were not subject to specific criteria. The Compensation Committee considered such variables as the officer's relative responsibilities, expertise, past year's compensation, and past year's performance as reflected in periodic performance reviews conducted by LIN. These individual criteria were then considered in the context of LIN's overall salary structure as applicable to its cellular and television businesses. In addition, LIN's commitments under its employment agreements with Messrs. Chapman and Guthrie were reflected in the base salaries of each such officer.

  In setting year-end bonuses for 1994, the Compensation Committee focused on LIN's performance during the year in a number of specific areas. The Compensation Committee focused on such factors as cash flow, subscriber and revenue growth and subscriber churn, without assigning a specific weight to any one of these factors, and then evaluated each officer's relative contribution to LIN's results. In each case, the Compensation Committee did not measure the individual's performance against any previously set bonus target; rather it made a subjective determination on the basis of the Compensation Committee's views of LIN's 1994 performance and the respective contributions of the officers to that performance.

  LIN traditionally makes annual grants of stock options to its executive officers. Although the Compensation Committee's decision with respect to stock options is subjective, the factors described above were considered in awarding the year-end stock option grants. LIN believes that stock option grants provide a key incentive for executive officers not only to remain with LIN over time but to manage LIN for long-term growth, thereby aligning their interests with those of its stockholders. Although LIN does not have a target equity-ownership level for its officers, it encourages such ownership for its employees in general (for example, through the LIN Employee Stock Purchase
Plan), and therefore continues to view the year-end stock option grants as a very important component of its compensation package for executive officers.

  Compensation payments in excess of $1 million to the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for LIN under Section 162(m) of the

Code. Certain performance-based compensation is not subject to the limitation on deductibility. LIN has not made a determination regarding whether it will qualify cash compensation awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments. LIN has amended the 1969 Plan to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of payments.

  Chief Executive Officer Compensation. Messrs. McCaw and Barksdale, each of whom served as LIN's Chief Executive Officer during a portion of 1994, also were executives of McCaw. LIN reimbursed McCaw for a portion of their compensation and certain benefits. See "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--Certain Transactions Among LIN, AT&T and McCaw."

  The Committee believes that Mr. McCaw's compensation was considerably less than would have been warranted by LIN's performance during 1994, and by Mr. McCaw's very significant contribution to that performance as LIN's Chief Executive Officer. The Committee believes that Mr. Barksdale's compensation during 1994 was reasonable in light of the factors listed above based on Mr. Barksdale's strong performance during the year and his contributions as LIN's Chief Executive Officer during the last two months of the year.

Compensation Committee
William G. Herbster
Wilma H. Jordan
Richard W. Kislik

STOCK PRICE PERFORMANCE

  The following graph compares the cumulative total stockholder return on the LIN Common Shares with the cumulative total return of the Nasdaq Stock Market
(US) Index and the Center for Research in Securities Prices ("CRSP") Index of Nasdaq Telecommunications Stocks for the five-year period beginning January 1, 1990.

           Comparsion of Five-Year Cumulative Total Return Among the
       LIN Common Shares, Nasdaq Stock Market (US) Index and CRSP Index
      of Nasdaq Telecommunications Stock (Fiscal Year Ending December 31)

Measurement period                      NASDAQ          TELECOM
(Fiscal year Covered)   LIN             Index           Index
---------------------   ---------       ---------       ---------
Measurement PT -
__/__/89                $100            $100            $100

FYE __/__/90            $ 88.02         $ 84.92         $ 67.41
FYE __/__/91            $102.33         $136.28         $ 92.97
FYE __/__/92            $109.49         $158.57         $114.19
FYE __/__/93            $158.15         $182.03         $175.98
FYE __/__/94            $207.08         $177.99         $145.70


  Assumes $100 invested January 1, 1990 in the LIN Common Shares, Nasdaq Stock Market (US) Index, and CRSP Index of Nasdaq Telecommunications Stocks, with all dividends reinvested. Assumes all LIN Common Shares were tendered immediately before the closing of the McCaw Offer, with the proceeds for LIN Common Shares accepted in the McCaw Offer immediately reinvested. If LIN Common Shares had not been tendered in the McCaw Offer, the cumulative total return on the LIN Common Shares as of December 31, 1990, 1991, 1992, 1993 and 1994 would have been $51, $59, $64, $92 and $120, respectively. On December 28, 1994, in the Television Spin-off LIN paid a special dividend of one share of common stock of LIN Television for every two shares of LIN Common Shares to holders of record of LIN Common Shares on December 9, 1994. Assumes that all shares of LIN Television paid as a special dividend in the Television Spin-off were sold at the closing price for a share of common stock of LIN Television on December 29, 1994 and immediately reinvested. As of May 31, 1995, the CRSP Index of Nasdaq Telecommunications Stocks included a total of 220 issuers. LIN will provide a list of the issuers that are included in the CRSP Index of Nasdaq Telecommunications Stocks to a LIN stockholder upon such stockholder's written request.

  Note: Stock price performance shown above for the LIN Common Shares is historical and not necessarily indicative of future price performance.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires LIN's directors, certain of its officers and the beneficial owners of more than ten percent of LIN Common Shares to file reports related to their ownership of the LIN Common Shares and of changes in such ownership with the Commission and the National Association of Securities Dealers. Commission regulations also require LIN to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. AT&T and Messrs. Carey and Chakrin inadvertently filed late the initial report required at the time each of them became a ten percent stockholder or director of LIN.

    CERTAIN INFORMATION REGARDING AT&T, MCCAW, HOLDINGS, MERGER SUB AND LIN

AT&T

  AT&T is principally engaged in global information movement and management, financial services and leasing. The mailing address of AT&T's principal executive offices is 32 Avenue of the Americas, New York, New York 10013-2412, and its telephone number is (212) 387-5400.

MCCAW

  McCaw, a wholly owned subsidiary of AT&T, is principally engaged in the business of providing cellular communication services. The mailing address of McCaw's principal executive offices is 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500.

HOLDINGS

  Holdings, a wholly owned subsidiary of McCaw, was formed for the purpose of holding investment securities and conducts no other business. The mailing address of Holdings' principal executive offices is c/o McCaw Cellular Communications, Inc., 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500.

MERGER SUB

  Merger Sub, a wholly owned subsidiary of McCaw, was formed for the purpose of effecting the Merger and has not conducted any other business. The mailing address of Merger Sub's principal executive offices is c/o McCaw Cellular Communications, Inc., 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500.

LIN

  LIN is engaged primarily in the business of providing cellular voice telephone and data services. McCaw owns an approximate 52% interest in LIN through McCaw's wholly owned subsidiary, Holdings. The mailing address of LIN's principal executive offices is 5295 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 828-1902.

CERTAIN TRANSACTIONS AMONG LIN, AT&T AND MCCAW

  After McCaw acquired its interest in LIN in March 1990, McCaw made available the services of its employees, some of whom are elected to management positions with LIN, with the understanding that LIN would reimburse McCaw for these services. Under the PMVG, the approval of a majority of the LIN Independent Directors is required before LIN enters into any material transaction with McCaw or its affiliates. Pursuant to a proposal that has been approved by the management of each of LIN and McCaw, and subject only to the approval of the LIN Independent Directors, McCaw will receive reimbursement from LIN in the amount of $8.5 million for services rendered in 1994 in connection with various engineering, research and development, marketing and other general management activities and for payments to third parties, and LIN will receive reimbursement from McCaw in the amount of $2.2 million for services rendered in 1994 in connection with various operations, marketing and legal activities and for payments to third parties. The respective reimbursement amounts include actual amounts paid to third parties. Also included within this reimbursement program is an allocation of the time devoted to the affairs of each company by those employees who were involved in the operation of both McCaw and LIN. The costs associated with such employees, including salary, bonus, stock options awarded during the year and other benefits, are then allocated between the companies in the same proportion. As determined for purposes of this allocation for 1994, Messrs. McCaw, Alberg, Barksdale, Guthrie and Perry devoted 40% (through the closing of the AT&T/McCaw merger), 80%, 40%, 80% and 30%, respectively, of their time to the affairs of LIN; the balance of each executive's time was allocated to McCaw. All of the time of Mr. Chapman, the President of LIN Television, through the date of the Television Spin-off was devoted to the affairs of LIN.

  For so long as LIN remains a majority-owned subsidiary of McCaw, LIN and McCaw expect to annually negotiate payments for the reimbursement of expenses incurred on behalf of LIN by McCaw and on behalf of McCaw by LIN for management assistance and other intercompany services. LIN does not anticipate that the net amount of its payments to McCaw will be material to LIN's business operations or financial performance. The payments will continue to be negotiated on an arm's-length basis, and will be subject to the approval of the LIN Independent Directors.

  In addition to the transactions described above, LIN (including its subsidiaries and other entities it controls or manages) routinely enters into transactions with McCaw and AT&T (including their respective subsidiaries and other entities they control or manage, other than LIN) in the ordinary course of business. LIN pays McCaw for providing cellular service to LIN's subscribers under roaming agreements, and McCaw pays LIN for similar services provided by LIN to McCaw's subscribers. For roaming services provided during 1994, LIN paid McCaw approximately $18.3 million and McCaw paid LIN approximately $13.0 million. In addition, LIN's Dallas cellular operation provided switching, billing, and certain other services to an affiliate of McCaw. Under this agreement, LIN's Dallas cellular operation collects the revenues generated by the subscribers of McCaw's affiliate and receives a contractually determined fee. Such revenues amounted to approximately $1.2 million during 1994, and the payments to McCaw's affiliate amounted to approximately $1.0 million. LIN also reimburses McCaw for the cost of programs, such as the North American Cellular Network, national advertising campaigns and the National Account Services Program (a sales force and support group that coordinates the sale of cellular services to large companies), which McCaw manages for all of its markets, as well as certain of LIN's markets, and for the cost of goods and services purchased by LIN from third parties through McCaw. LIN paid McCaw approximately $1.3 million for expenses in connection with such programs during 1994. The costs of such programs are shared by all markets benefited (including, in certain cases, markets owned by third parties), with the allocation based on actual per market costs incurred or such factors as relative market population or numbers of subscribers. LIN also maintains a regional office that oversees and provides certain centralized services for LIN's Dallas cellular operation as well as a cluster of McCaw cellular markets located in Texas and adjacent states. The costs of this office are allocated to all such markets, based on their relative shares of the factors considered most relevant to each particular cost. For example, the allocation of general and administrative costs is based on population, while engineering and operations costs are allocated based largely on the relative number of cell sites in each market. McCaw's share of such costs during 1994 was approximately $3.9 million.

  During 1994, LIN purchased equipment, consisting primarily of telephones and accessories, from AT&T for an aggregate purchase price of approximately $13.4 million. LIN also paid AT&T approximately $3.3 million to provide customer support services in situations in which the volume of such requests exceeded LIN's handling capacity. Finally, LIN paid AT&T approximately $176,000 for various services provided by AT&T, including engineering and design services and cell site rentals.

  All such agreements and arrangements between LIN and McCaw or AT&T are on terms that LIN believes are as or more favorable to it as or than would have been obtained with an unrelated third party.

  On June 19, 1992, LIN, McCaw and certain other parties received court approval of a Stipulation of Settlement setting forth terms by which shareholder litigation in the United States District Court for the Southern District of New York would be settled and shareholder litigation in the Delaware Court of Chancery for New Castle County would be dismissed. Such litigation arose out of the transactions related to the acquisition by McCaw in 1990 of a majority of the LIN Common Shares. Under the terms of the settlement, LIN received from McCaw a payment of $1.35 million in July 1992, and received from McCaw further payments of $2 million on each of June 30, 1993, June 30, 1994 and June 30, 1995. McCaw was also required to transfer to LIN approximately a 2% interest in the Galveston, Texas cellular market.

RELATIONSHIP WITH LIN TELEVISION

  On December 28, 1994 (the "Spin-off Date"), LIN distributed to the holders of LIN Common Shares of record on December 9, 1994 (the "Spin-off Record Date"), all of the outstanding common stock, $.01 par value (the "LIN Television Common Stock"), of LIN's subsidiary, LIN Television. The Television Spin-off was made in the form of a stock dividend of one share of LIN Television Common Stock for every two LIN Common Shares held on the Spin-off Record Date. LIN did not receive any shares of LIN Television Common Stock in respect of LIN Common Shares held by LIN as treasury shares. The "ex-distribution" date for the Television Spin-off, as established by the Nasdaq National Market, was December 29, 1994. Fractional shares of LIN Television Common Stock to which holders of LIN Common Shares would have been entitled as a result of the Television Spin-off have been aggregated and sold, and the cash proceeds distributed to the record holders entitled thereto. The Internal Revenue Service has ruled that receipt of shares of LIN Television Common Stock in the Television Spin-off will not result in the recognition of income, gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share interest in LIN Television Common Stock).

  Also on December 28, 1994, pursuant to the Asset Purchase Agreement, dated June 7, 1994, as amended, among LIN, LIN Television, Cook Inlet Communications, Inc., an Alaska corporation, and Cook Inlet Communications Corp., a Delaware corporation ("CICC"), LIN Television acquired substantially all the assets and assumed certain liabilities of WTNH-TV, New Haven-Hartford, Connecticut, from CICC in exchange for $120,170,000 in cash and approximately 11.5% of the LIN Television Common Stock outstanding after giving effect to such issuance. The cash portion of the purchase price is subject to post-closing adjustment.

  Following the Transaction, approximately 42.3% of the LIN Television Common Stock was publicly owned; approximately 11.5% was held by CICC; and approximately 46.3% was held indirectly by McCaw. LIN Television Common Stock is quoted on the Nasdaq National Market. Six of the ten initial directors of LIN Television were designated by McCaw, and three of them currently are officers of one or more of AT&T, McCaw and LIN. In addition, all of the LIN Independent Directors also serve as directors of LIN Television.

  In connection with the Television Spin-off, LIN and LIN Television entered into a number of agreements, including: a Distribution Agreement, which provides for, among other things, the principal corporate transactions required to effect the Television Spin-off and certain other agreements governing the relationship between LIN and LIN Television; a Tax Allocation Agreement, which provides for the allocation between LIN and LIN Television of responsibilities, liabilities and benefits relating to or affecting taxes paid or payable by either of them or their respective subsidiaries for all taxable periods before and after the Television Spin-off; a Management Services Agreement, pursuant to which LIN and LIN Television will each provide to the other, upon request and for up to one year after the Television Spin-off, certain corporate administrative services, such as tax, treasury and legal services; and an Employee Benefits Allocation Agreement, which provides for the treatment of outstanding options to purchase LIN Common Shares granted under the 1969 Plan and certain other matters, including the allocation of retirement, medical, disability and other employee welfare and benefit plans between LIN and LIN Television.

  LIN Television and certain subsidiaries of LIN also entered into a Consulting Agreement, pursuant to which LIN Television will provide management and operational consulting for the television broadcasting operations retained by LIN after the Television Spin-off, and a Right of First Refusal Agreement, pursuant to which, in the event that LIN receives and wishes to accept an offer to purchase assets associated with LIN's television broadcasting operations, LIN Television has the right to purchase such assets at the offered price.

  Prior to the Television Spin-off, LIN and McCaw allocated to LIN Television each year a portion of the expenses relating to certain corporate-level services, such as tax, treasury and legal services, provided to LIN Television by LIN and McCaw. LIN Television's portion of such expenses was determined based on its revenues, wages and properties relative to those of LIN and McCaw. The amount allocated to LIN Television for the portion of 1994 preceding the Television Spin-off was approximately $1.8 million. Due to limitations imposed under LIN Television's credit facility on payments by LIN Television to its affiliates, LIN Television paid approximately $578,000 of such amount in cash, with the forgiveness of the balance of this expense being treated for accounting purposes as a contribution to capital by LIN. As a result of the separation of LIN and LIN Television pursuant to the Television Spin-off, these allocations ceased on December 28, 1994.

  Similarly, LIN Television provided certain corporate-level services, consisting primarily of general and administrative and accounting services, to LIN with respect to the television broadcasting operations conducted by LIN other than through LIN Television. The amount charged to LIN and its subsidiaries for these services in 1994 was approximately $494,000. Any such services provided in the future will be provided only through the Consulting Agreement described above or through such other agreements or arrangements as may be established by the parties.

  During the portion of 1994 ending on the Spin-off Date, LIN was a party to a tax-sharing agreement with LIN Television and its subsidiaries pursuant to which LIN Television was included in the consolidated federal income tax return filed by LIN. Pursuant to this agreement, LIN Television's allocated share of LIN's current consolidated federal income tax expense in 1994 is estimated to be approximately $22.7 million. This agreement further provided that LIN Television was treated as if it had certain net operating loss carryforwards, as a result of which LIN Television's share of the federal tax expense has been forgiven. The forgiveness of this expense has been treated for accounting purposes as a contribution to capital by LIN.

  During 1994, LIN Television provided to AT&T and its subsidiaries, including McCaw, advertising time worth approximately $1.5 million. LIN believes that the terms of all such transactions were at least as favorable as those that would result from arm's-length negotiations.

                 CERTAIN PRO FORMA FINANCIAL INFORMATION

  The following Unaudited Pro Forma Consolidated Statement of Income gives effect, as of January 1, 1994, to each of the following transactions that occurred during 1994: (1) the Television Spin-off, (2) the redemption of the LCH Preferred Stock, in exchange for LIN's interest in the Philadelphia cellular market, GuestInformant and cash, and (3) the acquisition of additional interests in the New York cellular market. This Unaudited Pro Forma Consolidated Statement of Income has been prepared from the historical financial statements of LIN that are incorporated in this Proxy Statement and should be read in conjunction therewith. This pro forma information is not necessarily indicative of future operating results.

                       LIN BROADCASTING CORPORATION

    UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED
                            DECEMBER 31, 1994

                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              LIN       PRO FORMA       PRO FORMA       PRO FORMA
                          BROADCASTING ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS
                          CORPORATION  TELEVISION          LCH          NEW YORK     PRO FORMA
                           HISTORICAL   SPIN-OFF       REDEMPTION      ACQUISITION    RESULTS
                          ------------ -----------     -----------     -----------   ---------
Revenue:
 Service................    $875,880    $(150,390)(1a)  $ (11,306)(2a)               $ 714,184
 Equipment sales........      95,846                                                    95,846
                            --------    ---------       ---------                    ---------
 Total revenue..........     971,726     (150,390)        (11,306)                     810,030
 Cost of equipment
  sales.................      95,257                                                    95,257
                            --------    ---------       ---------                    ---------
                             876,469     (150,390)        (11,306)                     714,773
                            --------    ---------       ---------                    ---------
Operating costs and
 expenses:
 Direct operating.......     138,579      (41,263)(1a)     (3,962)(2a)                  93,354
 Selling, general and
  administrative........     378,797      (37,278)(1a)     (6,162)(2a)                 335,357
 Corporate..............      11,831       (1,067)(1b)                                  10,764
 Depreciation...........      58,066       (6,015)(1a)       (108)(2a)                  51,943
 Amortization of intan-
  gible assets..........      83,086       (2,746)(1a)       (120)(2a)   $ 2,955 (3)    83,175
                            --------    ---------       ---------        -------     ---------
                             670,359      (88,369)        (10,352)         2,955       574,593
                            --------    ---------       ---------        -------     ---------
Operating income........     206,110      (62,021)           (954)        (2,955)      140,180
                            --------    ---------       ---------        -------     ---------
Other income/(expense):
 Equity in income of un-
  consolidated affili-
  ates..................     115,010                       (5,064)(2b)                 109,946
 Investment income and
  other.................       5,717         (820)(1a)        (19)(2a)                   4,878
 Interest expense.......    (111,638)      13,148 (1a)                    (4,230)(3)  (102,720)
 Gain on redemption of
  preferred stock.......     468,689                     (468,689)(2c)                       0
                            --------    ---------       ---------        -------     ---------
                             477,778       12,328        (473,772)        (4,230)       12,104
                            --------    ---------       ---------        -------     ---------
Income before income tax
 and minority interests.     683,888      (49,693)       (474,726)        (7,185)      152,284
Income tax expense......      59,289      (19,830)(1a)       (411)(2a)    (2,313)(3)    36,735
                            --------    ---------       ---------        -------     ---------
Income before minority
 interests..............     624,599      (29,863)       (474,315)        (4,872)      115,549
Minority interests:
 In net income of con-
  solidated subsidiar-
  ies...................      26,874                                      (1,708)(3)    25,166
 Provision for preferred
  stock dividends of a
  subsidiary............      33,575                      (33,575)(2c)                       0
                            --------    ---------       ---------        -------     ---------
Net income..............    $564,150    $ (29,863)      $(440,740)       $(3,164)    $  90,383
                            ========    =========       =========        =======     =========
Net income per share....    $  10.84    $   (0.57)      $   (8.47)       $ (0.06)    $    1.74
                            ========    =========       =========        =======     =========

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

NOTE 1--LIN TELEVISION CORPORATION SPIN-OFF

  On December 28, 1994, LIN distributed the common stock of its wholly owned subsidiary LIN Television to LIN's stockholders on a tax-free basis. LIN Television owns seven network affiliated television stations, including station WTNH-TV acquired simultaneously with the Television Spin-off. LIN continues to own one network affiliated television station (WOOD-TV) in addition to its cellular businesses. The pro forma consolidated statement of income reflects the removal of LIN Television's results of operations for the year ended December 31, 1994.

    (a) To reflect the removal of the operating results of LIN Television for the period presented. Certain costs which were allocated by LIN to LIN Television were not deducted in arriving at the pro forma results as those costs would continue to be incurred by LIN after the Television Spin-off. Such costs, net of the related tax benefits, amounted to $520,000 for the year ended December 31, 1994.

    (b) To reflect the removal of direct incremental costs incurred by LIN associated with the completion of the Television Spin-off, including attorneys' fees, accounting fees, printing costs, investment banking fees and other miscellaneous expenses.

NOTE 2--LCH TRANSACTION

  On June 24, 1994, LIN's subsidiary, LCH, redeemed all of the LCH Preferred Stock held by Comcast Cellular Communications Inc., a subsidiary of Comcast Corp., in exchange for all of the capital stock of a subsidiary of LCH, whose assets consist primarily of a 49.99 percent interest in the Philadelphia "A Block" cellular system and GuestInformant.

    a) To reflect the removal of GuestInformant's operating results.

    b) To reflect the removal of equity in income of unconsolidated affiliates related to the Philadelphia cellular system.

    c) To remove the gain on the redemption of the LCH Preferred Stock and the provision for dividends on the LCH Preferred Stock incurred during the first quarter of 1994.

NOTE 3--NEW YORK ACQUISITION

  On May 31, 1994, LIN completed the acquisition of an additional 5.2% indirect interest in the New York City cellular licensee for approximately $145 million in cash, bringing LIN's total interests in the New York City licensee to 98.3%. The pro forma consolidated income statement reflects the additional amortization of intangible assets recorded as a result of the purchase, additional interest expense as a result of the additional borrowings incurred by LIN to finance the purchase, a decrease in the minority interests in the equity of the income of consolidated subsidiaries and the net effect on book tax expense as a result of the above adjustments.

             MARKET PRICES OF LIN COMMON SHARES; DIVIDEND HISTORY

  The LIN Common Shares are traded principally on the Nasdaq National Market. The following table sets forth, for the fiscal periods indicated, the high and low sales prices per LIN Common Share on the Nasdaq National Market:

                                                                 HIGH     LOW
                                                                ------- -------
   1993:
     First Quarter............................................. $ 90.00 $ 75.50
     Second Quarter............................................  101.00   80.25
     Third Quarter.............................................  121.75   98.50
     Fourth Quarter............................................  116.50  108.25
   1994:
     First Quarter.............................................  117.25  106.50
     Second Quarter............................................  122.25  102.75
     Third Quarter.............................................  140.75  119.25
     Fourth Quarter............................................  146.25  133.00
   1995:
     First Quarter.............................................  141.50  120.25
     Second Quarter............................................  126.75  121.38
     Third Quarter (through August 29).........................

  On February 15, 1995, the last trading day prior to public announcement of the views of Morgan Stanley and of Bear Stearns and Lehman Brothers as to the private market value per LIN Common Share, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $141.50 and $138.50, respectively. On March 7, 1995, the last trading day prior to public announcement of the determination of Wasserstein Perella as to the private market value per LIN Common Share, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $130.25 and $128.25, respectively. On April 6, 1995, the last trading day prior to the public announcement that AT&T and McCaw determined that McCaw would proceed with an acquisition of the LIN Public Shares at the Private Market Price of $127.50 per LIN Common Share, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $122.25 and $121.50, respectively. On June 22, 1995, the last trading day prior to the public announcement by McCaw that it had agreed in principle with the plaintiffs to settle the Stockholders Litigation, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $125.25 and $124, respectively. On August 29, 1995, the latest practicable date prior to printing this Proxy Statement, the high and low sales prices per LIN Common Share on the Nasdaq National Market were $
and $   , respectively.

  LIN has paid no cash dividends with respect to the LIN Common Shares for the periods set forth above. LIN's two bank credit facilities, a senior secured facility and a senior unsecured facility, restrict LIN's ability to pay dividends to its stockholders. There are also restrictions on the ability of LIN's operating subsidiaries to pay dividends to LIN. It is not anticipated that any cash dividends will be paid on LIN Common Shares in the foreseeable future. On December 28, 1994, LIN paid a special dividend of one share of LIN Television Common Stock for every two LIN Common Shares to holders of record of LIN Common Shares on December 9, 1994. None of the prices above has been adjusted for that event, but prices for the period including and following December 28, 1994 reflect its effect. See "SUMMARY--LIN Broadcasting Corporation Summary Consolidated Financial Data."

  From January 1993 through October 1994, 23,500 LIN Common Shares were purchased by LIN through open market transactions, for prices ranging from approximately $77.13 to $140.00 per share, primarily for distribution to employees in connection with LIN's Employee Stock Purchase Plan (the "ESPP"). The average purchase price per LIN Common Share paid by LIN during the quarterly periods ending on the following dates is as follows: March 31, 1993, $80.73; June 30, 1993, $88.82; September 30, 1993, $107.25; December 31, 1993,
$113.45; March 31, 1994, $113.55; June 30, 1994, $107.30; September 30, 1994,
$134.75; and December 31, 1994, $140.00.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of LIN Common Shares, as of June 15, 1995, by persons known by LIN to be beneficial owners of 5% or more of the LIN Common Shares.

   NAME AND ADDRESS                                  LIN COMMON SHARES
   OF BENEFICIAL OWNER                               BENEFICIALLY OWNED PERCENT
   -------------------                               ------------------ -------
AT&T Corp. .........................................     26,989,500(1)   52.2%
 32 Avenue of the Americas
 New York, New York 10013
The Capital Group Companies, Inc. ..................      3,362,500(2)    6.5%
 333 South Hope Street
 Los Angeles, California 90071

--------
(1) AT&T holds its LIN Common Shares through its wholly owned subsidiary McCaw, which in turn holds its LIN Common Shares through its wholly owned subsidiary Holdings. McCaw has determined to proceed with an acquisition, pursuant to and subject to the terms of the PMVG, of all of the LIN Common Shares that it does not beneficially own at this time. See "SPECIAL FACTORS--Background of the Merger" and "--Terms of the PMVG" and "THE MERGER."
(2) Based on publicly available information reported as of December 31, 1994. Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised, as publicly reported as of December 31, 1994, investment discretion with respect to 141,400 and 3,221,100 LIN Common Shares, respectively, which were owned by various institutional investors.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the beneficial ownership of LIN Common Shares as of June 15, 1995 by LIN's (i) directors, (ii) the named executive officers, and
(iii) directors and executive officers as a group.

                                                   LIN COMMON SHARES
                       NAME                      BENEFICIALLY OWNED (1) PERCENT
                       ----                      ---------------------- -------
   Tom A. Alberg................................         21,450(2)          *
   Dennis J. Carey..............................              0             *
   Lewis M. Chakrin.............................              0             *
   Harold S. Eastman............................              0             *
   W. Preston Granbery..........................              0             *
   William G. Herbster..........................          3,480(3)          *
   Rolla G. Huff................................              0             *
   Wilma H. Jordan..............................            578             *
   Richard W. Kislik............................          8,410             *
   Wayne M. Perry...............................         45,000(4)          *
   Florence L. Walsh............................              0             *
   Craig O. McCaw...............................              0             *
   James L. Barksdale...........................              0             *
   Gary R. Chapman..............................         60,536(5)          *
   Donald Guthrie...............................         26,594(6)          *
   All directors, named executive officers and
    other executive officers as a group (16
    persons)....................................        166,048(7)          *

--------
 * Less than 1%
(1) Certain directors of LIN are directors and/or officers of one or more of AT&T and McCaw, each of which beneficially owns 26,989,500 LIN Common Shares. Such individuals disclaim beneficial ownership of such LIN Common Shares.
(2) Includes options exercisable within 60 days to purchase 20,000 LIN Common Shares.
(3) Represents LIN Common Shares held of record by Mr. Herbster's wife.
(4) Includes options exercisable within 60 days to purchase 44,100 LIN Common Shares.
(5) Includes options exercisable within 60 days to purchase 59,220 LIN Common Shares.
(6) Includes options exercisable within 60 days to purchase 26,000 LIN Common Shares.
(7) Includes options exercisable within 60 days to purchase 149,320 LIN Common Shares.

BENEFICIAL OWNERSHIP OF AT&T COMMON SHARES

  The following table shows the beneficial ownership of all equity securities of AT&T as of June 15, 1995 by LIN's (i) directors, (ii) the named executive officers, and (iii) directors and executive officers as a group.

                                                    AT&T COMMON SHARES PERCENT
                         NAME                       BENEFICIALLY OWNED OF CLASS
                         ----                       ------------------ --------
   Tom A. Alberg...................................        105,453(1)      *
   Dennis J. Carey.................................         29,527(2)      *
   Lewis M. Chakrin................................         22,624(3)      *
   Harold S. Eastman...............................            100         *
   W. Preston Granbery.............................         10,370(4)      *
   William G. Herbster.............................              0         *
   Rolla G. Huff...................................          5,756(5)      *
   Wilma H. Jordan.................................            275(6)      *
   Richard W. Kislik...............................            200         *
   Wayne M. Perry..................................      2,251,244(7)      *
   Florence L. Walsh...............................              0         *
   Craig O. McCaw..................................     15,913,730(8)    1.0
   James L. Barksdale..............................         50,000         *
   Gary R. Chapman.................................             28         *
   Donald Guthrie..................................         45,600(9)      *
   All directors, named executive officers and
    other executive officers as a group (16
    persons).......................................     19,022,541(10)   1.2

--------
  * Less than 1%
 (1) Includes options exercisable within 60 days to purchase 105,000 AT&T Common Shares.
 (2) Includes options exercisable within 60 days to purchase 12,587 AT&T Common Shares.
 (3) Includes options exercisable within 60 days to purchase 18,972 AT&T Common Shares, and five AT&T Common Shares owned by Mr. Chakrin's son as to which Mr. Chakrin disclaims beneficial ownership.
 (4) Includes options exercisable within 60 days to purchase 10,365 AT&T Common Shares, and five AT&T Common Shares owned by Mr. Granbery's wife as to which Mr. Granbery disclaims beneficial ownership.
 (5) Includes options exercisable within 60 days to purchase 5,580 AT&T Common Shares.
 (6) Includes 175 AT&T Common Shares owned by Ms. Jordan's husband and as to which she disclaims beneficial ownership.
 (7) Includes 47,500 AT&T Common Shares held by a trust of which Steven W. Hooper is trustee and as to which Mr. Perry disclaims beneficial ownership. Also includes options exercisable within 60 days to purchase 1,006,109 AT&T Common Shares.
 (8) Includes options exercisable within 60 days to purchase 1,540,289 AT&T Common Shares.
 (9) Includes options exercisable within 60 days to purchase 45,500 AT&T Common Shares.
(10) Includes options exercisable within 60 days to purchase 3,125,035 AT&T Common Shares.

               CURRENT INFORMATION: DELISTING AND DEREGISTRATION

  LIN is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other documents and information with the Commission. LIN officers, directors and principal shareholders are also presently subject to certain filing requirements, as well as certain trading restrictions, imposed under the Exchange Act. Such reports, proxy statements and other documents and information, as well as the aforementioned Schedule 13E-3, are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates by mail addressed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

  After the Effective Time, the LIN Common Shares will be delisted from the Nasdaq National Market, and registration of LIN Common Shares under the Exchange Act will terminate and LIN will cease filing reports with the Commission. Moreover, LIN will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and 10% shareholders will be relieved of the reporting requirements and "short-swing" trading liability under Section 16 of the Exchange Act.

                              INDEPENDENT AUDITORS

  The firm of Ernst & Young LLP, 999 Third Avenue, Seattle, Washington 98104, which has been the independent auditor of LIN since 1969, has been selected to continue as LINs independent auditor for the current year. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to questions and to make a statement if they so desire.

                         PROPOSALS BY LIN STOCKHOLDERS

  Proposals that stockholders wish to include in LIN's proxy statement and form of proxy for presentation at the 1996 Annual Meeting of Stockholders (assuming the Merger is not consummated prior to the 1996 Annual Meeting, which will not be held if the Merger is consummated prior thereto) must be received by LIN no later than May 3, 1996.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      MCCAW CELLULAR COMMUNICATIONS, INC.,

                              MMM HOLDINGS, INC.,

                             MMM ACQUISITION CORP.

                                      AND

                          LIN BROADCASTING CORPORATION

                             DATED APRIL 28, 1995,

                     AS AMENDED AND RESTATED JUNE 30, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

  1. Definitions...........................................................    1

                                   ARTICLE II

  2. The Merger; Terms of the Merger.......................................    4
      2.1. The Merger.....................................................     4
      2.2. Effective Time.................................................     4
      2.3. Closing........................................................     4
      2.4. Certificate of Incorporation...................................     4
      2.5. The By-Laws....................................................     4
      2.6. Directors......................................................     4
      2.7. Officers.......................................................     4

                                  ARTICLE III

  3. Conversion of Shares; Option Plan; Stockholders Meeting...............    5
      3.1. Merger Consideration; Conversion or Cancellation of Shares in
            the Merger....................................................     5
      3.2. Option Plan; Stock Purchase Plan...............................     5
      3.3. Stockholders' Meeting..........................................     6

                                   ARTICLE IV

  4. Dissenting Shares; Payment for Shares.................................    6
      4.1. Dissenting Shares..............................................     6
      4.2. Payment for Shares.............................................     7
      4.3. Payment for Shares If Additional Amount Is Not Determined As of
            the Effective Time............................................     8

                                   ARTICLE V

  5. Representations and Warranties of LIN.................................    8
      5.1. Organization, Etc. of LIN......................................     8
      5.2. Operations of Subsidiaries.....................................     9
      5.3. Agreement......................................................     9
      5.4. Capital Stock..................................................     9
      5.5. Brokers and Finders............................................     9
      5.6. Proxy Statement................................................     9
      5.7. Delaware Section 203...........................................    10
      5.8. Rights Agreement...............................................    10

                                   ARTICLE VI

  6. Representations and Warranties of McCaw, Holdings and Merger Sub......   10
      6.1. Organization, Etc. of McCaw, Holdings and Merger Sub...........    10
      6.2. Agreement......................................................    10
      6.3. Brokers and Finders............................................    10
      6.4. Proxy Statement................................................    11
      6.5. No Prior Activities............................................    11
      6.6. Solvency.......................................................    11

                                  ARTICLE VII

  7. Additional Covenants and Agreements....................................  11
      7.1.  Conduct of Business of LIN.....................................   11
      7.2.  Reasonable Efforts.............................................   12
      7.3.  Indemnification; Insurance.....................................   12
      7.4.  New York Real Property Gains and Transfer Tax..................   13

                                  ARTICLE VIII

  8. Conditions.............................................................  13
      8.1.  Conditions to Each Party's Obligations.........................   13
      8.2.  Conditions to Obligations of McCaw, Holdings and Merger Sub....   13
      8.3.  Conditions to Obligations of LIN...............................   14

                                   ARTICLE IX

  9. Termination, Amendment and Waiver......................................  14
      9.1.  Termination by Mutual Consent..................................   14
      9.2.  Termination by Either McCaw or LIN.............................   14
      9.3.  Amendment......................................................   15
      9.4.  Extension; Waiver..............................................   15
      9.5.  Procedure for Termination, Amendment, Extension or Waiver......   15
      9.6.  Effect of Termination and Abandonment..........................   15

                                   ARTICLE X

 10. Miscellaneous and General..............................................  15
     10.1.  Expenses.......................................................   15
     10.2.  Notices, Etc. .................................................   15
     10.3.  Nonsurvival of Representations and Warranties..................   16
     10.4.  No Assignment..................................................   16
     10.5.  Entire Agreement...............................................   17
     10.6.  Specific Performance...........................................   17
     10.7.  Remedies Cumulative............................................   17
     10.8.  No Waiver......................................................   17
     10.9.  No Third Party Beneficiaries...................................   17
     10.10. Public Announcements...........................................   17
     10.11. Certain Actions by LIN.........................................   17
     10.12. Governing Law..................................................   17
     10.13. Name, Captions, Etc. ..........................................   17
     10.14. Counterparts...................................................   17
     10.15. McCaw Guarantee................................................   17

Exhibit A--Private Market Value Guarantee, as amended

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated April 28, 1995, as amended and restated June 30, 1995, by and among McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw"), MMM Holdings, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of McCaw ("Holdings"), MMM Acquisition Corp., a Delaware corporation and a direct Wholly Owned Subsidiary of Holdings ("Merger Sub"), and LIN Broadcasting Corporation, a Delaware corporation ("LIN").

                                   Recitals

  Whereas, McCaw and Holdings are the beneficial owners of approximately 52% of the outstanding LIN Common Shares;

  Whereas, pursuant to and in accordance with the terms of the PMVG, the Private Market Price was set at $127.50 per LIN Common Share;

  Whereas, on April 28, 1995, McCaw, Holdings, Merger Sub and LIN entered into the Original Merger Agreement, providing for the merger of Merger Sub with and into LIN in which the public stockholders of LIN would receive $127.50 per LIN Common Share;

  Whereas, in connection with (i) the settlement of the Stockholders Litigation and (ii) discussions with the LIN Independent Directors, McCaw subsequently determined that it was willing to increase the Merger Consideration above the Private Market Price, as set forth herein, and to agree to other revisions to the Original Merger Agreement;

  Whereas, the Boards of Directors of McCaw, Holdings, Merger Sub and LIN (in the case of LIN, with the approval of the LIN Independent Directors) each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into LIN, upon the terms and subject to the conditions set forth in this Agreement; and

  Whereas, McCaw, Holdings, Merger Sub and LIN desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  Now, Therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, McCaw, Holdings, Merger Sub and LIN hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Accretion Amount": As defined in Section 3.1(a).

  "Additional Amount": As defined in Section 3.1(a).

  "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

  "Agreement": As defined in the preamble hereto.

  "Assumption Ratio": As defined in Section 3.2(a).

  "AT&T": AT&T Corp., a New York corporation.

  "AT&T Common Shares": Shares of common stock, $1.00 par value per share, of AT&T.

  "Authorization": Any consent, approval or authorization of, or any expiration or termination of any waiting period requirement (including pursuant to the HSR Act) of, or any filing, registration, qualification, declaration or designation with or by, any Governmental Body.

  "Certificate of Merger": The certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

  "Certificates": As defined in Section 4.2.

  "Closing": The closing of the Merger.

  "Closing Date": The date on which the Closing occurs.

  "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "DGCL": The Delaware General Corporation Law.

  "Dissenting Shares": As defined in Section 4.1.

  "Effective Time": As defined in Section 2.2.

  "Escrow Account": As defined in Section 4.3(b).

  "Exchange Act": The Securities Exchange Act of 1934, as amended.

  "FCC": The Federal Communications Commission.

  "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

  "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Holdings": As defined in the preamble to this Agreement.

  "Indemnified Parties": As defined in Section 7.3(a).

  "LIN": As defined in the preamble to this Agreement.

  "LIN Board": The board of directors of LIN.

  "LIN Common Shares": Shares of common stock, par value $0.01 per share, of LIN;

  "LIN Independent Directors": The three members of the LIN Board designated as Independent Directors pursuant to and in accordance with Section 1 of the PMVG.

  "LIN Merger Shares": LIN Common Shares issued and outstanding immediately prior to the Effective Time, other than LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN.

  "LIN Public Shares": LIN Common Shares not owned by McCaw or any of its affiliates or any member of a "group", as such term is used for purposes of
Schedule 13D under the Exchange Act, of which McCaw or its affiliates are members with respect to securities of LIN.

  "McCaw": As defined in the preamble to this Agreement.

  "Memorandum of Understanding": The Memorandum of Understanding dated June 22, 1995, setting forth the proposed terms for the settlement of the Stockholders Litigation.

  "Merger": The merger of Merger Sub with and into LIN as contemplated by
Section 2.1.

  "Merger Consideration": As defined in Section 3.1(a).

  "Merger Sub": As defined in the preamble to this Agreement.

  "NASDAQ": The National Association of Securities Dealers Automated Quotations System.

  "NYSE": The New York Stock Exchange, Inc.

  "Options": As defined in Section 3.2.

  "Option Plan": As defined in Section 3.2.

  "Original Merger Agreement": The Merger Agreement, dated April 28, 1995, by and among McCaw, Holdings, Merger Sub and LIN, prior to the amendment and restatement thereof reflected in this Agreement.

  "PMVG": The Private Market Value Guarantee, dated December 11, 1989, as amended, between McCaw and LIN, attached hereto as Exhibit A.

  "Paying Agent": As defined in Section 4.2.

  "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

  "Private Market Price": The private market price per LIN Common Share determined pursuant to Section 2(C) of the PMVG.

  "Proxy Statement": As defined in Section 3.3.

  "Rights": The Preferred Share Purchase Rights issued pursuant to the Rights Agreement.

  "Rights Agreement": The Rights Agreement, dated as of May 2, 1988, as amended and restated as of January 13, 1989 and June 19, 1989 and as subsequently further amended, between LIN and Manufacturers Hanover Trust Company, as Rights Agent.

  "Schedule 13E-3": The Transaction Statement on Schedule 13E-3 to be filed under the Exchange Act by AT&T, McCaw, Holdings, Merger Sub and LIN with respect to the Merger.

  "SEC": The Securities and Exchange Commission.

  "Significant Subsidiary": As defined under Rule 12b-1 of the Exchange Act.

  "Solvent": As defined in Section 6.6.

  "Stock Purchase Plan": As defined in Section 3.2(c).

  "Stockholders Litigation": The litigations brought by stockholder plaintiffs in connection with the Merger and the PMVG and certain related matters, as set forth in the Memorandum of Understanding.

  "Stockholders Meeting": As defined in Section 3.3.

  "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interest is owned, directly or indirectly, by such first Person.

  "Surviving Corporation": The surviving corporation in the Merger.

  "Wholly Owned Subsidiary": A Subsidiary of which 100% of the equity interest is owned, directly or indirectly, by the parent company.

                                  ARTICLE II

                        The Merger; Terms of The Merger

  2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into LIN in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of Merger Sub shall thereupon cease and LIN shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware. At the election of McCaw, any Wholly Owned Subsidiary of McCaw may be substituted for Merger Sub as a constituent corporation in the Merger, provided that the parties shall have executed an appropriate amendment to this Agreement in accordance with Section 9.3 in form and substance reasonably satisfactory to LIN and McCaw in order to reflect such substitution.

  2.2. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified, with the approval of LIN and McCaw, in the Certificate of Merger).

  2.3. Closing. Unless this Agreement shall have been terminated and the transactions contemplated shall have been abandoned pursuant to Section 9.1 or
9.2 and subject to the fulfillment or waiver of the conditions set forth in
Article VIII, the Closing shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, as promptly as practicable (but in any event within three business days) following satisfaction of the condition set forth in Section 8.1(a) or (ii) at such other place and/or time and/or on such other date as McCaw and LIN may agree or as may be necessary to permit the fulfillment or waiver of the other conditions set forth in Article VIII. The parties hereto shall use all reasonable efforts to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware on the Closing Date or as soon as practicable thereafter.

  2.4. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except that Article SECOND thereof shall be amended to read as follows:

  "The name of the Corporation (which is hereinafter called the "Corporation") is LIN Broadcasting Corporation."

  2.5. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

  2.6. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  2.7. Officers. The officers of LIN at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE III

            Conversion of Shares; Option Plan; Stockholders Meeting

  3.1. Merger Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

    (a) Each LIN Common Share issued and outstanding immediately prior to the Effective Time (other than LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN, which LIN Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall be automatically cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares) shall be converted into the right to receive (i) $129.50 in cash, plus (ii) the Additional Amount, if any, plus (iii) the Accretion Amount, if any (collectively, the "Merger Consideration"), as set forth in
  Section 4.2. The term "Additional Amount" shall mean $0.25 less an amount equal to (x) the excess over $4 million of the total fee awarded by a final and nonappealable order of the Delware Chancery Court to the plaintiffs' attorneys in connection with the settlement of the Stockholders Litigation divided by (y) the number of LIN Merger Shares. The term "Accretion Amount" shall mean an amount, if any, equal to the amount of simple interest that would accrue on $129.50 plus the Additional Amount (if any) at a rate of five and one-half percent (5 1/2%) per annum from, but not including, September 15, 1995 through, and including, the Closing Date.

    (b) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

  3.2. Option Plan; Stock Purchase Plan. (a) Pursuant to the terms of the Amended and Restated 1969 Stock Option Plan of LIN (the "Option Plan"), each option to purchase LIN Common Shares outstanding at the Effective Time (each, an "Option") issued pursuant to the Option Plan shall be assumed by AT&T and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of AT&T Common Shares equal to the product of the Assumption Ratio and the number of LIN Common Shares remaining subject to such Option as of the Effective Time, at a price per AT&T Common Share equal to the aggregate exercise price for the LIN Common Shares remaining subject to such Option divided by the number of full AT&T Common Shares deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of AT&T Common Shares that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, a cash payment shall be made for any fractional share based upon the per share closing price of AT&T Common Shares as reported in the NYSE Composite Transactions on the date of such exercise, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. For purposes of the foregoing, the "Assumption Ratio" shall mean the per share closing price of the LIN Common Shares on the date of approval of the Merger by the LIN stockholders, as reported on NASDAQ, divided by the per share closing price of AT&T Common Shares on the date of approval of the Merger by the LIN stockholders, as reported in the NYSE Composite Transactions (or if such date is not a trading day, on the immediately preceding trading day). The Assumption Ratio will be adjusted appropriately, if necessary, to reflect any stock split, reverse stock split or similar change in the AT&T Common Shares or the LIN Common Shares that is not reflected in their respective per share closing prices on the date of approval of the Merger; provided that in no event will any such adjustment be made in respect of quarterly cash dividends payable on the AT&T Common Shares or the LIN Common Shares.

  (b) McCaw shall cause AT&T to take all corporate action necessary to reserve for issuance a sufficient number of AT&T Common Shares for delivery upon exercise of the Options assumed in accordance with

Section 3.2(a). AT&T shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to AT&T Common Shares subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

  (c) LIN shall take such action as may be necessary so that, from and after the Effective Time, no employee of LIN shall be eligible to purchase LIN Common Shares pursuant to the LIN Broadcasting Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"). In lieu thereof, LIN employees who meet the eligibility requirements thereof will be eligible to purchase AT&T Common Shares pursuant to the McCaw Cellular Communications, Inc. Employee Stock Purchase Plan.

  (d) LIN shall take such action as may be necessary to ensure that, following the Effective Time, no holder of Options or any participant in the Option Plan, the Stock Purchase Plan or any other plans, programs or arrangements of LIN or any of its Subsidiaries shall have any right thereunder to acquire any equity securities of LIN, the Surviving Corporation or any Subsidiary thereof.

  3.3. Stockholders' Meeting. (a) As promptly as practicable following the date hereof, LIN shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws:

    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering and taking action upon the Merger and this Agreement and such other matters as may be necessary to consummate the transactions contemplated herein;

    (ii) prepare and file with the SEC a preliminary proxy statement relating to the matters to be considered at the Stockholders Meeting pursuant to this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with McCaw, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders; and

    (iii) subject to the fiduciary obligations of the LIN Board under applicable law as advised in writing by outside counsel selected by the LIN Board, include in the Proxy Statement the recommendation of the LIN Board that stockholders of LIN vote in favor of the approval of the Merger, the adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

  (b) McCaw agrees that, if the Merger is approved by the affirmative vote of at least a majority of the LIN Public Shares present and entitled to vote at the Stockholders Meeting pursuant to clause (ii) of Section 8.1(a), McCaw will vote, or cause to be voted, all of the LIN Common Shares beneficially owned by it, its affiliates or any of its Subsidiaries in favor of the approval of the Merger, the adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby. In addition, each of LIN, McCaw, Holdings and Merger Sub agrees that it will fully cooperate in the preparation of the Proxy Statement and the Schedule 13E-3.

                                  ARTICLE IV

                     Dissenting Shares; Payment for Shares

  4.1. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, LIN Common Shares outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such LIN Common Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, as provided in Section 3.1, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. LIN shall give McCaw prompt notice of any demands received by LIN for appraisal of LIN Common Shares and McCaw shall have the right to participate in all negotiations and proceedings with respect to such demands. LIN shall not, except with the prior written consent of McCaw, make any payment with respect to, or settle or offer to settle, any such demands.

  4.2. Payment for Shares. (a) From and after the Effective Time, a bank or trust company to be designated by McCaw shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration for certificates (the "Certificates") formerly representing LIN Common Shares and entitled to payment of the Merger Consideration pursuant to Section 3.1. At the Effective Time, and from time to time thereafter, McCaw or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of the holders of LIN Common Shares such amounts as may be necessary to permit the Paying Agent to make the payments contemplated by paragraph (b) of this
Section 4.2 and, if applicable, paragraph (d) of Section 4.3.

  (b) Promptly after the Effective Time, but in no event later than two business days after the date of the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented LIN Common Shares (other than Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. Upon the surrender of each such Certificate, together with such letter of transmittal duly executed and any other required documents, the Paying Agent shall pay the holder of such Certificate, in consideration therefor, the Merger Consideration multiplied by the number of LIN Common Shares formerly represented by such Certificate and, if applicable, the payment contemplated by Section 4.3(d), and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN) shall represent solely the right to receive the aggregate Merger Consideration relating thereto and, if applicable, the payment contemplated by Section 4.3(d). No interest shall be paid or accrued on the Merger Consideration.

  (c) Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to McCaw all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a LIN Common Share (other than Certificates representing Dissenting Shares and Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of
LIN) may surrender such Certificate to McCaw and (subject to applicable abandoned property, escheat and similar laws) receive, in consideration therefor, the aggregate Merger Consideration relating thereto and, if applicable, the payment contemplated by Section 4.3(d), without any interest or dividends thereon.

  (d) The Merger Consideration and, if applicable, any additional payment as contemplated by Section 4.3(c) or 4.3(d) shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder.

  (e) If payment of cash in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of McCaw or the Paying Agent that such tax either has been paid or is not payable.

  (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any LIN Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing LIN Common Shares (other than Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN) are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto and, if applicable, the payment contemplated by Section 4.3(d), as provided in this Article IV, subject to applicable law and the other provisions of this Agreement in the case of Dissenting Shares.

  4.3. Payment for Shares If Additional Amount Is Not Determined As of the Effective Time. Notwithstanding anything to the contrary in this Agreement, in the event the Effective Time occurs prior to the determination of the Additional Amount, if any, the following provisions shall apply:

  (a) The Merger Consideration will be determined and paid in accordance with the terms hereof, and all references herein to the Merger Consideration shall be construed, as if the Additional Amount were equal to zero.

  (b) McCaw or Merger Sub shall deposit or cause to be deposited with the Paying Agent, in an interest bearing account (the "Escrow Account"), an amount equal to (i) $0.25 plus the Accretion Amount, if any, applicable to $0.25, multiplied by (ii) the number of LIN Merger Shares. Such amount and any interest thereon will be retained in the Escrow Account pending the payments contemplated by paragraph (c) of this Section 4.3.

  (c) If the total fee awarded by a final and nonappealable order of the Delaware Chancery Court to the plaintiffs' attorneys in connection with the settlement of the Stockholders Litigation is greater than $4 million, the excess of such fee over $4 million will be paid to the plaintiffs' attorneys from the Escrow Account (together with any interest accrued on such excess amount in the Escrow Account). If any amount remains in the Escrow Account following such payment, an additional payment will be made to former holders of Certificates who have previously received payment of the Merger Consideration, in an amount per LIN Common Share formerly represented by such Certificates equal to (i) the aggregate amount remaining in the Escrow Account immediately following such payment to the plaintiffs' attorneys divided by
(ii) the total number of LIN Merger Shares (the "Escrow Amount"). If any amount remains in the Escrow Account following all the foregoing payments, such remaining amount shall be governed by the provisions of Section 4.2(c) with respect to the deposit and retention of funds held by the Paying Agent.

  (d) Holders of Certificates who have not received payment of the Merger Consideration as of the time of determination of the Escrow Amount, if any, pursuant to paragraph (c) of this Section 4.3 will be entitled to receive, at such time as they receive payment of the Merger Consideration in accordance with Section 4.2, an additional payment, if any, equal to the Escrow Amount, without interest thereon, with respect to each LIN Common Share in respect of which such holder receives payment of the Merger Consideration.

                                   ARTICLE V

                     Representations and Warranties of LIN

  LIN hereby represents and warrants to McCaw, Holdings and Merger Sub as follows:

  5.1. Organization, Etc. of LIN. LIN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by LIN to be conducted, to enter into this Agreement and (subject to the approval of the LIN stockholders) to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. LIN has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of LIN and its Subsidiaries taken as a whole.

  5.2. Operations of Subsidiaries. Each Significant Subsidiary of LIN (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of LIN and its Subsidiaries taken as a whole and (b) has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of LIN and its Subsidiaries taken as a whole.

  5.3. Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly approved by the LIN Board and have been duly authorized by all other necessary corporate action on the part of LIN (except for the approval of LIN's stockholders contemplated by Section 8.1(a)). This Agreement has been duly executed and delivered by a duly authorized officer of LIN and constitutes a valid and binding agreement of LIN, enforceable against LIN in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

  5.4. Capital Stock. The authorized capital stock of LIN consists of (a) 150,000,000 LIN Common Shares, of which 51,714,366 shares were outstanding as of April 28, 1995, and (b) 2,000,000 shares of preferred stock, no par value, none of which were outstanding as of April 28, 1995. All outstanding LIN Common Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of LIN is entitled to preemptive rights. There were outstanding on April 28, 1995 no options, warrants or other rights to acquire capital stock from LIN, except (i) Options representing in the aggregate the right to purchase up to 1,610,931 LIN Common Shares pursuant to the Option Plan and (ii) the Rights. Since April 28, 1995, LIN has not issued any capital stock or any options, warrants or other rights to acquire capital stock from LIN, except for LIN Common Shares issued upon due exercise of Options outstanding on April 28, 1995 and except for LIN Common Shares issued pursuant to the Stock Purchase Plan in accordance with its terms. Except as disclosed in LIN's public filings under the Exchange Act filed since January 1, 1995, all outstanding shares of capital stock of the Significant Subsidiaries of LIN are owned by LIN or a direct or indirect Wholly Owned Subsidiary of LIN, free and clear of all liens, charges, encumbrances, claims and options of any nature.

  5.5. Brokers and Finders. Except for the fees and expenses payable to Lehman Brothers Inc. and Bear Stearns & Co., Inc., which fees and expenses are reflected in their agreements with LIN, copies of which have been furnished to McCaw, and except for Wasserstein Perella & Co., Inc., whose fees and expenses are reflected in their agreement with LIN and their agreement with LIN and McCaw, neither LIN nor the LIN Independent Directors has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  5.6. Proxy Statement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. The Proxy Statement will not, at the time filed with the SEC, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by McCaw, Holdings or Merger Sub with respect to any thereof or to AT&T specifically for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Effective Time any event with respect to LIN, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, LIN shall notify McCaw thereof by reference to this
Section 5.6 and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of LIN and such amendment or supplement shall comply with all provisions of applicable law. The Proxy Statement will also form a part of the Schedule 13E-3, which Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act.

  5.7. Delaware Section 203. The Board of Directors of LIN has taken all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.

  5.8. Rights Agreement. The Rights Agreement has been amended to provide that
(i) none of AT&T, McCaw, Holdings or Merger Sub will become an "Acquiring Person," (ii) no "Triggering Event," "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and (iii)
Section 13 of the Rights Agreement will not be triggered, in each case as a result of the execution or delivery of this Agreement or any amendment hereto or the consummation of the transactions contemplated hereby (including, without limitation, the Merger), with the effect that (x) none of such events will trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they are attached or any other provision of the Rights Agreement and (y) the Rights will no longer be outstanding upon the consummation of the Merger.

                                  ARTICLE VI

       Representations and Warranties of McCaw, Holdings and Merger Sub

  McCaw, Holdings and Merger Sub each represents and warrants to LIN as follows:

  6.1. Organization, Etc. of McCaw, Holdings and Merger Sub. Each of McCaw, Holdings and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by it to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby.

  6.2. Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly approved by the respective Boards of Directors of McCaw, Holdings and Merger Sub, by the unanimous vote of those directors present, and by Holdings as the sole stockholder of Merger Sub (no other corporate action on the part of McCaw, Holdings or Merger Sub being necessary). This Agreement has been duly executed and delivered by a duly authorized officer of each of McCaw, Holdings and Merger Sub and constitutes a valid and binding agreement of each of McCaw, Holdings and Merger Sub, enforceable against each in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

  6.3. Brokers and Finders. Except for the fees and expenses payable to Morgan Stanley & Co., Incorporated, which fees and expenses will be paid by AT&T and McCaw, and except for Wasserstein Perella &

Co., Inc., whose fees and expenses are reflected in their agreement with LIN and McCaw, none of AT&T, McCaw, Holdings or Merger Sub has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  6.4. Proxy Statement. None of the information to be supplied by McCaw, Holdings or Merger Sub with respect to any thereof or to AT&T for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to McCaw, Holdings or Merger Sub, or their officers and directors or any of their Subsidiaries shall occur which is required to be described in the Proxy Statement, McCaw shall notify LIN thereof by reference to this Section 6.4 and such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of LIN. The Proxy Statement will also form a part of the Schedule 13E-3, which Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act.

  6.5. No Prior Activities. Merger Sub has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization. Except as contemplated by this Agreement, Merger Sub (i) has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever, (ii) has not entered into any agreements or arrangements with any person or entity and (iii) is not subject to or bound by any obligation or undertaking.

  6.6. Solvency. Assuming that LIN is Solvent immediately prior to the Effective Time, the Surviving Corporation will be Solvent at and immediately after the Effective Time, after giving effect to the transactions contemplated hereby. For purposes of this Agreement, "Solvent" shall mean, with respect to LIN or the Surviving Corporation, (i) that the fair valuation of such corporation's property (on a consolidated basis) is, on the date of determination, greater than the total amount of consolidated liabilities of such corporation as of such date and (ii) that the present fair saleable value of such corporation's assets is, on the date of determination, greater than the amount that will be required to pay such corporation's probable liability on its existing debts as they become absolute and matured.

                                  ARTICLE VII

                      Additional Covenants and Agreements

  7.1. Conduct of Business of LIN. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, LIN will, and will cause each of its Subsidiaries to, conduct its operations according to, and not enter into any transaction other than in accordance with, its ordinary course of business consistent with past practice. Notwithstanding the foregoing, pending the Effective Time, LIN and its Subsidiaries may convert their cellular systems (to the extent they are not already so converted) to provide equal access for long-distance carriers in connection with long-distance communications using LIN's or its Subsidiaries' services and, following such conversion, may market their services under the AT&T service mark, in each case on such schedule as may be determined by McCaw. AT&T hereby covenants and agrees to make the use of the AT&T service mark available to LIN and its Subsidiaries, for purposes of marketing their services pursuant to the immediately preceding sentence, on a non-exclusive, royalty free basis. Following the commencement of the marketing of any service of LIN or any of its Subsidiaries pursuant to the immediately preceding two sentences, AT&T shall continue to make the use of the AT&T service mark available on such basis with respect to such service, and such service shall continue to be so marketed under the AT&T service mark, for so long as AT&T directly or indirectly owns at least a majority of the voting power of LIN's capital stock entitled to vote generally in the election of directors, unless a majority of the LIN Independent Directors otherwise consents.

  7.2. Reasonable Efforts. LIN, McCaw, Holdings and Merger Sub shall, and shall use all reasonable efforts to cause their respective Subsidiaries to:
(i) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (ii) not take any action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

  7.3. Indemnification; Insurance. (a) McCaw and Holdings agree that all rights to indemnification now existing in favor of any of the present or former directors, officers or employees of LIN or any of its Subsidiaries (the "Indemnified Parties") as provided in its Certificate of Incorporation or Bylaws, or otherwise in effect on the date of this Agreement (including, without limitation, as provided in the PMVG), will survive the Merger and continue in full force and effect and McCaw and Holdings will cause the Surviving Corporation to honor all such rights to indemnification.

  (b) In the event of any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) subject to the rights to indemnification provided by paragraph (a) of this Section 7.3, (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Parties and McCaw and Holdings shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (provided that such Indemnified Parties shall have the right to be represented by up to one separate counsel for the LIN Independent Directors and one separate counsel for the other Indemnified Parties as a group in connection with the defense thereof, in each case selected by such Indemnified Parties and reasonably satisfactory to the Surviving Corporation, if such Indemnified Parties shall have been advised by such counsel that there may be one or more substantial legal defenses available to them which are different from or additional to those available to the Surviving Corporation and in the reasonable judgment of such counsel it is advisable for such Indemnified Parties to be represented by such separate counsel, in which case, if such Indemnified Parties notify McCaw and Holdings in writing that they elect to be represented by such separate counsel at the expense of the Surviving Corporation in accordance with the terms of this proviso, the Surviving Corporation shall not have the right to assume the defense of such action on behalf of such Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) McCaw and Holdings will not be liable for any settlement effected without their prior written consent; provided that McCaw and Holdings will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; and provided, further, that nothing herein shall prevent the Surviving Corporation from settling any such claim, action, suit, proceeding or investigation as to any Indemnified Party subject to the rights to indemnification provided by paragraph (a) of this Section 7.3, so long as such settlement is based on the payment of money and the Surviving Corporation agrees to make all such payments due in connection with such settlement on behalf of such Indemnified Party.

  (c) McCaw and Holdings shall cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by LIN with respect to matters occurring prior to and including the Effective Time for all present and past directors and officers of LIN or any of its Subsidiaries; provided, however, that (i) McCaw and Holdings may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the directors and officers covered thereby and (ii) McCaw and Holdings shall not be required to pay in the aggregate an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (d) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

  (e) This Section 7.3 is intended to benefit the persons covered by the indemnification rights and/or insurance policies referred to in this Section
7.3 and shall be binding on all successors and assigns of McCaw, Holdings, Merger Sub, LIN and the Surviving Corporation.

  7.4. New York Real Property Gains and Transfer Tax. Any liability arising out of New York State and/or New York City Real Property Gains and Transfer Taxes, with respect to interests in real property owned directly or indirectly by LIN immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by LIN and expressly shall not be a liability of the stockholders of LIN.

                                 ARTICLE VIII

                                  Conditions

  8.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived (other than the condition set forth in clause (ii) of Section 8.1(a)) in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law and the PMVG:

  (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved at the Stockholders Meeting by (i) the requisite holders of LIN Common Shares in accordance with applicable law and the Certificate of Incorporation and By-Laws of LIN and (ii) the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at the Stockholders Meeting at which a majority of the LIN Public Shares shall have been present.

  (b) No Injunction. There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to McCaw in its reasonable judgment; provided, however, that any party invoking this condition shall use reasonable efforts to have any such order or injunction vacated or any such other restriction eliminated.

  8.2. Conditions to Obligations of McCaw, Holdings and Merger Sub. The respective obligations of McCaw, Holdings and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by McCaw, Holdings and Merger Sub, as the case may be, to the extent permitted by applicable law:

  (a) Representations and Warranties True. The representations and warranties of LIN contained in Section Article V shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement.

  (b) Performance. LIN shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

  (c) Government Consents, Etc. All Authorizations, if any, required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, in each case without limitation or restriction unacceptable to McCaw in its reasonable judgment, except where the failure to have obtained such Authorizations would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of (i) LIN and its Subsidiaries taken as a whole or (ii) McCaw and its Subsidiaries taken as a whole.

  (d) Approval of Settlement of Stockholders Litigation. A stipulation of settlement, as contemplated by the Memorandum of Understanding, shall have been entered into providing for the settlement of the Stockholders Litigation on the terms set forth in the Memorandum of Understanding and such stipulation shall have been approved by a final and nonappealable order of the Delaware Chancery Court; provided that such condition shall be deemed satisfied if the only aspect of the settlement not approved by such a final and nonappealable order is the award of the plaintiffs' attorneys' fee.

  (e) Third Party Consents. All required authorizations, consents or approvals in connection with the Merger of any third party (other than a Governmental
Body), if any, the failure to obtain which would have a material adverse effect on (i) LIN and its Subsidiaries taken as a whole or (ii) McCaw and its Subsidiaries taken as a whole, shall have been obtained.

  8.3. Conditions to Obligations of LIN. The obligations of LIN to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by LIN to the extent permitted by applicable law:

  (a) Representations and Warranties True. The representations and warranties of McCaw, Holdings and Merger Sub contained in Article VI shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement.

  (b) Performance. Each of McCaw, Holdings and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of LIN Common Shares, either by the mutual written consent of McCaw and LIN, or by mutual action of their respective Boards of Directors.

  9.2. Termination by Either McCaw or LIN. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned (a) by action of the Board of Directors of McCaw if the Merger shall not have been consummated by November 30, 1995, (b) by action of the Board of Directors of LIN if the Merger shall not have been consummated by December 31, 1995 or, if the condition set forth in Section 8.1(a) shall have been satisfied and the Merger is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation, August 31, 1996, or
(c) by action of the Board of Directors of either McCaw or LIN if (i) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (ii) at the Stockholders Meeting, this Agreement and the Merger shall not receive the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at the Stockholders Meeting at which a majority of the LIN Public Shares shall be present.

  9.3. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify, amend or supplement this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties with respect to any of the terms contained herein; provided, however, that after approval of the Merger by the stockholders of LIN, no such amendment or modification shall be made which reduces the form or amount of consideration payable in the Merger or adversely affects the rights of LIN's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  9.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 9.3, waive compliance with any of the agreements or conditions (other than the condition set forth in clause (ii) of Section 8.1(a)) contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  9.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1 or 9.2, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to
Section 9.4 by any of the parties shall, in order to be effective, require, in the case of McCaw, Holdings or Merger Sub, approval by its Board of Directors or the duly authorized designee of its Board of Directors and, in the case of LIN, approval by its Board of Directors or the duly authorized designee of its Board of Directors and approval by a majority of the LIN Independent Directors.

  9.6. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party under this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement and except that the last two sentences of Section 7.1 will survive any termination of this Agreement and/or abandonment of the Merger. Except as and to the extent provided in the PMVG, the termination of this Agreement and abandonment of the Merger pursuant to this Article IX shall not affect in any way the PMVG, which shall continue to be in full force and effect to the extent of and in accordance with its terms.

                                   ARTICLE X

                           Miscellaneous and General

  10.1. Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby, except as set forth in Section 7.4 and except that expenses incurred in connection with printing and mailing the Proxy Statement will be shared equally by McCaw, Holdings and Merger Sub, on the one hand, and LIN, on the other.

  10.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

    If to LIN:

      LIN Broadcasting Corporation
      5400 Carillon Point
      Kirkland, Washington 98033
      Attn: Mr. Tom A. Alberg
      Telecopy: (206) 828-1835

      with copies to:

      David B. Chapnick, Esq.
      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, NY 10017
      Telecopy: (212) 455-2502

      and

      Jeffrey Weinberg, Esq.
      Weil, Gotshal & Manges
      767 Fifth Avenue
      New York, NY 10153
      Telecopy: (212) 310-8007

    If to McCaw, Holdings or Merger Sub:

      McCaw Cellular Communications, Inc.
      1150 Connecticut Avenue, N.W.
      Suite 400
      Washington, DC 20036
      Attn: Andrew A. Quartner, Esq.
      Telecopy: (202) 223-9095

      with copies to:

      AT&T Corp.
      131 Morristown Rd., C64-A2029
      Basking Ridge, New Jersey 07920
      Attn: Marilyn J. Wasser, Esq.
      Telecopy: (908) 953-4657

      and

      Steven A. Rosenblum, Esq.
      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Telecopy: (212) 403-2000

or to such other address as such party shall have designated by notice so given to each other party.

  10.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement (other than the representations and warranties set forth in Sections 6.5 and 6.6) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  10.4. No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

  10.5. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, however, that the parties hereto acknowledge and agree that this Agreement shall not supersede or in any way modify the PMVG which shall continue to be in full force and effect in accordance with its terms. The parties further acknowledge and agree that the Merger contemplated by this Agreement shall be considered an Acquisition as defined in the PMVG.

  10.6. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  10.7. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  10.8. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  10.9. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto, except for the indemnification provisions contained in Section 7.3, which provisions may be enforced by the parties referred to therein.

  10.10. Public Announcements. McCaw and LIN will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulation. To the extent reasonably requested by either party, each party will thereafter consult with and provide reasonable cooperation to the other in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

  10.11. Certain Actions by LIN. Subject to Section 9.5, LIN shall not be deemed to have breached this Agreement by virtue of any action taken by LIN that is expressly approved by a majority of the members of the LIN Board who are employees of McCaw or its affiliates other than LIN and its Subsidiaries.

  10.12. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

  10.13. Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified,
(a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

  10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  10.15. McCaw Guarantee. McCaw absolutely, irrevocably and unconditionally guarantees the performance and satisfaction of the obligations of each of Holdings, Merger Sub and the Surviving Corporation under this Agreement.

  In Witness Whereof, this Agreement has been executed and delivered by the parties set forth below.

Date: June 30, 1995                       McCaw Cellular Communications, Inc.

                                                          /s/
                                          By: _________________________________
                                                     Steven W. Hooper
                                                         President

Date: June 30, 1995                       MMM Holdings, Inc.

                                                          /s/
                                          By: _________________________________
                                                     Steven W. Hooper
                                                         President

Date: June 30, 1995                       MMM Acquisition Corp.

                                                          /s/
                                          By: _________________________________
                                                     H. John Hokenson
                                                      Vice President

Date: June 30, 1995                       LIN Broadcasting Corporation

                                                          /s/
                                          By: _________________________________
                                                     Lewis M. Chakrin
                                                         Chairman

Agreed to for purposes of the last two sentences of Section 7.1:

AT&T Corp.

                /s/
By: _________________________________
            Dennis J. Carey
            Vice President

                                                                     APPENDIX B

                [Letterhead of Wasserstein Perella & Co., Inc.]

                                                                  June 30, 1995

Board of Directors
LIN Broadcasting Corporation
5295 Carillon Point
Kirkland, Washington 98033

Members of the Board:

  You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of LIN Broadcasting Corporation (the "Company") (other than McCaw Cellular Communications, Inc. ("McCaw"), a wholly owned subsidiary of AT&T Corp. ("AT&T")) of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger among the Company, McCaw, MMM Holdings, Inc., a wholly owned subsidiary of McCaw ("Holdings") and MMM Acquisition Corp., a wholly owned subsidiary of Holdings ("Merger Sub"), dated April 28, 1995, as amended and restated as of June 30, 1995 (the "Merger Agreement"). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"), resulting in the Company becoming a wholly owned subsidiary of Holdings, and each share of Common Stock, par value $0.01 per share (the "LIN Common Shares") of the Company issued and outstanding immediately prior to the Merger (other than LIN Common Shares held by McCaw or any of its wholly owned subsidiaries) being converted into the right to receive $129.50 in cash, plus the Additional Amount (as defined below), if any, and the Accretion Amount (as defined below), if any. The "Additional Amount" means $0.25 per LIN Common Share less an amount (which could be some portion of the $0.25 per LIN Common Share or the entire amount thereof) determined with respect to the settlement of certain stockholder litigation involving the Company, among others, as described in the draft LIN Broadcasting Corporation Proxy Statement, dated 6/26/95 (the "Draft Proxy Statement"), previously provided to us. The "Accretion Amount" means an amount equal to the amount of interest, if any, that would accrue on the $129.50 per LIN Common Share, plus the Additional Amount, if any, at a rate of 5.5% per annum from, but not including, September 15, 1995 to, and including, the date upon which the closing of the Merger occurs. The terms and conditions of the Merger are set forth in more detail the Draft Proxy Statement and in the Merger Agreement. Since it is not known on the date hereof whether all, any portion or none of either the Additional Amount or the Accretion Amount will become payable to shareholders of the Company as a result of the Merger, the Additional Amount and the Accretion Amount are disregarded for purposes of this opinion. The $129.50 per LIN Common Share is referred to as the "Merger Consideration".

  Pursuant to an engagement letter dated February 17, 1995 (the "February Engagement"), we served as the "Mutually Designated Appraiser" under (and as defined in) the Private Market Value Guarantee (the "PMVG") dated December 11, 1989 between McCaw and the Company. On March 7, 1995 we delivered our opinion determining the private market value of the LIN Common Shares pursuant to the PMVG. Our determination of such private market value pursuant thereto was $127.50 per LIN Common Share. As contemplated by the PMVG, on April 28, 1995, McCaw and the Company entered into an Agreement and Plan of Merger (the "Original Merger Agreement"), providing for the merger of Merger Sub with and into the Company and the payment to shareholders of the Company other than McCaw of $127.50 per LIN Common Share. Subsequent to the date of the Original Merger Agreement, settlement discussions were held with plaintiffs in certain stockholder litigations and certain other parties as described in the Draft Proxy Statement. The result of those discussions is a proposed settlement which calls for the amendment and restatement of the Original Merger Agreement in the form of the Merger Agreement and the payment of the Merger Consideration pursuant thereto.

  The February Engagement required us to determine the price an unrelated third party would pay for the Company in an arm's-length transaction assuming the Company were being sold in a manner designed to maximize value, all in accordance with, and based on the contractual requirements of, the PMVG. Our opinion below on the fairness of the Merger Consideration from a financial point of view is based on criteria and judgments customarily applied in rendering fairness opinions in circumstances similar to the circumstances of the Merger.

  In connection with the February Engagement and in arriving at our opinion set forth below, we familiarized ourselves with the business of the Company, reviewing, among other things, the following:

    (i) the PMVG;

    (ii) the reports and materials (the "Other Appraisers' Reports") prepared and delivered to us by Morgan Stanley & Co. Incorporated on behalf of McCaw and by Lehman Brothers and Bear Stearns & Co. on behalf of the Company's Independent Directors relating to their determinations of the private market value of the LIN common shares pursuant to section 2(C) of the PMVG;

    (iii) certain publicly available information with respect to the Company, including the publicly available consolidated financial statements of the Company for recent years and interim periods available to the date hereof;

    (iv) certain financial and operating information, including certain projections of financial performance, relating to the Company, its principal operating subsidiaries and certain entities in which the Company or its subsidiaries hold partnership interests prepared by each of the management of the Company and the management of McCaw;

    (v) the Draft Proxy Statement;

    (vi) certain publicly available information concerning the public trading prices of the LIN Common Shares, certain market indices and the stock of certain other companies in businesses similar to that of the Company; and

    (vii) certain publicly available information concerning merger and acquisition transactions involving McCaw, the Company and certain other companies in businesses similar to the Company.

  In addition, we have had discussions with the management of the Company and its representatives concerning the businesses, operations, assets, financial condition and future prospects of the Company and its subsidiaries. We have also performed such studies and analyses as we considered appropriate for purposes of this opinion.

  We have not been provided with any internal nonpublic information prepared by McCaw or AT&T relating to the operations or assets of McCaw or AT&T or the Company, other than the information referred to in clause (iv) above, or any valuations of the Company prepared by the Company, McCaw or AT&T or their financial advisers, other than those contained in the other Appraisers' Reports. We have not been asked to and have not solicited any third parties regarding their possible interest in acquiring the Company or any of its business or assets or investigated alternative transactions which may be available to the Company apart from those considered at the time of the February Engagement.

  In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the factual, historical, financial and other information provided to us and on publicly available information. We have assumed, with your consent, that the financial forecasts and projections provided to us by the Company and the other Appraisers' Reports were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the party preparing such forecasts and projections. We also have assumed that the Company does not have contingent liabilities exceeding the reserves therefor established in the Company's financial statements. We have not independently verified the accuracy or completeness of, and we do not assume responsibility for, any of such information. In addition, we have not assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof and on the Draft Proxy Statement and the Merger Agreement in the forms provided to us.

  We have relied on the advice of counsel for LIN and our own counsel on this matter with respect to legal and tax matters.

  In addition to acting for the Company and McCaw as the Mutually Designated Appraiser under the February Engagement, we acted as financial adviser to the Company in connection with the agreement dated as of December 11, 1989 among McCaw, the Company and Holdings, pursuant to which the parties thereto agreed, among other things, that McCaw would acquire a majority of the outstanding shares of the Company and certain other proposed transactions and activities prior to the Company's entering into such agreement.

  It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger Agreement and may not be reproduced, disseminated, quoted or referred to, in whole or in part, orally or in any registration statement, proxy statement or in any other document or any press release or public statement without our prior written consent, except that it may be disclosed in its entirety in any proxy statement to be filed by the Company with the Securities and Exchange Commission and circulated to stockholders in connection with the Merger. This letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Merger, and should not be relied upon by any shareholder as such.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Merger Consideration per LIN Common Share, payable in cash, to be received by the stockholders of the Company, other than McCaw, pursuant to the Merger is fair from a financial point of view to such stockholders.

                                          Very truly yours,

                                          Wasserstein Perella & Co., Inc.

                                                                     APPENDIX C

                          SUMMARY OF APPRAISAL RIGHTS

  Holders of LIN Common Shares are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety herewith. All references in Section 262 and in this summary to a "stockholder" are to the record holder of LIN Common Shares as to which appraisal rights are asserted. A person having a beneficial interest in LIN Common Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. This discussion and Section 262 should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

  Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of LIN Common Shares must be delivered to LIN at the address set forth below prior to the vote of the LIN stockholders on the Merger. Voting against, abstaining from voting or failing to vote on the Merger Agreement and the Merger will not constitute a demand for appraisal within the meaning of Section 262.

  Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval and adoption of the Merger Agreement and of the Merger. If a stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy will be voted for approval and adoption of the Merger Agreement and of the Merger, which will have the effect of waiving that stockholder's appraisal rights.

  The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the Certificate or Certificates representing his or her LIN Common Shares. If the LIN Common Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the LIN Common Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

  A record owner, such as a broker, who holds LIN Common Shares as a nominee for others, may exercise appraisal rights with respect to the LIN Common Shares held for all or less than all beneficial owners of LIN Common Shares as to which such person is the record owner. In such cases the written demand for appraisal must set forth the number of LIN Common Shares covered by such demand. Where the number of LIN Common Shares is not expressly stated, the demand will be presumed to cover all LIN Common Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

  A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to:

    LIN Broadcasting Corporation
    5295 Carillon Point
    Kirkland, Washington 98033
    Attn: Secretary

  The written demand for appraisal must specify the stockholder's name and mailing address, the number of LIN Common Shares owned, and that the stockholder is thereby demanding appraisal of his or her LIN Common Shares.

  Within 120 days after the date on which the Merger becomes effective (the "Merger Date") any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the LIN Common Shares of all holders of LIN Common Shares who have so complied with such conditions. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the LIN Common Shares owned by such stockholders, determining the fair value of such LIN Common Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court, in discussing the considerations that could be taken into account in determining fair value in an appraisal proceeding, stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered."

  Within 120 days after the Merger Date, any holder of LIN Common Shares who has complied with the requirements for exercise of appraisal rights as discussed above and stated in Section 262 is entitled, upon written request, to receive from LIN a statement setting forth the aggregate number of LIN Common Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such LIN Common Shares. Such statement must be mailed within 10 days after the written request therefor has been received by LIN or, if later, within 10 days after the expiration of the period for delivery to LIN of appraisal demands.

  Stockholders considering seeking appraisal should have in mind that the fair value of their LIN Common Shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger if they do not seek appraisal of their LIN Common Shares. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against such parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all LIN Common Shares entitled to appraisal.

  Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Merger Date, be entitled to vote for any purpose the LIN Common Shares subject to such demand or to receive any dividends or other distributions on such LIN Common Shares, except for any dividends or distributions payable to stockholders of record at a date prior to the Merger Date.

  At any time within 60 days after the Merger Date, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered pursuant to the Merger; after this period, the stockholder may withdraw his or her demand for appraisal only with the consent of LIN as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Merger Date by any stockholder who has demanded appraisal, such stockholder's rights to appraisal will cease, and such stockholder will be entitled to receive the Merger Consideration. Inasmuch as LIN has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                    SECTION 262 OF THE GENERAL CORPORATION
                         LAW OF THE STATE OF DELAWARE

(S) 262. Appraisal Rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation, a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX D

                        PRIVATE MARKET VALUE GUARANTEE

  PRIVATE MARKET VALUE GUARANTEE, dated December 11, 1989 (this "Guarantee"), between McCaw Cellular Communications, Inc., a Delaware corporation (the "Offeror"), and LIN Broadcasting Corporation, a Delaware corporation (the "Company").

  WHEREAS, the Offeror is conducting a tender offer for shares of common stock, par value $0.01 per share ("Shares"), of the Company (as amended or supplemented from time to time in accordance with the Agreement dated the date hereof between the Offeror and the Company, the "Offer");

  WHEREAS, in connection with the Offer the Offeror undertook to enter into this Guarantee for the benefit of the Company's stockholders (other than the Offeror and its affiliates).

  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

  1. Independent Directors.

  Three members of the Company's board of directors (the "Independent Directors") will be designated by the present board of directors of the Company, from such board as comprised on this date; provided, however, in the event that fewer than three such persons are willing to be so designated, the present board of directors of the Company shall designate as the remaining Independent Directors persons who would be independent directors as determined under the New York Stock Exchange Rules (i.e., independent of management of the Offeror and its affiliates and free of any relationship that, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment). Independent Directors will be subject to removal only (x) for cause, (y) if a majority of the Independent Directors approve such removal or (z) if such removal is approved by a Majority Vote of the Public Stockholders without any solicitation of votes by the Offeror, its affiliates or Group Members (as defined below).

  Vacancies among the Independent Directors occurring prior to the expiration of their respective terms of office will be filled in accordance with the vote of a majority of the remaining Independent Directors (or, if there are none, a majority of the directors then in office) or a Majority Vote of the Public Stockholders. Independent Directors to be selected at each annual meeting will be nominated by the then current Independent Directors and elected in accordance with a Majority Vote of the Public Stockholders. The Offeror will not, directly or indirectly, solicit votes or otherwise take any action to oppose the election of any nominee for Independent Director or support any attempt to remove any Independent Director and in each election of directors will vote its Shares and the Shares of its subsidiaries for the Independent Director nominees receiving the Majority Vote of the Public Stockholders.

  As used herein, "Majority Vote of the Public Stockholders" means (a) the affirmative vote of the holders of at least a majority of the Public Shares present and entitled to vote at any meeting at which the holders of a majority of such Shares are present or (b) the action by written consent (in accordance with applicable provisions of Delaware law and the Company's certificate of incorporation and by-laws) of the holders of a majority of the Public Shares. "Public Shares," as used herein, means Shares not owned by the Offeror or any of its affiliates or any member of a "group", as such term is used for purposes of Schedule 13D under the Securities Exchange Act of 1934, of which Offeror or its affiliates are members with respect to securities of the Company (collectively, "Group Members").

  The Company will treat the Independent Directors in a manner comparable to the treatment of outside directors of comparable public companies, including by providing indemnification, compensation and expense reimbursement arrangements at least as favorable as the indemnification, compensation and expense reimbursement arrangements provided to outside directors of the Company as of November 30, 1989, and provide notice of board meetings and agendas there for and generally maintain the frequency thereof consistent with past practice of the Company.

  2. Sale of the Company.

  (A) Appraisers. On or about January 1, 1995 (the "Initiation Date"), the Independent Directors will designate an investment banking firm of recognized national standing (the "Independent Directors' Appraiser") and the Offeror will designate an investment banking firm of recognized national standing (the "Offeror's Appraiser"), in each case to determine the private market value per Share.

  (B) Definition of Private Market Value. The Offeror acknowledges that the consideration that would constitute private market value per Share is the private market price per Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding Shares (including the Shares held by the Offeror and its affiliates) in an arm's-length transaction, assuming that the Company was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including if necessary through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). Each of the investment banking firms referred to in this Section 2 will be instructed to determine private market value per Share in this manner.

  (C) Determination of Private Market Price. Within 30 days after the Initiation Date, the Independent Directors' Appraiser and the Offeror's Appraiser will each determine its initial view as to the private market value per Share and consult with one another with respect thereto. By the 45th day after the Initiation Date, the Independent Directors' Appraiser and the Offeror's Appraiser will each have determined its final view as to the private market value per Share. At that point, if the Higher Appraised Amount (as defined below) is not more than 110% of the Lower Appraised Amount (as defined below), the private market price per Share (the "Private Market Price") will be the average of those two views. Otherwise, the Independent Directors' Appraiser and the Offeror's Appraiser will agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Mutually Designated Appraiser will, no later than the 65th day after the Initiation Date, determine such private market value (the "Mutually Appraised Amount"), and the Private Market Price will be (x) the Mutually Appraised Amount, if such amount falls within the range of values that is greater than one-third and less than two-thirds of the way between the Lower Appraised Amount and the Higher Appraised Amount, and (y) the average of the Mutually Appraised Amount and the other Appraised Amount (Lower or Higher) that is closest to the Mutually Appraised Amount, if the Mutually Appraised Amount does not fall within that range; provided, however, that the Private Market Price may not be less than the Lower Appraised Amount nor more than the Higher Appraised Amount.

  As used herein, "Lower Appraised Amount" means the lower of the respective final views of the Independent Directors' Appraiser and the Offeror's Appraiser as to private market value per Share and "Higher Appraised Amount" means the higher of such respective final views.

  (D) Acquisition Proposal. Once the Private Market Price is determined as provided above, the Offeror will have 45 days to decide whether it desires to proceed with an acquisition of all of the Public Shares (an "Acquisition") at that price. If the Offeror decides to proceed with an Acquisition, it may pay the Private Market Price in cash or any combination of cash, common equity securities and/or non-convertible senior or subordinated "current cash pay" debt securities that the Independent Directors, after consultation with their investment banking firm, believe in good faith will have an aggregate market value, on a fully distributed basis, of not less than the Private Market Price.

  (E) Meeting of Stockholders. If the Offeror determines to proceed with an Acquisition as set forth above, it will enter into an agreement with the Company therefor (containing customary terms and conditions applicable in a situation in which the acquiror has an ownership position comparable to Offeror's ownership interest in the Company) and will cause a meeting of stockholders of the Company to be held as soon as practicable to consider and vote thereon. The Acquisition may only be completed if it is approved by a Majority Vote of the Public Stockholders.

  (F) Sale of the Company. Subject to subparagraph (G) below, if the Offeror determines not to proceed with an Acquisition, or if despite Offeror's good faith efforts an Acquisition has not been completed within 12 months following the Initiation Date (or, if an Acquisition has been approved by a Majority Vote of the Public Stockholders and is being pursued in good faith by the Offeror but has not been completed due to regulatory delays or litigation, 20 months following the Initiation Date), the Offeror will put the entire Company up for sale under direction of the Independent Directors in a manner intended by the Independent Directors to maximize value for all Shares. The sale will be conducted by the Independent Directors, with the advice of independent financial advisors and counsel selected by the Independent Directors, whose fees shall be reimbursed by the Company, and the Offeror will not bid unless requested to do so by the Independent Directors. The sale procedures will be set by the Independent Directors and may include, if necessary in order to maximize stockholder value, provision for the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). The Independent Directors will select from among the proposed transactions the one or more transactions determined by them as being most likely to maximize value for all Shares and will cause a meeting of the Company's stockholders to be held as soon as practicable to consider and vote thereon. The Offeror will fully cooperate in this process and, if the one or more transactions so selected by the Independent Directors are approved by a Majority Vote of the Public Stockholders, will cause all Shares owned by it or its affiliates to be voted in favor thereof. Any sale of the Company pursuant to this subsection would be subject to receipt of FCC and other necessary regulatory approvals. Offeror will not take any action, including any action involving any judicial, regulatory or legislative body, that is intended to, or will have the effect of, delaying or preventing consummation of any transaction so selected and approved.

  (G) Survival of Guarantee. If a transaction is presented for approval at a meeting of stockholders as contemplated by either subsection (E) or (F) above and fails to receive the requisite Majority Vote of the Public Stockholders, there will be no further rights or obligations under this Section 2, but the remainder of this Guarantee shall continue to apply to the extent described herein.

  3. Continuing Stockholder Protections.

  (A) Approvals Required for Transactions with Affiliates. Except as permitted by Section 2 above, neither the Offeror nor any of its non-Company affiliates may engage in any material transaction (including, without limitation, agreements, such as roaming agreements, which are standard in the industry) with the Company or any of its subsidiaries (other than pro rata as a stockholder of the Company) unless such transaction has been approved by a majority of the Independent Directors.

  (B) Approvals Required for Mergers. Except as permitted by Section 2 above, neither the Offeror nor any of its non-Company affiliates may engage in a merger or consolidation with the Company, or purchase all or substantially all of the Company's assets, unless the transaction is approved not only by a majority of the Independent Directors but also by a Majority Vote of the Public Stockholders. In deciding whether to approve such a transaction, the Independent Directors will be instructed to consider as a fair price per Share the private market price per share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding Shares (including the Shares held by the Offeror and its affiliates) in an arm's-length transaction, assuming that the Company was being sold in a manner designed to attract all possible participants (including the Regional Bell Operating Companies) and to maximize stockholder value, including if necessary through the sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers (e.g., the Regional Bell Operating Companies). The Independent Directors will retain independent financial advisors and counsel to advise them with respect to any such transaction, whose reasonable costs, expenses and indemnities will be paid for and provided by the Company.

  (C) Independent Director Veto. No transaction will be undertaken, and the Company will not take any action, whether or not approved by a majority of the board of directors of the Company, if the Independent Directors determine in their good faith judgment by unanimous vote that such transaction or action would likely depress the value of the Company on the Initiation Date. In addition, the Company will not acquire or dispose of any business (other than acquisitions of additional cellular interests in markets in which the Company has an interest), whether or not approved by a majority of the board of directors of the Company, if the Independent Directors determine in their good faith judgment by unanimous vote that such acquisition or disposition is not in the best interests of the Company.

  4. Additional Share Purchases. Except as permitted by Sections 2 and 3 above, neither the Offeror nor any of its non-Company affiliates may purchase additional Shares if, after giving effect thereto, they would beneficially own in the aggregate more than 75% of the outstanding Shares on a fully diluted basis.

  5. Corporate Opportunities. The Offeror will direct to the Company, and the Company will have a priority right to pursue, all corporate opportunities to acquire interests in U.S. cellular mobile telephone systems other than those in markets in which the Offeror has such an interest or contiguous to markets in which the Offeror has such an interest (in the latter instance, however, only if such market is not a market in which the Company has such an interest or contiguous to such a market). For purposes of the foregoing, a party will not be deemed to have an interest in a cellular mobile telephone system solely by reason of such party's ownership of less than a majority equity interest in a public Company having such an interest. The Independent Directors shall be afforded an amount of time reasonably necessary to consider any such transaction, consistent with any time constraints imposed by the other party to such transaction, and if and for so long as a majority of the Independent Directors desire to pursue such transaction, the Offeror will not Separately pursue that transaction.

  6. Certain Transferees Bound. Except pursuant to Section 2(F) above, neither the Offerer nor any of its non-Company affiliates may sell more than 25% of the outstanding Shares on a fully diluted basis to a third party or group unless that third party or group agrees in writing to be bound by the provisions set forth in this Guarantee as they would apply if the term "Offeror" as used herein were defined to mean such third party or group.

  7. Amendments. The provisions of this Guarantee may be amended in any respect not materially adverse to the holders of Public Shares, but only if the amendment is approved by a majority of the Independent Directors. Any such amendment will promptly be disclosed in a filing with the Securities and Exchange Commission. The determination of the Independent Directors as to whether an amendment is materially adverse to the holders of Public Shares shall be final and shall bind all holders of Public Shares.

  The provisions of this Guarantee may also be amended in any other respect if the amendment is approved by a Majority Vote of the Public Stockholders.

  8. Effectiveness and Termination. The obligations of the Offeror under this Guarantee shall become effective upon the acceptance by the Offerer of Shares for purchase pursuant to the Offer. This Guarantee shall cease to be in effect if at any time (i) the Offeror, its affiliates and Group Members beneficially own in the aggregate less than 25% of the outstanding Shares on a fully diluted basis and the Offeror's designees no longer constitute a majority of the Board of Directors of the Company (provided that in such event this Guarantee shall come back into effect if, at any time within two years thereafter, (A) the Offeror, its affiliates and Group Members shall beneficially own in the aggregate 25% or more (but less than 100%) of the Outstanding Shares on a fully diluted basis or (B) the Offeror's designees shall again constitute a majority of the Board of Directors of the Company) or
(ii) the Offeror, its affiliates and Group Members beneficially own in the aggregate 100% of the outstanding Shares.

  9. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Guarantee and the transactions contemplated hereby.

  10. Remedies. The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  11. Notices, etc. All notices, requests, demands or other communications required by or otherwise with respect to this Guarantee shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by fax and confirmed, or to any party five days after being mailed by certified mail, return receipt requested, in each case to the applicable addresses set forth below:

    If to Offeror:

      McCaw Cellular Communications, Inc.
      5400 Carillon Point
      Kirkland, Washington 98033

      Attn: Wayne Perry, Vice Chairman

      Fax no.: 206-828-8450

    with a copy to:

      McCaw Cellular Communications, Inc.
      1250 Connecticut Avenue, NW, Suite 401
      Washington, D.C. 20036

      Attn: Andrew A. Quartner, Esq.

      Fax no.: 202-223-9095

    If to the Company:

      LIN Broadcasting Corporation
      1370 Avenue of the Americas
      New York, New York 10019

      Attn: President

      Fax no.: 212-582-0479

    with a copy to:

      Cravath, Swaine & Moore
      Worldwide Plaza
      828 8th Avenue
      New York, New York 10019

      Attn: Robert Rosenman, Esq.

      Fax no.: 212-474-3700

    and a copy to:

      The designated representative of the
      Independent Directors and their
      counsel, if any

  or to such other address as such party shall have designated by notice so given to each other party.

  12. Entire Agreement. This Guarantee embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

  13. Successors and Assigns. This Guarantee shall be binding upon and shall inure to the benefit of and be enforceable by the Offeror and the Independent Directors of the Company and their respective successors and assigns, provided that neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

  14. Governing Law. This Guarantee and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed in that State.

  15. Name. Captions. The section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

  16. Counterparts. This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all the parties hereto.

  IN WITNESS WHEREOF, the parties have duly executed this Guarantee as of the date first above written.

                                          McCaw Cellular Communications, Inc.

                                                    /s/ Wayne M. Perry
                                          by __________________________________
                                                          Title:

                                          LIN Broadcasting Corporation

                                                      /s/ Donald Pels
                                          by __________________________________
                                                          Title:

               FIRST AMENDMENT TO PRIVATE MARKET VALUE GUARANTEE

  This FIRST AMENDMENT TO PRIVATE MARKET VALUE GUARANTEE (this "Amendment"), dated June 7, 1994, is between McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw"), and LIN Broadcasting Corporation, a Delaware corporation (the "Company"). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Guarantee.

  WHEREAS, McCaw and the Company have previously entered into a Private Market Value Guarantee, dated December 11, 1989 (the "Guarantee"), for the benefit of the Company's stockholders (other than McCaw and its affiliates) in connection with McCaw's tender offer for the shares of common stock of the Company;

  WHEREAS, the Company is proposing the Transaction (as hereinafter defined);

  WHEREAS, McCaw and the Company have agreed to amend the Guarantee in connection with the Transaction; and

  WHEREAS, the Independent Directors have approved this Amendment in accordance with the requirements of the Guarantee;

  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1. CONTINUING STOCKHOLDER PROTECTIONS

  Section 3(C) of the Guarantee is hereby amended to add the following sentence at the end thereof:

  "Notwithstanding the foregoing, the Transaction will not be undertaken, and the Company will not take any action whether or not approved by a majority of the board of directors of the Company, if the Independent Directors determine in their good faith judgment, by unanimous vote, that such Transaction or action would likely depress the value of the Public Shares on January 1, 1995, after giving effect to the Transaction; provided the Transaction may be undertaken if the Independent Directors determine in their good faith judgment that (i) the Transaction is fair, from a financial point of view, to the holders of the Public Shares and (ii) the consideration to be paid in the proposed acquisition of WTNH--Hartford--New Haven is fair, from a financial point of view, to the holders of the Public Shares. The "Transaction" involves the (y) acquisition by LIN Television Corporation ("LIN TV") of WTNH--Hartford--New Haven from Cook Inlet Communications Corp. and (z) the tax-free distribution pursuant to Section 355 of the Internal Revenue Code of the remaining shares of LIN TV to stockholders of the Company."

2. COUNTERPARTS

  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

3. EFFECTIVENESS

  Except as expressly modified herein, the rights and obligations of the parties hereto under the Guarantee are hereby ratified and confirmed.

  IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                          McCaw Cellular Communications, Inc.

                                                    /s/ Wayne M. Perry
                                          by __________________________________
                                                   Title: Vice Chairman

                                          LIN Broadcasting Corporation

                                                    /s/ Donald Guthrie
                                          by __________________________________
                                                        Title:

                                                                     APPENDIX E

                    CERTAIN INFORMATION REGARDING DIRECTORS
                        AND EXECUTIVE OFFICERS OF AT&T,
                        MCCAW, HOLDINGS AND MERGER SUB

                   DIRECTORS AND EXECUTIVE OFFICERS OF AT&T

  Each of the persons named below is a citizen of the United States of America. For each person whose principal employment is with AT&T, the principal business of such person's employer is described in "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--AT&T." Except as noted, each of the persons named below whose principal employment is with AT&T has held high level managerial positions with AT&T or its affiliates for more than the past five years. None of the persons named below is the beneficial owner of any LIN Common Shares. Members of the Board of Directors of AT&T are indicated with an asterisk.

                             PRINCIPAL OCCUPATION; BUSINESS ADDRESS; PRINCIPAL
   NAME                    BUSINESS OF EMPLOYER AND FIVE-YEAR EMPLOYMENT HISTORY
   ----                    -----------------------------------------------------
*Robert E. Allen........ Chairman and Chief Executive Officer,
                         AT&T Corp.
                         32 Avenue of the Americas
                         New York, NY 10013-2412
Richard S. Bodman....... Senior Vice President, Corporate Strategy & Development,
                         AT&T Corp.
                         295 North Maple Avenue
                         Basking Ridge, NJ 07920
                         Mr. Bodman joined AT&T on August 23, 1990. Prior thereto,
                         Mr. Bodman was President of Washington National
                         Investment Corporation, an investment company, for more
                         than five years.
Harold W. Burlingame.... Senior Vice President--Human Resources,
                         AT&T Corp.
                         295 North Maple Avenue
                         Basking Ridge, NJ 07920
*M. Kathryn Eickhoff.... President of Eickhoff Economics, Incorporated
                         (Economic Consultants)
                         510 LaGuardia Place, Suite 400
                         New York, NY 10012
                         Ms. Eickhoff has been President of Eickhoff Economics
                         Incorporated since 1987.
*Walter Y. Elisha....... Chairman & Chief Executive Officer of Springs Industries,
                         Inc.
                         (Textiles Manufacturing)
                         205 North White Street P.O. Box 70
                         Fort Mill, SC 29715
                         Mr. Elisha has been the Chairman and Chief Executive
                         Officer of Springs Industries, Inc. for more than the
                         past five years.
*Philip M. Hawley....... Retired Chairman & Chief Executive Officer of Broadway
                         Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.)
                         (Department Stores)
                         444 South Flower Street, Suite 2280
                         Los Angeles, CA 90071-2900
                         Mr. Hawley retired as Chairman and Chief Executive
                         Officer of Broadway Stores, Inc. in 1993, which position
                         he held since 1983.

                             PRINCIPAL OCCUPATION; BUSINESS ADDRESS; PRINCIPAL
   NAME                    BUSINESS OF EMPLOYER AND FIVE-YEAR EMPLOYMENT HISTORY
   ----                    -----------------------------------------------------
*Carla A. Hills......... Chairman & Chief Executive Officer of Hills & Company
                         (International Consultants)
                         1200 19th Street, NW
                         5th Floor
                         Washington, D.C. 20036
                         Ms. Hills has been the Chairman and Chief Executive
                         Officer of Hills & Company since 1993. Prior thereto, Ms.
                         Hills was the United States Trade Representative,
                         Executive Office of the President (1989-1993).
*Belton K. Johnson...... Former Owner of Chaparrosa Ranch
                         100 West Houston Street
                         Suite 1100
                         San Antonio, TX 78205
                         Mr. Johnson has been the Chairman of Belton K. Johnson
                         Interests, a private investment company, for more than
                         the past five years.
Marilyn Laurie.......... Senior Vice President--Public Relations,
                         AT&T Corp.
                         295 North Maple Avenue
                         Basking Ridge, NJ 07920
*Drew Lewis............. Chairman & Chief Executive Officer of Union Pacific
                         Corporation (Rail Transportation Natural Resources, and
                         Trucking)
                         Martin Tower
                         Eighth and Eaton Avenues
                         Bethlehem, PA 18018
                         Mr. Lewis has been the Chairman and Chief Executive
                         Officer of Union Pacific Corporation for more than the
                         past five years.
Alex J. Mandl........... Executive Vice President, AT&T Corp. &
                         Chief Executive Officer of Communications Services Group
                         295 North Maple Avenue
                         Basking Ridge, NJ 07920
                         Mr. Mandl joined AT&T on August 1, 1991. Prior thereto,
                         Mr. Mandl was Chairman and Chief Executive Officer of
                         Sea-Land Service, Inc., 150 Allen Road, Liberty Corner,
                         NJ 07938, an ocean transportation and distribution
                         services company, for four years and prior thereto held
                         executive positions at CSX Corporation, 901 East Carey
                         Street, Box C-2222, Richmond, VA 23219, a transportation
                         holding company.
William B. Marx, Jr. ... Executive Vice President, AT&T Corp. &
                         Chief Executive Officer of Multimedia Products Group
                         295 North Maple Avenue
                         Basking Ridge, NJ 07920
Richard A. McGinn....... Executive Vice President, AT&T Corp. &
                         Chief Executive Officer of Network Systems Group
                         475 South Street
                         Morristown, NJ 07962

                             PRINCIPAL OCCUPATION; BUSINESS ADDRESS; PRINCIPAL
   NAME                    BUSINESS OF EMPLOYER AND FIVE-YEAR EMPLOYMENT HISTORY
   ----                    -----------------------------------------------------
*Donald F. McHenry...... President of IRC Group, Inc. (Consultants)
                         Georgetown University
                         School of Foreign Service
                         ICC301
                         Washington, D.C. 20057
                         Mr. McHenry has been the President of IRC Group and the
                         University Research Professor of Diplomacy and
                         International Relations, Georgetown University for more
                         than the past five years.
Richard W. Miller....... Executive Vice President & Chief Financial Officer,
                         AT&T Corp.
                         295 North Maple Avenue
                         Basking Ridge, NJ 07920
                         Mr. Miller joined AT&T on August 3, 1993. Prior thereto,
                         Mr. Miller was with Wang Laboratories, Inc., 1 Industrial
                         Avenue, Lowell, MA 01851, an international computer
                         company, from 1989 through 1993, serving as President and
                         Chief Operating Officer and later Chairman, President and
                         Chief Executive Officer.
*Victor A. Pelson....... Executive Vice President, AT&T Corp. &
                         Chairman of Global Operations Team
                         295 North Maple Avenue
                         Basking Ridge, NJ 07920
*Donald S. Perkins...... Chairman of Kmart Corp. (Mass Merchandise Retailer);
                         Retired Chairman of the Board of Jewel Companies, Inc.
                         (Diversified Retailer)
                         One First National Plaza
                         Suite 2530
                         21 South Clark Street
                         Chicago, IL 60603-2006
                         Mr. Perkins has been the Chairman of Kmart Corp. since
                         January 1995. Prior thereto, Mr. Perkins was Chairman and
                         Chief Executive Officer of Jewel Companies, Inc. for more
                         than five years.
S. Lawrence              Vice President & Treasurer,
Prendergrast............ AT&T Corp.
                         One Oak Way
                         Berkeley Heights, NJ 07922-2724
*Henry B. Schacht....... Chairman of the Executive Committee and Former Chairman
                         and Chief Executive Officer of Cummins Engine Company,
                         Inc.
                         (Diesel Engine Manufacturer)
                         500 Jackson St.
                         Box Number 3005
                         Columbus, IN 47202-3005
                         Mr. Schacht has been Chairman of the Executive Committee
                         of Cummins Engine Company, Inc. since 1994, and prior
                         thereto was Chairman and Chief Executive Officer for more
                         than five years.

                          PRINCIPAL OCCUPATION; BUSINESS ADDRESS; PRINCIPAL
   NAME                 BUSINESS OF EMPLOYER AND FIVE-YEAR EMPLOYMENT HISTORY
   ----                 -----------------------------------------------------
*Michael I. Sovern... President Emeritus & Chancellor
                      Kent Professor of Law at
                      Columbia University
                      435 W. 116th Street, Box B20
                      New York, NY 10027
                      Mr. Sovern has been President Emeritus & Chancellor Kent
                      Professor of Law at Columbia University since 1993. Prior
                      thereto Mr. Sovern was the President of Columbia
                      University for more than five years.
Daniel C. Stanzione.. President, Bell Laboratories Division,
                      AT&T Corp.
                      600 Mountain Avenue
                      Murray Hill, NJ 07974
Maureen H. Tart...... Vice President and Controller,
                      AT&T Corp.
                      340 Mt. Kemble Avenue
                      Morristown, NJ 07962
*Franklin A. Thomas.. President of the Ford Foundation (Charitable
                      Organization)
                      320 East 43rd Street
                      New York, NY 10017
                      Mr. Thomas has been the President of The Ford Foundation
                      for more than the past five years.
Marilyn J. Wasser.... Vice President--Law and Secretary,
                      AT&T Corp.
                      131 Morristown Road
                      Basking Ridge, NJ 07920
*Joseph D. Williams.. Chairman of the Executive Committee and Retired Chairman
                      and Chief Executive Officer
                      Warner-Lambert Co. (Pharmaceuticals, Health Care and
                      Consumer Products)
                      182 Tabor Road
                      Morris Plains, NJ 07950
                      Mr. Williams has been Chairman of the Executive Committee
                      of Warner-Lambert Co. since 1991. Prior thereto Mr.
                      Williams was Chairman and Chief Executive Officer from
                      1985 to 1991.
*Thomas H. Wyman..... Chairman, S.G. Warburg & Co., Inc. (Investment Banking)
                      277 Park Avenue
                      New York, NY 10172
                      Mr. Wyman has been the Chairman of S.G. Warburg & Co.
                      Inc. since 1992 and Vice Chairman of S.G. Warburg Group
                      PLC (U.K.) since 1993. Prior thereto Mr. Wyman was the
                      Chairman of United Biscuits (Holdings) U.S. Ltd., 677
                      Larch Avenue, Elmhurst, IL 60126, a bakery products
                      manufacturer.
John D. Zeglis....... Senior Vice President--General Counsel and Government
                      Affairs,
                      AT&T Corp.
                      295 North Maple Avenue
                      Basking Ridge, NJ 07920

                   DIRECTORS AND EXECUTIVE OFFICERS OF MCCAW

  Each of the persons named below is a citizen of the United States of America, except for Mr. Kauser, who is a citizen of Canada. For each person whose principal employment is with McCaw, the principal business of such person's employer is described in "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--McCaw." The business address of each person whose principal employment is with McCaw is McCaw Cellular Communications, Inc., 5400 Carillon Point, Kirkland, WA 98033. None of the persons named below is the beneficial owner of any LIN Common Shares, except Messrs. Perry, Alberg and Guthrie, whose beneficial ownership of LIN Common Shares is described in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownership of Management." Members of the Board of Directors of McCaw are indicated with an asterisk.

                             PRINCIPAL OCCUPATION; BUSINESS ADDRESS; PRINCIPAL
   NAME                    BUSINESS OF EMPLOYER AND FIVE-YEAR EMPLOYMENT HISTORY
   ----                    -----------------------------------------------------
*Harold W. Burlingame... See "Directors and Executive Officers of AT&T" in this
                         Appendix D.
*Alex J. Mandl.......... See "Directors and Executive Officer of AT&T" in this
                         Appendix D.
*Richard W. Miller...... See "Directors and Executive Officer of AT&T" in this
                         Appendix D.
*Wayne M. Perry......... Vice Chairman of the Board and Secretary
                         McCaw Cellular Communications, Inc.
                         See "ELECTION OF DIRECTORS--Nominees for Director" for a
                         description of Mr. Perry's five-year employment history.
Tom A. Alberg........... Executive Vice President
                         McCaw Cellular Communications, Inc.
                         See "ELECTION OF DIRECTORS--Nominees for Director" for a
                         description of Mr. Alberg's five-year employment history.
Donald Guthrie.......... Senior Vice President and Treasurer
                         McCaw Cellular Communications, Inc.
                         See "EXECUTIVE OFFICERS" for a description of Mr.
                         Guthrie's five-year employment history.
Steven W. Hooper........ President, Chief Operating Officer and Director
                         McCaw Cellular Communications, Inc.
                         See "EXECUTIVE OFFICERS" for a description of Mr.
                         Hooper's five-year employment history.
Rolla G. Huff........... Senior Vice President and Chief Financial Officer
                         McCaw Cellular Communications, Inc.
                         See "ELECTION OF DIRECTORS--Nominees for Director" for a
                         description of Mr. Huff's five-year employment history.
Nicolas Kauser.......... Executive Vice President--Chief Technology Officer
                         McCaw Cellular Communications, Inc.
                         Mr. Kauser has been an Executive Vice President of McCaw
                         and Holdings since May 1992 and Senior Vice President--
                         Technology of McCaw and Holdings since July 1990. Prior
                         to July 1990 Mr. Kauser was Senior Vice President-
                         Operations of Cantel, Inc., based in Toronto, Canada. Mr.
                         Kauser was responsible for the planning, design,
                         implementation and operation of Cantel National Cellular
                         Network.

                 DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS

  Each of the persons named below is a citizen of the United States. The principal business of McCaw, the employer of each of the persons named below, is described in "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN--McCAW." None of the persons named below is the beneficial owner of any LIN Common Shares, except Mr. Quartner, who owns 500 LIN Common Shares, and Messrs. Perry, Alberg and Guthrie, whose beneficial ownership of LIN Common Shares is described in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownership of Management." Except as otherwise set forth below, the principal occupation, business address and five-year employment history for each of the persons named below is set forth in this Appendix D under "Directors and Executive Officers of McCaw."

                            PRINCIPAL OCCUPATION; BUSINESS ADDRESS; PRINCIPAL
   NAME                   BUSINESS OF EMPLOYER AND FIVE-YEAR EMPLOYMENT HISTORY
   ----                   -----------------------------------------------------
Tom A. Alberg..........
Donald Guthrie.........
Steven W. Hooper.......
Rolla P. Huff..........
Wayne M. Perry.........
Andrew A. Quartner..... Senior Vice President, Law and Assistant Secretary
                        McCaw Cellular Communications, Inc.
                        1150 Connecticut Avenue, NW
                        Suite 400
                        Washington, DC 20036
                        Mr. Quartner has been a Director of Holdings since
                        January 1995 and has been a Senior Vice President and
                        Assistant Secretary of both McCaw and Holdings since
                        February 1988 and December 1988 respectively.

                DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

  Each of the persons named below is a citizen of the United States of America. Each person has held managerial positions with AT&T or its affiliates for more than the past five years. The principal business of AT&T is described in "CERTAIN INFORMATION REGARDING AT&T, McCAW, HOLDINGS, MERGER SUB AND LIN-- AT&T." The business address of each such person is AT&T, 131 Morristown Road, Basking Ridge, NJ 07920. None of the persons named below is the beneficial owner of any LIN Common Shares.

                            PRINCIPAL OCCUPATION; BUSINESS ADDRESS; PRINCIPAL
   NAME                   BUSINESS OF EMPLOYER AND FIVE-YEAR EMPLOYMENT HISTORY
   ----                   -----------------------------------------------------
W. Preston Granbery.... General Attorney, Corporate and Securities Group, AT&T
                        Corp.
H. John Hokenson....... General Attorney, AT&T Corp.
Marilyn J. Wasser...... Vice President--Law and Secretary, AT&T Corp.

                         REVISED PRELIMINARY COPY

                                                                      PROXY CARD

                          LIN BROADCASTING CORPORATION
                              5295 CARILLON POINT
                           KIRKLAND, WASHINGTON 98033

                      1995 ANNUAL MEETING OF STOCKHOLDERS

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSOF LIN BROADCASTING CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERSTO BE HELD SEPTEMBER 29, 1995

  The undersigned hereby appoints Lewis M. Chakrin and Mark D. Bradner, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of LIN Broadcasting Corporation held of record by the undersigned on August 11, 1995, at the Annual Meeting of Stockholders to be held on September 29, 1995, or any adjournment or postponement thereof.

  The Board of Directors recommends a vote "FOR" all nominees in Item 1. The Board of Directors recommends a vote "FOR" Item 2.

                                                                SEE REVERSE SIDE

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed and delivered, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

I plan to attend the meeting   [_]

1.ELECTION OF DIRECTORS
                 Election of the              TOM A. ALBERG        DENNIS J. CAREY   LEWIS M. CHAKRIN   W. PRESTON GRANBERY
                 following ten nominees to    WILLIAM G. HERBSTER  ROLLA G. HUFF     WILMA H. JORDAN    RICHARD W. KISLIK
                 serve as directors for the   WAYNE M. PERRY       FLORENCE L. WALSH
                 ensuing year:

FOR  WITHHOLD    WITHHELD FOR
ALL   FOR ALL    the following
                 nominee(s)
                 only (write
                 name(s) here):
[_]   [_]                        ------------------------------------------------------------------------------------------


2. Approval and adoption of an Agreement and Plan of Merger, dated April 28, 1995, as amended and restated June 30, 1995, among LIN Broadcasting Corporation ("LIN"), McCaw Cellular Communications, Inc. ("McCaw") and two subsidiaries of McCaw, and the merger of one of such subsidiaries of McCaw with and into LIN, all as more fully described in the accompanying Proxy
   Statement:

   For    Against    Abstain

   [_]     [_]        [_]


PLEASE SIGN BELOW EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE. WHEN SHARES ARE HELD JOINTLY, EACH PERSON SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EX-ECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. AN AUTHORIZED PERSON SHOULD SIGN ON BEHALF OF CORPORATIONS, PARTNERSHIPS AND ASSO-CIATIONS AND GIVE HIS OR HER TITLE.

Dated: __________________________________________________________________ , 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  Signature(s)

 YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY WILL HELP SAVE THE EXPENSE
                      OF ADDITIONAL SOLICITATION EFFORTS.

                            + FOLD AND DETACH HERE +